As filed with the Securities and Exchange Commission on February 8, 2013
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ESSEX PROPERTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	77-0369576
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

6796
(Primary Standard Industrial Classification Code Number)

925 East Meadow Drive, Palo Alto, California 94303
(650) 494-3700
(Address, including zip code, and telephone number, including area code, or registrar’s principal executive offices)

Michael J. Schall
Chief Executive Officer and President
925 East Meadow Drive
Palo Alto, California 94303
(650) 494-3700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

ESSEX PORTFOLIO, L.P.
(Exact Name of Registrant as Specified in its Charter)

333-44467-01
(Commission File Number)

California	77-0369575
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

6796
(Primary Standard Industrial Classification Code Number)

925 East Meadow Drive, Palo Alto, California 94303
(650) 494-3700
(Address, including zip code, and telephone number, including area code, or registrar’s principal executive offices)

Michael J. Schall
Chief Executive Officer and President
925 East Meadow Drive
Palo Alto, California 94303
(650) 494-3700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

  With copies to:
Stephen J. Schrader
Baker & McKenzie LLP
Two Embarcadero Center, 11th Floor
San Francisco, California 94111-3802
(415) 576-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Essex Property Trust, Inc.:	Large-accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Essex Portfolio, L.P.:	Large-accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee
3.625% Senior Notes due 2022	$300,000,000	100%	$300,000,000	$40,920
Guarantees of 3.625% Senior Notes due 2022	(2)	(2)	(2)	(2)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).

(2)	No separate consideration will be received with respect to these guarantees and, therefore, no registration fee is attributed to them.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2013
PROSPECTUS

ESSEX PORTFOLIO, L.P.
OFFER TO EXCHANGE
$300,000,000 aggregate principal amount of its
3.625% Senior Notes due 2022
which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 3.625% Senior Notes due 2022
Guaranteed by Essex Property Trust, Inc.

●	The exchange offer expires at 5:00 p.m., New York City time, on ____ , 2013, unless extended.

●
We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes which are registered under the Securities Act of 1933, as amended.

●	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

●	You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

●	We believe that the exchange of notes will not be a taxable event for U.S. federal income tax purposes.

●	We will not receive any proceeds from the exchange offer.

●	The terms of the new series of notes are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

●
The outstanding notes are, and the new series of notes will be, fully and unconditionally guaranteed by Essex Property Trust, Inc., a Maryland corporation, our sole general partner, which has no material assets other than its investment in us.

●	You may tender outstanding notes only in denominations of $2,000 and integral multiples thereof.

●	Our affiliates may not participate in the exchange offer.

●	No public market exists for the outstanding notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated for the exchange notes.

●
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

Please refer to “Risk Factors” beginning on page 15 of this prospectus for a description of the risks you should consider when evaluating an investment in these securities.

     We are not making this exchange offer in any state or other jurisdiction where it is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is   ___   , 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus, as well as information that we have previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus, and such information is available without charge to holders of the notes upon written or oral request to Investor Relations, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California  94303 (telephone: (650) 494-3700). In order to obtain timely delivery, note holders must request the information no later than five business days prior to the expiration of the exchange offer contemplated by this prospectus, or  ___ , 2013.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding private notes where such outstanding private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after such expiration date, subject to extension in limited circumstances, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

PROSPECTUS SUMMARY
You should read the following summary together with the more detailed information regarding our company and the financial statements and related notes appearing elsewhere in this prospectus or incorporated by reference in this prospectus, including under the caption "Risk Factors."

Explanatory Note

This prospectus includes combined disclosure for Essex Property Trust, Inc., a Maryland corporation, and Essex Portfolio, L.P., a California limited partnership of which Essex Property Trust, Inc. is the sole general partner. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "we," "us," "our", "our company" or “the Company” refer to Essex Property Trust, Inc. together with its consolidated subsidiaries, including Essex Portfolio, L.P. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "our operating partnership" or "the operating partnership" refer to Essex Portfolio, L.P. together with its consolidated subsidiaries.

Essex Property Trust, Inc. operates as a real estate investment trust, or REIT, and the general partner of Essex Portfolio, L.P. As of September 30, 2012, Essex Property Trust, Inc. owned an approximate 94.1% partnership interest and other limited partners, including some of our directors, executive officers and their affiliates, owned the remaining 5.9% partnership interest (including long term incentive plan units) in Essex Portfolio, L.P. As the sole general partner of Essex Portfolio, L.P., Essex Property Trust, Inc. has the full, exclusive and complete responsibility for the operating partnership's day-to-day management and control.

There are few differences between our company and our operating partnership, which are reflected in the disclosure in this prospectus. We believe it is important to understand the differences between our company and our operating partnership in the context of how Essex Property Trust, Inc. and Essex Portfolio, L.P. operate as an interrelated consolidated company. Essex Property Trust, Inc. is a REIT, whose only material asset is its ownership of partnership interests of Essex Portfolio, L.P. As a result, Essex Property Trust, Inc. does not conduct business itself, other than acting as the sole general partner of Essex Portfolio, L.P., issuing public equity from time to time and guaranteeing certain debt of Essex Portfolio, L.P. Essex Property Trust, Inc. itself does not hold any indebtedness but guarantees some of the unsecured debt of Essex Portfolio, L.P., as disclosed in this prospectus. Essex Portfolio, L.P. holds substantially all the assets of the company and holds the ownership interests in the company's joint ventures. Essex Portfolio, L.P. conducts the operations of the business and is structured as a partnership with no publicly traded equity. Except for net proceeds from public equity issuances by Essex Property Trust, Inc., which are generally contributed to Essex Portfolio, L.P. in exchange for partnership units, Essex Portfolio, L.P. generates the capital required by the company's business through Essex Portfolio, L.P.'s operations, by Essex Portfolio, L.P.'s direct or indirect incurrence of indebtedness or through the issuance of partnership units.

Noncontrolling interests and stockholders' equity and partners' capital are the main areas of difference between the consolidated financial statements of Essex Property Trust, Inc. and those of Essex Portfolio, L.P. The common partnership and long term incentive plan units in Essex Portfolio, L.P. that are not owned by Essex Property Trust, Inc. are accounted for as partners' capital in Essex Portfolio, L.P.'s financial statements and as noncontrolling interests in Essex Property Trust, Inc.'s financial statements. The noncontrolling interests in Essex Portfolio, L.P.'s financial statements include the interests of joint venture partners. The noncontrolling interests in Essex Property Trust, Inc.'s financial statements include the same noncontrolling interests at the Essex Portfolio, L.P. level as well as the limited partnership unitholders of Essex Portfolio, L.P., not including Essex Property Trust, Inc. The differences between stockholders' equity and partners' capital result from the differences in the equity issued at the Essex Property Trust, Inc. and the Essex Portfolio, L.P. levels.

Our Company

Essex Property Trust, Inc., our sole general partner, is a real estate investment trust ("REIT") engaged primarily in the ownership, operation, management, acquisition, development and redevelopment of predominantly apartment communities. Essex Property Trust, Inc. owns all of its interest in its real estate investments directly or indirectly through Essex Portfolio, L.P. As of September 30, 2012, we owned or had ownership interests in 164 apartment communities, aggregating 33,637 units, excluding our ownership in preferred interest coinvestments, (collectively, the "Communities", and individually, a "Community"), five commercial buildings and nine active development projects (collectively, the "Portfolio"). The Communities are located in Southern California (Los Angeles, Orange, Riverside, San Diego, Santa Barbara, and Ventura counties), Northern California (the San Francisco Bay Area) and the Seattle metropolitan area.  As of September 30, 2012, we had 1,153 employees.

Our principal offices are located at 925 East Meadow Drive, Palo Alto, California, 94303. Our telephone number at that location is (650) 494-3700. We have regional offices in Woodland Hills, California; Irvine, California; San Diego, California and Bellevue, Washington. Our website is located at http://www.essexpropertytrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document that either we or Essex Property Trust, Inc. files with or furnishes to the SEC.

As of February 8, 2013, Standard and Poor's ("S&P") credit agency rated Essex Property Trust, Inc. BBB/Stable and Moody's Investors Service credit agency rated Essex Portfolio, L.P. Baa2/Stable. Also, Fitch Ratings ("Fitch") assigned a BBB+ Stable issuer rating to Essex Property Trust, Inc. and Essex Portfolio, L.P., and the rating outlook is stable. The common stock of Essex Property Trust, Inc. is traded on the New York Stock Exchange under the ticker symbol "ESS".

THE EXCHANGE OFFER

The Exchange Offer
We are offering to exchange the 3.625% Senior Notes due 2022 offered by this prospectus (the exchange notes) for the outstanding 3.625% Senior Notes due 2022 (the private notes and together with the exchange notes, the “Notes due 2022”) that are properly tendered and accepted. You may tender outstanding private notes only in denominations of $2,000 and integral multiples of $1,000 thereof. We will issue the exchange notes on or promptly after the exchange offer expires. As of the date of this prospectus, $300,000,000 principal amount of private notes is outstanding.

Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on __ , 2013 (the 21st business day following commencement of the exchange offer), unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer
The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement with respect to the private notes and the applicable requirements of the Securities Act of 1933, as amended, or the Securities Act, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC.

Procedures for Tendering Private Notes
If you wish to tender your private notes for exchange notes pursuant to the exchange offer, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the Exchange Agent (as defined below), either with the private notes to be tendered or in compliance with the specified procedures for guaranteed delivery of notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also affect tenders by book-entry transfer. Holders of private notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender private notes pursuant to the exchange offer. See "The Exchange Offer—Procedures for Tendering."

Letters of transmittal and certificates representing private notes should not be sent to us. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender private notes and requests for information should be directed to the Exchange Agent. See "The Exchange Offer—Exchange Agent."

Acceptance of the Private Notes and Delivery of the Exchange Notes
Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights
You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading "The Exchange Offer—Withdrawal of Tenders."

U.S. Federal Income Tax Consequences
We believe that the exchange of notes will not be a taxable event for U.S. federal income tax purposes. For a discussion of material federal tax considerations relating to the exchange of notes, see "U.S. Federal Income Tax Consequences."

Exchange Agent	U.S. Bank National Association, the registrar and paying agent for the notes under the indenture governing the notes, is serving as the exchange agent for the notes (the “Exchange Agent”).

Consequences of Failure to Exchange
If you do not exchange your private notes for the exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the resale of the private notes under the Securities Act.

Registration Rights Agreement
You are entitled to exchange your private notes for the exchange notes with substantially identical terms. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes accepted for exchange in this offer.

We explain the exchange offer in greater detail beginning on page 28.

THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. For purposes of this section entitled "—The Exchange Notes" and the section entitled "Description of Exchange Notes," references to "we," "us," and "our" refer only to Essex Portfolio, L.P. and not to its subsidiaries or Essex Property Trust, Inc., and references to "notes" mean the exchange notes. The form and terms of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the private notes. The exchange notes will evidence the same debt as the private notes, and both the private notes and the exchange notes are governed by the same indenture.

Issuer of Notes	Essex Portfolio, L.P.

Securities Offered	$300,000,000 aggregate principal amount of 3.625% Senior Notes due 2022.

Ranking of Notes
The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. However, the notes will be effectively subordinated to all of our existing and future secured indebtedness (to the extent of the collateral securing such indebtedness) and to all existing and future liabilities and preferred equity of our subsidiaries, including guarantees provided by our subsidiaries under our other indebtedness.

Guarantee
The notes will be fully and unconditionally guaranteed by Essex Property Trust, Inc. The guarantee will be a senior unsecured obligation of Essex Property Trust, Inc. and will rank equally in right of payment with all other senior unsecured obligations of Essex Property Trust, Inc. Essex Property Trust, Inc. has no material assets other than its investment in us.

Interest	The notes will bear interest at a rate of 3.625% per year. Interest will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 20l3.

Maturity	The notes will mature on August 15, 2022 unless previously redeemed by us at our option for cash prior to such date.

Our Redemption Rights
We may redeem the notes at our option and in our sole discretion, for cash, at any time in whole or from time to time in part, at the redemption price specified herein. If we redeem the notes on or after 90 days prior to the maturity date, the redemption price will be equal to 100% of the principal amount of the notes being redeemed. See "Description of Exchange Notes - Our Redemption Rights" in this prospectus.

Certain Covenants	The indenture governing the notes contains certain covenants that, among other things, limit our, Essex Property Trust, Inc.'s and our respective subsidiaries' ability to:

● consummate a merger, consolidation or sale of all or substantially all of our assets; and
● incur secured and unsecured indebtedness.

These covenants are subject to a number of important exceptions and qualifications. See "Description of Exchange Notes" in this prospectus.

Trading
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

Book-Entry Form
The notes (except those issued as or in exchange for definitive notes in accordance with the provisions of the indenture) will be issued in the form of one or more fully registered global notes in book-entry form, which will be deposited with, or on behalf of, The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in the global certificate representing the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated notes, except in limited circumstances.

Additional Notes
We may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby so long as such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby.

Risk Factors
See "Risk Factors" beginning on page 15 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should carefully consider that are relevant to an investment in the notes.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth, on a historical basis, certain summary consolidated financial and operating data for Essex Portfolio, L.P. and Essex Property Trust, Inc. and their respective subsidiaries. You should read the following summary historical financial data in conjunction with the consolidated historical financial statements and notes thereto of each of Essex Portfolio, L.P. and Essex Property Trust, Inc. and their respective subsidiaries and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

Essex Portfolio, L.P.

The consolidated balance sheet data as of December 31, 2011 and 2010 and the consolidated statement of income operating data for each of the years in the three-year period ended December 31, 2011 have been derived from the historical consolidated financial statements of Essex Portfolio, L.P. and subsidiaries, which are included in this prospectus and which have been audited by KPMG LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2009 and 2008 and the consolidated statement of income operating data for the years ended December 31, 2009, 2008 and 2007 have been derived from the unaudited historical consolidated financial statements of Essex Portfolio, L.P. and subsidiaries. The consolidated balance sheet data as of December 31, 2007 has been derived from the historical consolidated financial statements of Essex Portfolio, L.P. and subsidiaries, which have been audited by KPMG LLP. The consolidated balance sheet data as of the nine months ended September 30, 2012 and the consolidated statement of income operating data for each of the nine months ended September 30, 2012 and 2011 have been derived from the unaudited consolidated financial statements of Essex Portfolio, L.P. and subsidiaries, which are included elsewhere in this prospectus. The results for the nine months ended September 30, 2012 are not necessarily indicative of the results to be expected for the full year.

	Nine Months Ended
	September 30,		Years Ended December 31,
	2012	2011	2011	2010(1)	2009(1)	2008	2007
($ in thousands, except per share amounts)
OPERATING DATA:
REVENUES
Rental and other property	$390,308	$343,340	$465,713	$405,728	$401,550	$397,673	$364,216
Management and other fees	8,312	4,585	6,780	4,551	4,325	5,166	5,090
	398,620	347,925	472,493	410,279	405,875	402,839	369,306
EXPENSES
Property operating expenses	127,891	119,045	159,234	143,164	137,457	130,328	119,400
Depreciation	125,575	111,786	151,428	128,221	116,540	108,221	95,148
General and administrative	16,440	15,626	20,694	23,255	24,966	27,684	26,673
Cost of management and other fees	4,893	3,161	4,610	2,707	3,096	-	-
Impairment and other charges	-	-	-	2,302	13,084	650	800
	274,799	249,618	335,966	299,649	295,143	266,883	242,021
Earnings from operations	123,821	98,307	136,527	110,630	110,732	135,956	127,285

Interest expense before amortization expense	(74,380)	(66,612)	(91,694)	(82,756)	(81,196)	(78,203)	(79,053)
Amortization expense	(8,681)	(8,527)	(11,474)	(4,828)	(4,820)	(6,860)	(6,843)
Interest and other income	10,869	12,357	17,139	27,841	13,040	11,337	10,310
Gain on remeasurement of co-investments	21,947	-	-	-	-	-	-
Equity (loss) income from co-investments	8,998	(330)	(467)	(1,715)	670	7,820	3,120
Gain (loss) on early retirement of debt	(2,661)	(820)	(1,163)	(10)	4,750	3,997	-
Gain on the sales of real estate	-	-	-	-	103	4,578	-
Income before discontinued operations	79,913	34,375	48,868	49,162	43,279	78,625	54,819
Income from discontinued operations	10,037	5,273	8,648	1,620	10,460	5,770	148,242
Net income	89,950	39,648	57,516	50,782	53,739	84,395	203,061

Net income attributable to noncontrolling interest	(4,658)	(4,031)	(5,571)	(5,770)	(6,107)	(5,943)	(4,847)
Net income attributable to controlling interest	85,292	35,617	51,945	45,012	47,632	78,452	198,214
Preferred interests distributions - Series F, G, & H	(4,104)	(3,385)	(4,753)	(2,170)	(4,860)	(9,241)	(9,174)
Preferred interests distributions - limited partners	-	(1,650)	(1,650)	(6,300)	(6,300)	(9,909)	(10,238)
Excess (deficit) of the carrying amount of preferred interests redeemed over the cash paid to redeem preferred interests	-	(1,949)	(1,949)	-	49,952	-	-
Net income available to common unitholders	$81,188	$28,633	$43,593	$36,542	$86,424	$59,302	$178,802
Per unit data:
Basic:
Income before discontinued operations available to common unitholders	$1.93	$0.68	$1.00	$1.09	$2.56	$1.86	$1.13
Net income available to common unitholders	$2.20	$0.83	$1.25	$1.14	$2.91	$2.06	$6.61
Weighted average common unit outstanding	36,976	34,449	34,774	31,961	29,717	28,809	27,044
Diluted:
Income before discontinued operations available to common unitholders	$1.92	$0.68	$1.00	$1.09	$2.56	$1.86	$1.11
Net income available to common unitholders	$2.19	$0.83	$1.25	$1.14	$2.91	$2.06	$6.48
Weighted average common unit outstanding	37,108	34,538	34,861	32,028	29,747	28,855	27,597
Cash dividend per common unit	$3.30	$3.12	$4.16	$4.13	$4.12	$4.08	$3.72

	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009	2008	2007
($ in thousands)
BALANCE SHEET DATA:
Investment in rental properties (before accumulated Depreciation)	$4,757,664	$4,167,597	$4,313,064	$3,964,561	$3,412,930	$3,279,788	$3,117,759
Net investment in rental properties	3,720,001	3,284,573	3,393,038	3,189,008	2,663,466	2,639,762	2,575,772
Real estate under development	60,020	145,226	44,280	217,531	274,965	272,273	233,445
Total assets	4,534,672	3,905,165	4,036,964	3,732,887	3,254,637	3,164,823	2,980,323
Total secured indebtedness	1,571,821	1,750,439	1,745,858	2,082,745	1,832,549	1,588,931	1,362,873
Total unsecured indebtedness	1,023,880	509,775	615,000	176,000	14,893	165,457	282,486
Cumulative convertible preferred interests	4,349	4,349	4,349	4,349	4,349	145,912	145,912
Cumulative redeemable preferred interests	71,209	71,209	71,209	104,412	104,412	104,412	151,102
Partner's capital	1,713,604	1,486,914	1,486,914	1,284,515	1,200,208	1,001,356	1,009,512

			As of and for the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
OTHER DATA:
Net income	$89,950	$39,648	$57,516	$50,782	$53,739	$84,395	$203,061
Interest expense before amortization expense	74,380	66,612	91,694	82,756	81,196	78,203	79,053
Amortization expense	8,681	8,527	11,474	4,828	4,820	6,860	6,843
Tax expense (benefit)	-	-	(1,682)	-	-	-	396
Depreciation(2)	125,575	112,500	152,543	129,712	118,522	113,294	102,250
EBITDA(3)	$298,586	$227,287	$311,545	$268,078	$258,277	$282,752	$391,603

Ratio of earnings to fixed charges (unaudited)(4)	1.81	1.33	1.36	1.41	1.34	1.66	1.55
Ratio of earnings to combined fixed charges and preferred interests distributions (4)	1.74	1.26	1.29	1.30	1.20	1.38	1.27

(1)
The above financial reporting and operating information from January 1, 2009 to December 31, 2011 reflect the reclassification of costs of management and other fees from general and administrative expenses in order to conform to current year presentation.  Results of operations for 2008 and 2007 have not been reclassified.  Because 2008 and 2007 have not been reclassified, the results for these periods may not be comparable to the results for the subsequent periods set forth above.

(2)	Includes amounts classified within discontinued operations.

(3)
EBITDA is an operating measure and is defined as net income before interest expense, income taxes, depreciation and amortization.  EBITDA, as defined by the Company, is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP.  This measurement should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.  The Company’s definition may not be comparable to that of other companies.

(4)
The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before discontinued operations and before gain on sale of real estate and interest and amortization expense. Fixed charges consist of interest and amortization expense plus interest costs capitalized. Combined fixed charges consist of fixed charges plus preferred interest distributions and preferred unit distributions.

Essex Property Trust, Inc.

The consolidated balance sheet data as of December 31, 2011 and 2010 and the consolidated statements of income for each of the years in the three year period ended December 31, 2011 have been derived from the historical consolidated financial statements of Essex Property Trust, Inc. and subsidiaries, incorporated by reference herein, which have been audited by KPMG LLP, an independent registered public accounting firm whose report with respect thereto is incorporated by reference herein. The consolidated balance sheet data as of December 31, 2009, 2008 and 2007 and the consolidated statements of income operating data for each of the years ended December 31, 2008 and 2007 have been derived from the historical consolidated financial statements of Essex Property Trust, Inc. and subsidiaries, have also been audited by KPMG LLP. The consolidated balance sheet data and consolidated statement of income operating data as of and for each of the nine months ended September 30, 2012 and 2011 have been derived from the unaudited consolidated financial statements of Essex Property Trust, Inc. and subsidiaries. The results for the nine months ended September 30, 2012 are not necessarily indicative of the results to be expected for the full year. Certain prior year amounts have been reclassified to conform to the current year presentation.

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010(1)	2009(1)	2008	2007
($ in thousands, except per share amounts)
OPERATING DATA:
REVENUES
Rental and other property	$390,308	$343,340	$465,713	$405,728	$401,550	$397,673	$364,216
Management and other fees	8,312	4,585	6,780	4,551	4,325	5,166	5,090
	398,620	347,925	472,493	410,279	405,875	402,839	369,306
EXPENSES
Property operating expenses	127,891	119,045	159,234	143,164	137,457	130,328	119,400
Depreciation	125,575	111,786	151,428	128,221	116,540	108,221	95,148
General and administrative	16,440	15,626	20,694	23,255	24,966	27,684	26,673
Cost of management and other fees	4,893	3,161	4,610	2,707	3,096	-	-
Impairment and other charges	-	-	-	2,302	13,084	650	800
	274,799	249,618	335,966	299,649	295,143	266,883	242,021
Earnings from operations	123,821	98,307	136,527	110,630	110,732	135,956	127,285

Interest expense before amortization expense	(74,380)	(66,612)	(91,694)	(82,756)	(81,196)	(78,203)	(79,053)
Amortization expense	(8,681)	(8,527)	(11,474)	(4,828)	(4,820)	(6,860)	(6,843)
Interest and other income	10,869	12,357	17,139	27,841	13,040	11,337	10,310
Equity (loss) income from co-investments	8,998	(330)	(467)	(1,715)	670	7,820	3,120
Gain on remeasurement of co-investments	21,947	-	-	-	-	-	-
Gain (loss) on early retirement of debt	(2,661)	(820)	(1,163)	(10)	4,750	3,997	-
Gain on the sales of real estate	-	-	-	-	103	4,578	-
Income before discontinued operations	79,913	34,375	48,868	49,162	43,279	78,625	54,819
Income from discontinued operations	10,037	5,273	8,648	1,620	10,460	5,770	148,242
Net income	89,950	39,648	57,516	50,782	53,739	84,395	203,061

Net income attributable to noncontrolling interest	(9,827)	(7,882)	(10,446)	(14,848)	(16,631)	(22,255)	(90,961)
Net income attributable to controlling interest	80,123	31,766	47,070	35,934	37,108	62,140	112,100
Dividends to preferred stockholders	(4,104)	(3,385)	(4,753)	(2,170)	(4,860)	(9,241)	(9,174)
Excess (deficit) of the carrying amount of preferred stock redeemed over the cash paid to redeem preferred stock	-	(1,949)	(1,949)	-	49,952	-	-
Net income available to common stockholders	$76,019	$26,432	$40,368	$33,764	$82,200	$52,899	102,926
Per share data:
Basic:
Income before discontinued operations available to
common stockholders	$1.92	$0.67	$0.99	$1.09	$2.66	$1.88	$1.07
Net income available to common stockholders	$2.19	$0.82	$1.24	$1.14	$3.01	$2.10	$4.19
Weighted average common stock outstanding	34,736	32,216	32,542	29,667	27,270	25,205	24,548
Diluted:
Income before discontinued operations available to common stockholders	$1.91	$0.67	$0.99	$1.08	$2.56	$1.87	$1.04
Net income available to common stockholders	$2.18	$0.82	$1.24	$1.14	$2.91	$2.09	$4.10
Weighted average common stock outstanding	34,834	32,305	32,629	29,734	29,747	25,347	25,101
Cash dividend per common share	$3.30	$3.12	$4.16	$4.13	$4.12	$4.08	$3.72

	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009	2008	2007
($ in thousands)
BALANCE SHEET DATA:
Investment in rental properties (before accumulated depreciation)	$4,757,664	$4,167,597	$4,313,064	$3,964,561	$3,412,930	$3,279,788	$3,117,759
Net investment in rental properties	3,720,001	3,284,573	3,393,038	3,189,008	2,663,466	2,639,762	2,575,772
Real estate under development	60,020	145,226	44,280	217,531	274,965	272,273	233,445
Total assets	4,534,672	3,905,165	4,036,964	3,732,887	3,254,637	3,164,823	2,980,323
Total secured indebtedness	1,571,821	1,750,439	1,745,858	2,082,745	1,832,549	1,588,931	1,362,873
Total unsecured indebtedness	1,023,880	509,775	615,000	176,000	14,893	165,457	282,486
Cumulative convertible preferred stock	4,349	4,349	4,349	4,349	4,349	145,912	145,912
Cumulative redeemable preferred stock	73,750	73,750	73,750	25,000	25,000	25,000	25,000
Stockholders' equity	1,665,693	1,388,310	1,437,527	1,149,946	1,053,096	852,227	803,417

			As of and for the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
OTHER DATA:
Net income	$89,950	$39,648	$57,516	$50,782	$53,739	$84,395	$203,061
Interest expense before amortization expense	74,380	66,612	91,694	82,756	81,196	78,203	79,053
Amortization expense	8,681	8,527	11,474	4,828	4,820	6,860	6,843
Tax expense (benefit)	-	-	(1,682)	-	-	-	396
Depreciation(2)	125,669	112,678	152,543	129,712	118,522	113,294	102,250
EBITDA(3)	$298,680	$227,465	$311,545	$268,078	$258,277	$282,752	$391,603

Ratio of earnings to fixed charges (unaudited)(4)	1.81	1.33	1.36	1.41	1.34	1.66	1.55

Ratio of earnings to combined fixed charges and preferred stock dividends (4)	1.74	1.26	1.29	1.30	1.20	1.38	1.27

(1)
The above financial reporting and operating information from January 1, 2009 to December 31, 2010 reflect the reclassification of costs of management and other fees from general and administrative expenses in order to conform to current year presentation.  Results of operations for 2008 and 2007 have not been reclassified.  Because 2008 and 2007 have not been reclassified, the results for these periods may not be comparable to the results for the subsequent periods set forth above.

(2)	Includes amounts classified within discontinued operations.

(3)
EBITDA is an operating measure and is defined as net income before interest expense, income taxes, depreciation and amortization.  EBITDA, as defined by the Company, is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP.  This measurement should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.  The Company’s definition may not be comparable to that of other companies.

(4)
The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before discontinued operations and before gain on sale of real estate and interest and amortization expense. Fixed charges consist of interest and amortization expense plus interest costs capitalized. Combined fixed charges consist of fixed charges plus preferred stock dividends and preferred unit distributions.

RISK FACTORS

You should carefully consider the risks described below as well as other information and data included in this prospectus before making a decision to exchange your private notes for the exchange notes in the exchange offer. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the notes. The risk factors set forth below are generally applicable to the private notes as well as the exchange notes.

Risks Related to our Industry, Business, Capital Structure and REIT Status

The Company depends on its key personnel.   The Company’s success depends on its ability to attract and retain executive officers, senior officers and company managers. There is substantial competition for qualified personnel in the real estate industry and the loss of any of the Company’s key personnel could have an adverse effect on the Company.

Capital and credit market conditions may affect the Company’s access to sources of capital and/or the cost of capital, which could negatively affect the Company’s business, results of operations, cash flows and financial condition.  In periods when the capital and credit markets experience significant volatility, the amounts, sources and cost of capital available to the Company may be adversely affected.  The Company has benefited from borrowing from Fannie Mae and Freddie Mac, and there are no assurances that these entities will lend to the Company in the future.  To the extent that the Company’s access to capital and credit is at a higher cost than the Company has experienced in recent years (reflected in higher interest rates for debt financing or a lower stock price for equity financing) the Company’s ability to make acquisitions, develop communities, obtain new financing, and refinance existing borrowing at competitive rates could be adversely impacted.

Debt financing has inherent risks.  At September 30, 2012, the Company had approximately $2.60 billion of indebtedness (including $464.0 million of variable rate indebtedness, of which $200.0 million is subject to interest rate swaps effectively fixing the interest rate and $187.8 million is subject to interest rate protection agreements).  The Company is subject to the risks normally associated with debt financing, including the following:

●	cash flow may not be sufficient to meet required payments of principal and interest;
●	inability to refinance maturing indebtedness on encumbered apartment communities;
●	inability to comply with debt covenants could cause an acceleration of the maturity date; and
●	repaying debt before the scheduled maturity date could result in prepayment penalties.

The Company may not be able to refinance its indebtedness.  The communities subject to these mortgages could be foreclosed upon or otherwise transferred to the lender.  This could cause the Company to lose income and asset value.  The Company may be required to refinance the debt at higher interest rates or on terms that may not be as favorable as the terms of existing indebtedness.

Debt financing of communities may result in insufficient cash flow to service debt.  Where appropriate, the Company intends to continue to use leverage to increase the rate of return on the Company’s investments and to provide for additional investments that the Company could not otherwise make.  There is a risk that the cash flow from the communities will be insufficient to meet both debt payment obligations and the distribution requirements of the real estate investment trust provisions of the Internal Revenue Code of 1986, as amended.  The Company may obtain additional debt financing in the future through mortgages on some or all of the communities.  These mortgages may be recourse, non-recourse, or cross-collateralized.

As of September 30, 2012, the Company had 55 of its 164 consolidated communities encumbered by debt.  With respect to the 55 communities encumbered by debt, 55 of them are secured by deeds of trust relating solely to those communities.

Rising interest rates may affect the Company’s costs of capital and financing activities and results of operation.  Interest rates could increase rapidly, which could result in higher interest expense on the Company’s variable rate indebtedness.  Prolonged interest rate increases could negatively impact the Company’s ability to make acquisitions and develop apartment communities with positive economic returns on investment and the Company’s ability to refinance existing borrowings.

Interest rate hedging arrangements may result in losses.   Periodically, the Company has entered into agreements to reduce the risks associated with increases in interest rates, and may continue to do so.  Although these agreements may partially protect against rising interest rates, they also may reduce the benefits to the Company if interest rates decline.  If a hedging arrangement is not indexed to the same rate as the indebtedness that is hedged, the Company may be exposed to losses to the extent that the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other.  Finally, nonperformance by the other party to the hedging arrangement may subject the Company to increased credit risks.  In order to minimize counterparty credit risk, the Company’s policy is to enter into hedging arrangements only with financial institutions that have a current rating of A or higher.

Bond compliance requirements may limit income from certain communities.   At September 30, 2012, the Company had approximately $187.8 million of variable rate tax-exempt financing relating to the following apartment communities: Inglenook Court, Wandering Creek, Boulevard, Camarillo Oaks, Fountain Park, Anchor Village, Hidden Valley and Belmont Station.  This tax-exempt financing subjects these communities to certain deed restrictions and restrictive covenants.  The Company expects to engage in tax-exempt financings in the future.  The Internal Revenue Code and rules and regulations thereunder impose various restrictions, conditions and requirements in order to allow excluding interest on qualified bond obligations from gross income for federal income tax purposes.  The Internal Revenue Code also requires that at least 20% of apartment units be made available to residents with gross incomes that do not exceed a specified percentage, generally 50%, of the median income for the applicable family size as determined by the Housing and Urban Development Department of the federal government.  In addition to federal requirements, certain state and local authorities may impose additional rental restrictions.  These restrictions may limit income from the tax-exempt financed communities if the Company is required to lower rental rates to attract residents who satisfy the median income test.  If the Company does not reserve the required number of apartment homes for residents satisfying these income requirements, the tax-exempt status of the bonds may be terminated, the obligations under the bond documents may be accelerated and the Company may be subject to additional contractual liability.

General real estate investment risks may adversely affect property income and values.   Real estate investments are subject to a variety of risks.  The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred.  If the communities do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, cash flow and the ability to make distributions to stockholders will be adversely affected.  Income from the communities may be further adversely affected by, among other things, the following factors:

●	the general economic climate;
●	local economic conditions in which the communities are located, such as oversupply of housing or a reduction in demand for rental housing;
●	the attractiveness of the communities to tenants;
●	competition from other available housing; and
●	the Company’s ability to provide for adequate maintenance and insurance.

As leases at the communities expire, tenants may enter into new leases on terms that are less favorable to the Company. Income and real estate values also may be adversely affected by such factors as applicable laws (e.g., the Americans with Disabilities Act of 1990 and tax laws).  Real estate investments are relatively illiquid and, therefore, the Company’s ability to vary its portfolio promptly in response to changes in economic or other conditions may be quite limited.

National and regional economic environments can negatively impact the Company’s operating results.  During recent years, a confluence of factors has resulted in job losses, turmoil and volatility in the capital markets, and caused a national and global recession.  The Company's forecast for the national economy assumes the return of growth, with estimated gross domestic product growth of the national economy and the economies of the western states.  In the event of another recession, the Company could incur continued reduction in rental rates, occupancy levels, property valuations and increases in operating costs such as advertising and turnover expenses.

Inflation/Deflation may affect rental rates and operating expenses.  Substantial inflationary or deflationary pressures could have a negative effect on rental rates and property operating expenses.

Acquisitions of communities may fail to meet expectations.  The Company intends to continue to acquire apartment communities.  However, there are risks that acquisitions will fail to meet the Company’s expectations.  The Company’s estimates of future income, expenses and the costs of improvements or redevelopment that is necessary to allow the Company to market an acquired apartment community as originally intended may prove to be inaccurate.  The Company expects to finance future acquisitions, in whole or in part, under various forms of secured or unsecured financing or through the issuance of partnership units by the Operating Partnership or related partnerships or additional equity by the Company.  The use of equity financing, rather than debt, for future developments or acquisitions could dilute the interest of the Company’s existing stockholders.  If the Company finances new acquisitions under existing lines of credit, there is a risk that, unless the Company obtains substitute financing, the Company may not be able to secure further lines of credit for new development or such lines of credit may be not available on advantageous terms.

Development and redevelopment activities may be delayed, not completed, and/or not achieve expected results.   The Company pursues development and redevelopment projects and these projects generally require various governmental and other approvals, which have no assurance of being received.  The Company’s development and redevelopment activities generally entail certain risks, including the following:

●	funds may be expended and management's time devoted to projects that may not be completed;
●	construction costs of a project may exceed original estimates possibly making the project economically unfeasible;
●	projects may be delayed due to, without limitation, adverse weather conditions;
●	occupancy rates and rents at a completed project may be less than anticipated; and
●	expenses at completed development projects may be higher than anticipated.

These risks may reduce the funds available for distribution to the Company’s stockholders.  Further, the development and redevelopment of communities is also subject to the general risks associated with real estate investments. For further information regarding these risks, please see the risk factor “General real estate investment risks may adversely affect property income and values.”

The geographic concentration of the Company’s communities and fluctuations in local markets may adversely impact the Company’s financial condition and operating results.  The Company generated significant amounts of rental revenues for the nine months ended September 30, 2012, from the Company’s communities concentrated in Southern California (Los Angeles, Orange, Santa Barbara, San Diego, and Ventura counties), Northern California (the San Francisco Bay Area), and the Seattle metropolitan area. For the nine months ended September 30, 2012, 82% of the Company’s rental revenues were generated from communities located in California.  This geographic concentration could present risks if local property market performance falls below expectations. The economic condition of these markets could affect occupancy, property revenues, and expenses, from the communities and their underlying asset values.  The financial results of major local employers also may impact the cash flow and value of certain of the communities.  This could have a negative impact on the Company’s financial condition and operating results, which could affect the Company’s ability to pay expected dividends to its stockholders.

Competition in the apartment community market may adversely affect operations and the rental demand for the Company’s communities.  There are numerous housing alternatives that compete with the Company’s communities in attracting residents.  These include other apartment communities and single-family homes that are available for rent in the markets in which the communities are located.  If the demand for the Company’s communities is reduced or if competitors develop and/or acquire competing apartment communities, rental rates may drop, which may have a material adverse effect on the Company’s financial condition and results of operations.  The Company also faces competition from other real estate investment trusts, businesses and other entities in the acquisition, development and operation of apartment communities.  This competition may result in an increase in costs and prices of apartment communities that the Company acquires and/or develops.

 Essex Property Trust, Inc.’s Chairman is involved in other real estate activities and investments, which may lead to conflicts of interest.   Essex Property Trust, Inc.’s Chairman, George M. Marcus is not an employee of the Company, and is involved in other real estate activities and investments, which may lead to conflicts of interest. Mr. Marcus owns interests in various other real estate-related businesses and investments.  He is the Chairman of The Marcus & Millichap Company (“TMMC”), which is a holding company for certain real estate brokerage and services companies.  TMMC has an interest in Pacific Urban Residential, a company that invests in apartment communities.

Mr. Marcus has agreed not to divulge any confidential or proprietary information that may be received by him in his capacity as Chairman of Essex Property Trust, Inc. to any of his affiliated companies and that he will abstain his vote on any and all resolutions by Essex Property Trust, Inc. Board of Directors regarding any proposed acquisition and/or development of an apartment community where it appears that there may be a conflict of interest with any of his affiliated companies.  Notwithstanding this agreement, Mr. Marcus and his affiliated entities may potentially compete with the Company in acquiring and/or developing apartment communities, which competition may be detrimental to the Company.  In addition, due to such potential competition for real estate investments, Mr. Marcus and his affiliated entities may have a conflict of interest with the Company, which may be detrimental to the interests of Essex Property Trust, Inc.’s stockholders or to the interests of holders of units in Essex Portfolio, L.P.

The influence of executive officers, directors and significant stockholders may be detrimental to holders of common stock.  As of September 30, 2012, George M. Marcus, the Chairman of Essex Property Trust, Inc.’s Board of Directors, wholly or partially owned 1.6 million shares of common stock (including shares issuable upon exchange of limited partnership interests in the Operating Partnership and certain other partnerships and assuming exercise of all vested options). This represents approximately 4.2% of the outstanding shares of Essex Property Trust, Inc.’s common stock. Mr. Marcus currently does not have majority control over the Company.  However, he currently has, and likely will continue to have, significant influence with respect to the election of directors and approval or disapproval of significant corporate actions.  Consequently, his influence could result in decisions that do not reflect the interests of all Essex Property Trust, Inc.’s stockholders.

Under the partnership agreement of the Operating Partnership, the consent of the holders of limited partnership interests is generally required for any amendment of the agreement and for certain extraordinary actions.  Through their ownership of limited partnership interests and their positions with Essex Property Trust, Inc., Essex Property Trust, Inc.’s directors and executive officers, including Mr. Marcus, have substantial influence on the Company and on Essex Portfolio, L.P.  Consequently, their influence could result in decisions that do not reflect the interests of all stockholders or holders of ownership interests in Essex Portfolio, L.P.

The voting rights of preferred stock may allow holders of preferred stock to impede actions that otherwise benefit holders of common stock or ownership interests in Essex Portfolio, L.P.   Essex Property Trust, Inc. currently has outstanding shares of 7.125% Series H Cumulative Redeemable Preferred Stock (“Series H Preferred Stock”). In general, the holders of the Essex Property Trust, Inc.’s outstanding shares of Series H Preferred Stock do not have any voting rights. However, if full distributions are not made on outstanding Series H Preferred Stock for six quarterly distributions periods, the holders of Series H Preferred Stock, together with holders of other series of preferred stock upon which like voting rights have been conferred, will have the right to elect two additional directors to serve on Essex Property Trust, Inc.’s Board of Directors.

These voting rights continue until all distributions in arrears and distributions for the current quarterly period on the Series H Preferred Stock have been paid in full. At that time, the holders of the Series H Preferred Stock are divested of these voting rights, and the term of office of the directors so elected immediately terminates.

While any shares of the Essex Property Trust, Inc.’s Series H Preferred Stock are outstanding, Essex Property Trust, Inc. may not, without the consent of the holders of two-thirds of the outstanding shares of Series H Preferred Stock:

●
authorize or create any class or series of stock that ranks senior to the Series H Preferred Stock with respect to the payment of dividends, rights upon liquidation, dissolution or winding-up of the Company’s business;  or

●
amend, alter or repeal the provisions of the Company’s Charter, including by merger or consolidation, that would materially and adversely affect the rights of the Series H Preferred Stock; provided that in the case of a merger or consolidation, so long as the Series H Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of Series H Preferred Stock receive shares of stock or other equity securities with rights, preferences, privileges and voting powers substantially similar to that of the Series H Preferred Stock, the occurrence of such merger or consolidation shall not be deemed to materially and adversely affect the rights of the holders of the Series H Preferred Stock.

These voting rights of the holders of the Series H Preferred Stock and of other preferred stock may allow such holders to impede or veto actions that would otherwise benefit holders of Essex Property Trust, Inc.’s common stock or holders of ownership interests in Essex Portfolio, L.P.

The Maryland business combination law may not allow certain transactions between the Essex Property Trust, Inc. and its affiliates to proceed without compliance with such law.  Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  An interested stockholder is defined as any person (and certain affiliates of such person) who beneficially owns ten percent or more of the voting power of the then-outstanding voting stock.  The law also requires a supermajority stockholder vote for such transactions. This means that the transaction must be approved by at least:

●	80% of the votes entitled to be cast by holders of outstanding voting shares; and
●	Two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder with whom the business combination is to be effected.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.  These voting provisions do not apply if the stockholders receive a minimum price, as defined under Maryland law.  As permitted by the statute, the Board of Directors of the Essex Property Trust, Inc. irrevocably has elected to exempt any business combination by Essex Property Trust, Inc., George M. Marcus, who is the chairman of Essex Property Trust, Inc., and TMMC or any entity owned or controlled by Mr. Marcus and TMMC. Consequently, the five-year prohibition and supermajority vote requirement described above will not apply to any business combination between the Essex Property Trust, Inc., Mr. Marcus, or TMMC.  As a result, Essex Property Trust, Inc. may in the future enter into business combinations with Mr. Marcus and TMMC, without compliance with the supermajority vote requirements and other provisions of the Maryland General Corporation Law.

The Company’s joint ventures and joint ownership of communities and partial interests in corporations and limited partnerships could limit the Company’s ability to control such communities and partial interests.   Instead of purchasing and developing apartment communities directly, the Company has invested and may continue to invest in joint ventures.  Joint venture partners often have shared control over the development and operation of the joint venture assets.  Therefore, it is possible that a joint venture partner in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with the Company’s business interests or goals, or be in a position to take action contrary to the Company’s instructions or requests, or its policies or objectives. Consequently, a joint venture partners’ actions might subject property owned by the joint venture to additional risk.  Although the Company seeks to maintain sufficient influence over any joint venture to achieve its objectives, the Company may be unable to take action without its joint venture partners’ approval, or joint venture partners could take actions binding on the joint venture without its consent.   Should a joint venture partner become bankrupt, the Company could become liable for such partner’s share of joint venture liabilities.  In some instances, the Company and the joint venture partner may each have the right to trigger a buy-sell arrangement, which could cause the Company to sell its interest, or acquire a partner’s interest, at a time when the Company otherwise would have not have initiated such a transaction.

From time to time, the Company, through the Operating Partnership, invests in corporations, limited partnerships, limited liability companies or other entities that have been formed for the purpose of acquiring, developing, financing, or managing real property.  In certain circumstances, the Operating Partnership’s interest in a particular entity may be less than a majority of the outstanding voting interests of that entity.  Therefore, the Operating Partnership’s ability to control the daily operations of such an entity may be limited. Furthermore, the Operating Partnership may not have the power to remove a majority of the board of directors (in the case of a corporation) or the general partner or partners (in the case of a limited partnership) of such an entity in the event that its operations conflict with the Operating Partnership’s objectives.  The Operating Partnership may not be able to dispose of its interests in such an entity. In the event that such an entity becomes insolvent, the Operating Partnership may lose up to its entire investment in and any advances to the entity.  The Company may also incur losses if any guarantees were made by Essex Property Trust, Inc.  The Company has, and in the future may, enter into transactions that could require the Company to pay the tax liabilities of partners, which contribute assets into joint ventures or the Operating Partnership, in the event that certain taxable events, which are within the Company’s control, occur.  Although the Company plans to hold the contributed assets or defer recognition of gain on sale pursuant to the like-kind exchange rules under Section 1031 of the Internal Revenue Code, the Company can provide no assurance that the Company will be able to do so and if such tax liabilities were incurred they can expect to have a material impact on its financial position.

There are risks that Fund II may operate in ways that may adversely impact the Company’s interests.  The Company is the general partner of Essex Apartment Value Fund II, L.P. (“Fund II”), and with Fund II there are the following risks:

●	the Company’s partners in Fund II might remove the Company as the general partner of Fund II;
●	the Company’s partners in Fund II might have economic or business interests or goals that are inconsistent with the Company’s business interests or goals; or
●	the Company’s partners in Fund II might fail to approve decisions regarding Fund II that are in the Company’s best interest.

Investments in mortgages and other real estate securities could affect the Company’s ability to make distributions to Essex Property Trust, Inc.’s stockholders and Essex Portfolio L.P.’s unitholders.  The Company may invest in securities related to real estate, which could adversely affect the Essex Property Trust, Inc.’s ability to make distributions to stockholders and Essex Portfolio L.P.’s unitholders.  The Company may purchase securities issued by entities which own real estate and invest in mortgages or unsecured debt obligations.  These mortgages may be first, second or third mortgages that may or may not be insured or otherwise guaranteed.  In general, investments in mortgages include the following risks:

●	that the value of mortgaged property may be less than the amounts owed, causing realized or unrealized losses;
●	the borrower may not pay indebtedness under the mortgage when due, requiring the Company to foreclose, and the amount recovered in connection with the foreclosure may be less than the amount owed;
●	that interest rates payable on the mortgages may be lower than the Company’s cost of funds; and
●	in the case of junior mortgages, that foreclosure of a senior mortgage could eliminate the junior mortgage.

If any of the above were to occur, cash flows from operations and the Essex Property Trust, Inc.’s ability to make expected dividends to stockholders distribution to unitholders could be adversely affected.

Compliance with laws benefiting disabled persons may require the Company to make significant unanticipated expenditures or impact the Company’s investment strategy.  A number of federal, state and local laws (including the Americans with Disabilities Act) and regulations exist that may require modifications to existing buildings or restrict certain renovations by requiring improved access to such buildings by disabled persons and may require other structural features which add to the cost of buildings under construction.  Legislation or regulations adopted in the future may impose further burdens or restrictions on the Company with respect to improved access by disabled persons.  The costs of compliance with these laws and regulations may be substantial.

The Company’s Portfolio may have unknown environmental liabilities.   Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on, in, to or migrating from such property.  Such laws often impose liability without regard as to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.  The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner’s or operator’s ability to sell or rent such property or to borrow using such property as collateral.  Persons exposed to such substances, either through soil vapor or ingestion of the substances may claim personal injury damages.  Persons who arrange for the disposal or treatment of hazardous or toxic substances or wastes also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility to which such substances or wastes were sent, whether or not such facility is owned or operated by such person.  Certain environmental laws impose liability for release of asbestos-containing materials (“ACMs”) into the air, and third parties may seek recovery from owners or operators of apartment communities for personal injury associated with ACMs.  In connection with the ownership (direct or indirect), operation, management and development of apartment communities, the Company could be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and costs related to injuries of persons and property.

Investments in real property create a potential for environmental liabilities on the part of the owner of such real property.  The Company carries certain limited insurance coverage for this type of environmental risk.  The Company has conducted environmental studies which revealed the presence of groundwater contamination at certain communities.  Such contamination at certain of these apartment communities was reported to have migrated on-site from adjacent industrial manufacturing operations.  The former industrial users of the communities were identified as the source of contamination.  The environmental studies noted that certain communities are located adjacent to or possibly down gradient from sites with known groundwater contamination, the lateral limits of which may extend onto such apartment communities.  The environmental studies also noted that at certain of these apartment communities, contamination existed because of the presence of underground fuel storage tanks, which have been removed.  In general, in connection with the ownership, operation, financing, management and development of apartment communities, the Company may be potentially liable for removal or clean-up costs, as well as certain other costs and environmental liabilities.  The Company may also be subject to governmental fines and costs related to injuries to persons and property.

There have been a number of lawsuits in recent years against owners and managers of apartment communities alleging personal injury and property damage caused by the presence of mold in residential real estate.  Some of these lawsuits have resulted in substantial monetary judgments or settlements.  The Company has been sued for mold related matters and has settled some, but not all, of such matters.   Insurance carriers have reacted to mold related liability awards by excluding mold related claims from standard policies and pricing mold endorsements at prohibitively high rates.  The Company has, however, purchased pollution liability insurance, which includes some coverage for mold.  The Company has adopted policies for promptly addressing and resolving reports of mold when it is detected, and to minimize any impact mold might have on residents of the property.  The Company believes its mold policies and proactive response to address any known existence, reduces its risk of loss from these cases.  There can be no assurance that the Company has identified and responded to all mold occurrences.  Liabilities resulting from such mold related matters are not expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.  As of September 30, 2012, potential liabilities for mold and other environmental liabilities are not considered probable or the loss cannot be quantified or estimated.

California has enacted legislation commonly referred to as “Proposition 65” requiring that “clear and reasonable” warnings be given to consumers who are exposed to chemicals known to the State of California to cause cancer or reproductive toxicity, including tobacco smoke.  Although the Company has sought to comply with Proposition 65 requirements, the Company cannot assure you that the Company will not be adversely affected by litigation relating to Proposition 65.

Methane gas is a naturally-occurring gas that is commonly found below the surface in several areas, particularly in the Southern California coastal areas.  Methane is a non-toxic gas, but can be ignitable in confined spaces.  Although naturally-occurring, methane gas is not regulated at the state or federal level, however some local governments, such as the County of Los Angeles, have imposed requirements that new buildings install detection systems in areas where methane gas is known to be located.    Methane gas is also associated with certain industrial activities, such as former municipal waste landfills.  Radon is also a naturally-occurring gas that is found below the surface.  The Company cannot assure you that it will not be adversely affected by costs related to its compliance with methane or radon gas related requirements or litigation costs related to methane or radon gas.

The Company has almost no indemnification agreements from third parties for potential environmental clean-up costs at its communities.  The Company has no way of determining at this time the magnitude of any potential liability to which it may be subject arising out of unknown environmental conditions or violations with respect to communities formerly owned by the Company.  No assurance can be given that existing environmental studies with respect to any of the communities reveal all environmental liabilities, that any prior owner or operator of an apartment community did not create any material environmental condition not known to the Company, or that a material environmental condition does not exist as to any one or more of the communities.  The Company has limited insurance coverage for the types of environmental liabilities described above.

The Company may incur general uninsured losses.  The Company carries comprehensive liability, fire, extended coverage and rental loss insurance for each of the communities.  There are, however, certain types of extraordinary losses, such as, for example, losses from terrorism or earthquakes, for which the Company does not have insurance coverage.  Substantially all of the communities are located in areas that are subject to earthquake activity.  In January 2007, the Company canceled its then existing earthquake policy and established a wholly owned insurance subsidiary, Pacific Western Insurance LLC (“PWI”).  Through PWI, the Company is self-insured as it relates to earthquake related losses.  Additionally, since January 2008, PWI has provided property and casualty insurance coverage for the first $5.0 million of the Company’s property level insurance claims per incident.

Although the Company may carry insurance for potential losses associated with its communities, employees, residents, and compliance with applicable laws, it may still incur losses due to uninsured risks, deductibles, co-payments or losses in excess of applicable insurance coverage and those losses may be material.  In the event of a substantial loss, insurance coverage may not be able to cover the full replacement cost of the Company’s lost investment, or the insurance carrier may become insolvent and not be able to cover the full amount of the insured losses.  Changes in building codes and ordinances, environmental considerations and other factors might also affect the Company’s ability to replace or renovate an apartment community after it has been damaged or destroyed.

Changes in real estate tax and other laws may adversely affect the Company’s results of operations.  Generally, the Company does not directly pass through costs resulting from changes in real estate tax laws to residential property tenants.  The Company also does not generally pass through increases in income, service or other taxes, to tenants under leases. These costs may adversely affect funds from operations and the ability to make distributions to stockholders.  Similarly, compliance with changes in (i) laws increasing the potential liability for environmental conditions existing on apartment communities or the restrictions on discharges or other conditions or (ii) rent control or rent stabilization laws or other laws regulating housing may result in significant unanticipated decrease in revenue or increase in expenditures, which would adversely affect funds from operations and the ability to make distributions to stockholders.

Adverse changes in laws may affect our liability relating to our properties and our operations   Increases in real estate taxes and income, service and transfer taxes cannot always be passed through to residents or users in the form of higher rents, and may adversely affect our cash available for distribution and our ability to make distributions to our shareholders and pay amounts due on our debt. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which could have a material adverse effect on us and our ability to make distributions to our shareholders and pay amounts due on our debt. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenues or increase operating costs.

Changes in the Company’s financing policy may lead to higher levels of indebtedness.  The Company has adopted a policy of maintaining a limit on debt financing consistent with the existing covenants required to maintain the Company’s unsecured line of credit bank facility and unsecured term loan.  The Company’s organizational documents do not limit the amount or percentage of indebtedness that may be incurred.  If the Company changed this policy, the Company could incur more debt, resulting in an increased risk of default on the Company’s obligations and the obligations of the Operating Partnership, and an increase in debt service requirements that could adversely affect the Company’s financial condition and results of operations.  Such increased debt could exceed the underlying value of the communities.

The Company is subject to various tax risks.  Essex Property Trust, Inc. has elected to be taxed as a REIT under the Internal Revenue Code. Essex Property Trust, Inc.’s qualification as a REIT requires it to satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company’s control. Although Essex Property Trust, Inc. intends that its current organization and method of operation enables it to qualify as a REIT, it cannot assure you that it so qualifies or that it will be able to remain so qualified in the future.  Future legislation, new regulations, administrative interpretations or court decisions (any of which could have retroactive effect) could adversely affect Essex Property Trust, Inc.’s ability to qualify as a REIT or adversely affect the Essex Property Trust, Inc.’s stockholders and Essex Portfolio, L.P.’s unitholders.  If Essex Property Trust, Inc. fails to qualify as a REIT in any taxable year, the Company would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on the Company’s taxable income at corporate rates, and Essex Property Trust, Inc. would not be allowed to deduct dividends paid to its shareholders in computing its taxable income.  Essex Property Trust, Inc. may also be disqualified from treatment as a REIT for the four taxable years following the year in which Essex Property Trust, Inc. failed to qualify.  The additional tax liability would reduce its net earnings available for investment or distribution Essex Property Trust, Inc.’s stockholders and Essex Portfolio, L.P.’s unitholders, and Essex Property Trust, Inc. would no longer be required to make distributions to its stockholders.  Even if Essex Property Trust, Inc. continues to qualify as a REIT, it will continue to be subject to certain federal, state and local taxes on the Company’s income and property.

The Company has established several taxable REIT subsidiaries (“TRSs”).  Despite its qualification as a REIT, the Company’s TRSs must pay U.S. federal income tax on their taxable income.  While the Company will attempt to ensure that its dealings with its TRSs do not adversely affect Essex Property Trust, Inc.’s REIT qualification, it cannot provide assurance that it will successfully achieve that result.  Furthermore, it may be subject to a 100% penalty tax, or its TRSs may be denied deductions, to the extent its dealings with its TRSs are not deemed to be arm’s length in nature.  No assurances can be given that the Company’s dealings with its TRSs will be arm’s length in nature.

From time to time, the Company may transfer or otherwise dispose of some of its Properties.  Under the Internal Revenue Code, any gain resulting from transfers of Properties that the Company holds as inventory or primarily for sale to customers in the ordinary course of business would be treated as income from a prohibited transaction subject to a 100% penalty tax.  Since the Company acquires properties for investment purposes, it does not believe that its occasional transfers or disposals of property are prohibited transactions. However, whether property is held for investment purposes is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.  The Internal Revenue Service may contend that certain transfers or disposals of properties by the Company are prohibited transactions.  If the Internal Revenue Service were to argue successfully that a transfer or disposition of property constituted a prohibited transaction, then the Company would be required to pay a 100% penalty tax on any gain allocable to it from the prohibited transaction and the Company’s ability to retain future gains on real property sales may be jeopardized.  Income from a prohibited transaction might adversely affect Essex Property Trust, Inc.’s ability to satisfy the income tests for qualification as a REIT for U.S. federal income tax purposes. Therefore, no assurances can be given that Essex Property Trust, Inc. will be able to satisfy the income tests for qualification as a REIT.

The U.S. federal tax rate on certain corporate dividends paid to certain individuals and other non-corporate taxpayers is at a reduced rate of 15%; a rate of 20% applies to certain high-income individual taxpayers.  Dividends paid by REITs to individuals and other non-corporate stockholders are not eligible for the reduced 15% dividend rates.  This may cause investors to view REIT investments to be less attractive than investments in non-REIT corporations, which in turn may adversely affect the value of stock in REITs, including Essex Property Trust, Inc.’s stock.

Risks Related to this Offering

If you do not exchange your private notes pursuant to this exchange offer, you may not be able to sell your notes. It may be difficult for you to sell private notes that are not exchanged in the exchange offer. Those private notes may not be offered or sold unless they are registered or there are exemptions from the registration requirements under the Securities Act and applicable state securities laws. If you do not tender your private notes or if we do not accept some of your private notes, those notes will continue to be subject to the transfer and exchange restrictions in:

●	the indenture;
●	the legend on the private notes; and
●	the offering memorandum relating to the private notes.

The restrictions on transfer of your private notes arise because we issued the private notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the private notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the private notes under the Securities Act. To the extent private notes are tendered and accepted in the exchange offer, the trading market, if any, for untendered private notes would be adversely affected.

If the procedures for tendering your private notes in this exchange offer are not followed, you may not receive exchange notes in exchange for your private notes. We will issue the exchange notes in exchange for your private notes only if you tender the private notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the Exchange Agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of private notes for exchange. If you are the beneficial holder of private notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender private notes in the exchange offer, you should promptly contact the person in whose name your private notes are registered and instruct that person to tender your private notes on your behalf.

The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.  The notes will be senior unsecured obligations of Essex Portfolio, L.P. and will rank equally in right of payment with each other and with all of the other senior unsecured indebtedness of Essex Portfolio, L.P. However, the notes will be effectively subordinated to all of the existing and future secured indebtedness of Essex Portfolio, L.P., to the extent of the value of the collateral securing such indebtedness. The indenture governing the notes places limitations on the ability of Essex Portfolio, L.P. to incur secured indebtedness, but does not prohibit it from incurring secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to Essex Portfolio, L.P., the holders of any secured indebtedness will be entitled to seek recovery of the collateral that secures such indebtedness or the equivalent of such collateral's value. Therefore, such collateral or its value will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full. As of September 30, 2012, Essex Portfolio, L.P. had outstanding $1.57 billion of secured indebtedness and $1.03 billion of unsecured indebtedness (exclusive of trade payables, dividends payable and accrued expenses). Other than with respect to the indebtedness of Essex Portfolio, L.P. or the indebtedness of its subsidiaries, Essex Property Trust, Inc. had no outstanding indebtedness as of September 30, 2012.

The notes will also be effectively subordinated to all existing and future unsecured and secured liabilities and preferred equity of the subsidiaries of Essex Portfolio, L.P. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, Essex Portfolio, L.P., as an equity owner of such subsidiary, and therefore holders of our debt, including the notes, will be subject to the prior claims of such subsidiary's creditors, including trade creditors, and preferred equity holders. All of the $1.57 billion of secured indebtedness Essex Portfolio, L.P., had outstanding as of September 30, 2012, was attributable to indebtedness of its subsidiaries, excluding trade payables and accrued expenses.

Essex Portfolio, L.P. also has equity interests and certain other rights in co-investments accounted for using the equity method (and not classified as subsidiaries) and the notes will also be effectively subordinated to all liabilities and preferred equity (if any) of these co-investment entities, in the manner described in the preceding paragraph.

We may not be able to generate sufficient cash flow to meet our debt service obligations.  Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. To a certain extent, our cash flow is subject to general economic, industry, regional, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

At September 30, 2012, Essex Portfolio, L.P. had approximately $2.60 billion of indebtedness (exclusive of trade payables, dividends payable and accrued expenses). We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness, including the notes, or to fund our other liquidity needs. Additionally, if we incur additional indebtedness in connection with future acquisitions or development projects or for any other purpose, our debt service obligations could increase.

We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

●	our financial condition and market conditions at the time; and
●	restrictions in the agreements governing our indebtedness.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity or delaying property acquisitions or developments, any of which could have a material adverse effect on our operations. We cannot assure you that we will be able to affect any of these actions on commercially reasonable terms, or at all.

Essex Property Trust, Inc. has no significant operations and no material assets, other than its investment in Essex Portfolio, L.P. The notes will be fully and unconditionally guaranteed by Essex Property Trust, Inc. However, Essex Property Trust, Inc. has no significant operations and no material assets, other than its investment in Essex Portfolio, L.P. Furthermore, Essex Property Trust, Inc.'s guarantee of the notes will be effectively subordinated to all existing and future unsecured and secured liabilities and preferred equity of its subsidiaries (including us and any entity Essex Property Trust, Inc. accounts for under the equity method of accounting). As of September 30, 2012, the total indebtedness of Essex Property Trust, Inc.'s subsidiaries (including us) was approximately $2.60 billion (excluding trade payables, dividends payable and accrued expenses).

There is currently no trading market for the notes, and an active liquid trading market for the notes may not develop or, if it develops, may not be maintained or be liquid. The failure of an active liquid trading market for the notes to develop or be maintained is likely to adversely affect the market price and liquidity of the notes. The notes are a new issue of securities, and there is currently no existing trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Accordingly, an active trading market may not develop for the notes and, even if one develops, may not be maintained. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes is likely to be adversely affected, and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the financial condition, results of operations, business, prospects and credit quality of Essex Portfolio, L.P., Essex Property Trust, Inc. and our subsidiaries, and other comparable entities, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control.

The indenture governing the notes contains restrictive covenants that limit our operating flexibility.  The indenture governing the notes contains financial and operating covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest, including restrictions on our ability to:

●	consummate a merger, consolidation or sale of all or substantially all of our assets; and
●	incur additional secured and unsecured indebtedness.

In addition, the instruments governing our other unsecured indebtedness require us to meet specified financial covenants, including covenants relating to net worth, fixed charge coverage, debt service coverage, the amounts of total indebtedness and secured indebtedness, leverage and certain investment limitations. These covenants may restrict our ability to expand or fully pursue our business strategies. Our ability to comply with these provisions and those contained in the indenture governing the notes, may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events adversely impacting us. The breach of any of these covenants, including those contained in our indenture, could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it.

Despite our substantial indebtedness, we or our subsidiaries may still incur significantly more debt, which could exacerbate any or all of the risks related to our indebtedness, including our inability to pay the principal of or interest on the notes.  We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the instruments governing our unsecured and secured indebtedness limit, and the indenture governing the notes will limit, our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. To the extent that we and our subsidiaries incur additional indebtedness or other such obligations, we may face additional risks associated with our indebtedness, including our possible inability to pay the principal of or interest on the notes.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.  Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee, such as the guarantee provided by Essex Property Trust, Inc., could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

●	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;
●	was insolvent or rendered insolvent by reason of the incurrence of the guarantee;
●	was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or
●	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

●	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;
●
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

●	it could not pay its debts as they become due.

The court might also void such guarantee, without regard to the above factors, if it found that a guarantor entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court voided such guarantee, holders of the notes would no longer have a claim against such guarantor or the benefit of the assets of such guarantor constituting collateral that purportedly secured such guarantee. In addition, the court might direct holders of the notes to repay any amounts already received from a guarantor. If the court were to void Essex Property Trust, Inc.'s guarantee, we cannot assure you that funds would be available to pay the notes from any of our subsidiaries or from any other source.

An increase in interest rates could result in a decrease in the relative value of the notes.  In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase these notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Our credit ratings may not reflect all risks of an investment in the notes.  The credit ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading markets for, or trading prices of, the notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading markets for, and trading prices of, the notes.

A downgrade in our investment grade credit rating could materially and adversely affect our business and financial condition.  We plan to manage our operations to maintain our investment grade credit rating with a capital structure consistent with our current profile, but there can be no assurance that we will be able to maintain our current credit ratings. Any downgrades in terms of ratings or outlook by any of the rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our financial condition, results of operations and liquidity.

FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. You can identify forward-looking statements by the use of forward-looking terminology such as "believes", "expects", "may", "will", "should", "seeks", "approximately", "intends", "plans", "pro forma", "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

●	adverse economic or real estate developments in our target markets;
●	our inability to refinance maturing indebtedness; our failure to obtain necessary outside financing on favorable terms or at all;
●	general economic conditions, including downturns in the national and local economies; volatility in financial and securities markets;
●	our inability to compete effectively;
●	increased interest rates and operating costs;
●	our inability to successfully complete real estate acquisitions, developments and dispositions; risks and uncertainties affecting property development and construction;
●	our failure to successfully operate acquired properties;
●	Essex Property Trust, Inc.'s failure to maintain its status as a REIT;
●	our inability to maintain our investment grade credit rating with the rating agencies;
●	government approvals, actions and initiatives, including the need for compliance with environmental requirements; and
●	changes in real estate and other laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section of this prospectus above entitled "Risk Factors" and the risks incorporated herein from Essex Property Trust, Inc.'s most recent Annual Report on Form 10-K, as updated by our future filings under the Exchange Act.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On August 15, 2012, our operating partnership issued $300.0 million of the private notes to Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Mitsubishi UFJ Securities, U.S. Bancorp Investments, Inc., BMO Capital Markets, BNP PARIBAS, HSBC, KeyBanc Capital Markets, Inc. and PNC Capital Markets LLC, the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the private notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the representatives of the initial purchasers on August 15, 2012. Pursuant to the registration rights agreement, we agreed that we would:

(1)	use commercially reasonable efforts to file an exchange offer registration statement with the SEC on or prior to February 11, 2013;

(2)	use commercially reasonable efforts to cause the exchange offer registration statement to become effective on or prior to April 12, 2013;

(3)	use commercially reasonable efforts to cause the exchange offer to be consummated within 30 business days after the exchange offer registration statement is declared effective; and

(4)	in some circumstances, file a shelf registration statement providing for the sale of the private notes by the holders thereof.

Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for the private notes. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Resale of the Exchange Notes

Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange private notes for exchange notes in the ordinary course of business. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991, and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell exchange notes to the public without further registration under the Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes. However, the foregoing does not apply to you if you are: a broker-dealer who purchased the notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act. By exchanging your private notes for exchange notes in the Exchange Offer, you will acknowledge that you are not an “affiliate” of ours.

In addition, if you are a broker-dealer, or you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above or other interpretive letters to similar effect and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By delivering a prospectus, a broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes surrendered pursuant to the exchange offer. You may tender private notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

●
we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer and will not be subject to an increase in annual interest rate; and

●
holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate as to private notes exchanged upon the completion of the exchange offer.

The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $300.0 million in aggregate principal amount of the private notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the private notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered private notes when, as and if we have given written notice of acceptance to the Exchange Agent. The Exchange Agent will act as your agent for the purposes of receiving the exchange notes from us.

If you tender private notes in the exchange offer you will not be required to pay brokerage commissions or fees with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time on    , 2013 (the 21st business day following commencement of the exchange offer), unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date will mean the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will notify the Exchange Agent and each registered holder of any extension in writing by a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notice of extension will disclose the aggregate principal amount of the private notes that have been tendered as of the date of such notice.

We reserve the right, in our reasonable discretion:

●	to delay accepting any private notes due to an extension of the exchange offer; or

●	if any conditions listed below under “—Conditions” are not satisfied, to terminate the exchange offer,

in each case by written notice of the delay, extension or termination to the Exchange Agent and by press release or other public announcement.

We will follow any delay in acceptance, extension or termination as promptly as practicable by written notice to the registered holders by a press release or other public announcement. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes

The exchange notes will bear interest at the same rate and on the same terms as the private notes (except for terms for accrual of additional interest under the circumstances provided for in the registration rights agreement). Consequently, the exchange notes will bear interest at a rate equal to 3.625% per year (calculated using a 360-day year). Interest will be payable on the exchange notes semi-annually on each February 15 and August 15.  Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes or, if no interest has been paid on the private notes, from the date of initial issuance of the private notes. We will deem the right to receive any interest accrued but unpaid on the private notes waived by you if we accept your private notes for exchange.   Such interest will be paid on the exchange notes issued in exchange for such private notes so accepted.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration date, transmit to U.S. Bank National Association, the Exchange Agent, at the address listed under the heading “—Exchange Agent”:

●
if the private notes are not tendered in accordance with the book-entry procedures listed below, a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

●	if the private notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.

In addition, a tendering holder must:

●	deliver certificates, if any, for the private notes to the Exchange Agent at or before the expiration date; or

●	deliver a timely confirmation of book-entry transfer of the private notes into the Exchange Agent’s account at DTC, the book-entry transfer facility, along with an agent’s message; or

●	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

If the letter of transmittal is signed by a person other than the registered holder of private notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The private notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the private notes must be signed exactly as the name of any registered holder appears on the private notes.

If the letter of transmittal or any private notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering private notes pursuant to the exchange offer, each holder will represent to us that, among other things, the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes. In the case of a holder that is not a broker-dealer, that holder, by tendering private notes pursuant to the exchange offer, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

The method of delivery of private notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or private notes to us.

If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system must make book-entry delivery of the private notes by causing DTC to transfer the private notes into the Exchange Agent’s account, including by means of DTC’s Automated Tender Offer Program.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the private notes surrendered for exchange are tendered:

●	by a registered holder of the private notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

●	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other “signature guarantee program” as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account for the private notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of private notes by causing DTC to transfer those private notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered private notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC.  However, in order for such delivery to be effected tender of the private notes to be exchanged for such exchange notes must be made in accordance with the applicable procedures for book-entry transfer of such private notes, including that:

●
in connection with such tender an agent’s message and any other required documentation as described in these procedures must be transmitted to and received by the Exchange Agent at the address listed under “—Exchange Agent” at or prior to the expiration date; or

●	such tender must comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Exchange Agent.

Guaranteed Delivery

If a registered holder of private notes desires to tender the private notes, and the private notes are not immediately available, or time will not permit the holder’s private notes or other required documents to reach the Exchange Agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

●	the tender is made through an eligible institution;

●
prior to the expiration date, the Exchange Agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

1.	stating the name and address of the holder of private notes and the amount of private notes tendered;

2.	stating that the tender is being made; and

3.
guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered private notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal, or, in the case of a book-entry transfer, an agent’s message will be deposited by the eligible institution with the exchange agent; and

●
the certificates for all physically tendered private notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal and all other documents required by the letter of transmittal, or, in the case of a book-entry transfer, an agent’s message  are received by the Exchange Agent within three New York Stock Exchange trading days after the expiration date.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of private notes tendered for exchange. This discretion extends to the determination of all questions concerning the time of receipt, acceptance and withdrawal of tendered private notes. These determinations will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular private note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular private note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, you must cure any defects or irregularities with respect to tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of private notes to have been made until you cure any defects or irregularities.

Other Rights

While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under “—Conditions,” and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

Acceptance of Private Notes for Exchange; Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration date, all private notes properly tendered. We will issue the exchange notes promptly after acceptance of the private notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered private notes for exchange when, as and if we have given oral or written notice to the Exchange Agent, with prompt written confirmation of any oral notice.

In all cases, issuance of exchange notes for private notes will be made only after timely receipt by the Exchange Agent of:

●	certificates for the private notes, or a timely book-entry confirmation of the private notes, into the Exchange Agent’s account at the book-entry transfer facility;

●	a properly completed and duly executed letter of transmittal or, in the case of a book-entry transfer, an agent’s message; and

●	all other required documents.

For each private note accepted for exchange, the holder of the private note will receive an exchange note having a principal amount equal to that of the surrendered private note.

Return of Notes

Unaccepted or non-exchanged private notes will be returned without expense to the tendering holder of the private notes. In the case of private notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged private notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the Exchange Agent must either receive a computer generated notice of withdrawal, transmitted on behalf of DTC on behalf of the holder in accordance with DTC's procedures or a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “—Exchange Agent” before the expiration date. Any written notice of withdrawal must:

●	specify the name of the person, referred to as the depositor, having tendered the private notes to be withdrawn;

●	identify the private notes to be withdrawn, including the certificate number or numbers and principal amount of the private notes;

●	contain a statement that the holder is withdrawing its election to have the private notes exchanged;

●
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the private notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the private notes register the transfer of the private notes in the name of the person withdrawing the tender; and

●	specify the name in which the private notes are registered, if different from that of the depositor.

If certificates for private notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If private notes have been tendered in accordance with the procedure for book-entry transfer described above, any computer generated notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn private notes or otherwise comply with DTC's procedures.

We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes by following the procedures described above under “—Procedures for Tendering” at any time before 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the expiration of the exchange offer, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

●	refuse to accept any private notes and return all tendered private notes to you;

●	extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

●	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Termination of Rights

All of your rights under the registration rights agreement will terminate upon your exchange of your private notes in consummation of the exchange offer, except with respect to our continuing obligations:

●	to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

●	to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A.

Shelf Registration

In the event that:

(1)	we and Essex Property Trust, Inc. determine that an exchange offer is not available or may not be completed because it would violate any applicable law or applicable interpretations of the SEC;

(2)
the exchange offer registration statement has not become effective within 240 days of the note issuance or the exchange offer is not consummated within 30 business days after the date that the exchange offer registration statement became effective; or

(3)
we receive a request from any initial purchaser of the private notes that represents that it holds private notes that are or were ineligible to be exchanged for the exchange notes in the exchange offer, we and Essex Property Trust, Inc. shall use our commercially reasonable efforts to cause to be filed with the SEC as soon as practicable after such determination, date or request, as the case may be, but in no event later than 30 days after such determination, date or request, a shelf registration statement providing for the sale of all the registrable securities by the holders thereof and to have such shelf registration statement declared effective by the SEC no later than 90 days after such determination, date or request; provided that no holder shall be entitled to have its registrable securities covered by such shelf registration statement unless such holder has satisfied certain conditions relating to the provision of information in connection with the shelf registration statement.

For purposes of this prospectus, “registrable securities” shall mean the private notes; provided that the private notes shall cease to be registrable securities (a) when a registration statement with respect to such private notes has been declared effective under the Securities Act and such private notes have been exchanged or disposed of pursuant to such registration statement, (b) when such private notes are eligible to be sold pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act or (c) when such private notes cease to be outstanding.

Registration Default and Additional Interest

The registration rights agreement provides that the following events will constitute a registration default:

●	the exchange offer registration statement is not filed with the SEC on or prior to February 11, 2013 or is not declared effective on or prior to April 12, 2013;

●	the exchange offer is not consummated within 30 business days after the date the exchange offer registration statement is declared effective;

●
if we are obligated to file a shelf registration statement and the shelf registration statement is not filed with the SEC within 30 days of the triggering of such obligation or is not declared effective within 90 days after the triggering of such obligation; or

●
if the shelf registration statement, if required, is declared effective but thereafter (and before the expiration of the period referred to in Rule 144) ceases to be effective or useable in connection with resales of the notes for more than 30 days within any 12-month period or if we or Essex Property Trust, Inc. (the "Guarantor"), through our omission, fail to name as a selling security holder any holder that had complied timely with its obligations to be named in the shelf registration statement.

If there is a registration default, then we and the Guarantor agree to pay each holder of registrable securities affected thereby additional interest in an amount equal to 0.25% per annum for the first 90-day period immediately following the date of such registration default, and an additional 0.25% per annum for each additional 90-day period, until all registration defaults have been cured.  In no event will additional interest exceed 0.50% per year.  Following the cure of any registration defaults, the accrual of additional interest on the affected registrable securities will cease.

We and the Guarantor will pay all additional interest to holders entitled thereto in the same manner as interest is paid on the notes.

Exchange Agent

We have appointed U.S. Bank National Association as Exchange Agent for the exchange offer of notes. All executed letters of transmittal and any other required documents should be directed to the Exchange Agent at the address or facsimile number set forth below. You should direct questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the Exchange Agent addressed as follows:

U.S. Bank National Association

By Hand, Overnight Delivery or Mail	By Facsimile Transmission
(Registered or Certified Mail Recommended):	(for eligible institutions only):
West Side Flats Operations Center 60 Livingston Avenue St. Paul, MN 55107 Attn.: Specialized Finance	(651) 466-7372 Attn: Specialized Finance

For Information Call:
800-934-6802

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer. These expenses include registration fees, fees and expenses of the Exchange Agent and the trustee, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

Consequence of Failures to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

●	to us, Essex Property Trust, Inc. or one of our subsidiaries;

●
for so long as the private notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person whom the seller reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A and otherwise in a transaction meeting the requirements of Rule 144A;

●	pursuant to a registration statement that has been declared effective under the Securities Act;

●	pursuant to offers and sales that occur outside the United States to non-U.S. persons within the meaning of Regulation S under the Securities Act; or

●
pursuant to another available exemption from the registration requirements of the Securities Act, subject to our and the trustee’s right prior to any such offer, sale or transfer to require the delivery of an opinion of counsel and/or other information satisfactory to each of us or the trustee.

In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

USE OF PROCEEDS

The exchange offer satisfies an obligation under the registration rights agreement relating to the notes. We will not receive any cash proceeds from the exchange offer.

The net proceeds from the sale of the private notes after deducting discounts, commissions and offering expenses, were approximately $294.5 million. We used $263.0 million of the net proceeds to repay the outstanding indebtedness under our $500.0 million unsecured line of credit, $13.6 million to repay the outstanding indebtedness under our $25.0 million unsecured working capital line of credit and the remaining proceeds for general corporate and working capital purposes.

SELECTED CONSOLIDATED FINANCIAL DATA

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth, on a historical basis, certain summary consolidated financial and operating data for Essex Portfolio, L.P. and Essex Property Trust, Inc. and their respective subsidiaries. You should read the following summary historical financial data in conjunction with the consolidated historical financial statements and notes thereto of each of Essex Portfolio, L.P. and Essex Property Trust, Inc. and their respective subsidiaries and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

Essex Portfolio, L.P.

The consolidated balance sheet data as of December 31, 2011 and 2010 and the consolidated statement of income operating data for each of the years in the three-year period ended December 31, 2011 have been derived from the historical consolidated financial statements of Essex Portfolio, L.P. and subsidiaries, which are included in this prospectus and which have been audited by KPMG LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2009 and 2008 and the consolidated statement of income operating data for the years ended December 31, 2009, 2008 and 2007 have been derived from the unaudited historical consolidated financial statements of Essex Portfolio, L.P. and subsidiaries. The consolidated balance sheet data as of December 31, 2007 has been derived from the historical consolidated financial statements of Essex Portfolio, L.P. and subsidiaries, which have been audited by KPMG LLP. The consolidated balance sheet data as of the nine months ended September 30, 2012 and the consolidated statement of income operating data for each of the nine months ended September 30, 2012 and 2011 have been derived from the unaudited consolidated financial statements of Essex Portfolio, L.P. and subsidiaries, which are included elsewhere in this prospectus. The results for the nine months ended September 30, 2012 are not necessarily indicative of the results to be expected for the full year.

	Nine Months Ended
	September 30,		Years Ended December 31,
	2012	2011	2011	2010(1)	2009(1)	2008	2007
($ in thousands, except per share amounts)
OPERATING DATA:
REVENUES
Rental and other property	$390,308	$343,340	$465,713	$405,728	$401,550	$397,673	$364,216
Management and other fees	8,312	4,585	6,780	4,551	4,325	5,166	5,090
	398,620	347,925	472,493	410,279	405,875	402,839	369,306
EXPENSES
Property operating expenses	127,891	119,045	159,234	143,164	137,457	130,328	119,400
Depreciation	125,575	111,786	151,428	128,221	116,540	108,221	95,148
General and administrative	16,440	15,626	20,694	23,255	24,966	27,684	26,673
Cost of management and other fees	4,893	3,161	4,610	2,707	3,096	-	-
Impairment and other charges	-	-	-	2,302	13,084	650	800
	274,799	249,618	335,966	299,649	295,143	266,883	242,021
Earnings from operations	123,821	98,307	136,527	110,630	110,732	135,956	127,285

Interest expense before amortization expense	(74,380)	(66,612)	(91,694)	(82,756)	(81,196)	(78,203)	(79,053)
Amortization expense	(8,681)	(8,527)	(11,474)	(4,828)	(4,820)	(6,860)	(6,843)
Interest and other income	10,869	12,357	17,139	27,841	13,040	11,337	10,310
Gain on remeasurement of co-investments	21,947	-	-	-	-	-	-
Equity (loss) income from co-investments	8,998	(330)	(467)	(1,715)	670	7,820	3,120
Gain (loss) on early retirement of debt	(2,661)	(820)	(1,163)	(10)	4,750	3,997	-
Gain on the sales of real estate	-	-	-	-	103	4,578	-
Income before discontinued operations	79,913	34,375	48,868	49,162	43,279	78,625	54,819
Income from discontinued operations	10,037	5,273	8,648	1,620	10,460	5,770	148,242
Net income	89,950	39,648	57,516	50,782	53,739	84,395	203,061

Net income attributable to noncontrolling interest	(4,658)	(4,031)	(5,571)	(5,770)	(6,107)	(5,943)	(4,847)
Net income attributable to controlling interest	85,292	35,617	51,945	45,012	47,632	78,452	198,214
Preferred interests distributions - Series F, G, & H	(4,104)	(3,385)	(4,753)	(2,170)	(4,860)	(9,241)	(9,174)
Preferred interests distributions - limited partners	-	(1,650)	(1,650)	(6,300)	(6,300)	(9,909)	(10,238)
Excess (deficit) of the carrying amount of preferred interests redeemed over the cash paid to redeem preferred interests	-	(1,949)	(1,949)	-	49,952	-	-
Net income available to common unitholders	$81,188	$28,633	$43,593	$36,542	$86,424	$59,302	$178,802
Per unit data:
Basic:
Income before discontinued operations available to common unitholders	$1.93	$0.68	$1.00	$1.09	$2.56	$1.86	$1.13
Net income available to common unitholders	$2.20	$0.83	$1.25	$1.14	$2.91	$2.06	$6.61
Weighted average common unit outstanding	36,976	34,449	34,774	31,961	29,717	28,809	27,044
Diluted:
Income before discontinued operations available to common unitholders	$1.92	$0.68	$1.00	$1.09	$2.56	$1.86	$1.11
Net income available to common unitholders	$2.19	$0.83	$1.25	$1.14	$2.91	$2.06	$6.48
Weighted average common unit outstanding	37,108	34,538	34,861	32,028	29,747	28,855	27,597
Cash dividend per common unit	$3.30	$3.12	$4.16	$4.13	$4.12	$4.08	$3.72

	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009	2008	2007
($ in thousands)
BALANCE SHEET DATA:
Investment in rental properties (before accumulated depreciation)	$4,757,664	$4,167,597	$4,313,064	$3,964,561	$3,412,930	$3,279,788	$3,117,759
Net investment in rental properties	3,720,001	3,284,573	3,393,038	3,189,008	2,663,466	2,639,762	2,575,772
Real estate under development	60,020	145,226	44,280	217,531	274,965	272,273	233,445
Total assets	4,534,672	3,905,165	4,036,964	3,732,887	3,254,637	3,164,823	2,980,323
Total secured indebtedness	1,571,821	1,750,439	1,745,858	2,082,745	1,832,549	1,588,931	1,362,873
Total unsecured indebtedness	1,023,880	509,775	615,000	176,000	14,893	165,457	282,486
Cumulative convertible preferred interests	4,349	4,349	4,349	4,349	4,349	145,912	145,912
Cumulative redeemable preferred interests	71,209	71,209	71,209	104,412	104,412	104,412	151,102
Partner's capital	1,713,604	1,486,914	1,486,914	1,284,515	1,200,208	1,001,356	1,009,512

			As of and for the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
OTHER DATA:
Net income	$89,950	$39,648	$57,516	$50,782	$53,739	$84,395	$203,061
Interest expense before amortization expense	74,380	66,612	91,694	82,756	81,196	78,203	79,053
Amortization expense	8,681	8,527	11,474	4,828	4,820	6,860	6,843
Tax expense (benefit)	-	-	(1,682)	-	-	-	396
Depreciation(2)	125,575	112,500	152,543	129,712	118,522	113,294	102,250
EBITDA(3)	$298,586	$227,287	$311,545	$268,078	$258,277	$282,752	$391,603

Ratio of earnings to fixed charges (unaudited)(4)	1.81	1.33	1.36	1.41	1.34	1.66	1.55
Ratio of earnings to combined fixed charges and preferred interests distributions (4)	1.74	1.26	1.29	1.30	1.20	1.38	1.27

(1)
The above financial reporting and operating information from January 1, 2009 to December 31, 2010 reflect the reclassification of costs of management and other fees from general and administrative expenses in order to conform to current year presentation.  Results of operations for 2008 and 2007 have not been reclassified.  Because 2008 and 2007 have not been reclassified, the results for these periods may not be comparable to the results for the subsequent periods set forth above.

(2)	Includes amounts classified within discontinued operations.

(3)
EBITDA is an operating measure and is defined as net income before interest expense, income taxes, depreciation and amortization.  EBITDA, as defined by the Company, is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP.  This measurement should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.  The Company’s definition may not be comparable to that of other companies.

(4)
The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before discontinued operations and before gain on sale of real estate and interest and amortization expense. Fixed charges consist of interest and amortization expense plus interest costs capitalized. Combined fixed charges consist of fixed charges plus preferred interest distributions and preferred unit distributions.

Essex Property Trust, Inc.

The consolidated balance sheet data as of December 31, 2011 and 2010 and the consolidated statements of income for each of the years in the three year period ended December 31, 2011 have been derived from the historical consolidated financial statements of Essex Property Trust, Inc. and subsidiaries, incorporated by reference herein, which have been audited by KPMG LLP, an independent registered public accounting firm whose report with respect thereto is incorporated by reference herein. The consolidated balance sheet data as of December 31, 2009, 2008 and 2007 and the consolidated statements of income operating data for each of the years ended December 31, 2008 and 2007 have been derived from the historical consolidated financial statements of Essex Property Trust, Inc. and subsidiaries, have also been audited by KPMG LLP. The consolidated balance sheet data and consolidated statement of income operating data as of and for each of the nine months ended September 30, 2012 and 2011 have been derived from the unaudited consolidated financial statements of Essex Property Trust, Inc. and subsidiaries. The results for the nine months ended September 30, 2012 are not necessarily indicative of the results to be expected for the full year. Certain prior year amounts have been reclassified to conform to the current year presentation.

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010(1)	2009(1)	2008	2007
($ in thousands, except per share amounts)
OPERATING DATA:
REVENUES
Rental and other property	$390,308	$343,340	$465,713	$405,728	$401,550	$397,673	$364,216
Management and other fees	8,312	4,585	6,780	4,551	4,325	5,166	5,090
	398,620	347,925	472,493	410,279	405,875	402,839	369,306
EXPENSES
Property operating expenses	127,891	119,045	159,234	143,164	137,457	130,328	119,400
Depreciation	125,575	111,786	151,428	128,221	116,540	108,221	95,148
General and administrative	16,440	15,626	20,694	23,255	24,966	27,684	26,673
Cost of management and other fees	4,893	3,161	4,610	2,707	3,096	-	-
Impairment and other charges	-	-	-	2,302	13,084	650	800
	274,799	249,618	335,966	299,649	295,143	266,883	242,021
Earnings from operations	123,821	98,307	136,527	110,630	110,732	135,956	127,285

Interest expense before amortization expense	(74,380)	(66,612)	(91,694)	(82,756)	(81,196)	(78,203)	(79,053)
Amortization expense	(8,681)	(8,527)	(11,474)	(4,828)	(4,820)	(6,860)	(6,843)
Interest and other income	10,869	12,357	17,139	27,841	13,040	11,337	10,310
Equity (loss) income from co-investments	8,998	(330)	(467)	(1,715)	670	7,820	3,120
Gain on remeasurement of co-investments	21,947	-	-	-	-	-	-
Gain (loss) on early retirement of debt	(2,661)	(820)	(1,163)	(10)	4,750	3,997	-
Gain on the sales of real estate	-	-	-	-	103	4,578	-
Income before discontinued operations	79,913	34,375	48,868	49,162	43,279	78,625	54,819
Income from discontinued operations	10,037	5,273	8,648	1,620	10,460	5,770	148,242
Net income	89,950	39,648	57,516	50,782	53,739	84,395	203,061

Net income attributable to noncontrolling interest	(9,827)	(7,882)	(10,446)	(14,848)	(16,631)	(22,255)	(90,961)
Net income attributable to controlling interest	80,123	31,766	47,070	35,934	37,108	62,140	112,100
Dividends to preferred stockholders	(4,104)	(3,385)	(4,753)	(2,170)	(4,860)	(9,241)	(9,174)
Excess (deficit) of the carrying amount of preferred stock redeemed over the cash paid to redeem preferred stock	-	(1,949)	(1,949)	-	49,952	-	-
Net income available to common stockholders	$76,019	$26,432	$40,368	$33,764	$82,200	$52,899	102,926
Per share data:
Basic:
Income before discontinued operations available to
common stockholders	$1.92	$0.67	$0.99	$1.09	$2.66	$1.88	$1.07
Net income available to common stockholders	$2.19	$0.82	$1.24	$1.14	$3.01	$2.10	$4.19
Weighted average common stock outstanding	34,736	32,216	32,542	29,667	27,270	25,205	24,548
Diluted:
Income before discontinued operations available to common stockholders	$1.91	$0.67	$0.99	$1.08	$2.56	$1.87	$1.04
Net income available to common stockholders	$2.18	$0.82	$1.24	$1.14	$2.91	$2.09	$4.10
Weighted average common stock outstanding	34,834	32,305	32,629	29,734	29,747	25,347	25,101
Cash dividend per common share	$3.30	$3.12	$4.16	$4.13	$4.12	$4.08	$3.72

	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009	2008	2007
($ in thousands)
BALANCE SHEET DATA:
Investment in rental properties (before accumulated depreciation)	$4,757,664	$4,167,597	$4,313,064	$3,964,561	$3,412,930	$3,279,788	$3,117,759
Net investment in rental properties	3,720,001	3,284,573	3,393,038	3,189,008	2,663,466	2,639,762	2,575,772
Real estate under development	60,020	145,226	44,280	217,531	274,965	272,273	233,445
Total assets	4,534,672	3,905,165	4,036,964	3,732,887	3,254,637	3,164,823	2,980,323
Total secured indebtedness	1,571,821	1,750,439	1,745,858	2,082,745	1,832,549	1,588,931	1,362,873
Total unsecured indebtedness	1,023,880	509,775	615,000	176,000	14,893	165,457	282,486
Cumulative convertible preferred stock	4,349	4,349	4,349	4,349	4,349	145,912	145,912
Cumulative redeemable preferred stock	73,750	73,750	73,750	25,000	25,000	25,000	25,000
Stockholders' equity	1,665,693	1,388,310	1,437,527	1,149,946	1,053,096	852,227	803,417

			As of and for the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
OTHER DATA:
Net income	$89,950	$39,648	$57,516	$50,782	$53,739	$84,395	$203,061
Interest expense before amortization expense	74,380	66,612	91,694	82,756	81,196	78,203	79,053
Amortization expense	8,681	8,527	11,474	4,828	4,820	6,860	6,843
Tax expense (benefit)	-	-	(1,682)	-	-	-	396
Depreciation(2)	125,669	112,678	152,543	129,712	118,522	113,294	102,250
EBITDA(3)	$298,680	$227,465	$311,545	$268,078	$258,277	$282,752	$391,603

Ratio of earnings to fixed charges (unaudited)(4)	1.81	1.33	1.36	1.41	1.34	1.66	1.55

Ratio of earnings to combined fixed charges and preferred stock dividends (4)	1.74	1.26	1.29	1.30	1.20	1.38	1.27

(1)
The above financial reporting and operating information from January 1, 2009 to December 31, 2010 reflect the reclassification of costs of management and other fees from general and administrative expenses in order to conform to current year presentation.  Results of operations for 2008 and 2007 have not been reclassified.  Because 2008 and 2007 have not been reclassified, the results for these periods may not be comparable to the results for the subsequent periods set forth above.

(2)	Includes amounts classified within discontinued operations.

(3)
EBITDA is an operating measure and is defined as net income before interest expense, income taxes, depreciation and amortization.  EBITDA, as defined by the Company, is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP.  This measurement should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.  The Company’s definition may not be comparable to that of other companies.

(4)
The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before discontinued operations and before gain on sale of real estate and interest and amortization expense. Fixed charges consist of interest and amortization expense plus interest costs capitalized. Combined fixed charges consist of fixed charges plus preferred stock dividends and preferred unit distributions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

As used herein, the terms "we," "us," "our" or the "Company" refer to Essex Property Trust, Inc., a Maryland corporation, and any of our subsidiaries, including Essex Portfolio, L.P., a California limited partnership of which we are the parent company and general partner, which may be referred to herein as the "Operating Partnership”. Essex Property Trust, Inc., the sole general partner of Essex Portfolio, L.P., is a real estate investment trust ("REIT") engaged primarily in the ownership, operation, management, acquisition, development and redevelopment of predominantly apartment communities. Essex Property Trust, Inc. owns all of its interest in its real estate investments directly or indirectly through Essex Portfolio, L.P.  As of September 30, 2012, we had 1,153 employees.

The Company is a fully integrated Real Estate Investment Trust (“REIT”), and its property revenues are generated primarily from apartment community operations.  The Company’s investment strategy has two components:  constant monitoring of existing markets, and evaluation of new markets in the Company’s current three geographical regions to identify areas with the characteristics that underlie rental growth.  The Company’s strong financial condition supports its investment strategy by enhancing its ability to quickly shift the Company’s acquisition, development, and disposition activities to markets that will optimize the performance of the portfolio.

As of September 30, 2012, the Operating Partnership had ownership interests in 164 apartment communities, comprising 33,637 apartment units, excluding the Operating Partnership’s ownership in preferred equity interest co-investments.  The Operating Partnership’s apartment communities are located in the following major West Coast regions:

Southern California (Los Angeles, Orange, Riverside, San Diego, Santa Barbara, and Ventura counties)
Northern California (the San Francisco Bay Area)
Seattle Metro (Seattle metropolitan area)

As of September 30, 2012, the Operating Partnership also had ownership interests in five commercial buildings with approximately 315,900 square feet.

As of September 30, 2012, the Operating Partnership’s development pipeline was comprised of two consolidated projects under development, seven unconsolidated joint venture projects under development, one unconsolidated joint venture predevelopment project and three consolidated land parcels held for future development or sale, all aggregating 2,985 units, with total incurred costs of $475.5 million, and estimated remaining project costs of approximately $523.9 million for total estimated project costs of $999.4 million.

The Operating Partnership’s consolidated apartment communities are as follows:

	As of September 30, 2012		As of September 30, 2011
	Apartment Units	%	Apartment Units	%
Southern California	13,656	48%	13,204	49%
Northern California	8,332	29%	7,817	29%
Seattle Metro	6,508	23%	6,042	22%
Total	28,496	100%	27,063	100%

Co-investments, including Fund II and Wesco I communities, and preferred equity interest co-investment communities are not included in the table presented above for both periods.

Comparison of the Nine Months Ended September 30, 2012 to the Nine Months Ended September 30, 2011

The Operating Partnership’s average financial occupancies for the Operating Partnership’s stabilized apartment communities or “2012/2011 Same-Property” (stabilized properties consolidated by the Operating Partnership for the nine months ended September 30, 2012 and 2011) increased 20 basis points to 96.4% for the nine months ended September 30, 2012 from 96.2% for the nine months ended September 30, 2011.

Financial occupancy is defined as the percentage resulting from dividing actual rental revenue by total possible rental revenue.  Actual rental revenue represents contractual rental revenue pursuant to leases without considering delinquency and concessions.  Total possible rental revenue represents the value of all apartment units, with occupied units valued at contractual rental rates pursuant to leases and vacant units valued at estimated market rents.  We believe that financial occupancy is a meaningful measure of occupancy because it considers the value of each vacant unit at its estimated market rate.

Market rates are determined using a variety of factors such as effective rental rates at the property based on recently signed leases and asking rates for comparable properties in the market.  The recently signed effective rates at the property are used as the starting point in the determination of the market rates of vacant units.  The Operating Partnership then increases or decreases these rates based on the supply and demand in the apartment community’s market.  The Operating Partnership will check the reasonableness of these rents based on its position within the market and compare the rents against the asking rents by comparable properties in the market.  Financial occupancy may not completely reflect short-term trends in physical occupancy and financial occupancy rates as disclosed by other REIT, which may not be comparable to the Operating Partnership’s calculation of financial occupancy.

The Operating Partnership does not take into account delinquency and concessions to calculate actual rent for occupied units and market rents for vacant units.  The calculation of financial occupancy compares contractual rates for occupied units to estimated market rents for unoccupied units, thus the calculation compares the gross value of all apartment units excluding delinquency and concessions. For apartment communities that are development properties in lease-up without stabilized occupancy figures, the Operating Partnership believes the physical occupancy rate is the appropriate performance metric.  While an apartment community is in the lease-up phase, the Operating Partnership’s primary motivation is to stabilize the property which may entail the use of rent concessions and other incentives, and thus financial occupancy which is based on contractual revenue is not considered the best metric to quantify occupancy.

The regional breakdown of the Operating Partnership’s 2012/2011 Same-Property portfolio for financial occupancy for the nine months ended September 30, 2012 and 2011 is as follows:

	Nine Months Ended
	September 30,
	2012	2011
Southern California	96.2%	96.0%
Northern California	96.8%	96.7%
Seattle Metro	96.2%	96.0%

The following table provides a breakdown of revenue amounts, including revenues attributable to the 2012/2011 Same-Property portfolio:

		Nine Months Ended
	Number of	September 30,		Dollar	Percentage
	Properties	2012	2011	Change	Change
Property Revenues (dollars in thousands)
2012/2011 Same-Properties:
Southern California	58	$169,850	$162,928	$6,922	4.2%
Northern California	33	118,654	107,983	10,671	9.9
Seattle Metro	28	63,395	58,354	5,041	8.6
Total 2012/2011 Same-Property revenues	119	351,899	329,265	22,634	6.9
2012/2011 Non-Same Property Revenues (1)		38,409	14,075	24,334	172.9
Total property revenues		$390,308	$343,340	$46,968	13.7%

(1)	Includes seven communities acquired after January 1, 2011, one redevelopment community, five development communities, and three commercial buildings.

2012/2011 Same-Property Revenues increased by $22.6 million or 6.9% to $351.9 million for the nine months ended September 30, 2012 from $329.3 million for the nine months ended September 30, 2011.  The increase was primarily attributable to an increase in scheduled rents of $20.9 million as reflected in an increase of 6.5% in average rental rates from $1,377 per unit for the nine months ended September 30, 2011 to $1,466 per unit for the nine months ended September 30, 2012.  Scheduled rents increased by 3.7%, 9.7%, and 8.3% in Southern California, Northern California, and Seattle Metro, respectively.  Income from utility billings and other income also increased $0.9 million and $0.9 million, respectively, compared to the nine months ended September 30, 2011.  2012/2011 Same-Property financial occupancy increased 20 basis points which also contributed $0.9 million in revenues.

2012/2011 Non-Same Property Revenues increased by $24.3 million or 173% to $38.4 million for the nine months ended September 30, 2012 from $14.1 million for the nine months ended September 30, 2011.  The increase was primarily due to revenue generated from five development communities (Via, Allegro, Bellerive, Muse, and Santee Village), ten communities acquired or consolidated since January 1, 2011 (Bernard, 1000 Kiely, Delano/Bon Terra, Reed Square, Park Catalina, The Huntington, Montebello, Park West, and Domaine, and Essex Skyline at MacArthur Place) and the acquisition of the Santa Clara retail center.

Management and Other Fees increased by $3.7 million for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011.  The increase is primarily due to the asset and property management fees earned from Wesco I and II co-investments formed during 2011, and development fees earned from the joint ventures formed in 2011 and 2012 to develop Epic, Expo, Linc, Elkhorn, Folsom and Fifth, Fountain at La Brea, and Santa Monica at La Brea development projects.

Property operating expenses, excluding real estate taxes increased $6.0 million or 6.9% to $92.4 million for the nine months ended September 30, 2012 from $86.4 million for the nine months ended September 30, 2011, primarily due to the acquisition of ten communities and one retail center in Santa Clara as a future development site, and the lease-up of five development properties.  2012/2011 Same-Property operating expenses excluding real estate taxes, increased by $0.8 million or 1.0% for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011, due mainly to a $0.4 million increase in salaries and administration costs and a $0.2 million increase in maintenance and repairs.

Real Estate taxes increased by $2.9 million or 8.7% for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011, due primarily to the acquisition of ten communities and one retail center and expensing property taxes instead of capitalizing the cost for communities that were previously under development.  2012/2011 Same-Property real estate taxes increased by $0.4 million or 1.4% for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 due to an increase of 2.0% in property taxes for the majority of the properties located in California regulated by Prop. 13 as offset by a reduction in assessed property valuations for select communities located in California.

Depreciation expense increased by $13.8 million or 12.3% for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011, due to the acquisition of ten communities and one retail center and the lease-up of five development properties.  Also, the increase is due to the capitalization of approximately $58.2 million in additions to rental properties through the third quarter of 2012, including $31.3 million spent on redevelopment, $4.4 million spent on revenue generating capital and $6.7 million spent on recent acquisitions, and the capitalization of approximately $95.3 million in additions to rental properties for 2011, including $45.1 million spent on redevelopment, $16.4 million spent on improvements to recent acquisitions, and $7.6 million spent on revenue generating capital.

Cost of management and other fees increased $1.7 million for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 primarily due to an increase in administrative costs due to hiring of additional staff to assist with the management of the Operating Partnership’s co-investments including Wesco I and II and the development joint ventures formed in 2011 and 2012.

Interest expense before amortization increased by $7.8 million or 11.7% for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011, primarily due to the payoff of the $250 million secured line of credit in the fourth quarter of 2011 which had an average interest rate of 1.3%.  The Operating Partnership replaced the secured line with debt at an average interest rate of 2.6%.  Also, on March 31, 2011, the Operating Partnership issued $150 million of private placement notes with an interest rate of 4.4%, and on August 15, 2012 the Operating Partnership issued $300 million of unsecured bonds with an interest rate of 3.625%; thus, the increase in interest expense is due to an increase in average outstanding debt and a higher average interest rate for the first nine months of 2012 compared to the same period in 2011.

Interest and other income decreased by $1.5 million for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011, due to $2.3 million of promote income earned from achieving certain performance hurdles related to the Essex Skyline co-investment and the sale of marketable securities for a gain of $0.5 million for the nine months ended September 30, 2012, compared to a gain of $4.5 million from the sale of marketable securities for the nine months ended September 30, 2011.

Equity income (loss) in co-investments increased $9.3 million for the nine months ended September 30, 2012 to income of $9.0 million compared to a loss of $0.3 million for the nine months ended September 30, 2011 primarily due to the income of $9.9 million related to the Operating Partnership’s preferred equity investments made in 2011 including the Wesco II preferred equity investment made in the fourth quarter of 2011 which earned $6.7 million for the nine months ended September 30, 2012.

Income from discontinued operations for the nine months ended September 30, 2012 was $10.0 million and included a gain of $9.8 million from the sale of Tierra del Sol/Norte and Alpine Country along with the operating results for these properties net of internal disposition costs.  For the nine months ended September 30, 2011, income from discontinued operations was $5.3 million and included a gain of $4.4 million from the sale of Woodlawn Colonial net of internal disposition costs, and the operating results of these two properties sold in 2012.

Excess of the carrying amount of preferred interests redeemed over the cash paid to redeem preferred interests for the nine months ended September 30, 2011 was $1.9 million due to the redemption of all of the Series B preferred units, which resulted in excess of cash paid of $1.0 million over the carrying value of Series B preferred units and the redemption of Series F preferred interests which resulted in excess of cash paid of $0.9 million over the carrying value of Series F preferred interests due to deferred offering costs and original issuance discounts.

Comparison of Year Ended December 31, 2011 to the Year Ended December 31, 2010

The Operating Partnership’s average financial occupancies for the Operating Partnership’s stabilized apartment communities or “2011/2010 Same-Properties” (stabilized properties consolidated by the Operating Partnership for the years ended December 31, 2011 and 2010) decreased 50 basis points to 96.4% in 2011 from 96.9% in 2010.

The regional breakdown of the Operating Partnership’s 2011/2010 Same-Property portfolio for financial occupancy for the years ended December 31, 2011 and 2010 is as follows:

	Years ended
	December 31,
	2011	2010
Southern California	96.3%	96.8%
Northern California	96.6%	97.2%
Seattle Metro	96.4%	96.9%

The following table provides a breakdown of revenue amounts, including the revenues attributable to 2011/2010 Same-Properties.

		Years Ended
	Number of	December 31,		Dollar	Percentage
	Properties	2011	2010	Change	Change
Property Revenues ($ in thousands)
2011/2010 Same-Properties:
Southern California	58	$204,748	$199,348	$5,400	2.7%
Northern California	28	123,451	116,796	6,655	5.7
Seattle Metro	23	61,827	59,101	2,726	4.6
Total 2011/2010 Same-Property revenues	109	390,026	375,245	14,781	3.9
2011/2010 Non-Same Property Revenues (1)		75,687	30,483	45,204	148.3
Total property revenues		$465,713	$405,728	$59,985	14.8%

(1)  Includes twelve communities acquired after January 1, 2010, two redevelopment communities, eight development communities, and three commercial buildings.

2011/2010 Same-Property Revenues increased by $14.8 million or 3.9% to $390.0 million for 2011 compared to $375.2 million in 2010.  The increase was primarily attributable to an increase in scheduled rents of $15.1 million as reflected in an increase of 4.1% in average rental rates from $1,318 per unit for 2010 to $1,372 per unit for 2011.  Scheduled rents increased in all regions by 2.7%, 6.2%, and 4.8% in Southern California, Northern California, and Seattle Metro, respectively.  Other income and free rent also increased by $0.6 million and $1.6 million, respectively in 2011.  Bad debt expense decreased slightly by $0.2 million and rent concessions were comparable between years.  Occupancy decreased 50 basis points in 2011 to 96.4% compared to 96.9% in 2010 which resulted in a decrease in revenue of $2.5 million due to the Operating Partnership’s focus on increasing renewal and new lease rents at the communities compared to 2010 and 2009 when high occupancy was the primary objective due to market conditions.

2011/2010 Non-Same Property Revenues revenue increased $45.2 million in 2011 compared to 2010, due to the acquisition of twelve operating properties since January 1, 2010.  Three communities were acquired in 2011 comprised of Delano, The Bernard, and 1000 Kiely and nine communities were acquired in 2010 comprised of Santee Court, Courtyard off Main, Corbella at Juanita Bay, Anavia, 416 on Broadway, 101 San Fernando, The Commons, Bella Villagio, and Elevation.  The increase in non-same property revenue is also attributable to eight development communities (Via, Santee Village, Bellerive, Muse, Allegro, Axis 2300, Fourth & U and Joule) and the acquisition of the Santa Clara retail center.

Management and other fees from affiliates increased $2.2 million or 49.0% to $6.8 million in 2011 compared to $4.6 million in 2010.  The increase is primarily due to the asset and property management fees earned from Wesco I and II co-investments formed during 2011, and development fees earned from the joint ventures formed in 2011 to develop Epic, West Dublin, Fountain at La Brea, Santa Monica at La Brea, and Queen Anne development projects.

Property operating expenses, excluding real estate taxes increased $11.5 million or 11.0% for 2011 compared to 2010, primarily due to the acquisition of twelve communities and one retail center, and the lease-up of eight development properties.  2011/2010 Same-Property operating expenses excluding real estate taxes increased by $2.1 million or 2.2% for 2011 compared to 2010, due primarily to an increase of $1.1 million in repairs and maintenance expenses including a $0.5 million increase in turnover costs.

Real estate taxes increased $4.6 million or 11.7% for 2011 compared to 2010, due primarily to the acquisition of twelve communities and one retail center and expensing property taxes instead of capitalizing the cost for communities that were previously under development.  Same-Property real estate taxes decreased by $0.7 million or 1.9% for 2011 compared to the 2010 due to a reduction in assessed property valuations for select communities located in California and a decrease in assessed valuations for select properties in the Seattle Metro.

Depreciation expense increased by $23.2 million or 18.1% for 2011 compared to 2010, due to the acquisition of twelve communities, the completion of eight development communities, and the capitalization of approximately $95.3 million in additions to rental properties for 2011, including $45.1 million spent on redevelopment,  $16.4 million spent on improvements to recent acquisitions, $7.6 million on revenue generating capital, and the capitalization of approximately $52.7 million in additions to rental properties for 2010, including the capitalization of approximately $16.3 million spent on redevelopment and revenue generating capital and $6.4 million on acquisition capital.

General and administrative expense decreased $2.6 million or 11.0% for 2011 compared to 2010 primarily due to $1.6 million in non-recurring compensation costs related to the CEO’s retirement in 2010 and certain staff in 2011 reallocated to manage newly formed co-investments including Wesco I and II.

Cost of management and other fees increased $1.9 million compared to 2010 primarily due to an increase in administrative costs due to hiring of additional staff to assist with the management of the Operating Partnership’s co-investments including Wesco I and II and the development joint ventures formed in 2011.

Impairment and other charges of $2.3 million in 2010 relates to an expense recorded by the Operating Partnership due to the hedge ineffectiveness of certain forward-starting swaps that were settled in 2010.

Interest expense before amortization increased $8.9 million or 10.8% in 2011, primarily due to the increase in average outstanding debt, and a decrease in capitalized interest of $1.2 million compared to 2010.

Amortization expense increased by $6.6 million in 2011 compared to 2010 due primarily to the settlement of forward starting swaps in the third and fourth quarters of 2010 that were applied to new 10-year secured mortgage loans, and as a result, the settlement amounts are being amortized over the ten years.

Interest and other income decreased by $10.7 million for 2011 primarily due to a decrease of $7.5 million in gains from the sales of marketable securities.  The Operating Partnership sold marketable securities for a gain of $5.0 million during 2011 compared to $12.5 million in gains generated from the sale of marketable securities for 2010.  Additionally, interest on notes receivables decreased by $3.4 million in 2011 compared to 2010.  This primarily relates to the settlement of the Santee Court note in 2010 upon the Operating Partnership’s acquisition of the Santee Court property and a full year of interest in 2011 on a note purchased at a discount during the fourth quarter of 2010.  Finally, interest and dividends on marketable securities decreased by $1.6 million in 2011 compared to 2010 due to lower average investment balances, and this decrease was offset by a $1.6 million increase in other income resulting from an income tax benefit from a taxable REIT subsidiary that met the “more likely than not” threshold in the fourth quarter of 2011.  This tax benefit relates to the write-off of an investment in a joint venture development project recognized during 2009.

Equity (loss) income in co-investments was a loss of $0.5 million in 2011 compared to a loss of $1.7 million in 2010 due primarily to the gain on the sale of a co-investment of $0.9 million and an increase in income of $3.3 million related to the Operating Partnership’s preferred equity investments made in 2010 and 2011, partially offset by an increase in losses attributable to Wesco I and Essex Skyline at MacArthur Place.  Essex Skyline at MacArthur Place achieved stabilization in second quarter of 2011.

Gain (loss) on early retirement of debt was a loss of $1.2 million for 2011 due to the write-off of deferred financing costs related to the termination of the Operating Partnership’s $250 million secured line of credit with Freddie Mac and mortgages paid-off before maturity in 2011.

Income from discontinued operations for 2011 was $8.6 million and includes a gain of $5.2 million on the sale of Woodlawn Colonial and a gain of $3.2 million on the sale of Clarendon along with the operating results for these properties and internal disposition costs.  For 2011 and 2010 discontinued operations consisted of the operating results of the two properties sold in 2011 and the operating results of Tierra del Sol/Norte and Alpine Country which were sold in 2012.

Excess of the carrying amount of preferred interests redeemed over the cash paid to redeem preferred interests for 2011 was $1.9 million due to the redemption of all of the Series B preferred units, which resulted in excess of cash paid of $1.0 million over the carrying value of Series B preferred units and the redemption of Series F preferred interests which resulted in excess of cash paid of $0.9 million over the carrying value of Series F preferred interests due to deferred offering costs and original issuance discounts.

Comparison of Year Ended December 31, 2010 to the Year Ended December 31, 2009

The Operating Partnership’s average financial occupancies for the Operating Partnership’s stabilized apartment communities for “2010/2009 Same-Properties” (stabilized properties consolidated by the Operating Partnership for the years ended December 31, 2010 and 2009) remained consistent at 97.0% for 2010 and 2009.

The regional breakdown of the Operating Partnership’s stabilized 2010/2009 Same-Property portfolio for financial occupancy for the years ended December 31, 2010 and 2009 is as follows:

	Years ended
	December 31,
	2010	2009
Southern California	96.8%	96.6%
Northern California	97.3%	97.7%
Seattle Metro	96.9%	97.1%

The following table provides a breakdown of revenue amounts, including the revenues attributable to 2010/2009 Same-Properties.

		Years Ended
	Number of	December 31,		Dollar	Percentage
	Properties	2010	2009	Change	Change
Property Revenues ($ in thousands)
2010/2009 Same-Properties:
Southern California	56	$192,196	$196,191	$(3,995)	(2.0	) %
Northern California	28	114,346	118,776	(4,430)	(3.7)
Seattle Metro	23	59,101	63,575	(4,474)	(7.0)
Total 2010/2009 Same-Property revenues	107	365,643	378,542	(12,899)	(3.4)
2010/2009 Non-Same Property Revenues (1)		40,085	23,008	17,077	74.2
Total property revenues		$405,728	$401,550	$4,178	1.0%

(1)  Includes ten communities acquired after January 1, 2009, two redevelopment communities, six development communities, and two commercial buildings.

2010/2009 Same-Property Revenues decreased by $12.9 million or 3.4% to $365.6 million for 2010 compared to $378.5 million in 2009.  The decrease was primarily attributable to a decrease in 2010/2009 Same-Property community’s scheduled rents of $15.2 million as reflected in a decrease of 4.0% in 2010/2009 Same-Property communities average rental rates from $1,361 per unit for 2009 to $1,306 per unit for 2010.  Scheduled rents decreased in all regions and specifically by 3.1%, 3.9%, and 7.6% in Southern California, Northern California, and Seattle Metro, respectively.  The Operating Partnership had experienced a decrease in scheduled rents due to the slowdown in the economy coupled with job losses during 2009 and absorption of new housing supply.  During 2009 and 2010, the Operating Partnership experienced a decrease in gross revenue in comparison to the prior year in the Operating Partnership’s markets from the reduction in rents from leases entered into during those periods, but starting in the third quarter of 2010 the Operating Partnership has experienced sequential revenue growth and an increase in scheduled rents.  Offsetting the decrease in schedule rents, was a decrease in bad debt expense and rent concessions of $1.7 million, utility billings income increased $0.8 million, and other income decreased $0.4 million between years due primarily to a decrease in revenue from the fees charged for early termination of leases in 2009.

2010/2009 Non-Same Property Revenues increased by $17.1 million or 74.2% to $40.1 million for 2010 from $23.0 million for 2009.  The increase was primarily due to revenue generated from ten operating communities acquired after January 1, 2009 consisting of Regency at Encino, Eagle Rim, 101 San Fernando, The Commons, Bella Villagio, Santee Court, Courtyard off Main, Corbella at Juanita Bay, Anavia, and 416 on Broadway, six development communities consisting of Allegro, Joule, Fourth & U, Axis 2300, The Grand, and Belmont Station, two redevelopment communities, and two commercial buildings.

Management and other fees from affiliates increased $0.2 million to $4.5 million in 2010 compared to $4.3 million in 2009.  The increase is primarily due to the acquisition fee of $0.5 million related to the purchase of Essex Skyline at MacArthur Place in a co-investment and property management fees from this co-investment that were partially offset by a decrease in development fees from Fund II.

Property operating expenses, excluding real estate taxes increased $2.9 million or 2.8% for 2010 compared to 2009, primarily due to the acquisition of ten communities, and the completion of six development properties.  2010/2009 Same-Property operating expenses excluding real estate taxes increased slightly by $0.1 million or 0.8% for 2010 compared to 2009.

Real estate taxes increased $2.8 million or 7.8% for 2010 compared to 2009, due mainly to the acquisition of ten communities which resulted in an increase in property taxes of $1.5 million and the completion of six development communities which resulted in an increase in property taxes of $0.5 million compared to 2009.  For same-property results, real estate taxes are limited to a 2% increase for communities in California, and real estate taxes increased on average by 3.5% in the Seattle Metro area from 2009.  During the fourth quarter of 2010, the Operating Partnership received notification of temporary reductions in property taxes for the second half of 2010 for certain communities located mainly located in Contra Costa and Ventura counties, which decreased property taxes for those communities by approximately $0.5 million compared to 2009.

Depreciation and amortization expense increased by $11.7 million or 10.0% for 2010 compared to 2009, due to the acquisition of ten new communities, and the completion of six development properties.  Depreciation expense also increased due to the capitalization of approximately $52.7 million in additions to rental properties during 2010 including $16.3 million spent on redevelopment and revenue generating capital expenditures along with a full year of depreciation expense in 2010 versus a partial year of depreciation expense in 2009 for approximately $55.6 million in 2009 improvements capitalized.

General and administrative expense decreased $1.7 million or 6.9% for 2010 compared to 2009, primarily due to $3.8 million in expense of unamortized costs related to the cancellation of the Outperformance Plan in 2009.  During 2010, the Operating Partnership incurred $1.6 million in non-recurring compensation related to the CEO’s retirement, which is included in general and administrative expense.

Cost of management and other fees decreased $0.4 million or 12.6% compared to 2009 primarily due to a decrease in costs related to the completion of three Fund II development communities.

Impairment and other charges for 2010 relates to $2.3 million in expense attributable to hedge ineffectiveness of certain forward-starting swaps that were settled in 2010, and for 2009 the Operating Partnership incurred $13.1 million in impairment and other charges due to the write-off of development costs totaling $6.7 million related to two land parcels that will no longer be developed by the Operating Partnership, $0.6 million recorded for additional loan loss reserves related to a note receivable secured by an apartment community in the Portland Metropolitan Area, and $5.8 million due to the write-off of an investment in a joint venture development project.

Interest and other income increased by $14.8 million for 2010 primarily due to gains on sales of marketable securities for $12.5 million compared to $1.0 million in gains on sales of securities in 2009 and an increase in 2010 of $5.3 million for interest income earned on notes receivable primarily related to the Santee Court note receivable in 2010, which was purchased in May 2010 at a discount to the outstanding principal on the note.  Those increases in interest and other income were offset partially by a decrease of $1.1 million in interest earned on marketable securities and cash equivalents compared to 2009 due to lower average investment balances.

Equity (loss) income in co-investments decreased by $2.4 million for 2010 compared to 2009 due primarily to the Operating Partnership recording its $1.8 million share of loss from operations incurred by Essex Skyline at MacArthur Place which is a development community in lease-up that was acquired in the first quarter of 2010.  The remainder of the difference is attributable to a decrease in earnings for Fund II in 2010 compared to 2009.

Gain(loss) on early retirement of debt was $4.8 million for 2009 due to the repurchase of  the Operating Partnership’s exchangeable bonds totaling $166.7 million in 2009 at a discount to par value.

Income from discontinued operations for 2010 was $1.6 million which related to operations from Woodlawn Colonial and Clarendon office building which were sold in 2011 and Tierra del Sol/Norte and Alpine Country which were sold in 2012. The $10.5 million for 2009 includes the operating results for Woodlawn Colonial and Clarendon office building sold in 2011 and Tierra del Sol/Norte and Alpine Country which were sold in 2012, a gain of $2.9 million on the sale of Maple Leaf, a gain of $2.5 million on the sale of Spring Lake, a gain of $1.6 million on the sale of Carlton Heights Villa, a gain of $0.9 million on the sale of Grand Regency, and a gain of $0.8 million on the sale of Mountain View.

Excess of the carrying amount of preferred interests redeemed over the cash paid to redeem preferred interests for 2010 was $0 since there were no such redemptions in 2010.  The $50.0 million for 2009 related to the repurchase of $145.0 million of the Operating Partnership 's Series G cumulative convertible preferred interests at a discount to carrying value.

Liquidity and Capital Resources

As of November 30, 2012, Standard and Poor's ("S&P") credit agency rated Essex Property Trust, Inc. BBB/Stable and Moody's Investors Service credit agency rated Essex Portfolio, L.P. Baa2/Stable. Also, Fitch Ratings ("Fitch") assigned a BBB+ Stable issuer rating to Essex Property Trust, Inc. and Essex Portfolio, L.P., and the rating outlook is stable.

As of September 30, 2012, the Operating Partnership had $1.9 million of unrestricted cash and cash equivalents and $141.6 million in marketable securities, of which $90.9 million were held available for sale.  We believe that cash flows generated by our operations, existing cash, cash equivalents, and marketable securities balances, availability under existing lines of credit, access to capital markets and the ability to generate cash from the disposition of real estate are sufficient to meet all of our reasonably anticipated cash needs during the next twelve months.  The timing, source and amounts of cash flows provided by financing activities and used in investing activities are sensitive to changes in interest rates and other fluctuations in the capital markets environment, which can affect our plans for acquisitions, dispositions, development and redevelopment activities.

The Operating Partnership has two lines of credit aggregating $525 million as of September 30, 2012.  The Operating Partnership has a $500 million unsecured line of credit with an accordion option to $600 million.  As of September 30, 2012 there was a $58 million balance on this unsecured line.  The underlying interest rate on the $500 million line is based on a tiered rate structure tied to the Operating Partnership’s credit ratings on the credit facility and the rate was LIBOR + 1.20% as of September 30, 2012.  This facility matures in December 2015 with two one-year extensions, exercisable by the Operating Partnership.  The Operating Partnership has a working capital unsecured line of credit agreement for $25 million.  As of September 30, 2012 there was a $3.9 million balance outstanding on this unsecured line.  The underlying interest rate on the $25 million line is based on a tiered rate structure tied to the Operating Partnership’s credit ratings on the credit facility of LIBOR + 1.20%.

During the nine months ended September 30, 2012, the Operating Partnership entered into an agreement to issue $200 million of private placement unsecured notes for a term of 9 years at an all-in fixed rate of 4.3%.

In August 2012, the Operating Partnership issued $300.0 million in senior unsecured notes at an interest rate per annum of 3.625% that mature in August 2022.  The net proceeds from the notes after deducting discounts, commissions and offering expenses, were approximately $294.5 million.  We used $263.0 million of the net proceeds to repay the outstanding indebtedness under our $500.0 million unsecured line of credit, $13.6 million to repay the outstanding indebtedness under our $25.0 million unsecured working capital line of credit and the remaining proceeds for general corporate and working capital purposes.

In July, the Operating Partnership increased the capacity of its $200 million unsecured term loan originated in the fourth quarter of 2011 to $350 million, and the tiered pricing structure was reduced from LIBOR + 142.5 basis points to LIBOR + 130 basis points.  The $150 million of additional funds were issued to the Operating Partnership during October 2012.

The Operating Partnership has entered into interest rate swap contracts with an aggregate notional amount of $300 million that effectively fixed the interest rate on $300 million of the $350 million unsecured term loan at 2.4%.  These derivatives qualify for hedge accounting.

The Company has entered into equity distribution agreements with Cantor Fitzgerald & Co, KeyBanc Capital Markets Inc., Barclays Capital Inc., BMO Capital Markets Corp., Liquidnet, Inc., Mitsubishi UFJ Securities (USA), Inc., and Citigroup Global Markets Inc.  During the third quarter of 2012, the Company sold 633,636 shares of common stock for $97.9 million, net of commissions, at an average per share price of $155.97.  From January 1, 2012 through November 1, 2012, the Company has sold 1,775,748 shares of common stock for $269.0 million, net of commissions, at an average price of $152.97, and the Company contributed such net proceeds to the Operating Partnership.

Under this program, the Company may from time to time sell shares of common stock into the existing trading market at current market prices, and the Operating Partnership anticipates using the net proceeds to pay down debt, acquire apartment communities and fund the development pipeline.  As of November 1, 2012, the Company may sell an additional 2,700,231 shares under the current equity distribution program.

As of September 30, 2012, the Operating Partnership’s mortgage notes payable totaled $1.6 billion which consisted of $1.4 billion in fixed rate debt with interest rates varying from 4.3% to 6.4% and maturity dates ranging from 2013 to 2021 and $202.1 million of variable rate debt with a weighted average interest rate of 1.9% ($202.1 million of the variable debt is tax-exempt variable rate demand notes).  The tax-exempt variable rate demand notes have maturity dates ranging from 2013 to 2039, and $187.8 million are subject to interest rate caps.

The Operating Partnership pays quarterly distributions from cash available for distribution. Until it is distributed, cash available for distribution is invested by the Operating Partnership primarily in investment grade securities held available for sale or is used by the Operating Partnership to reduce balances outstanding under its line of credit.

The Operating Partnership has benefited from borrowing from Fannie Mae and Freddie Mac, and there are no assurances that these entities will lend to the Operating Partnership in the future.  To the extent that the Operating Partnership’s access to capital and credit is at a higher cost than the Operating Partnership has experienced in recent years (reflected in higher interest rates for debt financing or a lower stock price for equity financing) the Operating Partnership’s ability to make acquisitions, develop communities, obtain new financing, and refinance existing borrowing at competitive rates could be adversely impacted.  For the past two years the Operating Partnership has primarily issued unsecured debt and repaid secured debt when it has matured to place less reliance on mortgage debt financing, and to unencumber more of the Operating Partnership's communities.

Derivative Activity

The Operating Partnership uses interest rate swaps and interest rate cap contracts to manage certain interest rate risks. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The Operating Partnership incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.

The Operating Partnership has entered into interest rate swap contracts with an aggregate notional amount of $300 million that effectively fixed the interest rate on $300 million of the $350 million unsecured term loan at 2.4%.  These derivatives qualify for hedge accounting.

As of September 30, 2012 the Operating Partnership also had twelve interest rate cap contracts totaling a notional amount of $187.8 million that qualify for hedge accounting as they effectively limit the Operating Partnership’s exposure to interest rate risk by providing a ceiling on the underlying variable interest rate for $202.1 million of the Operating Partnership’s tax exempt variable rate debt.  As of September 30, 2012 and December 31, 2011 the aggregate carrying value of the interest rate swap contracts was a liability of $7.2 million and $1.4 million, respectively. The aggregate carrying value of the interest rate cap contracts was zero on the balance sheet as of September 30, 2012, and was an asset of $0.2 million as of December 31, 2011.

During the third quarter 2012, the Operating Partnership terminated a swap transaction with respect to the $38.0 million of tax-exempt bonds for the 101 San Fernando apartment community with Citibank because the bonds were repurchased by the Operating Partnership at par.

Development and Predevelopment Pipeline

The Operating Partnership defines development activities as new properties that are being constructed, or are newly constructed and, in the case of development communities, are in a phase of lease-up and have not yet reached stabilized operations.  As of September 30, 2012, the Operating Partnership had two consolidated development projects, and seven unconsolidated joint venture development projects aggregating 2,495 units for an estimated cost of $934.4 million, of which $523.9 million remains to be expended.

The Operating Partnership owned one predevelopment project consisting of 192 units with an aggregate carrying value of $19.8 million as of September 30, 2012.  In addition, the Operating Partnership owned three land parcels held for future development or sale aggregating an estimated 298 units as of September 30, 2012.  The aggregate carrying value for these three land parcels was $45.2 million as of September 30, 2012.  The Operating Partnership expects to fund the development and predevelopment pipeline by using a combination of some or all of the following sources: its working capital, amounts available on its lines of credit, net proceeds from public and private equity and debt issuances, and proceeds from the disposition of properties, if any.

Alternative Capital Sources

Essex Apartment Value Fund II, L.P. (“Fund II”) , an investment fund formed by the Operating Partnership, has eight institutional investors, and the Operating Partnership, with combined partner equity contributions of $265.9 million were fully contributed as of 2008.  See “Business and Properties—Business--Essex Apartment Value Fund II, L.P.”  The Operating Partnership contributed $75.0 million to Fund II, which represents a 28.2% interest as general partner and limited partner.   Fund II utilized leverage equal to approximately 55% upon the initial acquisition of the underlying real estate.  Fund II invested in apartment communities in the Operating Partnership’s targeted West Coast markets and, as of September 30, 2012, owned fourteen apartment communities.  The Operating Partnership records revenue for its asset management, property management, development and redevelopment services when earned, and promote income when realized if Fund II exceeds certain financial return benchmarks.

In the fourth quarter of 2012, the Operating Partnership closed on the sale of seven communities owned by Fund II for estimated gross proceeds of approximately $413 million.  The Operating Partnership has a 28.2% ownership interest in Fund II.  In conjunction with the sale of the assets, Fund II incurred prepayment penalties on debt obligations, which will result in the Operating Partnership recording a loss of approximately $2.2 million in the fourth quarter for its pro rata share of Fund II’s debt.

In 2011, the Operating Partnership entered into a 50/50 programmatic joint venture, Wesco I, LLC, with an institutional partner for a total equity commitment of $200 million.  Each partner’s equity commitment was $100 million, and Wesco I will utilize leverage equal to approximately 50% to 60%.  In 2012, the equity commitment was increased to $300 million and each partner’s equity commitment is $150 million with the leverage target being reduced to 50%.  The Operating Partnership has contributed $88.2 million to Wesco I, and as of September 30, 2012, Wesco I owned seven apartment communities with 2,169 units.  Investments must meet certain criteria to qualify for inclusion in the joint venture and both partners must approve any new acquisitions and material dispositions. The joint venture has an investment period of up to two years.  The Operating Partnership will receive asset and property management fees, and may earn a promoted interest.  The Operating Partnership accounts for this joint venture on the equity method.

Contractual Obligations and Commercial Commitments

The following table summarizes the maturation or due dates of the Operating Partnership’s contractual obligations and other commitments at September 30, 2012, and the effect such obligations could have on the Operating Partnership’s liquidity and cash flow in future periods ($ in thousands):

			2014 and	2016 and
	2012	2013	2015	2017	Thereafter	Total
Mortgage notes payable	$-	$40,546	$134,998	$158,616	$1,237,661	$1,571,821
Unsecured debt	-		-	390,000	572,008	962,008
Lines of credit	-	-	61,872	-	-	61,872
Interest on indebtedness (1)	28,672	113,783	214,883	177,779	227,423	762,540
Co-investment commitments (including development)	57,220	294,825	281,545	96,940	-	730,530
Redevelopment commitments	2,150	14,984	6,991	-	-	24,125
	$88,042	$464,138	$700,289	$823,335	$2,037,092	$4,112,896

(1) Interest on indebtedness for variable debt was calculated using interest rates as of September 30, 2012.

Variable Interest Entities

In accordance with accounting standards for consolidation of variable interest entities, the Operating Partnership consolidates 19 DownREIT limited partnerships (comprising twelve communities) since the Operating Partnership is the primary beneficiary of these variable interest entities (“VIEs”).  Total DownREIT units outstanding were 1,057,848 and 1,063,848 as of September 30, 2012 and December 31, 2011, respectively, and the redemption value of the units, based on the closing price of the Company’s common stock totaled $156.8 million and $149.5 million, as of September 30, 2012 and December 31, 2011, respectively.  The consolidated total assets and liabilities related to these VIEs, net of intercompany eliminations, were approximately $202.7 million and $176.7 million, respectively, as of September 30, 2012 and $199.8 million and $171.5 million, respectively, as of December 31, 2011.  Interest holders in VIEs consolidated by the Operating Partnership are allocated income equal to the cash payments made to those interest holders.  The remaining results of operations are generally allocated to the Operating Partnership.  As of September 30, 2012 and December 31, 2011, the Operating Partnership did not have any other VIEs of which it was deemed to be the primary beneficiary.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements, in accordance with U.S. generally accepted accounting principles requires the Operating Partnership to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities.  The Operating Partnership defines critical accounting policies as those accounting policies that require the Operating Partnership 's management to exercise their most difficult, subjective and complex judgments.  The Operating Partnership critical accounting policies relate principally to the following key areas: (i) consolidation under applicable accounting standards of various entities; (ii) assessing the carrying values of the Operating Partnership's real estate and investments in and advances to joint ventures and affiliates; and (iii) internal cost capitalization.  The Operating Partnership bases its estimates on historical experience, current market conditions, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from those estimates made by management.

The Operating Partnership assesses each entity in which it has an investment or contractual relationship to determine if it may be deemed to be a VIE.  If such an entity is a VIE, then the Operating Partnership performs an analysis to determine who is the primary beneficiary.  If the Operating Partnership is the primary beneficiary, then the entity is consolidated.  The analysis required to identify VIEs and primary beneficiaries is complex and judgmental, and the analysis must be applied to various types of entities and legal structures.

The Operating Partnership assesses the carrying value of its real estate investments by monitoring investment market conditions and performance compared to budget for operating properties and joint ventures, and by monitoring estimated costs for properties under development.  Local market knowledge and data is used to assess carrying values of properties and the market value of acquisition opportunities.  Whenever events or changes in circumstances indicate that the carrying amount of a property held for investment may not be fully recoverable, the carrying amount is evaluated.  If the sum of the property’s expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property, then the Operating Partnership will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the property.  Adverse changes in market conditions or poor operating results of real estate investments could result in impairment charges.  When the Operating Partnership determines that a property is held for sale, it discontinues the periodic depreciation of that property.  The criteria for determining when a property is held for sale requires judgment and has potential financial statement impact as depreciation would cease and an impairment loss could occur upon determination of held for sale status.  Assets held for sale are reported at the lower of the carrying amount or estimated fair value less costs to sell.  With respect to investments in and advances to joint ventures and affiliates, the Operating Partnership looks to the underlying properties to assess performance and the recoverability of carrying amounts for those investments in a manner similar to direct investments in real estate properties.  Further, the Operating Partnership evaluates whether its co-investments have other than temporary impairment and, if so, records a write down.

The Operating Partnership capitalizes all direct and certain indirect costs, including interest and real estate taxes, incurred during development and redevelopment activities. Interest is capitalized on real estate assets that require a period of time to get them ready for their intended use.  The amount of interest capitalized is based upon the average amount of accumulated development expenditures during the reporting period.  Included in capitalized costs are management’s accounting estimates of the direct and incremental personnel costs and indirect project costs associated with the Operating Partnership 's development and redevelopment activities.  Indirect project costs consist primarily of personnel costs associated with construction administration and development, including accounting, legal fees, and various office costs that clearly relate to projects under development.

The Operating Partnership bases its accounting estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results may vary from those estimates and those estimates could be different under different assumptions or conditions.

Funds from Operations (“FFO”)

FFO is a financial measure that is commonly used in the REIT industry.  The Company presents funds from operations as a supplemental operating performance measure.  FFO is not used by the Company as, nor should it be considered to be, an alternative to net earnings computed under GAAP as an indicator of the Company’s operating performance or as an alternative to cash from operating activities computed under GAAP as an indicator of the Company’s ability to fund its cash needs.

FFO is not meant to represent a comprehensive system of financial reporting and does not present, nor does it intend to present, a complete picture of the Company's financial condition and operating performance.  The Company believes that net earnings computed under GAAP remain the primary measure of performance and that FFO is only meaningful when it is used in conjunction with net earnings.  The Company considers FFO and FFO excluding non-recurring items (referred to as “Core FFO”) to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.  Further, the Company believes that its consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of its financial condition and its operating performance.

In calculating FFO, the Company follows the definition for this measure published by the National Association of REITs (“NAREIT”), which is a REIT trade association.  The Company believes that, under the NAREIT FFO definition, the two most significant adjustments made to net income are (i) the exclusion of historical cost depreciation and (ii) the exclusion of gains and losses (including impairment charges on depreciable real estate) from the sale of previously depreciated properties.  The Company agrees that these two NAREIT adjustments are useful to investors for the following reason:

(a)
historical cost accounting for real estate assets in accordance with GAAP assumes, through depreciation charges, that the value of real estate assets diminishes predictably over time. NAREIT stated in its White Paper on Funds from Operations “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” Consequently, NAREIT’s definition of FFO reflects the fact that real estate, as an asset class, generally appreciates over time and depreciation charges required by GAAP do not reflect the underlying economic realities.

(b)
REITs were created as a legal form of organization in order to encourage public ownership of real estate as an asset class through investment in firms that were in the business of long-term ownership and management of real estate.  The exclusion, in NAREIT’s definition of FFO, of gains and losses (including impairment charges on depreciable real estate) from the sales of previously depreciated operating real estate assets allows investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT’s activity and assists in comparing those operating results between periods.

Management believes that it has consistently applied the NAREIT definition of FFO to all periods presented.  However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosure of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of FFO for nine months ended September 30, 2012 and 2011 and for each of the years ended in the three year period ended December 31, 2011 (in thousands):

	For the nine months	For the nine months	For the year	For the year	For the year
	months ended	months ended	ended	ended	ended
	9/30/12	9/30/11	12/31/11	12/31/10	12/31/09
Net income available to common stockholders	$76,019	$26,432	$40,368	$33,764	$82,200
Adjustments:
Depreciation and amortization	125,669	112,678	152,543	129,711	118,522
Gains not included in FFO, net of internal disposition cost	(31,730)	(4,384)	(7,543)	-	(7,943)
Depreciation add back from unconsolidated co-investments, and add back convertible preferred dividend - Series G	11,104	8,498	12,642	6,128	4,357
Noncontrolling interests related to Operating Partnership units	5,169	2,201	3,228	2,779	4,224
Depreciation attributable to third party of co-investments	(904)	(790)	(1,066)	(1,014)	(974)
Funds from operations	$185,327	$144,635	$200,172	$171,368	$200,386
Weighted average number of shares outstanding, diluted(1)	37,108,021	34,537,774	34,860,521	32,028,269	29,746,614

(1)	Assumes conversion of all dilutive outstanding operating partnership interests in the Operating Partnership.

The following table sets forth the Operating Partnership’s cash flows for nine months ended September 30, 2012 and 2011 and for each of the years ended in the three year period ended December 31, 2011 (in thousands):

	For the nine months	For the nine months	For the year	For the year	For the year
	months ended	months ended	ended	ended	ended
	9/30/12	9/30/11	12/31/11	12/31/10	12/31/09
Cash flow provided by (used in):
Operating activities	$219,335	$170,694	$216,571	$175,530	$173,587
Investing activities	(518,066)	(258,512)	(425,783)	(510,868)	(218,958)
Financing activities	287,785	83,085	208,348	328,431	24,122

Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Hedging Activities

The Operating Partnership’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks.  To accomplish this objective, the Operating Partnership uses interest rate swaps as part of its cash flow hedging strategy.  As of September 30, 2012, the Operating Partnership has entered into ten interest rate swap contracts to mitigate the risk of changes in the interest-related cash outflows on $300.0 million of the variable rate five-year unsecured term debt.  As of September 30, 2012, the Operating Partnership also had $202.1 million of variable rate indebtedness, of which $187.8 million is subject to interest rate cap protection.   All of the Operating Partnership’s derivative instruments are designated as cash flow hedges, and the Operating Partnership does not have any fair value hedges as of September 30, 2012.  The following table summarizes the notional amount, carrying value, and estimated fair value of the Operating Partnership’s derivative instruments used to hedge interest rates as of September 30, 2012.   The notional amount represents the aggregate amount of a particular security that is currently hedged at one time, but does not represent exposure to credit, interest rates or market risks.  The table also includes a sensitivity analysis to demonstrate the impact on the Operating Partnership’s derivative instruments from an increase or decrease in 10-year Treasury bill interest rates by 50 basis points, as of September 30, 2012.

			Carrying and	Estimated Carrying Value
(Dollars in thousands)	Notional Amount	Maturity Date Range	Estimate Fair Value	+ 50 Basis Points	- 50 Basis Points
Cash flow hedges:
Interest rate swaps	$300,000	2016-2017	$(7,174)	$(678)	$(12,659)
Interest rate caps	187,787	2013-2016	-	107	-
Total cash flow hedges	$487,787	2013-2017	$(7,174)	$(571)	$(12,659)

Interest Rate Sensitive Liabilities

The Operating Partnership is exposed to interest rate changes primarily as a result of its lines of credit and long-term tax exempt variable rate debt and unsecured term debt.  The Operating Partnership’s interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives the Operating Partnership borrows primarily at fixed rates and may enter into derivative financial instruments such as interest rate swaps, caps and treasury locks in order to mitigate its interest rate risk on a related financial instrument. The Operating Partnership does not enter into derivative or interest rate transactions for speculative purposes.

The Operating Partnership’s interest rate risk is monitored using a variety of techniques. The table below presents the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows.

For the Years Ended	2012	2013	2014	2015	2016	Thereafter	Total	Fair value

(In thousands)
Fixed rate debt	$-	21,127	65,715	69,283	162,721	1,812,846	$2,131,692	$2,256,969
Average interest rate	-	5.5%	5.4%	5.2%	4.4%	4.9%	4.9%
Variable rate debt	$-	19,420 (1)	3,872	58,000 (2)	200,000 (2)	182,717 (2)	$464,009	$442,762
Average interest rate	-	1.5%	2.3%	2.3%	2.7%	1.9%	2.3%

(1) $187.8 million subject to interest rate caps.
(2) $300.0 million subject to interest rate swap agreements.

The table incorporates only those exposures that exist as of September 30, 2012; it does not consider those exposures or positions that could arise after that date. As a result, our ultimate realized gain or loss, with respect to interest rate fluctuations and hedging strategies would depend on the exposures that arise prior to settlement.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not Applicable.

BUSINESS AND PROPERTIES

Business

Overview

The Company is engaged primarily in the ownership, operation, management, acquisition, development and redevelopment of predominantly apartment communities.  As of September 30, 2012, the Company owned or held an interest in 164 communities, aggregating 33,637 units, located along the West Coast, as well as five commercial buildings (totaling approximately 315,900 square feet), and nine active development projects, two consolidated projects and seven unconsolidated joint venture projects,  with 2,495 units in various stages of development (collectively, the “Portfolio”).

Essex Property Trust, Inc. is a Maryland corporation that operates as a self-administered and self-managed real estate investment trust (“REIT”).  The Company owns all of its interest in its real estate investments directly or indirectly through Essex Portfolio, L.P. a California limited partnership (the “Operating Partnership”).  Essex Property Trust, Inc. is the sole general partner of the Operating Partnership and as of September 30, 2012 owned a 94.1% general partnership interest.

Essex Property Trust, Inc. has elected to be treated as a REIT for federal income tax purposes, commencing with the year ended December 31, 1994 as the Company completed an initial public offering on June 13, 1994.  In order to maintain compliance with REIT tax rules, the Company utilizes taxable REIT subsidiaries for various revenue generating or investment activities. All taxable REIT subsidiaries are consolidated by the Company.

The Company’s website address is http://www.essexpropertytrust.com.  The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports, and the Proxy Statement for its Annual Meeting of Stockholders are available, free of charge, on its website as soon as practicable after the Company files the reports with the Securities and Exchange Commission (“SEC”).

Recent Developments

Acquisitions

During the fourth quarter of 2012, the Company purchased six communities comprised of 1,519 units for a total investment of $450 million.  In January 2013, the Company purchased two communities containing 90 units for a total of $41.2 million.

Dispositions

The Company closed on the sale of seven communities owned by Essex Apartment Value Fund II, L.P. (“Fund II”) during the fourth quarter for gross proceeds of $413 million.  The Company has a 28.2% ownership interest in Fund II.  In conjunction with the sale of the assets, the Company incurred a prepayment penalty on debt obligations of $2.3 million during the fourth quarter for its pro rata share of Fund II’s debt.  The total  gain on the transaction was $106 million, of which the Company’s pro rata share was $29.1 million, net of costs related to a disposition incentive program attributable to the sale of certain communities and selling expenses.

In January 2013, the Company sold the land parcel held for future development located in Palo Alto, California for $9.1 million, resulting in a gain of $1.5 million.

Common Stock

During the fourth quarter of 2012, the Company sold 629,107 shares of common stock for $88.9 million, net of commissions, at an average per share price of $142.61.  For 2012, the Company sold 2,394,855 shares of common stock for $356.3 million, net of commissions, at an average price of $150.26.  In January 2013, the Company sold 488,716 shares of common stock for $73.3 million, net of commissions, at an average price of $151.49.

Unsecured Term Loan

During October 2012, the Company drew an additional $150 million on the Company’s $350 unsecured term loan which is now fully drawn at LIBOR + 130 basis points.  The proceeds were used to fund fourth quarter acquisitions, development pipeline, and pay down the Company’s lines of credit.

Business Strategies

Research Driven Approach – The Company believes that successful real estate investment decisions and portfolio growth begin with extensive regional economic research and local market knowledge.

Utilizing a proprietary research model that the Company has developed over the last three decades, the Company continually assesses markets where the Company operates, as well as markets where the Company considers future investment opportunities by evaluating the following:

●	Focus on markets in major metropolitan areas that have regional population in excess of one million;
●
Constraints on new supply driven by: (i) low availability of developable land sites where competing housing could be economically built; (ii) political growth barriers, such as protected land, urban growth boundaries, and potential lengthy and expensive development permit processes; and (iii) natural limitations to development, such as mountains or waterways;

●	Rental demand is enhanced by affordability of rents relative to costs of for-sale housing; and
●	Housing demand that is based on proximity to jobs, high median incomes, the quality of life and related commuting factors, as well as potential job growth.

Recognizing that all real estate markets are cyclical, the Company regularly evaluates the results of its regional economic, and its local market research, and adjusts the geographic focus of its portfolio accordingly.  The Company seeks to increase its Portfolio allocation in markets projected to have the strongest local economies and to decrease such allocations in markets projected to have declining economic conditions.  Likewise, the Company also seeks to increase its portfolio allocation in markets that have attractive property valuations and to decrease such allocations in markets that have inflated valuations and low relative yields.

Property Operations – The Company manages its communities by focusing on strategies that will generate above-average rental growth, tenant retention/satisfaction and long-term asset appreciation.  The Company intends to achieve this by utilizing the strategies set forth below:

●
Property Management – The Senior Vice President of Operations, Divisional Managers, Regional Portfolio Managers and Area Managers are accountable for the performance and maintenance of the communities. They supervise, provide training for the on-site managers, review actual performance against budget, monitor market trends and prepare operating and capital budgets.

●
Capital Preservation – The Executive Vice President and First Vice President of Asset Management and the Capital and Maintenance department are responsible for the planning, budgeting and completion of major capital improvement projects at the Company’s communities.

●
Business Planning and Control – Comprehensive business plans are implemented in conjunction with every investment decision.  These plans include benchmarks for future financial performance, based on collaborative discussions between on-site managers and senior management.

●
Development and Redevelopment – The Company focuses on acquiring and developing apartment communities in supply constrained markets, and redeveloping its existing communities to improve the financial and physical aspects of the Company’s communities.

Essex Apartment Value Fund II, L.P.

Essex Apartment Value Fund II, L.P. (“Fund II”) is an investment fund formed by the Company to add value through rental growth and asset appreciation, utilizing the Company's development, redevelopment, and property and asset management capabilities.

Fund II has eight institutional investors, and the Company, with combined partner equity contributions of $265.9 million.  The Company contributed $75.0 million to Fund II, which represents a 28.2% interest as general partner and limited partner, and the Company uses the equity method of accounting for its investment in Fund II.  Fund II utilized leverage equal to approximately 55% upon the initial acquisition of the underlying real estate.  Fund II invested in apartment communities in the Company’s targeted West Coast markets and, as of September 30, 2012, owned fourteen apartment communities.  The Company records revenue for its asset management, property management, development and redevelopment services when earned, and promote income when realized if Fund II exceeds certain financial return benchmarks.

The Company closed on the sale of seven communities owned by Essex Apartment Value Fund II, L.P. (“Fund II”) during the fourth quarter for gross proceeds of $413 million.  The Company has a 28.2% ownership interest in Fund II.  In conjunction with the sale of the assets, the Company incurred a prepayment penalty on debt obligations of $2.3 million during the fourth quarter for its pro rata share of Fund II’s debt.  The total  gain on the transaction was $106 million, of which the Company’s pro rata share was $29.1 million, net of costs related to a disposition incentive program attributable to the sale of certain communities and selling expenses.

Wesco I, LLC

In 2011, the Company entered into a 50/50 programmatic joint venture, Wesco I, with an institutional partner for a total equity commitment of $200 million.  Each partner’s equity commitment was $100 million, and Wesco I will utilize leverage equal to approximately 50% to 60%.  In 2012, the equity commitment was increased to $300 million and each partner’s equity commitment is $150 million with the leverage target being reduced to 50%.  The Company has contributed $88.2 million to Wesco I, and as of September 30, 2012, Wesco I owned seven apartment communities with 2,169 units.  Investments must meet certain criteria to qualify for inclusion in the joint venture and both partners must approve any new acquisitions and material dispositions. The joint venture has an investment period of up to two years.  The Company will receive asset and property management fees, and may earn a promoted interest.  The Company accounts for this joint venture on the equity method.

Offices and Employees

The Company is headquartered in Palo Alto, California, and has regional offices in Woodland Hills, California; Irvine, California; San Diego, California and Bellevue, Washington.  As of September 30, 2012, the Company had 1,153 employees.

Insurance

The Company carries comprehensive liability, fire, extended coverage and rental loss insurance for each of the communities.  Insured risks for comprehensive liabilities covers claims in excess of $25,000 per incident, and property casualty insurance covers losses in excess of a $5.0 million deductible per incident. There are, however, certain types of extraordinary losses, such as, losses from terrorism and earthquakes, for which the Company does not have insurance.  Substantially all of the communities are located in areas that are subject to earthquakes.

The Company believes it has a proactive approach to its potential earthquake losses.  The Company utilizes third-party seismic consultants for its acquisitions and may perform seismic upgrades to those acquisitions that are determined to have a higher level of potential loss from an earthquake.  The Company utilizes third-party loss models to help to determine its exposure.  The majority of the communities are lower density garden-style apartments which may be less susceptible to material earthquake damage.  The Company will continue to monitor third-party earthquake insurance pricing and conditions and may consider obtaining third-party coverage if it deems it cost effective.

Although the Company may carry insurance for potential losses associated with its communities, employees, residents, and compliance with applicable laws, it may still incur losses due to uninsured risks, deductibles, co-payments or losses in excess of applicable insurance coverage and those losses may be material.

Competition

There are numerous housing alternatives that compete with the Company’s communities in attracting residents.  These include other apartment communities, and single-family homes.  The communities also compete for residents with new and existing condominiums.  If the demand for the Company’s communities is reduced or if competitors develop and/or acquire competing housing, rental rates and occupancy may drop which may have a material adverse effect on the Company’s financial condition and results of operations.

The Company faces competition from other real estate investment trusts, businesses and other entities in the acquisition, development and operation of apartment communities.  Some competitors are larger and have greater financial resources than the Company.  This competition may result in increased costs of apartment communities the Company acquires and or develops.

Working Capital

The Company believes that cash flow generated by its operations, existing cash and marketable securities balances, availability under existing lines of credit, access to capital markets and the ability to generate cash from the disposition of real estate are sufficient to meet all of its reasonable anticipated cash needs during 2013.  The timing, source and amounts of cash flows provided by financing activities and used in investing activities are sensitive to changes in interest rates and other fluctuations in the capital markets environment, which can affect its plans for acquisitions, dispositions, development and redevelopment activities.

Environmental Considerations

See the discussion under the caption, “Risk Factors - The Company’s Portfolio may have unknown environmental liabilities”, in this prospectus, for information concerning the potential effect of environmental regulations on its operations.

Legal Proceedings

There have been have been an increasing number of lawsuits in recent years against owners and managers of apartment communities alleging personal injury and property damage caused by the presence of mold in residential real estate.  Some of these lawsuits have resulted in substantial monetary judgments or settlements.  The Company has been sued for mold related matters and has settled some, but not all, of such matters.   Insurance carriers have reacted to mold related liability awards by excluding mold related claims from standard policies and pricing mold endorsements at prohibitively high rates.  The Company has, however, purchased pollution liability insurance, which includes some coverage for mold.  The Company has adopted policies for promptly addressing and resolving reports of mold when it is detected, and to minimize any impact mold might have on residents of the property.  The Company believes its mold policies and proactive response to address any known existence, reduces its risk of loss from these cases.  There can be no assurances that the Company has identified and responded to all mold occurrences, but the Company promptly addresses all known reports of mold.  Liabilities resulting from such mold related matters are not expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.  As of September 30, 2012, potential liabilities for mold and other environmental liabilities are not considered probable or the loss cannot be quantified or estimated.

The Company is subject to various other lawsuits in the normal course of its business operations.  Such lawsuits are not expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Properties

Overview

The Company’s Portfolio as of September 30, 2012 (including communities owned by unconsolidated joint ventures, but excluding communities underlying preferred equity investments) was comprised of 164 apartment communities (comprising 33,637 apartment units), of which 15,216 units are located in Southern California, 10,383 units are located in the San Francisco Bay Area, and 8,038 units are located in the Seattle metropolitan area.  The Company’s apartment communities accounted for 97.6% of the Company’s revenues for the nine months ended September 30, 2012.

Occupancy Rates

The Company’s average financial occupancies for the Company’s stabilized communities or “2012/2011 Same-Properties” (stabilized properties consolidated by the Company for the nine months ended September 30, 2012 and 2011) increased 20 basis points to 96.4% for the nine months ended September 30, 2012 from 96.2% for the nine months ended September 30, 2011.  Financial occupancy is defined as the percentage resulting from dividing actual rental revenue by total possible rental revenue.  When calculating actual rents for occupied units and market rents for vacant units, delinquencies and concessions are not taken into account.  Total possible rental revenue represents the value of all apartment units, with occupied units valued at contractual rental rates pursuant to leases and vacant units valued at estimated market rents.   The Company believes that financial occupancy is a meaningful measure of occupancy because it considers the value of each vacant unit at its estimated market rate.  Financial occupancy may not completely reflect short-term trends in physical occupancy and financial occupancy rates as disclosed by other REITs may not be comparable to the Company’s calculation of financial occupancy.  Market rates are determined using a variety of factors such as effective rental rates at the property based on recently signed leases and asking rates for comparable properties in the market.  The recently signed effective rates at the property are used as the starting point in the determination of the market rates of vacant units.  The Company then increases or decreases these rates based on the supply and demand in the apartment community’s market.  The Company will check the reasonableness of these rents based on its position within the market and compare the rents against the asking rents by comparable properties in the market.

For communities that are development properties in lease-up without stabilized occupancy figures, the Company believes the physical occupancy rate is the appropriate performance metric.  While a community is in the lease-up phase, the Company’s primary motivation is to stabilize the property which may entail the use of rent concessions and other incentives, and thus financial occupancy which is based on contractual revenue is not considered the best metric to quantify occupancy.

Communities

The Company’s communities are primarily suburban garden-style communities and town homes comprising multiple clusters of two and three-story buildings situated on three to fifteen acres of land.  As of September 30, 2012, the Company’s communities include 119 garden-style, 42 mid-rise, and 3 high-rise communities.  The communities have an average of approximately 206 units, with a mix of studio, one, two and some three-bedroom units.  A wide variety of amenities are available at the Company’s communities, including covered parking, fireplaces, swimming pools, clubhouses with fitness facilities, volleyball and playground areas and tennis courts.

The Company selects, trains and supervises on-site service and maintenance personnel.  The Company believes that the following primary factors enhance the Company’s ability to retain tenants:

●	located near employment centers;
●	attractive communities that are well maintained; and
●	proactive customer service approach.

Commercial Buildings

The Company’s corporate headquarters is located in two office buildings with approximately 31,900 square feet located at 925/935 East Meadow Drive, Palo Alto, California.   The Company owns an office building with approximately 110,000 square feet located in Irvine, California, of which the Company occupies approximately 7,150 square feet at September 30, 2012.  The Company owns Essex-Hollywood, a 35,000 square foot commercial building as a future development site that is currently 100% leased as a production studio.

During 2011, the Company purchased a retail site in Santa Clara for $20.6 million.  The plans for this project are to entitle the site for 494 apartment units.  The site is currently improved with a 139,000 square foot retail space that is 100% leased.

The following tables describe the Company’s Portfolio as of September 30, 2012. The first table describes the Company’s communities and the second table describes the Company’s other real estate assets.

			Rentable
			Square	Year	Year
Communities (1)	Location	Units	Footage	Built	Acquired	Occupancy(2)
Southern California
Alpine Village	Alpine, CA	301	254,400	1971	2002	97%
Anavia	Anaheim, CA	250	312,343	2009	2010	95%
Barkley, The(3)(4)	Anaheim, CA	161	139,800	1984	2000	97%
Bonita Cedars	Bonita, CA	120	120,800	1983	2002	96%
Camarillo Oaks	Camarillo, CA	564	459,000	1985	1996	96%
Camino Ruiz Square	Camarillo, CA	160	105,448	1990	2006	97%
Cielo (5)	Chatsworth, CA	119	125,400	2009	2009	97%
Cambridge	Chula Vista, CA	40	22,100	1965	2002	96%
Mesa Village	Clairemont, CA	133	43,600	1963	2002	97%
Parcwood(5)	Corona, CA	312	270,000	1989	2004	96%
Regency at Encino	Encino, CA	75	78,487	1989	2009	97%
Valley Park(6)	Fountain Valley, CA	160	169,700	1969	2001	98%
Capri at Sunny Hills(6)	Fullerton, CA	100	128,100	1961	2001	96%
Wilshire Promenade	Fullerton, CA	149	128,000	1992	1997	96%
Montejo(6)	Garden Grove, CA	124	103,200	1974	2001	97%
CBC Apartments	Goleta, CA	148	91,538	1962	2006	97%
Chimney Sweep Apartments	Goleta, CA	91	88,370	1967	2006	82%
416 on Broadway	Glendale, CA	115	126,782	2009	2010	95%
Hampton Court	Glendale, CA	83	71,500	1974	1999	98%
Hampton Place	Glendale, CA	132	141,500	1970	1999	98%
Devonshire	Hemet, CA	276	207,200	1988	2002	93%
Huntington Breakers	Huntington Beach, CA	342	241,700	1984	1997	96%
The Huntington	Huntington Beach, CA	276	202,256	1975	2012	98%
Axis 2300	Irvine, CA	115	170,714	2010(7)	2010	95%
Hillsborough Park	La Habra, CA	235	215,500	1999	1999	96%
Trabuco Villas	Lake Forest, CA	132	131,000	1985	1997	95%
Marbrisa	Long Beach, CA	202	122,800	1987	2002	96%
Pathways	Long Beach, CA	296	197,700	1975(8)	1991	96%
Belmont Station	Los Angeles, CA	275	225,000	2008	2008	96%
Bellerive	Los Angeles, CA	63	79,296	2011	2011	97%
Bunker Hill	Los Angeles, CA	456	346,600	1968	1998	96%
Cochran Apartments	Los Angeles, CA	58	51,400	1989	1998	96%
Kings Road	Los Angeles, CA	196	132,100	1979(9)	1997	97%
Marbella, The	Los Angeles, CA	60	50,108	1991	2005	96%
Park Catalina	Los Angeles, CA	90	72,864	2002	2012	97%
Park Place	Los Angeles, CA	60	48,000	1988	1997	96%
Renaissance, The(5)	Los Angeles, CA	169	154,268	1990(10)	2006	98%
Santee Court	Los Angeles, CA	165	132,040	2004	2010	97%
Santee Village	Los Angeles, CA	73	69,817	2011	2010	98%
Windsor Court	Los Angeles, CA	58	46,600	1988	1997	96%
Marina City Club(11)	Marina Del Rey, CA	101	127,200	1971	2004	97%
Mirabella	Marina Del Rey, CA	188	176,800	2000	2000	96%
Mira Monte	Mira Mesa, CA	355	262,600	1982(12)	2002	96%
Hillcrest Park	Newbury Park, CA	608	521,900	1973	1998	97%
Fairways(13)	Newport Beach, CA	74	107,100	1972	1999	97%
Muse	North Hollywood, CA	152	135,292	2011	2011	96%
Country Villas	Oceanside, CA	180	179,700	1976	2002	95%
Mission Hills	Oceanside, CA	282	244,000	1984	2005	97%
Mariners Place	Oxnard, CA	105	77,200	1987	2000	99%
Monterey Villas	Oxnard, CA	122	122,100	1974	1997	97%
Tierra Vista	Oxnard, CA	404	387,100	2001	2001	96%
Arbors Parc Rose(14)	Oxnard, CA	373	503,196	2001	2011	97%
Monterra del Mar	Pasadena, CA	123	74,400	1972	1997	97%
Monterra del Rey	Pasadena, CA	84	73,100	1972	1999	97%
Monterra del Sol	Pasadena, CA	85	69,200	1972	1999	97%
Villa Angelina(6)	Placentia, CA	256	217,600	1970	2001	97%

						(continued)

			Rentable
			Square	Year	Year
Communities (1)	Location	Units	Footage	Built	Acquired	Occupancy(2)
Southern California (continued)
Fountain Park	Playa Vista, CA	705	608,900	2002	2004	97%
Highridge(6)	Rancho Palos Verdes, CA	255	290,200	1972(15)	1997	95%
Bluffs II, The	San Diego, CA	224	126,700	1974(16)	1997	95%
Summit Park	San Diego, CA	300	229,400	1972	2002	96%
Vista Capri - North	San Diego, CA	106	51,800	1975	2002	97%
Brentwood(6)	Santa Ana, CA	140	154,800	1970	2001	97%
Essex Skyline at MacArthur Place (17)	Santa Ana, CA	349	512,791	2008(7)	2010	96%
Treehouse(6)	Santa Ana, CA	164	135,700	1970	2001	96%
Hope Ranch Collection	Santa Barbara, CA	108	126,700	1965&73	2007	97%
Hidden Valley(18)	Simi Valley, CA	324	310,900	2004	2004	96%
Meadowood	Simi Valley, CA	320	264,500	1986	1996	96%
Shadow Point	Spring Valley, CA	172	131,200	1983	2002	96%
Coldwater Canyon	Studio City, CA	39	34,125	1979	2007	96%
Studio 40-41 (5)	Studio City, CA	149	127,238	2009	2009	96%
Allegro	Valley Village, CA	97	127,812	2010(7)	2010	96%
Lofts at Pinehurst, The	Ventura, CA	118	71,100	1971	1997	96%
Pinehurst(19)	Ventura, CA	28	21,200	1973	2004	99%
Woodside Village	Ventura, CA	145	136,500	1987	2004	97%
Walnut Heights	Walnut, CA	163	146,700	1964	2003	96%
Reveal (Millenium)(14)	Woodland Hills, CA	438	414,892	2010	2011	93%
Avondale at Warner Center	Woodland Hills, CA	446	331,000	1970(20)	1997	97%
		15,216	13,509,677			96%

Northern California
Belmont Terrace	Belmont, CA	71	72,951	1974	2006	99%
Carlmont Woods(5)	Belmont, CA	195	107,200	1971	2004	96%
Davey Glen(5)	Belmont, CA	69	65,974	1962	2006	97%
Fourth and U	Berkley, CA	171	146,255	2010	2010	97%
Commons, The	Campbell, CA	264	153,168	1973	2010	98%
Pointe at Cupertino, The	Cupertino, CA	116	135,200	1963(21)	1998	97%
Harbor Cove(5	Foster City, CA	400	306,600	1971	2004	96%
Stevenson Place	Fremont, CA	200	146,200	1971	1983	97%
Boulevard	Fremont, CA	172	131,200	1978(22)	1996	95%
Briarwood(14	Fremont, CA	160	111,160	1975	2011	96%
The Woods(14)	Fremont, CA	160	105,280	1978	2011	96%
City View	Hayward, CA	572	462,400	1975(23)	1998	96%
Alderwood Park(5)	Newark, CA	96	74,624	1987	2006	97%
Bridgeport	Newark, CA	184	139,000	1987(24)	1987	97%
The Grand	Oakland, CA	243	205,026	2009	2009	99%
Regency Towers(5	Oakland, CA	178	140,900	1975(25)	2005	96%
San Marcos	Richmond, CA	432	407,600	2003	2003	98%
Mt. Sutro	San Francisco, CA	99	64,000	1973	2001	96%
Park West	San Francisco, CA	126	90,060	1958	2012	87%
101 San Fernando	San Jose, CA	323	296,078	2001	2010	97%
Bella Villagio	San Jose, CA	231	227,511	2004	2010	98%
Carlyle, The	San Jose, CA	132	129,200	2000	2000	97%
Enclave, The(5)	San Jose, CA	637	525,463	1998	2005	97%
Esplanade	San Jose, CA	278	279,000	2002	2004	97%
Waterford, The	San Jose, CA	238	219,600	2000	2000	97%
Hillsdale Garden	San Mateo, CA	697	611,505	1948	2006	97%
Bel Air	San Ramon, CA	462	391,000	1988/2000(26)	1997	96%
Canyon Oaks	San Ramon, CA	250	237,894	2005	2007	97%
Foothill Gardens	San Ramon, CA	132	155,100	1985	1997	95%
Mill Creek at Windermere	San Ramon, CA	400	381,060	2005	2007	96%
Twin Creeks	San Ramon, CA	44	51,700	1985	1997	95%
1000 Kiely (Family Tree)	Santa Clara, CA	121	128,486	1971	2011	96%
Le Parc Luxury Apartments	Santa Clara, CA	140	113,200	1975	1994	98%
Marina Cove(27)	Santa Clara, CA	292	250,200	1974(28)	1994	96%
Riley Square(14)	Santa Clara, CA	156	126,900	1972	2012	96%
Chestnut Street	Santa Cruz, CA	96	87,640	2002	2008	95%
Harvest Park	Santa Rosa, CA	104	116,628	2004	2007	97%
Bristol Commons	Sunnyvale, CA	188	142,600	1989	1997	97%
Brookside Oaks(6)	Sunnyvale, CA	170	119,900	1973	2000	96%
						(continued)

			Rentable
			Square	Year	Year
Communities (1)	Location	Units	Footage	Built	Acquired	Occupancy(2)
Northern California (continued)
Magnolia Lane(29)	Sunnyvale, CA	32	31,541	2001(30)	2007	96%
Montclaire, The	Sunnyvale, CA	390	294,100	1973(31)	1988	97%
Reed Square	Sunnyvale, CA	100	95,440	1970	2011	96%
Summerhill Park	Sunnyvale, CA	100	78,500	1988	1988	98%
Magnolia Square (Thomas Jefferson)(6)	Sunnyvale, CA	156	110,824	1969(30)	2007	96%
Windsor Ridge	Sunnyvale, CA	216	161,800	1989	1989	97%
Via	Sunnyvale, CA	284	309,421	2011	2011	97%
Vista Belvedere	Tiburon, CA	76	78,300	1963	2004	96%
Tuscana	Tracy, CA	30	29,088	2007	2007	92%
		10,383	8,844,477			97%

Seattle, Washington Metropolitan Area
Cedar Terrace	Bellevue, WA	180	174,200	1984	2005	96%
Courtyard off Main	Bellevue, WA	109	108,388	2000	2010	97%
Emerald Ridge-North	Bellevue, WA	180	144,000	1987	1994	96%
Foothill Commons	Bellevue, WA	388	288,300	1978(32)	1990	93%
Palisades, The	Bellevue, WA	192	159,700	1977(33)	1990	96%
Sammamish View	Bellevue, WA	153	133,500	1986(34)	1994	98%
Woodland Commons	Bellevue, WA	236	172,300	1978(35)	1990	87%
Canyon Pointe	Bothell, WA	250	210,400	1990	2003	96%
Inglenook Court	Bothell, WA	224	183,600	1985	1994	96%
Salmon Run at Perry Creek	Bothell, WA	132	117,100	2000	2000	98%
Stonehedge Village	Bothell, WA	196	214,800	1986	1997	98%
Highlands at Wynhaven	Issaquah, WA	333	424,674	2000	2008	97%
Park Hill at Issaquah	Issaquah, WA	245	277,700	1999	1999	97%
Wandering Creek	Kent, WA	156	124,300	1986	1995	98%
Bridle Trails	Kirkland, WA	108	99,700	1986(36)	1997	98%
Corbella at Juanita Bay	Kirkland, WA	169	103,339	1978	2010	97%
Evergreen Heights	Kirkland, WA	200	188,300	1990	1997	95%
Montebello	Kirkland, WA	248	272,734	1996	2012	98%
Laurels at Mill Creek, The	Mill Creek, WA	164	134,300	1981	1996	95%
Morning Run(5)	Monroe, WA	222	221,786	1991	2005	97%
Anchor Village(6)	Mukilteo, WA	301	245,900	1981	1997	95%
Castle Creek	Newcastle, WA	216	191,900	1997	1997	97%
Bon Terra	Redmond, WA	60	63,476	2005	2012	97%
Delano	Redmond, WA	66	52,864	2011	2011	97%
Elevation (Eagle Rim)	Redmond, WA	157	138,916	1986	2010	93%
Redmond Hill East(14)	Redmond, WA	440	381,675	1998	2011	96%
Redmond Hill West(14)	Redmond, WA	442	350,275	1985	2011	96%
Brighton Ridge	Renton, WA	264	201,300	1986	1996	97%
Fairwood Pond	Renton, WA	194	189,200	1997	2004	96%
Forest View	Renton, WA	192	182,500	1998	2003	98%
Bernard, The	Seattle, WA	63	43,151	2008	2011	97%
Cairns, The	Seattle, WA	100	70,806	2006	2007	97%
Domaine	Seattle, WA	92	79,421	2009	2012	85%
Eastlake 2851(5)	Seattle, WA	133	234,086	2008	2008	96%
Fountain Court	Seattle, WA	320	207,000	2000	2000	96%
Joule	Seattle, WA	295	191,109	2010	2010	97%
Linden Square	Seattle, WA	183	142,200	1994	2000	95%
Tower @ 801(5)	Seattle, WA	173	118,500	1970	2005	96%
Wharfside Pointe	Seattle, WA	142	119,200	1990	1994	96%
Echo Ridge(5)	Snoqualmie, WA	120	124,359	2000	2005	97%
		8,038	7,080,959			96%
Total/Weighted Average		33,637	29,435,113			96%

			Rentable
			Square	Year	Year
Other real estate assets(1)	Location	Tenants	Footage	Built	Acquired	Occupancy(2)
Office Buildings
925 / 935 East Meadow Drive(37)	Palo Alto, CA	1	31,900	1988 / 1962	1997 / 2007	100%
6230 Sunset Blvd(38)	Los Angeles, CA	1	35,000	1938	2006	100%
17461 Derian Ave(39)	Irvine, CA	6	110,000	1983	2000	93%
Santa Clara Retail	Santa Clara, CA	3	139,000	1970	2011	100%
Total Office Buildings		11	315,900			99%

Footnotes to the Company’s Portfolio Listing as of September 30, 2012

(1)	Unless otherwise specified, the Company has a 100% ownership interest in each community.
(2)
For communities, occupancy rates are based on financial occupancy for the year ended September 30, 2012; for the commercial buildings or properties which have not yet stabilized, or have insufficient operating history, occupancy rates are based on physical occupancy as of September 30, 2012.  For an explanation of how financial occupancy and physical occupancy are calculated, see “Business and Properties - Properties-Occupancy Rates” in this prospectus.

(3)
The Company has a 30% special limited partnership interest in the entity that owns this apartment community. This investment was made under arrangements whereby Essex Management Corporation (“EMC”) became the general partner and the existing partners were granted the right to require the applicable partnership to redeem their interest for cash.  Subject to certain conditions, the Company may, however, elect to deliver an equivalent number of shares of the Company’s common stock in satisfaction of the applicable partnership's cash redemption obligation.

(4)	The community is subject to a ground lease, which, unless extended, will expire in 2082.
(5)	This community is owned by Fund II. The Company has a 28.2% interest in Fund II which is accounted for using the equity method of accounting.
(6)
The Company holds a 1% special limited partner interest in the partnerships which own these apartment communities. These investments were made under arrangements whereby EMC became the 1% sole general partner and the other limited partners were granted the right to require the applicable partnership to redeem their interest for cash. Subject to certain conditions, the Company may, however, elect to deliver an equivalent number of shares of the Company’s common stock in satisfaction of the applicable partnership’s cash redemption obligation.

(7)	The Company completed development of the property in 2010.
(8)	The Company completed a $10.8 million redevelopment in 2009.
(9)	The Company completed a $6.2 million redevelopment in 2007.
(10)	Fund II completed a $5.3 million redevelopment in 2008.
(11)	This community is subject to a ground lease, which, unless extended, will expire in 2067.
(12)	The Company completed a $6.1 million redevelopment in 2007.
(13)	This community is subject to a ground lease, which, unless extended, will expire in 2027.
(14)	This community is owned by Wesco I. The Company has a 50% interest in Wesco I which is accounted for using the equity method of accounting.
(15)	The Company completed a $16.6 million redevelopment in 2009.
(16)	The Company is in the process of performing a $10.2 million redevelopment.
(17)	During April, the Company acquired the joint venture partner’s membership interest and for second quarter 2012 the Company consolidated the community.
(18)	The Company and EMC have a 74.0% and a 1% member interest, respectively.
(19)	The community is subject to a ground lease, which, unless extended, will expire in 2028.
(20)	The Company completed a $12.0 million redevelopment in 2008.
(21)	The Company is in the process of performing a $10.0 million redevelopment
(22)	The Company completed an $8.9 million redevelopment in 2008.
(23)	The Company completed a $9.4 million redevelopment in 2009.
(24)	The Company completed a $4.6 million redevelopment in 2009.
(25)	Fund II completed a $4.5 million redevelopment in 2008.
(26)	The Company completed construction of 114 units of the 462 total units in 2000.
(27)	A portion of this community on which 84 units are presently located is subject to a ground lease, which, unless extended, will expire in 2028.
(28)	The Company is in the process of performing a $9.9 million redevelopment.
(29)	The community is subject to a ground lease, which, unless extended, will expire in 2070.
(30)	The Company is in the process of performing a $13.3 million redevelopment.

(31)	The Company completed a $12.5 million redevelopment in 2009.
(32)	The Company completed a $36.3 million redevelopment in 2012, which included the construction of 28 in-fill units in 2009.
(33)	The Company completed a $7.0 million redevelopment in 2007.
(34)	The Company completed a $3.9 million redevelopment in 2007.
(35)	The Company is in the process of performing an $21.6 million redevelopment.
(36)	The Company completed a $5.1 million redevelopment and completed construction of 16 units of the community’s 108 units in 2006.
(37)	The Company occupies 100% of this property.
(38)	The property is leased through July 2014 to a single tenant.
(39)	The Company occupies 7% of this property.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of Essex Property Trust, Inc.’s  investment, financing and other policies. These policies have been determined by Essex Property Trust, Inc.’s  board of directors and management and, in general, may be amended or revised from time to time by Essex Property Trust, Inc.’s  board of directors or management without a vote of Essex Property Trust, Inc.’s stockholders.

Investment Policies

Investment in Real Estate or Interests in real estate

Essex Property Trust, Inc. (the “Company”). is a Maryland corporation that operates as a self-administered and self-managed real estate investment trust (“REIT”).  The Company owns all of its interest in its real estate investments directly or indirectly through Essex Portfolio, L.P. a California limited partnership (the “Operating Partnership”).  Essex Property Trust, Inc. is the sole general partner of the Operating Partnership and as of September 30, 2012 owned a 94.1% general partnership interest.

The Company, through the Operating Partnership, is engaged primarily in the ownership, operation, management, acquisition, development and redevelopment of predominantly apartment communities.  As of September 30, 2012, the Company, through the Operating Partnership, owned or held an interest in 164 communities, aggregating 33,637 units, located along the West Coast, as well as five commercial buildings (totaling approximately 315,900 square feet), and nine active development projects, two consolidated projects and seven unconsolidated joint venture projects,  with 2,495 units in various stages of development (collectively, the “Portfolio”).

Essex Property Trust, Inc. has elected to be treated as a REIT for federal income tax purposes, commencing with the year ended December 31, 1994 as the Company completed an initial public offering on June 13, 1994.  In order to maintain compliance with REIT tax rules, the Company utilizes taxable REIT subsidiaries for various revenue generating or investment activities. All taxable REIT subsidiaries are consolidated by the Company.

The Company, through the Operating Partnership, invests primarily in apartment communities that are located in predominantly coastal markets within Southern California, the San Francisco Bay Area, and the Seattle metropolitan area. The Company currently intends to continue to invest in apartment communities in such regions.  However, these practices may be reviewed and modified periodically by management.  For a discussion of the Company’s business strategies, see “Business and Properties—Business—Business Strategies.”

Instead of purchasing and developing apartment communities directly, the Company, through the Operating Partnership, has invested and may continue to invest in joint ventures.  From time to time, the Company, through the Operating Partnership, invests in corporations, limited partnerships, limited liability companies or other entities that have been formed for the purpose of acquiring, developing, financing, or managing real property.  In certain circumstances, the Operating Partnership’s interest in a particular entity may be less than a majority of the outstanding voting interests of that entity.  We have also formed investment funds that utilize the Company’s development, redevelopment, and property and asset management capabilities.  See “Business and Properties—Business—Essex Apartment Value Fund II, L.P.”

Investment in Real Estate Mortgages

We may, at the discretion of our management or Essex Property Trust, Inc.'s board of directors, invest in mortgages and other types of real estate interests consistent with Essex Property Trust, Inc.'s qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

We may invest in securities of other REITs, other entities engaged in real estate activities or other issuers.

Dispositions

As part of its strategic plan to own quality real estate in supply-constrained markets, the Company continually evaluates all the communities and sells those which no longer meet its strategic criteria.  The Company may use the capital generated from the dispositions to invest in higher-return communities or other real estate investments, repurchase the Company’s common stock, or repay debts.  The Company believes that the sale of these communities will not have a material impact on its future results of operations or cash flows nor will their sale materially affect its ongoing operations. Generally, the Company seeks to have any impact of earnings dilution resulting from these dispositions offset by the positive impact of its acquisitions, development and redevelopment activities.

Financing Policies

The Company has adopted a policy of maintaining a limit on debt financing consistent with the existing covenants required to maintain the Company’s unsecured line of credit bank facility and unsecured term loan.  The Company’s organizational documents do not limit the amount or percentage of indebtedness that may be incurred.  If the Company changed this policy, the Company could incur more debt, resulting in an increased risk of default on the Company’s obligations and the obligations of the Operating Partnership, and an increase in debt service requirements that could adversely affect the Company’s financial condition and results of operations.  Such increased debt could exceed the underlying value of the communities.  See  “Risk Factors – “Debt financing has inherent risks”.

Conflict of Interest Policies

We have adopted a code of business conduct and ethics that prohibits conflicts of interest between our officers, employees and directors on the one hand, and our company on the other hand, except in compliance with the policy.  Waivers of our code of business conduct and ethics must be disclosed in accordance with New York Stock Exchange, or NYSE, and SEC requirements. In addition, Essex Property Trust, Inc.'s board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all of Essex Property Trust, Inc.'s stockholders.

Interested Director and Officer Transactions

Pursuant to the Maryland General Corporation Law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of Essex Property Trust, Inc.'s directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof, provided that

●
the material facts relating to the common directorship or interest and as to the transaction are disclosed or known to Essex Property Trust, Inc.'s board of directors or a committee of Essex Property Trust, Inc.'s board, and Essex Property Trust, Inc.'s board or a duly authorized committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum,

●
the material facts relating to the common directorship or interest and as to the transaction are disclosed to Essex Property Trust, Inc.'s stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity, or

●	the transaction or contract is fair and reasonable to us at the time that we enter into the transaction or contract.

The Company has adopted a policy that generally requires specified committees of its Board of Directors to approve transactions between it or an entity it controls, such as the Operating Partnership, on the one hand and any of the Company’s directors, director nominees or executive officers, any beneficial owner of more than 5% of Essex outstanding common stock and any immediate family member of any of the foregoing persons, on the other hand.  See “Certain Relationships and Related Persons Transactions; Director Independence—Policies and Procedures with Respect to Related Person Transactions.”

Policies with Respect to Other Activities

The Company intends to continue to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company has in the past five years and may in the future (i) issue securities senior to its common stock, (ii) fund acquisition activities with borrowings under its line of credit and (iii) offer shares of common stock and/or units of limited partnership interest in the Operating Partnership or affiliated partnerships as partial consideration for property acquisitions. The Company from time to time acquires partnership interests in partnerships and joint ventures, either directly or indirectly through subsidiaries of the Company, when such entities’ underlying assets are real estate.

DIRECTORS AND EXECUTIVE OFFICERS

This section reflects information with respect to the directors and executive officers of Essex Property Trust, Inc. The operating partnership is managed by Essex Property Trust, Inc., its sole general partner and parent company. Consequently, the operating partnership does not have its own separate directors.

Essex Property Trust, Inc. held its annual meeting of stockholders on May 15, 2012. At that time, Essex Property Trust, Inc.'s stockholders voted on the election of directors. At the annual meeting, all of the nominees for election as directors of Essex Property Trust, Inc. were elected.

The following table sets forth information as of September 30, 2012 with respect to the directors and executive officers, including their ages.

Name and Position	Age
George M. Marcus	71
Chairman of the Board

Keith R. Guericke	63
Vice Chairman of the Board

Michael J. Schall	55
Director, Chief Executive Officer and President

Michael T. Dance	55
Executive Vice President and Chief Financial Officer

John D. Eudy	58
Executive Vice President-Development

Craig K. Zimmerman	61
Executive Vice President-Acquisitions

John F. Burkart	48
Executive Vice President-Asset Management

Erik J. Alexander	44
Senior Vice President-Property Operations

David W. Brady	72
Director

Gary P. Martin	65
Director

Issie N. Rabinovitch	66
Director

Thomas E. Randlett	69
Director

Byron A. Scordelis	63
Director

Janice L. Sears	52
Director

Claude J. Zinngrabe, Jr.	66
Director

Biographical information concerning directors and executive officers of the Essex Property Trust, Inc. (some of whom are also directors) is set forth below.

George M. Marcus is the founder and has been the Chairman of Essex Property Corporation (the predecessor to Essex Property Trust, Inc.) and The Marcus & Millichap Company since their inception in 1971. The Marcus & Millichap Company is the parent company of a diversified group of real estate service, investment and development firms. Mr. Marcus was one of the original founders of Greater Bay Bancorp, a publicly held financial institution, which was acquired by Wells Fargo in 2007.  Included among Mr. Marcus’ professional memberships are the Board of Regents of the University of California, the Real Estate Roundtable, the Policy Advisory Board of the University of California at Berkeley — Center for Real Estate and Urban Economics, as well as numerous other professional and community organizations.  He graduated with a Bachelor of Science degree in Economics from San Francisco State University. He was honored as Alumnus of the Millennium in 1999. Mr. Marcus is also a graduate of the Harvard Business School of Owners / Presidents Management Program and the Georgetown University Leadership Program.  The Board selected Mr. Marcus to serve as a director because he is the founder of the Company, he brings outstanding leadership and vision to the Company, he has extensive knowledge of the Company, and over 35 years of experience working in the real estate industry.

Keith R. Guericke, Director and Vice Chairman of the Board, held the position of President and Chief Executive Officer of Essex Property Trust, Inc. from 1988 through 2010.  Effective January 1, 2011, Mr. Guericke retired from his position as an executive officer, and he remains a director of Essex Property Trust, Inc. and will continue to provide additional services as a part-time employee.  Mr. Guericke joined Essex Property Trust, Inc.’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared Essex Property Trust, Inc. for its IPO in 1994, and has since significantly increased the Company’s multifamily portfolio in supply-constrained markets along the West Coast. Mr. Guericke is a member of NAREIT, the National Multi Housing Council, and several local apartment industry groups. Prior to joining Essex Property Trust, Inc., Mr. Guericke began his career with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise. Mr. Guericke received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971. The Board selected Mr. Guericke to serve as a director because he served Essex Property Trust, Inc. for over 33 years and was its principal executive officer from 1988 to 2010, and he has expansive knowledge of the real estate industry and strong relationships with many executives and other senior management at real estate companies throughout the United States.

Michael J. Schall, Director, is the President and Chief Executive Officer of Essex Property Trust, Inc., having been promoted to that position by the Board of Directors effective January 1, 2011.  He previously served as the Senior Executive Vice President and Chief Operating Officer for Essex Property Trust, Inc. from 2005 to 2010, during which years he was responsible for the strategic planning and management of Essex Property Trust, Inc.’s property operations, redevelopment and co-investment programs.  From 1993 to 2005, Mr. Schall was Essex Property Trust, Inc.’s Chief Financial Officer, responsible for the organization’s financial and administrative matters. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of Essex Property Trust, Inc.’s predecessor, Essex Property Corporation. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Young (then known as Ernst & Whinney), where he specialized in the real estate and financial services industries. Mr. Schall received a B.S. from the University of San Francisco. Mr. Schall currently serves as a member of the Board of Trustees of Pebblebrook Hotel Trust, Inc. Mr. Schall is a Certified Public Accountant (inactive) and is a member of the National Association of Real Estate Investment Trusts (“NAREIT”), the National Multi Housing Council and the AICPA.    The Board selected Mr. Schall to serve as a director because he was a principal officer of the Company when initially selected as a director, he has extensive knowledge of the financial and operating matters of the Company, and he has strong relationships with many executives and senior management at real estate companies throughout the United States.

Michael T. Dance, has been Essex Property Trust, Inc.’s Executive Vice President and Chief Financial Officer since February 2005. From September 2002 to February 2005, Mr. Dance provided accounting research, consulting, and litigation support services, while teaching as an adjunct Professor for the University of California at Berkeley, HAAS School of Business. Mr. Dance began his career at Peat, Marwick, Mitchell & Co in 1978.  From 1990 to 2002, he was a partner with KPMG LLP, where he worked with clients in the real estate, construction, health care and technology industries. He received a Bachelor of Arts degree in Economics from California State University, East Bay in 1978. Mr. Dance is a CPA (inactive).

John D. Eudy is responsible for development activities, from the point of acquisition through construction and stabilization. Mr. Eudy joined Essex Property Trust, Inc.’s predecessor, Essex Property Corporation, in 1985.  While at Essex Property Trust, Inc., Mr. Eudy has been responsible for numerous activities including arranging of financing, due diligence, asset management and asset disposition.  Prior to joining Essex Property Trust, Inc., Mr. Eudy was a Vice President in the Commercial Real Estate Investment Group of Crocker National Bank from 1980 to 1985 and Home Federal Savings from 1977 to 1980.  He received a Bachelor of Science degree in Finance from San Diego State University in 1977 and is a graduate of the University of Southern California’s Management Leadership School. Mr. Eudy is a member of the Urban Land Institute and NAREIT.

Craig K. Zimmerman is responsible for acquisition activities. Mr. Zimmerman joined Essex Property Trust, Inc.’s predecessor, Essex Property Corporation, in 1984 and was primarily responsible for the acquisition of multifamily residential properties.  Prior to joining Essex Property Trust, Inc., Mr. Zimmerman was the Vice President of Acquisitions with Prometheus Development Company, a national real estate developer and a principal in Zimmerman Properties. From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation. He received a Bachelor of Arts degree in Rhetoric from the University of California at Berkeley in 1974.

John F. Burkart is responsible for Essex Property Trust, Inc.’s asset management activities, including evaluation of existing investments, renovation, disposition, capital improvements, due diligence, economic research, and Essex Property Trust, Inc.’s institutional co-investment program. Mr. Burkart was responsible for supervising property management activity in the Northern Division as well as the creation and management of the institutional co-investments. Mr. Burkart joined Essex Property Trust, Inc. in 1996 and was responsible for various finance duties including identifying potential sources of financing and negotiating joint venture and debt financing transactions.  From 1993 to 1996, Mr. Burkart was a real estate finance consultant for various companies.  From 1987 to 1993 Mr. Burkart was a Vice President at Pacific States Management Company, responsible for the property management and accounting departments, along with other corporate duties. Mr. Burkart received a Bachelor of Science degree in Finance from San Jose State University in 1987 and a MBA degree in Real Estate from Golden Gate University in 1993.

Erik J. Alexander is responsible for property operations of Essex Property Trust, Inc.  Mr. Alexander joined Essex Property Trust, Inc. in 1997 as a Regional Portfolio Manager and later served as the Director of Redevelopment. Prior to joining Essex Property Trust, Inc., Mr. Alexander served as the Director of Operations for Century West Properties, a Santa Monica based apartment developer and operator. Mr. Alexander also held a position as a real estate consultant with The Meyers Group providing pricing strategies, demand analysis and feasibility studies to new home developers and lenders in Southern California. Mr. Alexander received his Bachelor of Science degree in Business Administration with a Certificate of Real Property Development and Management from the University of Southern California in 1990.

David W. Brady, Director, holds the Bowen H. and Janice Arthur McCoy endowed chair at Stanford University Graduate School of Business and is a professor of political science in Stanford University School of Humanities and Sciences since 1988. Dr. Brady served as an associate Dean for academic affairs at the Graduate School of Business from 1996 until 2000, and continues to teach corporate ethics in both MBA and executive education.  He is a Deputy Director at the Hoover Institution and senior fellow by courtesy at the Institute for International Studies, both on the Stanford campus. He was a member of the advisory council for the Kansai Silicon Valley Venture Forum in Japan.  The Board selected Mr. Brady to serve as a director because of his many years of experience as a professor of political science and business, which has enabled him to assist the full board in understanding corporate governance and ethics issues, and he is familiar with a full range of corporate and board functions.

Gary P. Martin, Director, is a private investor, and a member of the Board of Directors of LeoNovos, a public company on the Toronto Exchange and Chairman of the Audit Committee. He was the Vice President and Chief Financial Officer of Mobile Smart, a semiconductor company serving the automotive industry for the period from September 2000 to July 2002. From April 1998 to August 2000, he served as Vice President and Chief Financial Officer of Halo Data Devices, a supplier of data storage products for the disk drive market. Mr. Martin served from August 1995 to January 1998 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc. Prior to this position, from September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market.  From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union.  From 1983 to 1984, Mr. Martin was Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise. In addition, Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983.  Prior to working at Apple Computer, Inc., from 1971 to 1977, he worked for Aero Air Freight and National Semiconductor. He received a Bachelor of Science degree in Accounting from San Jose State University in 1971.  The Board selected Mr. Martin to serve as a director because he has years of experience serving on both public and private boards and committees, he has served as a Chief Financial Officer for a variety of companies, and he has an extensive understanding of internal and external financial reporting of public companies.

Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm. He was the Chief Executive Officer of Mainsail Networks, a telecommunications company in 2000 and 2001. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1991 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products. From 1985 to 1991, Mr. Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm. From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company. Before joining Crowntek, he was employed by the Xerox Corporation in various management roles. Mr. Rabinovitch received a Bachelor of Science degree from McGill University in 1967 and a Master’s of Business Administration degree from Harvard University in 1970. The Board selected Mr. Rabinovitch to serve as a director because he brings valuable financial expertise, including extensive knowledge of capital markets transactions and investments in both public and private companies.

Thomas E. Randlett, Director, is a certified public accountant and was a testifying expert and director at LECG, Inc. from 1992 to 2010. Mr. Randlett’s professional specialties include the real estate and construction, financial institutions and transportation industries.  Prior to joining LECG, Mr. Randlett was a managing partner and senior real estate specialist for KPMG in Northern California, where he had been employed since 1966, and then a consultant at the New York branch of Midland Bank from 1989 to 1990.  He served on the board of directors of Greater Bay Bancorp, a publicly held financial institution, from 2005 until the company was sold in 2007.  He is a former member of the Policy Advisory Board, School of Real Estate and Urban Economics, University of California at Berkeley and a current member of the American Institute of Certified Public Accountants (“AICPA”), NAREIT, and California Society of Certified Public Accountants (“CSCPA”). He received a Bachelor of Arts degree from Princeton University in 1966.  The Board selected Mr. Randlett to serve as a director because of his 23 years of experience as an auditor of public and private construction and real estate companies, including audits of REITs, as well as his consulting experience, which includes interaction with the Resolution Trust Corporation and the Department of Justice.

Byron A. Scordelis, Director, served as the President and Chief Executive Officer of Greater Bay Bancorp and as a member of the Board of Directors of Greater Bay Bancorp and its wholly-owned subsidiary, Greater Bay Bank N.A. from January 1, 2004 until its sale in October 1, 2007. Prior to this, Mr. Scordelis served as the Chief Operating Officer and President of the Greater Bay Banking Group which was comprised of the company’s banking subsidiaries as well as its business and technology operations, trust services and human resources activities. Mr. Scordelis has previously served as an Executive Vice President with Wells Fargo Bank where he was named President of the San Francisco Bay Area Region and was responsible for the management and performance of 235 financial service offices in the San Francisco Bay area. He joined Wells Fargo in 1998 as an Executive Vice President responsible for its retail banking activities in seven western states, and was appointed as a co-chair of its integration task force following the bank’s merger with Norwest. Prior to his career with Wells Fargo, Mr. Scordelis served for nine years as President and Chief Executive Officer of Eureka Bank and also served as Senior Vice President and head of Bank of America’s San Francisco Bay Area region. Mr. Scordelis began his career with Bank of America in 1974, and held a variety of positions of increasing responsibility in the areas of corporate finance, corporate strategic planning, merger integration, and other staff and managerial areas. Mr. Scordelis is a Phi Beta Kappa graduate of the University of California at Berkeley where he earned bachelor’s degrees in economics and natural resource studies in 1972. He received a Master of Business Administration from Stanford University in 1974. Mr. Scordelis currently serves on the Board of Regents at Santa Clara University where he is also a member of its Audit Committee as well as on the Advisory Board of the Markkula Center for Applied Ethics. He is also Chairman of the Board of EHC Lifebuilders, a non-profit organization, and also serves on the Advisory Board of the Palo Alto Medical Foundation. The Board selected Mr. Scordelis to serve as a director because of his many years of experience as a Chief Executive Officer and a board member of a publicly-traded financial service company.

Janice L. Sears, Director, serves as a Board Member, Chair of the Compensation Committee and member of the Governance and Investment Committees of The Swig Company, a corporate owner of office properties nationwide.  Previously, Ms. Sears held the position of Managing Director, Western Region Head in the Real Estate, Gaming & Lodging Investment Banking Group at Banc of America Securities.  She was concurrently the San Francisco Market President for Bank of America where she managed a team that originated and executed equity, mergers & acquisitions and debt products. As Market President, Ms. Sears managed a senior leadership team, deepening relationships with the non-profit community, local government and worked to build awareness of the Bank of America brand. Prior to 1999, Ms. Sears was Head of Client Management for Bank of America’s Commercial Real Estate Group in California, where she oversaw client relationships with REIT’s, homebuilders and opportunity funds.  Prior to 1988, Ms. Sears was a Real Estate Economist at both Chemical Bank and Citicorp in New York. Ms. Sears earned a B.S. in both Economics and Marketing from the University of Delaware.  Her professional activities have included NAREIT, the Urban Land Institute (“ULI”).  Ms. Sears is the current President and previous Treasurer of the San Francisco Chapter of the National Charity League and most recently sat on the boards of the San Francisco Chamber of Commerce, the San Francisco Economic Development Council and Leadership San Francisco. Ms. Sears has been named one of the ‘100 Most Powerful Women in Business’ in San Francisco. The Board selected Ms. Sears to serve as a director because of her knowledge of capital markets and extensive experience working in the commercial real estate and REIT industry.

Claude J. Zinngrabe, Jr., Director, is co-founder and a Managing Partner of Fremont Realty Capital, the real estate merchant banking arm of the Fremont Group, a San Francisco-based, private-investment firm of the Bechtel family.  The firm focuses on opportunistic and value-added real estate investments, both domestically and abroad.  Prior to 1996, Mr. Zinngrabe was Chairman and CEO of Prudential Real Estate Investors, the institutional real estate investment arm of Prudential Financial, Inc.  From 1992 to 1994, Mr. Zinngrabe served as President of Prudential Institutional Investors and was responsible for strategic planning in Latin America and Eastern Europe. Concurrently, he founded and held the title of Chairman and CEO of Prudential Homebuilding Investors, a real estate investment management firm specializing in homebuilding investments.  From 1972 to 1992, Mr. Zinngrabe held a number of investment professional and management positions within Prudential’s mortgage lending, property investment and asset management businesses. Mr. Zinngrabe is a member of ULI where he has served as a trustee and Executive Committee member. He is also a member of the Pension Real Estate Association and the National Association of Real Estate Investment Managers.  Previously, Mr. Zinngrabe has served as a pro-bono ULI real estate advisor to the U.S. Department of Defense, National Institutes of Health and the Government of Bermuda.  Mr. Zinngrabe received a Bachelor of Science Degree in History from Xavier University in 1968 followed by a Master of Arts in History in 1970 and Master of Business Administration degree in 1977 from Cleveland State University. Mr. Zinngrabe also completed the Advanced Management Program at Harvard Business School in 1989. Mr. Zinngrabe is a Governance Fellow of the National Association of Corporate Directors. The Board selected Mr. Zinngrabe to serve as a director because of his extensive experience in the real estate investment management business and his knowledge of the real estate industry.

EXECUTIVE COMPENSATION

This section reflects information with respect to the directors and executive officers of Essex Property Trust, Inc. The operating partnership is managed by Essex Property Trust, Inc., its sole general partner. Consequently, the operating partnership does not have its own separate directors.

Compensation Discussion and Analysis

Executive Summary. Essex Property Trust, Inc.'s goals for its executive compensation program are (i) to attract, motivate and retain experienced, effective executives, (ii) to direct the performance of those executives with clearly defined goals and measures of achievement, and (iii) to align the interests of management with the interests of our stockholders. With regard to absolute levels of executive compensation and the compensation programs we use, the Compensation Committee periodically reviews relevant information about competitive pay levels and structures but also considers a number of other factors, as described below.

Each year the Board sets annual corporate goals that are designed to promote shareholder value creation over a multiple year period.  These corporate goals are used as the basis for measuring management performance, a key consideration in granting both cash bonuses and long term equity. These goals, which include measures of performance on both an absolute basis as well as relative to peers, are described in more detail in the discussion below. Goals for 2011 included specific company performance metrics such as per share growth in Funds from Operations (“FFO”), yields from recent investment transactions relative to the pro-forma underwriting, and discretionary objectives, such as progress on specific corporate initiatives.

The compensation of our executive officers also reflects performance against individual and (where appropriate) business unit goals, as described in the discussion below. Achievements for 2011 included the following:

●
Reported FFO per share, excluding non-core items, of $5.64, representing a 12% increase compared to 2010.  We exceeded our original guidance for both same-property net operating income (“NOI”) growth and per share FFO growth.

●
Completed the construction and lease up of seven communities, including Via, a 284-unit community located in Sunnyvale, California.  Via was a ground up development that was completed over six months ahead of schedule and below our budgeted cost, generating an attractive return on our investment.

●
Maintained strong liquidity and conservative debt structure through access to both debt and equity capital sources.  Reflecting the commitment to a well-structured balance sheet, Standard and Poor's improved our unsecured debt rating to BBB and, in February 2012, Moody's published their rating of Baa2.

●	Raised $324 million in equity at an average price of $133.29 per share through our at-the-market (“ATM”) program and issued $265 million in senior unsecured bonds to match fund investment activities.

●
Established two co-investment funds with institutional partners.  During the year, these funds acquired $600 million in total assets and started construction on two development projects, exceeding our original investment targets.

●	Expanded our unsecured credit facility to $425 million with extensions through December 2016.

●	Our total stockholder return in 2011 was 27%.

We believe that our executive management and our company performed well in 2011 when measured against the corporate and business unit performance goals established at the beginning of 2011. Accordingly, our Board’s compensation committee determined that the Company’s management achieved all of its corporate, team and individual goals and, as a result, the annual cash bonuses were paid at approximately 100% of their targeted amounts.

Effective January 1, 2011 our former Chief Executive Officer retired and the Chief Operating Officer was promoted to Chief Executive Officer.  The Company has not filled the position of the Chief Operating Officer and instead increased the responsibilities of our Chief Financial Officer and the Executive Vice President of Asset Management.  Accordingly the salaries for these positions were increased in 2011 from their 2010 levels.

In 2012 the Company’s Compensation Committee retained Mercer to select a peer group of fifteen REITs and complete a review of the executive compensation levels and practices relative to the peer group.  Based on the results of the study, the Compensation Committee increased the salary of the Chief Executive Officer (“CEO”) by $100,000 per year effective April 1, 2012 which is slightly below the 25th percentile of the peer group.  The Compensation Committee also established a non-discretionary bonus incentive program in 2012, that if the maximum amount is achieved, it could increase the CEO bonus by $125,000 which is slightly higher than the 50th percentile of the peer group.  The 2012 performance criteria for the non-discretionary bonus includes achieving certain levels of same-property NOI growth, core FFO growth and external growth goals.

Shareholder advisory vote on compensation. In 2011, the Company held a “say-on-pay” vote on the Company’s executive compensation program as set forth in the proxy statement and 94% of the votes cast voted “for” the proposal. The Compensation Committee will consider the results of the shareholder vote in finalizing 2012 compensation but because a substantial majority of shareholders approved the compensation program, the Committee continued to apply the same principles in determining the amounts and types of executive compensation and did not implement substantial changes as a result of the shareholder advisory vote. In connection with the proposal seeking advisory approval of the executive compensation program, shareholders also voted on a separate non-binding shareholder vote to advise on whether the say-on-pay vote should occur every one, two or three years. A majority (88%) of votes cast voted “for” an annual vote. The Company has decided to accept the advisory vote cast by the Company’s shareholders and, therefore, an advisory vote on the compensation of the Company’s named executive officers will be held on an annual basis until the next required vote on the frequency of shareholder votes is held.

 Role and Procedures of the Compensation Committee.  Our Board’s Compensation Committee, composed of independent, non-employee directors, determines and approves the compensation arrangements for the named executive officers. The Committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants) as the Committee deems appropriate. During 2012 the Committee retained the services of Mercer to select a peer group of fifteen REITs and complete a review of the Company’s executive compensation programs.

While the Compensation Committee determines Essex’s overall compensation philosophies and sets the compensation for the CEO and other executive officers, it looks to the CEO to make recommendations with respect to both overall compensation policies and specific compensation decisions.  For the upcoming fiscal year, the CEO recommends to the Compensation Committee the levels of base salary, targeted annual bonus and long-term equity for the named executive officers other than himself, within the elements of compensation otherwise established by the Committee.  The sum of such base salaries and targeted bonuses and long term equity compensation, if any, is included in the Essex annual business plan, which is approved by our Board.  Also, at that time, the Committee reviews and approves goals for the upcoming year for specific executive officers.  Such goals may include company-wide, business unit and individual goals.

At the end of a fiscal year, the Board reviews actual performance against such goals and, in consultation with the CEO and as discussed further below, sets the actual bonuses to be paid to the executive officers.  The CEO also provides the Compensation Committee with his perspective on the performance of Essex’s executive officers as well as a self-assessment of his own performance.  The Committee establishes the compensation package for the CEO. Our Chief Financial Officer also attends certain of the Compensation Committee’s meetings to provide perspective on the competitive landscape and the needs of the business and to discuss potentially new elements for the executive officer’s compensation packages.

The following fifteen REITs (all are equity REITs, six of which are headquartered in California, nine are reasonably similar to the Company in revenue and market capitalization and seven invest primarily in apartments) are considered in an annual peer comparison prepared by Mercer based on publicly filed proxy materials.   Compared to the peer group the Company ranked at the 47th percentile on revenues and at the 87th percentile on the market value of the common equity.

	($ in millions)
Company	Revenues ($)(*)	Market Value($)(*)
AvalonBay Communities, Inc. (AVB)	963	12,409
Apartment Investment and Management Company (AIV)	1,120	2,770
Alexandria Real Estate Equities, Inc. (ARE)	558	4,239
American Campus Communities, Inc. (ACC)	387	2,973
BioMed Realty Trust, Inc. (BMR)	430	2,373
BRE Properties, Inc. (BRE)	376	3,799
Camden Property Trust (CPT)	669	4,621
Douglas Emmett, Inc. (DEI)	576	2,331
Equity Lifestyle Properties, Inc. (ELS)	582	2,617
Home Properties, Inc. (HME)	564	2,779
Mid-America Apartment Communities, Inc. (MAA)	437	2,366
Post Properties, Inc. (PPS)	302	2,268
PS Business Parks, Inc. (PSB)	295	1,337
Realty Income Corporation (O)	400	4,657
United Dominion Realty Trust, Inc. (UDR)	703	5,498
Essex Property Trust, Inc. (ESS)	483	5,169

*Revenues are for the year ended December 31, 2011, and the equity market capitalization (“Market Value”) is as of December 31, 2011.

The Compensation Committee considered the peer group information in determining overall compensation levels in light of the Committee’s view of appropriate, market-based compensation levels.  However, the Committee did not utilize any specific or numeric percentile or other benchmark within the peer group companies for this purpose.

Compensation Program Objectives.  The objectives of our compensation program for named executive officers are to:

●	Attract, retain, and motivate executive officers through the overall design and mix of cash, equity, and short and long-term compensation elements;

●	Reward individual performance by tying significant portions of short-term compensation in the form of salary and annual bonus opportunity to achievement of individual performance; and

●
Align the interests of executive officers with the interests of our stockholders by tying significant portions of short and long- term compensation, in the form of annual bonus and long-term equity based awards, to increasing distributable cash flow to shareholders, and increasing the value of our common stock based on the acquisition, development, redevelopment and onsite property management of apartment communities.

Within these objectives, the Compensation Committee believes that the primary goal of our executive compensation program should be related to creating stockholder value. The Committee seeks to offer the named executive officers competitive compensation opportunities based upon their personal performance, the financial performance of Essex as compared to other REITs, and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to long-term success, to reward the achievement of our short-term and long-term strategic goals, to link executive officer compensation and stockholder interests through equity-based plans, and to recognize and reward individual contributions to corporate performance.

Key elements.  The key elements of our current compensation program for the named executive officers are summarized in the table below:

Compensation element:	Why this element is included:	How the amount of this element is determined:	How this elements fits in the overall program:
Base salary	Customary element necessary to hire and retain executives.	Base salary and any changes in salary are based on views of individual retention or performance factors and market data at peer companies (but without specific benchmarking).	Short-term cash compensation that is fixed and paid during the year.
Annual bonus	Customary element appropriate to motivate executives and tie a significant compensation opportunity to a mix of individual and corporate performance.
Annual bonus is based primarily on discretionary and subjective review of individual and business performance factors based on the achievement of the operating performance budget approved by the Board and the meeting of annual performance goals,
Short-term cash compensation that is contingent on Compensation Committee discretion.
Equity incentive – stock options grants and Essex Operating Partnership Units	Equity compensation for long-term retention of management and alignment of shareholder interest that complements cash compensation and provides performance incentives.
Stock option awards and Series Z and Z-1 Unit awards are determined primarily based on how the award’s grant date value relates to the officer’s total compensation and how the vesting and other aspects of the awards might incentivize performance.
Series Z and Z-1 incentive units are generally convertible into Essex Common Stock at the earlier of 15 years after their grant date or upon 100% vesting. Z and Z-1 Units vest only if certain performance conditions are achieved.

Long-term compensation is primarily contingent on performance goals which are expected to be consistent with an increase in the long-term value of our common stock into which the units are ultimately exchangeable. The sale of Series Z and Z-1 incentive units is contractually prohibited.
Shares of common stock issued in connection with such units are also restricted from sale until there is 100% vesting of all the units to which such shares relate or such sale is allowed under other provisions of the grant agreement.

Deferred compensation plan	Supplemental element to assist in retaining executives.	Executive officers may defer up to 100% of their base salary and bonus.	A tax planning benefit for executives.
Severance plan
For hiring and retaining executives, this element provides a reasonable level of continued economic benefit if a change of control and related termination was to occur. As stated below under the caption “Severance and Other Benefits Upon Termination of Employment of Change or Control”, these payments provide a reasonable level of incentive for the covered individuals to remain with Essex prior to any proposal or contemplation of, and during any negotiations for, a change of control.

The element provides that in the event of a change of control and related termination within the 12 months thereafter, an executive receives two times his current annual salary and targeted bonus, continued insurance benefits and potential tax gross up payments.
A supplement to the base salary and annual bonus arrangements, which addresses possible change of control situations.
Perquisites	Customary element necessary to hire and retain executives.	Generally based on perquisites being offered by comparable companies.	A supplement to the base salary.

Base Salaries.  None of our executive officers have an employment agreement.  Base salaries are viewed as a customary element necessary to hire and retain executive officers.  Base salary and any changes in base salary are based on views of individual retention and/or performance factors and market data at peer companies, without benchmarking.  For 2011, the Compensation Committee established base salaries in light of these considerations as well as subjective assessments of individual performance, scope of responsibilities, expertise and experience, and Essex’s financial performance and condition. The base salaries increased for Michael Schall, Michael Dance and John Burkart to reflect promotions and increases in responsibility and are reported in the “Summary Compensation Table” below.

Executive	Salary 2010 ($)	Salary 2011 ($)	Percentage Change
Michael Schall, CEO	295,000	350,000	18.6%
Michael Dance, CFO	225,000	300,000	33.3%
Craig Zimmerman, EVP	300,000	300,000	n/a
John Eudy, EVP	300,000	300,000	n/a
John Burkart, EVP	224,000	250,000	11.6%

Annual Bonuses.  Each named executive officer is eligible to earn an annual cash bonus based on the achievement of the operating performance budget approved by our Board and the meeting of performance goals during the year. The performance goals used for determining an officer’s annual bonus fall into one or more of the following categories, as determined by the Compensation Committee and by the CEO in his recommendations to the Compensation Committee:

●	individual performance;

●	corporate and business unit performance; and

●	the functions performed by the executive officer.

Although the Compensation Committee considers these factors, the Committee’s analysis is generally discretionary and subjective rather than objective and the weight given such factors may vary from individual to individual.

Each year a target bonus amount is established for each named executive officer, and the sum of all target bonuses are included in the Essex annual business plan which is approved by our Board.  To the extent that Essex does not meet its annual business plan targets and its results are less than the plan targets, the annual target bonus amounts can be reduced to zero.  In years that Essex exceeds its financial targets, the Compensation Committee has awarded the named executive officers annual bonuses that are as much as twice the individual’s target bonus amount.

The Company believes that Funds from Operations (“FFO”) per share is its primary corporate performance measure.  The Board reviews and approves an annual FFO per share target.  The Compensation Committee monitors management’s achievement of the set dollar amount target and on a relative basis (ranking in the top quartile of the multifamily REITs with respect to FFO per share growth).  The target levels for the dollar amount of FFO per share changes from year to year and are dependent on a number of factors, including expectations surrounding  internal and external earnings, general economic conditions, real estate fundamentals and other specific circumstances facing the Company in the coming year.  The compensation committee also establishes FFO goals that are consistent with the board approved operating plan for the Company.   With respect to the goal of being in the top quartile of multifamily REITs with regard to FFO per share growth, such goal reflects the performance by the Company exceeding that of at least 75% of such REITs and is useful for rewarding for performance on a relative basis. For 2011, the following specific goals were set for corporate performance:

●	Achieve FFO per diluted share of $5.51;

●	Rank in the top quartile of multifamily REITs with respect to 2011 Core FFO results (excludes non-routine items); and

●	External growth investments funded in 2009 and 2010 achieving better than their underwritten cash flows for 2011.

For 2011, FFO per diluted share was $5.74, which met the performance goal and after adjustments for non-routine items was $5.64 per share.  For a discussion of the calculation of FFO, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Funds from Operation (FFO)” in our Form 10-K for the fiscal year ended December 31, 2011. The Compensation Committee considered qualitative and quantitative measures in concluding that the Company achieved the goal of ranking in the top quartile of multifamily REITs with respect to 2011 FFO per share results.  The Company’s 2009 and 2010 external growth investments exceeded the underwritten cash flows. Thus, the Compensation Committee accordingly concluded that the corporate performance goals had been achieved.

The 2011 targeted bonus amounts for the named executive officers ranged from 100% to 140% of their annual base salary amounts.  The targeted bonuses are set within these percentages of base salary to incentivize the executives to focus on their individual and business unit goals that are in turn tied to the FFO and top quartile ranking corporate performance goals.  For 2011, the executive officers were provided an opportunity to earn a target bonus ranging from $310,000 to $475,000, based on the Compensation Committee’s subjective determination that this amount for each officer provided appropriate individual incentives and at the same time helped promote cooperation and leadership among the executive team.

Key specific factors considered by the Compensation Committee and the CEO in his recommendations to the Compensation Committee in determining bonuses for 2011 were based on the Company exceeding the FFO per diluted share target for 2011, our ranking in the top quartile of multifamily REITs with respect to core 2011 FFO per share growth, exceeding the external growth investment goals for investments funded in 2009 and 2010, and meeting or exceeding the individual and business unit goals described below. Unit goals are in turn tied to the FFO and top quartile ranking corporate performance goals.

Mr. Schall, Chief Executive Officer in 2011, received his targeted 2011 bonus of $475,000 for achieving or exceeding the financial and operating objectives, identifying and mentoring future leaders, redefining the role of information technology and human resources and other strategic initiatives.

Mr. Dance, Chief Financial Officer, received his targeted 2011 bonus of $375,000 for his individual and business unit contributions in the achievement of the corporate goals based on achieving personal goals including providing effective sources of capital to fund acquisitions and his assuming the responsibility for overseeing the Company’s human resources and information systems.

Mr. Eudy, Executive Vice President, Development received his targeted 2011 bonus of $375,000 for his individual and business unit contributions of completing the Via development ahead of schedule and below budget, and the start of five new development projects which were important to the Company’s achievement of its corporate goals.

Mr. Zimmerman, Executive Vice President, Acquisitions received his targeted 2011 bonus of $375,000 for his individual and business unit goal by completing over $533 million in property acquisitions which we expect to improve the growth rate of the portfolio.

Mr. Burkart, Executive Vice President of Asset Management received $25,000 over his targeted 2011 bonus for a total of $350,000 for exceeding his individual and business goals for asset management achievements, including the renovation and dispositions of assets.

The 2012 Short-Term Incentive Target Award Opportunities for the named executive officers are approximately 100% of  their annual base salary.  The Target Award Opportunities are set at these percentages of base salary to incent the executives to achieve their individual, business unit, and the  corporate performance goals.

For 2012, our executive officers are provided an opportunity to earn incentives as follows:

2012 Short-Term Incentive Award Opportunity

Executive	Targeted Discretionary Bonus ($)	Targeted Non- Discretionary Incentive Bonus ($)	Maximum Bonus ($)
Michael Schall, CEO	200,000	200,000	600,000
Michael Dance, CFO	150,000	150,000	450,000
Craig Zimmerman, EVP	150,000	150,000	450,000
John Eudy, EVP	150,000	150,000	450,000
John Burkart, EVP	130,000	130,000	390,000

The Targeted Non-Discretionary Incentive Bonus is tied to achieving corporate performance goals. Each executive will be paid based on meeting objective corporate performance goals with a maximum opportunity of up to 150% of the targeted bonus if specific performance levels exceeding the objective corporate performance goals are achieved at levels consistent with the Company’s high end of its 2012 guidance. The targeted corporate performance goals for 2012 are based on achievement of the board approved operating plan in the following areas:

1)	Same Property NOI guidance, adjusted for dispositions;

2)	FFO/share;

3)	Aggregate FFO accretion from external growth investments; and

4)	Actual versus underwritten yields from 2010 and 2011 acquisitions and developments.

The Targeted Discretionary Bonus, for each executive will be earned based on achievement of both objective and subjective factors, including the evaluation of the officer’s handling of his day-to-day responsibilities, and individual performance goals and, in some cases, business unit goals.  For 2012, the primary individual-based bonus criteria for the payment of the Targeted Discretionary Bonus is as follows:

●
Mr. Schall’s goals include achieving the Company’s financial and operating objectives, identifying and mentoring future leaders, implementation of new information technology and human resources and other strategic initiatives.

●
Mr. Dance’s goals include achieving the Company’s financial and operating objectives, accessing the unsecured debt markets, improving managerial reporting and overseeing human resource and information system initiatives.

●
Mr. Eudy’s goals include the initiation of new development starts totaling between $100 and $150 million with projected capitalization rates of an appropriate premium over acquisition capitalization rates and completing active development projects on time and on budget.

●
Mr. Zimmerman’s goals include allocating capital via acquisitions to the supplied constrained markets with the best return potential resulting in over $400 million in acquisitions and other investments at returns that exceed the cost of capital.

●
Mr. Burkart’s goals include identifying assets for renovations to improve the long term performance including unit upgrades to achieve targeted returns and the disposition of assets that are not expected to achieve the desired long term returns on investment.

Long-Term Equity Incentives. The Essex long-term equity incentive program is designed to provide an opportunity for management to share in the value creation to shareholders.  The Compensation Committee approves the granting of new awards as well as determining the performance criteria for the annual increases in the conversion ratio (equivalent to vesting) for Series Z and Z-1 incentive unit awards.

Awards granted under the Essex long-term incentive program include restricted operating partnership units, referred to as “Z and Z-1 incentive units”, issued and sold to designated executive officers in 2001, 2004, 2005, 2010 and 2011.  As described more fully under the caption “Series Z and Series Z-1 incentive units,” these incentive units are convertible into limited partnership units of the Essex operating partnership, which are exchangeable for shares of Essex common stock.  The conversion ratio generally starts at zero upon issuance of the awards and may increase up to 14% each year for 2010 and 2011 grants and up to 10% each year for earlier grants, and up to 20% in certain circumstances in the year following their initial issuance, in which Essex meets the performance criteria set forth in the plan. The Compensation Committee may revise the criteria for increases in the conversion ratio to reflect different or additional parameters, objectives or performance measures if it determines that the funds from operations per share performance measure is no longer appropriate for establishing management objectives or that the target levels are no longer feasible in light of factors or circumstances outside of Essex’s control (such as general economic conditions, legal/regulatory changes, war or similar events).  To change such criteria, the Compensation Committee must further determine that the revised criteria are, as a whole, comparable or more effective for analyzing the performance of the Company and incentivizing the executives and that such amended or revised criterion shall not be more difficult to achieve than the funds from operations target measure set forth in the plan.  The sale of these incentive units is contractually prohibited, Z and Z-1 Units are convertible into operating partnership common units which are exchangeable for shares of Essex common stock that may have marketability restrictions.

For 2011, the conversion ratio of outstanding units increased by 7.5% for the 2004, 2005 and 2010 grants, and 10% for the 2011 grant effective on January 1, 2012.  For the 2004 and 2005 grants, the increases were based on Essex exceeding the board’s approved 2011 Funds from Operations budget and having a “Core” FFO growth rate that was in the top 25% of the multifamily REITs.  Core FFO increased by 12.4%, and the Compensation Committee considered both qualitative and quantitative factors in concluding that the Company’s 2011 results were in the top quartile of apartment REITs. For the 2010 and 2011 grants, increases were based on the increases in FFO and the achievement of FFO targets, respectively.  For a discussion of funds from operations see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations (“FFO”).”

In December 2011, the Compensation Committee granted equity awards to each of our named executive officers. The Committee granted unvested units pursuant to the Series Z-1 incentive unit program described above to the named executive officers, totaling 5,000 Z-1 units and 20,000 stock options to Mr. Schall and 2,000 Z-1units, and 12,500 stock options to each of Messrs. Dance, Eudy and Zimmerman and to Mr. Burkart 7,000 Z-1 units and 5,000 stock options.  Stock options were granted with an exercise price of $132 per share (the fair value on the date of grant), vesting 10% on the grant date and 20% per year beginning December 2012. The Committee determined the relative amounts of these awards based primarily on considerations of how the grant date value of each award related to the total compensation of each officer, and how the long term vesting and incentive aspects of each award would incentivize our executive team to focus on longer term corporate performance.  The Committee also made an overall subjective determination that the awards reflected an appropriate part of total compensation for the officers in light of the longer term value that might be realized from the awards if applicable performance targets are met.  See “Summary Compensation Table” and “Grants of Plan-Based Awards for 2011” below for further information on total compensation and grant date values.

Nonqualified Deferred Compensation.  Named executive officers are currently permitted to make elections to defer up to 100% of their base salaries and bonuses under Essex’s Deferred Compensation Plan. Essex believes that providing the named executive officers and other eligible employees with nonqualified deferred compensation opportunities is a cost-effective supplemental benefit that enables named executive officers to defer income tax on deferred salary and bonus payments, even though Essex also defers the related deduction. Essex makes no matching contributions to the plan.  Additional information concerning this deferred compensation plan is set forth in the Nonqualified Deferred Compensation table and related text below.

Retirement Benefit.  Named executive officers are eligible to participate in the Essex tax-qualified 401(k) plan. Essex does not make any additional matching contributions to the officers’ accounts. Essex does not maintain any defined benefit, pension, or supplemental or “excess” retirement plans for the named executive officers.

Severance and Other Benefits Upon Termination of Employment or Change of Control.  Under the Essex Property Trust, Inc. Executive Severance Plan established in May 2001, each of our named executive officers would be entitled to benefits defined under the plan if, within the 12 months after a change of control of Essex (as defined in the section titled “Potential Payments Upon Termination or Change of Control”), the individual’s employment is terminated by the employer without cause or by death or disability, or if the individual resigns for good reason, as defined in the plan.

The benefits in such event generally consist of:

●	severance payments of two times current annual base salary and two times the individual’s target annual bonus;

●	continuation of health, dental and life insurance for up to 24 months to be paid by the Company;

●	the right to exercise all vested and unvested stock options or receive a payment cashing out the equity in options, depending on whether the acquiring company elects to assume the options; and

●
a right to receive “tax gross up payments” sufficient to pay the excise taxes that may arise under Sections 280G, 409 and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) concerning “excess parachute payments”.

The Compensation Committee believes that these provisions provide a reasonable level of continued economic benefit to the named executive officer if a change of control and related termination event were to occur, are a reasonable balance to the at will nature (and lack of fixed terms) of employment for the officers, and provide a reasonable level of incentive for the covered individuals to remain with Essex prior to any proposal or contemplation of, and during any negotiations for, a change of control. The Committee also believes that the 12-month period following a change of control in which a terminating event must occur restriction, and the 2 years’ cash benefits, together with accelerated vesting of options, is in line with or provides lesser benefits than the scope of change of control benefits offered by many companies the Committee considers to be comparable.  The Executive Severance Plan was established in 2001.  Generally, the existence of this plan, and the potential benefits to executive officers under it, does not affect the annual determination of an executive officer’s base salary, cash bonus or long-term incentive unit grants.

The Z and Z-1 incentive units do not receive “accelerated vesting” in the form of increased conversion rights or otherwise upon a change of control. The severance plan calls for cash benefits at twice the annual rate of current compensation. Due to these and other factors, if a change of control were to occur based on current circumstances, the severance benefits should not result in any “excess parachute payment” or associated tax gross up under the severance plan. However, the computation of the excise tax on excess parachute payments is complex, and results could differ significantly under changed future circumstances.

Life insurance and perquisites. Named executive officers receive automobile allowances or leased automobiles, automobile insurance, annual DMV renewals, health and dental insurance and payment of life insurance premiums. The Committee believes that such perquisites are comparable to, or less than, what are provided by comparable companies.

Tax and Accounting Considerations.  Section 162(m) of the Code prohibits the Company from deducting compensation in excess of $1 million for certain executive officers unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Essex 1994 and 2004 Stock Incentive Plans are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. The Committee’s present intention is to qualify, to the extent reasonable, a substantial portion of the executive officers’ compensation for deductibility under applicable tax laws. However, the Committee reserves the right to design programs that incorporate a full range of performance criteria important to the company’s success, even where compensation payable under such programs may not be deductible.

Under the incentive program involving the issuance of Series Z and Series Z-1 incentive units of limited partnership interests in the Essex operating partnership, vesting in the units is based on performance criteria established in the plan. The estimated fair value of a unit is determined on the grant date and considers the company’s current stock price, the unpaid dividends on unvested units and the discount factor for the 8 to 15 years of illiquidity. Compensation expense for the units is calculated by taking annual vesting increases multiplied by the estimated fair value as of the grant date less each unit’s $1.00 purchase price.

See Note 13 to Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2011, for a discussion of the accounting for our stock based compensation plans

Stock ownership guidelines. The company has stock ownership guidelines that require executives to acquire and hold a certain amount of company shares and all named executive officers were in compliance with such guidelines as of December 31, 2011.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee was formed in June 1994. No interlocking relationship existed in 2012 or presently exists between any member of the Company’s Compensation Committee or Board of Directors on the one hand and another company’s compensation committee or Board of Directors on the other hand. Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled “Certain Relationships and Related Persons Transactions; Director Independence.”

The Board's Role in Risk Management and Compensation Risk Analysis

With respect to the role of the Company's Board of Directors in the risk oversight of the Company, the Board has promulgated internal Company policies that set forth which transactions may require the prior approval of the Board or a committee of the Board and which transactions may proceed with management authorization and without any such Board prior approval. These Board policies cover transactions in the following areas: financings, property acquisition, property development, property redevelopment, property dispositions, other investments and general corporate activities. Generally, these policies set forth a specified dollar threshold and if a transaction exceeds that threshold, the prior approval of the Board or a committee of the Board is required. By requiring the prior approval of larger transactions, which generally may involve more risk to the Company simply due to the transaction size, the Board seeks to provide risk oversight of the Company. The Board has also set forth a policy that limits the aggregate indebtedness of the Company. The Board has promulgated a corporate investment policy that establishes guidelines with respect to investment of the Company’s funds; such guidelines cover the required qualifications of outside investment managers and the types and concentration limits of investment securities that are authorized for investment. The Board’s Compensation Committee has determined that the pay policies and practices of the Company are not reasonably likely to have a material adverse effect on the Company. Also, related party transactions are generally reviewed by specified committees of the Board. See “Certain Relationships and Related Persons Transactions; Director Independence – Policies and Procedures with Respect to Related Person Transactions.”

Summary Compensation Table

The following table summarizes compensation information for our named executive officers for our year ended December 31, 2011, which we refer to as “2011”, December 31, 2010, which we refer to as “2010”, and December 31, 2009, which we refer to as “2009”.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compen- sation ($)(2)	Total ($)
Michael J. Schall	2011	350,000	475,000	418,200	269,800	11,260	1,524,260
Director, President and	2010	295,000	400,000	751,000	-	11,207	1,457,207
Chief Executive Officer	2009	295,000	400,000	-	-	10,654	705,654

Michael T. Dance	2011	300,000	375,000	167,280	168,625	13,556	1,024,461
Executive Vice President	2010	225,000	300,000	660,880	-	11,383	1,197,263
and Chief Financial Officer	2009	225,000	350,000	150,000	-	11,299	736,299

John D. Eudy	2011	300,000	375,000	167,280	168,625	14,083	1,024,988
Executive Vice	2010	300,000	300,000	660,880	-	14,130	1,270,010
President-Development	2009	300,000	300,000	-	-	12,997	612,997

Craig K. Zimmerman	2011	300,000	375,000	167,280	168,625	13,600	1,024,505
Executive Vice	2010	300,000	400,000	660,880	-	13,547	1,374,427
President-Acquisitions	2009	300,000	300,000	-	-	12,929	612,929

John F. Burkart	2011	250,000	350,000	585,480	67,450	14,165	1,267,095
Executive Vice	2010	224,000	275,000	450,600	-	14,097	964,697
President-Asset Management	2009	-	-	-	-	-	-

(1)
These dollar amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards granted for the year indicated.   The 2011 stock awards are subject to performance conditions, and the grant date fair value of these awards is based on the probable outcome of the performance conditions calculated in accordance with ASC Topic 718.  These dollar amounts do not represent payments actually received by the officers.

●
These awards consist of (i) for 2011, Series Z-1 incentive unit awards (described under “Series Z and Z-1 Units” below) and stock option awards (described in the next table below), (ii) for 2010, Series Z-1 incentive unit awards, and (iii) for 2009, a stock award only to the Company’s Chief Financial Officer (fully vested at grant but subject to restrictions on resale).

●
The grant date fair value of the performance-based stock awards granted in 2011 based on the maximum level of performance is as follows: $697,500 for Mr. Schall, $279,020 for Mr. Dance, $279,020 for Mr. Eudy, $279,020 for Mr. Zimmerman, and $976,570 for Mr. Burkart.

●
The assumptions used to calculate the values of the 2011 awards are set forth in Note 13 of the Notes to Consolidated Financial Statements in our Form 10-K for 2011, and for the 2010 and 2009 awards, in corresponding Note 13 in our Forms 10-K for 2010 and 2009.

(2)
For 2011, these amounts include the named executive officers’ respective perquisites limited to Company provided leased automobiles or automobile allowances, and payments of life insurance premiums of ($383, $365, $383, $383, and $365), for Michael J. Schall, Michael T. Dance, John D. Eudy, Craig K. Zimmerman, and John F. Burkart, respectively.

Grants of Plan-Based Awards for 2011

The following table shows all plan-based awards which Essex granted to the named executive officers during 2011.  The equity awards are also reported in the Outstanding Equity Awards table on page 38.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
Schall	12/6/2011	5,000	20,000	132.03	688,000
Dance	12/6/2011	2,000	12,500	132.03	335,905
Eudy	12/6/2011	2,000	12,500	132.03	335,905
Zimmerman	12/6/2011	2,000	12,500	132.03	335,905
Burkart	12/6/2011	7,000	5,000	132.03	652,930

(1)
These equity incentive plan awards consist of unvested units issued in 2011 pursuant to the Series Z-1 incentive unit program described in the narrative following this table.  The numbers in the column represent the maximum number of shares of the Company’s common stock that may be acquired under the units issued in 2011, subject to the performance conditions and other terms described below.

(2)	10% of these options vested on December 6, 2011, the date of grant, and thereafter 20% of the options vest each year beginning December 6, 2011.

Series Z and Series Z-1 Incentive Units

The Company has adopted an incentive program involving the issuance of Series Z incentive units and Series Z-1 incentive units of limited partnership interests in the operating partnership. This program is intended to further the Company’s objective of long-term growth in funds from operations per share by providing long-term incentives to those key employees of the Company who will be largely responsible for the achievement of such long-term growth. The Series Z incentive units and Series Z-1 incentive units are a means to link compensation to targeted levels of growth in funds from operations per share.

The issuance of Series Z incentive units and Series Z-1 incentive units is administered by the Company’s Compensation Committee. Participants in the program are senior management and key employees of the Company. The Compensation Committee has the authority to select participants and determine the awards to be made to each.

Up to 200,000 Series Z incentive units are authorized to be issued under the Series Z incentive units program. On June 28, 2001, the operating partnership issued all 200,000 Series Z incentive units to eleven senior executives of the Company in exchange for a capital commitment of $1.00 per Series Z Incentive Unit. No further Series Z incentive units may be issued.  On January 1, 2011, the Series Z incentive units became 100 percent vested and were converted into common units of the Operating Partnership.

Up to 400,000 Series Z-1 incentive units are authorized to be issued under the Series Z-1 Incentive Unit Program. In June 2004, the operating partnership issued 95,953 Series Z-1 incentive units to fourteen executives of the Company in exchange for a capital commitment of $1.00 per Unit. In 2005, the operating partnership issued 116,999 Series Z-1 incentive units to sixteen executives of the Company for cash or a capital commitment of $1.00 per unit.   In 2010, the operating partnership issued 108,000 Series Z-1 units to twenty executives of the Company in return for cash of $1.00 per unit from seven executive officers of the Company, and a capital commitment from the remaining thirteen executives of $1.00 per unit.  In 2011, the operating partnership issued 46,500 Series Z-1 units to fourteen executives of the Company in return for cash from eight executive officers of the Company, and a capital commitment from the remaining six executives of $1.00 per unit.

Upon certain triggering events, the Series Z-1 incentive units will automatically convert into common units of limited partnership interests in the operating partnership. The incentive units’ conversion ratio varies over time. Upon issuance, the conversion ratio is generally zero. With respect to the Series Z-1 units issued prior to 2010, on each January 1 following the issuance, the conversion ratio increases by up to 10%, and up to 20% in the first year following the initial issuance, if (i) the participating executive is still employed by the Company and (ii) the Company has met a specified “Funds from Operations” per share target, or such other target as the Compensation Committee deems appropriate for the previous year. The maximum conversion ratio is 100%.

The 2010 Z-1 Units are convertible one-for-one into common units of the Operating Partnership (which, in turn, are convertible into common stock of the Company) upon the earlier to occur of 100 percent vesting of the units or the year 2025.  The conversion ratchet (accounted for as vesting) of the 2010 Z-1 Units into common units, increased to 20 percent effective January 1, 2011 since the Company achieved the FFO target of $4.75 per diluted share in 2010.  Each year thereafter, vesting of the 2010 Z-1 Units will be consistent with the Company’s annual FFO growth, but is not to be less than zero or greater than 14 percent.

The 2011 Z-1 Units are convertible one-for-one into common units of the Operating Partnership (which, in turn, are convertible into common stock of the Company) upon the earlier to occur of 100 percent vesting of the units or the year 2026.  The conversion ratchet (accounted for as vesting) of the 2011 Z-1 Units into common units, increased to 10 percent effective January 1, 2012 because the Company achieved the FFO minimum target of $5.65 per diluted share in 2011.  Each year thereafter, vesting of the 2011 Z-1 Units will be consistent with the Company’s annual FFO growth, but is not to be less than zero or greater than 14 percent.

The Series Z-1 incentive units automatically convert into common units of the operating partnership if either (i) the conversion ratio reaches the maximum level of 100%, (ii) none of the participating executives remain employed by the Company, (iii) the Company dissolves or is liquidated, or (iv) generally fifteen years after the date of issue of the specific unit.  In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio.  In addition, the Compensation Committee may provide for increasing the conversion ratio of Series Z-1 incentive units to 100% at the time of a change in control of the Company (i) if such Z-1 incentive units are not assumed or substituted in connection with such change in control or (ii) in the event the Series Z-1 incentive units are assumed and substituted and a holder of Series Z-1 incentive units or substituted units experiences an involuntary termination within a specified period.

The operating partnership has the option to redeem Series Z-1 incentive units held by any executive whose employment has been terminated for any reason and is obliged to redeem any such units upon the death of any holder. In such event, the operating partnership has the option of redeeming the units for common units of the operating partnership or shares of the Company’s common stock based on the then-effective conversion ratio.

Holders of Z-1 incentive units are also allowed to elect an early conversion once a year and such conversion is based on the conversion ratio as of January 1 of the year of election.  Holder may elect to convert up to that number of common units into which their total holdings of incentive units is convertible.  Based on the number of common units a holder elects to receive, the conversion ratio of the equivalent number of incentive units is increased to 100% and those incentive units are then converted into common units on a one-for-one basis.  The conversion ratio for the remaining units is then adjusted accordingly so that there is no overall change in the number of common units issued or issuable upon conversion of all incentive units held by a holder, as based on the current conversion ratio.  Common units, issued upon conversion of incentive units, are in turn exchangeable on a one-for-one basis into shares of the Company’s common stock.  Such shares are subject to limitations as to when they can be sold or otherwise transferred.

The Series Z-1 incentive units are entitled to participate in regular quarterly distributions paid out by the operating partnership.  These units receive a percentage, generally based on the current conversion ratio of the units, of such quarterly distributions.

Executive Severance Plan

We discuss our executive severance plan and related quantitative disclosure based on assumed triggering events below under the heading “Potential Payments Upon Termination or Change Of Control” below.

Outstanding Equity Awards at December 31, 2011

The following table shows all outstanding equity awards held by the named executive officers at the end of 2011:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Schall	2,000	18,000	132.03	12/6/2022	14,883	2,076,327

Dance	1,250	11,250	132.03	12/6/2022	10,650	1,485,782

Eudy	1,250	11,250	132.03	12/6/2022	10,900	1,520,659

Zimmerman	1,250	11,250	132.03	12/6/2022	10,900	1,520,659

Burkart	500	4,500	132.03	12/6/2022	12,989	1,812,095

(1)	Unvested units issued pursuant to the Series Z-1 incentive unit programs described above.

(2)
The value is based on the closing price of Essex common stock on the NYSE on December 30, 2011, of $140.51, multiplied by the number of units indicated in the adjacent column, less the $1.00 capital contribution required for each unit.

Option Exercises and Stock Vested for 2011

The following table shows for 2011 the number of shares acquired upon vesting of stock awards and value realized upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Schall	-	-	5,613	783,097

Dance	3,100	432,451	3,525	491,773

Eudy	-	-	4,592	640,630

Zimmerman	-	-	4,592	640,660

Burkart	-	-	3,793	529,161

(1)
Stock awards consist of Series Z and Z-1 Units, the amounts reflect the 7.5% increase in the conversion ratio for 2004, 2005, and 2010 Z-1 Units grants, and 10.0% increase in the conversion ratio for the 2011 Z-1 Unit grant.  See “Compensation Disclosure and Analysis – Long-Term Equity Incentives.”

(2)
The value is based on the closing price of Essex common stock on the NYSE on December 30, 2011 of $140.51 multiplied by the number of units acquired on vesting, less the $1.00 per unit capital contribution.

Nonqualified Deferred Compensation

The named executive officers are currently eligible to participate in the Essex Portfolio, L.P. 2005 Deferred Compensation Plan, which is referred to in this proxy statement as the “2005 deferred compensation plan.” The 2005 deferred compensation plan, which was adopted on December 2, 2008 and replaced an older plan, to comply with Section 409A of the Internal Revenue Code.  Under the deferred compensation plan, eligible employees, which include the named executive officers, may elect in accordance with plan procedures to defer up to 100% of their base salary and up to 100% of their cash bonus (and other cash compensation) in any year, in each case, after taking into effect reductions due to income and payroll tax withholding and contributions to benefits plans. Essex does not currently make company matching contributions, although the plan allows the company to make a discretionary contribution.  Deferral elections under the 2005 deferred compensation plan must generally be made by December 15th of the calendar year proceeding the calendar year in which the compensation that is to be deferred is scheduled to be earned.

Distributions of the deferred accounts under the 2005 deferred compensation plan are made on the earliest of (1) the participant’s “separation from service,” as defined in the plan, (2) a “change in control,” as defined in the plan or (3) a date specified by the participant at the time the deferral election was made. The distributions are payable in a lump sum, except that a participant may elect a payout of amounts exceeding $150,000 as of the distribution date over a period of 5, 10 or 15 annual installments. Distributions under the 2005 deferred compensation plan payable to a “key employee” (as defined in the plan) in connection with a separation from service will be delayed for six months (to the extent required to comply with Section 409A of the Internal Revenue Code).

Under the plans, the earnings in an officer’s account are based on investment earnings (or losses) equal to the actual net investment earning or losses experienced by the investment selected by the participant. Accordingly, any earnings are based solely upon the investment allocations directed by the officer. Essex does not make these investment decisions or guarantee any particular rate of return or other benefit under the plan. Under the investment policies of the plans, and subject to administrative approval, investments may be directed by the officer in any securities generally available and traded on US public markets. However, the plan prohibits investments such as derivative securities, securities issued by Essex, tax-exempt securities, foreign securities not listed on the NYSE, securities determined by the administrator to be illiquid, securities purchased on margin, and a number of other categories intended to limit the permitted investments to securities regularly and publicly traded in the US market. The plans do not impose specific limitations on the frequency of investment selections or changes in investments.

Although each participant’s account is wholly unfunded, the investments selected by the officer are purchased by Essex in and for its own account, which account is maintained by Essex with a brokerage firm, and the return on the deferral account is derived solely from these purchased investments directed by the officer. The plan administrator will not monitor a participant’s investment instructions, but it may require the participant to liquidate an investment that is determined to be inconsistent with the plan’s investment policy, other plan provisions, or the company’s brokerage account agreement. The following tables provide information concerning compensation deferred under the prior deferred compensation plan and the 2005 deferred compensation plan by the named executive officers as of the end of 2011.

Name	Executive Contributions in 2011 ($)	Registrant Contributions in 2011 ($)	Aggregate Earnings/ (Losses) in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2011 ($)
Schall	-	-	(152,778)	-	2,275,886

Dance	-	-	-	-	-

Eudy	-	-	42,901	-	299,233

Zimmerman	-	-	-	-	-

Burkart	-	-	-	-	-

Potential Payments upon Termination or Change of Control

The Company maintains an executive severance plan, which was amended and restated effective December 31, 2008, that covers the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, certain First Vice Presidents, and any Vice President with ten or more years of service with the Company, which includes, among others, Messrs. Schall, Dance, Eudy, Zimmerman and Burkart. Under this plan, if there is a change of control of the Company (as defined below), all stock options granted to officers covered by the plan shall become fully exercisable and be valid and outstanding for the remainder of their original terms, regardless of any subsequent termination of such officer’s employment, except in the event of a merger in which outstanding options are to be terminated without being assumed by the acquiring company, the officers will receive payment equal to the value of the cancelled stock options.

In addition, the plan provides that if within the 12 months following a change of control of Essex, Essex terminates without “cause” any officer covered by the plan or the officer terminates his or her employment for “good reason,” (as these terms are defined in the plan), Essex will pay the officer an amount equal to twice such officer’s current annual base salary, twice such officer’s targeted annual bonus, and pay for up to 24 months’ of health, dental and life insurance premium benefits. The severance amounts are payable in one lump sum within 31 days following the termination date, except that payments to officer who are “specified employees” at the time of payment will be subject to a 6-month delay. “Good reason” includes a number of circumstances including a substantial adverse change in the officer’s authority, duty or power, a reduction in annual base salary that does not affect management generally, certain relocations, or failure to pay amounts owed to the officer. The officer is also entitled to receive “tax gross up payments” sufficient to cover any excise taxes and income taxes on the imputed income resulting from the gross-up payment that may arise under Sections 280G and 4999 of the Code concerning “excess parachute payments” in connection with payments and benefits payable under the severance plan.

A “change of control” under the executive severance plan is generally defined as: (a) the acquisition by any person or entity, together with all of their respective affiliates or associates, of securities representing 30 percent or more of the combined voting power of Essex’s then outstanding securities having the right to vote, (b) the persons who, as of July 1, 2000 constituted Essex Board of Directors (or the incumbent directors) cease to constitute a majority of such directors, provided that a person becoming a director subsequent to July 1, 2000 shall be considered an incumbent director if the person’s election was approved by a vote of a majority of the incumbent directors, or (c) the consummation of any consolidation or merger of Essex where the stockholders of Essex, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own shares representing in the aggregate 50 percent or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger.

In certain change of control situations, executives holding Series Z-1 Units will have the option to convert such units at the then-effective conversion ratio into operating partnership common units. However, a change of control is not a triggering event for any increase in the conversion rate or any other form of accelerated vesting. The footnotes to the table “Security Ownership of Certain Beneficial Owners” set forth the number of Essex common shares that named executive officers are entitled to upon conversion of vested, non-forfeitable incentive units as of February 29, 2012, or that will become vested and non-forfeitable within 60 days of such date. The last column of the “Outstanding Equity Awards at December 31, 2011” table states the market value of unvested incentive units as of December 31, 2011, which may become vested in the future if the criteria are met.

The table below illustrates hypothetical payments under the executive severance plan as if a change of control had occurred on December 31, 2011 and a defined termination had occurred within the 12 months thereafter:

Name	Payment for 2X Annual Salary/Bonus ($)	24 months of benefits ($)	Assumed Realized Value of Accelerated Options ($)	Assumed Cost of Tax Gross Up (1)	Total (2) ($)
Schall	1,650,000	20,000	146,160	-	1,816,160

Dance	1,350,000	20,000	91,350	-	1,461,350

Eudy	1,350,000	20,000	91,350	-	1,461,350

Zimmerman	1,350,000	20,000	91,350	-	1,461,350

Burkart	1,200,000	20,000	36,540	-	1,256,540

(1)	See “Compensation Discussion and Analysis - Severance and Other Benefits Upon Termination of Employment or Change of Control” for a description of the tax gross up provisions under the plan.

(2)
The total does not include: (i) available balances under the nonqualified deferred compensation plan table preceding this table, (ii) any amounts due for accrued but unpaid wages under applicable law or under generally available benefit plans such as our 401(k) plan, at the time of any employment termination, (iii) the proceeds of insurance policies paid by insurance companies in the event of death or disability, or (iv) the value of Series Z-1 incentive units, or partnership units or shares of Essex common stock which may be realized in connection with the conversion of the incentive units, at the time of a change of control or other termination of employment (which value is excluded here because unvested incentive units do not earn any increase in the conversion rate or “accelerated vesting” as a result of a change of control or termination of employment, and are in the nature of vested restricted stock to the extent convertible, with a restriction on disposition during the period of employment until specified time elapses or other events occur).

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS; DIRECTOR INDEPENDENCE

Investment Opportunities

From time to time, accredited members of the Company’s senior management (excluding the Chief Executive Officer and Chief Financial Officer) may be given an opportunity to co-invest with unaffiliated joint venture partners in investment transactions managed by the Company’s subsidiaries on the same terms as the unaffiliated investors.  The Board of Directors must approve all potential investments opportunities that would include investments made by the Company’s management.

Policies and Procedures with Respect to Related Person Transactions

The Company has adopted written related party transaction guidelines that are intended to cover transactions in which the Company (including entities it controls) is a party and in which any “related person” has a direct or indirect interest.  A “related person” means any Essex director, director nominee, or executive officer, any beneficial owner of more than 5% of Essex outstanding common stock, and any immediate family member of any of the foregoing persons.  A related person may be considered to have an indirect interest in a transaction if he or she (i) is an owner, director, officer or employee of or otherwise associated with another company that is engaging in a transaction with Essex, or (ii) otherwise, through one or more entities or arrangements, has an indirect financial interest in or personal benefit from the transaction.

The related person transaction review and approval process is intended to determine, among any other relevant issues, the dollar amount involved in the transaction; the nature and value of any related person’s direct or indirect interest (if any) in the transaction; and whether or not (i) a related person’s interest is material, (ii) the transaction is fair, reasonable, and serves the best interest of Essex and its shareholders, and (iii) whether the transaction or relationship should be entered into, continued or ended.

Generally:

●
the Audit Committee of the Essex Board of Directors (the "Board") will review single related person transactions up to $75 million and determine whether or not to approve the transaction, prior to the Company committing to the transaction.

●
the Audit Committee and the Board's Nominating and Corporate Governance Committee will jointly review a single related person transaction in excess of $75 million or related person transactions that in the aggregate exceed $100 million in any calendar year, and such transaction shall be approved by each Committee, prior to the Company committing to the transaction.

●	These transactions may also be ratified by such Committee or Committees no later than their next regularly scheduled meetings.

The guidelines also list types of related person transactions that are governed by specific approval procedures:

●
Routine Transactions up to $1,000,000 that might involve a related person:  generally transactions with a related person for ordinary course goods or services with established pricing practices, such as broker commissions for listing or buying properties, do not require prior committee approval but are to be reported to the Audit Committee for ratification.

●
Property Transactions:  the acquisition or disposition of properties that may involve a related person are governed by the general approval procedure set forth above for transactions at the $75 million and $100 million thresholds (with associated Audit Committee, or Audit Committee and Nominating and Corporate Governance Committee approval, or ratification), except that the guidelines list specified information relating to acquisitions or dispositions to be provided to the reviewing committee(s), including a description of the related person's direct or indirect interest in the transaction, the underwriting process, risk and mitigation information, the property marketing process, and analysis of comparable transactions, valuation or other relevant metrics.  For two years after an acquisition involving a related person, the Audit Committee will receive reports concerning actual versus underwritten performance.

●
Preferred Equity/Subordinate Debt Transactions:  these types of transactions with a related person, regardless of the amount involved, must be approved or ratified by both the Audit Committee and Nominating and Corporate Governance Committee.  The committees must be provided information concerning the proposed transaction that is comparable to that set forth above for property transactions,  and reports must be made to the Audit Committee quarterly as to the status of the transaction and promptly as to any default or similar event.  Unless otherwise approved by the Board of Directors, the amount outstanding under, or invested pursuant to, all preferred equity/subordinate debt transactions involving the same related person may not exceed $50 million.

The guidelines also state that the Board is to be annually provided a report of the related person transactions that have been entered into since the date of the last such report to the Board.

Agreements between Mr. Marcus and the Company

George Marcus, the Company’s Chairman, is also involved in other real estate businesses. Mr. Marcus has entered into a written agreement with the Company pursuant to which Mr. Marcus has agreed (1) that he will not divert any multifamily property acquisition and/or development opportunities, which involve properties in the Company’s geographic areas and with more than one hundred rental units, that are presented to him in his capacity as Chairman of the Company to any of his affiliated companies, (2) that he will not divulge any confidential or proprietary information regarding property acquisition and/or development opportunities that may be received by him in his capacity as Chairman of the Company to any of his affiliated companies and (3) that he will absent himself from any and all discussions by the Company’s Board of Directors regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his affiliated companies. This agreement was approved by the independent directors (other than Mr. Marcus) of the Company.

Other Transactions

Essex Property Trust, Inc.’s Chairman and founder, Mr. George Marcus, is the Chairman of The Marcus & Millichap Company (“TMMC”), which is a holding company for certain real estate brokerage services and other subsidiary companies including SummerHill Apartment Communities (“SHAC”) and Pacific Urban Residential (“PUR”).  In January 2013, the Company invested $8.6 million as a preferred equity interest investment in an entity affiliated with SHAC that owns an apartment development in Redwood City, California.  The investment has a preferred return of 9.5% and matures in July 2016.  Independent directors (other than Mr. Marcus) on the Company’s Board of Directors approved the investment in this entity.

During July 2012, the Company invested $14.0 million as a preferred equity interest investment in an entity affiliated with PUR that owns an apartment community in Cupertino, California.  The investment has a preferred return of 9.5% and matures in May 2016.  The Company will invest an additional $4.0 million in preferred equity to fund renovation costs.  Independent directors (other than Mr. Marcus) on the Company’s Board of Directors approved the investment in this entity.

Also during July 2012, the Company acquired Montebello, a 248 unit apartment community in Kirkland, Washington for $52.0 million from an entity affiliated with PUR.  The Company assumed a $26.5 million mortgage loan secured by the property at a fixed rate of 5.6% for eight years.  Independent directors (other than Mr. Marcus) on the Company’s Board of Directors approved the acquisition of this apartment community.

During the third quarter of 2010, the Company invested $12.0 million as a preferred equity interest investment in an entity that owns a 768-unit apartment community in Anaheim, California.  The entity that owns the property is an affiliate of TMMC.  Mr. Marcus, the Chairman of Essex, is the chairman of TMMC.   This investment was approved by Essex Property Trust, Inc.'s independent directors (other than Mr. Marcus).

During the second quarter of 2010, the independent directors of the Company (other than Mr. Marcus)  approved the partial redemption for cash by the Operating Partnership of limited partnership common units that were held by Mr. Marcus, at $106.76 per unit representing a 2% discount from the closing price of the Company’s common stock on May 17, 2010.  The Operating Partnership purchased 187,334 units from Mr. Marcus.  Under the Operating Partnership’s partnership agreement, limited partnership common units are exchangeable on a one-for-one basis into shares of the Company’s common stock.

An Executive Vice President of the Company invested $4.0 million for a 6% limited partnership interest in a partnership with the Operating Partnership that acquired a 50% interest in a limited liability company that acquired Essex Skyline at MacArthur Place.  The Executive Vice President’s investment is equal to a pro-rata unit of the contributions, and distributions resulting from distributable cash generated by Essex Skyline at MacArthur Place will be calculated in the same manner as the calculation of distributions to the third party investor.  The Executive Vice President does not participate in any promote interest or fees paid to the Operating Partnership by the Essex Skyline at MacArthur Place joint venture.

Director Independence

Under independence standards established by the Board, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence. To assist in making its determination regarding independence, the Board considers, at a minimum, the following categorical standards:

●
A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

●
A director is not independent if the director has received, or has an immediate family member that is an executive officer of the Company and who has received, during any twelve-month period with the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and compensation or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service).  Consistent with the commentary of the applicable NYSE listing standards, compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test, and compensation received by an immediate family member for service as an employee of the listed company (other than an executive officer) need not be considered in determining independence under this test.

●
A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

●
A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of any other company where any of the Company’s present executive officers concurrently serves or served on that company’s compensation committee.

●
A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

●
A director is not independent if the director serves an executive officer of any tax exempt organization to which the Company has made, within the last three years, contributions in any single fiscal year that exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

The Board has determined that the following directors and nominees  have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and each is independent within the meaning of independence as set forth in the rules of the New York Stock Exchange: David W. Brady, George M. Marcus, Gary P. Martin, Issie N. Rabinovitch, Thomas E. Randlett, Byron A. Scordelis, Janice L. Sears, Jr. and Claude J. Zinngrabe, Jr.  The Company expects that following the election at the annual meeting, our Board of Directors will consist of ten directors, eight of whom are independent.

In determining the independence of Mr. Rabinovitch, the Board considered that his son-in-law is employed by Essex as one of the vice presidents of land acquisitions and development and is not an executive officer.  In determining the independence of Mr. Martin, the Board considered that his adult son is employed by Essex at an entry level position and is not an executive officer.  The Board also considered the ownership of Essex equity securities by the directors and determined, in accordance with principles of the NYSE listing standards, that such ownership is not inconsistent with a determination of independence.

DESCRIPTION OF OTHER INDEBTEDNESS

We have approximately $1.57 billion of mortgage notes payable.  Of this amount, $1.37 billion consists of fixed rate debt with effective interest rates varying from 4.3% to 6.4%. Maturity dates on this fixed rate debt range from 2013 to 2021 with none maturing in 2012, 12.3% maturing in 2013 through 2016, and 87.7% maturing after 2016. The remainder of the mortgage notes payable balance of $202.1 million, as of September 30, 2012, is tax exempt variable rate debt with a weighted average interest rate of 1.9%, of which $187.8 million of this debt is subject to interest protection agreements.

The remaining debt reported on the consolidated balance sheet as of September 30, 2012 includes:

●
$58 million outstanding on the existing $500 million unsecured revolving credit facility. The line has an accordion option to $600 million. The line matures in December 2015 with two one-year extensions, exercisable at our option. The underlying interest rate on the line is based on a tiered rate structure tied to our corporate credit ratings and is currently at LIBOR plus 120 basis points. There is also $3.9 million outstanding on the existing $25 million unsecured working capital line of credit under similar terms;

●
$200 million outstanding on a 5 year unsecured term loan with capacity of $350 million, and the tiered pricing structure is LIBOR plus 130 basis points. The $150 million of undrawn funds can be drawn between August and December 31, 2012. We have entered into rate swap contracts for a term of five years with a notional amount of $200 million effectively converting the outstanding bank term loan to a fixed rate of 2.45%;

●	$150 million 4.36% senior unsecured private placement notes which mature March 31, 2016;

●	$40 million 4.50% senior unsecured private placement notes which mature September 30, 2017;

●	$75 million 4.92% senior unsecured private placement notes which mature December 30, 2019;

●	$100 million 4.27% senior unsecured private placement notes which mature April 30, 2021;

●	$50 million 4.30% senior unsecured private placement notes which mature June 29, 2021; and

●	$50 million 4.37% senior unsecured private placement notes which mature August 30, 2021.

Both the fixed and variable rate secured mortgages are non-recourse (with certain limited exceptions in the event of fraud, etc.) and have no claims to unencumbered or other corporate assets.

DESCRIPTION OF EXCHANGE NOTES

The following description summarizes certain terms and provisions of the exchange notes (also referred to as the “notes”) and the indenture, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes and the indenture, which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes, the indenture or the registration rights agreement, as applicable. As used in this section, the terms "we ", "us ", "our" or "Essex Portfolio, L.P." refer to Essex Portfolio, L.P. and not to any of its subsidiaries, unless stated otherwise and the term "Guarantor" refers to Essex Property Trust, Inc. Unless the context requires otherwise, the term "interest" includes additional interest, as described below and references to dollars mean U.S. dollars.

General

We issued the private notes and will issue the exchange notes pursuant to an indenture, dated as of August 15, 2012, among Essex Portfolio, L.P., Essex Property Trust, Inc., as guarantor, and U.S. Bank National Association, as trustee. You may request copies of the indenture and the form of the notes from us.

The notes will be issued only in fully registered, book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, except under the limited circumstances described below under "- Book-Entry System". The registered holder of a note will be treated as its owner for all purposes.

If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term "business day" means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.

The notes will be fully and unconditionally guaranteed by Essex Property Trust, Inc. on a senior unsecured basis. See "- Guarantee" below.

The terms of the notes provide that we are permitted to reduce interest payments and payments upon a redemption of notes otherwise payable to a holder for any amounts we are required to withhold by law. For example, non-United States holders of the notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. We will set-off any such withholding tax that we are required to pay against payments of interest payable on the notes and payments upon a redemption of notes.

Ranking

The notes will be our senior unsecured obligations and will rank equally with each other and with all of our other senior unsecured indebtedness. However, the notes will be effectively subordinated to our existing and future mortgages and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness) and to all existing and future preferred equity and liabilities, whether secured or unsecured, of our subsidiaries, including guarantees provided by our subsidiaries under our credit facilities. As of September 30, 2012, we had outstanding $1.57 billion of secured indebtedness and $962 million of senior unsecured indebtedness (exclusive of trade payables, distributions payable, accrued expenses and committed letters of credit). Of the $1.57 billion of secured indebtedness we had outstanding as of September 30, 2012, all of that indebtedness was attributable to indebtedness of our subsidiaries, excluding trade payables and accrued expenses.

Except as described under "- Covenants" and "- Merger, Consolidation or Sale", the indenture governing the notes does not prohibit us or any of our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future, nor does the indenture afford holders of the notes protection in the event of (1) a recapitalization transaction or other highly leveraged or similar transaction, (2) a change of control of us or (3) a merger, consolidation, reorganization, restructuring or transfer or lease of substantially all of our assets or similar transaction that may adversely affect the holders of the notes. We may, in the future, enter into certain transactions such as the sale of all or substantially all of our assets or a merger or consolidation that may increase the amount of our indebtedness or substantially change our assets, which may have an adverse effect on our ability to service our indebtedness, including the notes. See “Risk Factors - Risks Related to the Offering - The effective subordination of the notes may limit our ability to satisfy our obligations under the notes".

Additional Notes

The notes will initially be limited to an aggregate principal amount of $300,000,000. We may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby so long as such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby. The notes offered by this prospectus and any additional notes would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.

Interest

Interest on the notes will accrue at the rate of 3.625% per year from and including August 15, 2012 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15,2013. The interest so payable will be paid to each holder in whose name a note is registered at the close of business on the February 1 or August 1 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360- day year consisting of twelve 30-day months. In addition, we may be required to pay additional interest on the notes as provided under "- Exchange Offer; Registration Rights".

If we redeem the notes for cash in accordance with the terms of such note, we will pay accrued and unpaid interest and premium, if any, to the holder that surrenders such note for redemption. However, if a redemption falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest and premium, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date.

Maturity

The notes will mature on August 15, 2022 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless earlier redeemed by us at our option as described under "- Our Redemption Rights" below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Our Redemption Rights

We may redeem the notes at our option and in our sole discretion, for cash, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

●	100% of the principal amount of the notes being redeemed; or

●
as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360- day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 35 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, if we redeem the notes on or after 90 days prior to the maturity date, the redemption price will be equal to 100% of the principal amount of the notes being redeemed.

As used herein:

"Adjusted Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

"Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference
Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

"Quotation Agent" means the Reference Treasury Dealer appointed by us.

"Reference Treasury Dealer" means each of (1) J.P. Morgan Securities LLC and its successors, (2) Citigroup Global Markets Inc. and its successors, (3) a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC and (4) anyone other Primary Treasury Dealer selected by us; provided, however, that if any of the Reference Treasury Dealers ceases to be a primary U.S. Government securities dealer ("Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

If we decide to redeem the notes in part, the trustee will select the notes to be redeemed (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) on a pro rata basis or such other method it deems fair and appropriate or is required by the depository for the notes.

In the event of any redemption of notes in part, we will not be required to:

●
issue or register the transfer or exchange of any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of the notes to be so redeemed; or

●	register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

If the paying agent holds funds sufficient to pay the redemption price of the notes on the redemption date, then on and after such date:

●	such notes will cease to be outstanding;

●	interest on such notes will cease to accrue; and

●	all rights of holders of such notes will terminate except the right to receive the redemption price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

We will not redeem the notes on any date if the principal amount of the notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date.

Covenants

Limitations on Incurrence of Debt

Limitation on Total Outstanding Debt. The notes will provide that we will not, and will not cause or permit any of our subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of us and our subsidiaries (determined on a consolidated basis in accordance with generally accepted accounting principles) is greater than 65% of the sum of (without duplication) (i) Total Assets as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any of our subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with U.S. generally accepted accounting principles.

Secured Debt. In addition to the foregoing limitation on the incurrence of Debt, the notes will provide that we will not, and will not cause or permit any of our subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Encumbrance on any property or assets of us or any of our subsidiaries, whether owned on the date of the indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with U.S. generally accepted accounting principles) of all outstanding Debt of us and our subsidiaries which is secured by any Encumbrance on any property or assets of us or any of our subsidiaries is greater than 40% of the sum of (without duplication) (i) Total Assets as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any of our subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with U.S. generally accepted accounting principles.

Ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge. Furthermore, the notes will also provide that we will not, and will not cause or permit any of our subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5: 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by us or any of our subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds therefrom (including to repay or retire other Debt) had occurred, on the first day of such period, (ii) the repayment or retirement of any other Debt of us or any of our subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), and (iii) in the case of any acquisition or disposition by us or any of our subsidiaries of any asset or group of assets, in any such case with a fair market value (determined in good faith by the Guarantor's Board of Directors) in excess of $1,000,000, since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

Maintenance of Unencumbered Total Asset Value. The notes will provide that we, together with our subsidiaries, will have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of us and our subsidiaries, determined on a consolidated basis in accordance with U.S. generally accepted accounting principles.

Insurance. The notes will provide that we will, and will cause each of our subsidiaries to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by persons engaged in similar businesses or as may be required by applicable law.
As used herein:

"Acquired Debt" means Debt of a person (i) existing at the time such person becomes a subsidiary of ours or (ii) assumed in connection with the acquisition of assets from such person, in each case, other than Debt incurred in connection with, or in contemplation of, such person becoming such a subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes such a subsidiary.

"Annual Debt Service Charge" for any period means the maximum amount which is payable during such period for interest on, and original issue discount of, Debt of us and our subsidiaries and the amount of any dividends which are payable during such period in respect of any Disqualified Stock.

"Capital Stock" means any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of us or any of our subsidiaries and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

"Consolidated Income Available for Debt Service" for any period means Earnings from Operations of us, and our subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of us and our subsidiaries, (ii) provision for taxes of us and our subsidiaries based on income, (iii) amortization of debt discount and other deferred financing costs, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

"Debt" means, without duplication, any indebtedness of us and our subsidiaries, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by us or any of our subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of us or any of our subsidiaries otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of us or any of our subsidiaries with respect to redemption, repayment or other repurchase of any Disqualified Stock, (v) any lease of property by us or any of our subsidiaries as lessee which is reflected on the consolidated balance sheet of us and our subsidiaries as a capitalized lease in accordance with U.S. generally accepted accounting principles, or (vi) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the consolidated balance sheet of us and our subsidiaries in accordance with U.S. generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by us or any of our subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another person (other than us or any of our subsidiaries) (it being understood that Debt shall be deemed to be incurred by us or any of our subsidiaries whenever we or any of our subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof).

"Disqualified Stock" means any Capital Stock of us or any of our subsidiaries which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock), in each case on or prior to the maturity of the notes.

"Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, and property valuation gains and losses, as reflected in the financial statements of us and our subsidiaries for such period determined on a consolidated basis in accordance with U.S. generally accepted accounting principles.

"Encumbrance" means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement or other encumbrance of any kind.

"Total Assets" means the sum of (without duplication) (i) Undepreciated Real Estate Assets and (ii) all other assets (excluding accounts receivable and intangibles) of us and our subsidiaries, all determined on a consolidated basis in accordance with U.S. generally accepted accounting principles.

"Undepreciated Real Estate Assets" means, as of any date, the cost (original cost plus capital improvements) of real estate assets of us and our subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with U.S. generally accepted accounting principles.

"Total Unencumbered Assets" means the sum of (without duplication) (i) those Undepreciated Real Estate Assets which are not subject to an Encumbrance securing Debt and (ii) all other assets (excluding accounts receivable, intangibles and unconsolidated equity interests in funds and joint ventures) of us and our subsidiaries not subject to an Encumbrance securing Debt, all determined on a consolidated basis in accordance with U.S. generally accepted accounting principles.

"Unsecured Debt" means Debt of us or any of our subsidiaries which is not secured by an Encumbrance on any property or assets of us or any of our subsidiaries.

Calculations in Respect of the Notes

Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon request.

Guarantee

Essex Property Trust, Inc. (the "Guarantor") will fully and unconditionally guarantee our obligations under the notes, including the due and punctual payment of principal of and interest on the notes, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. The guarantee will be a senior unsecured obligation of the Guarantor and will rank equally in right of payment with other senior unsecured obligations of the Guarantor. The Guarantor has no material assets other than its investment in us.

Merger, Consolidation or Sale

The indenture provides that we or Essex Property Trust, Inc. may consolidate with, or sell, lease or convey all or substantially all of our or its assets to, or merge with or into, any other entity, provided that the following conditions are met:

●
we or Essex Property Trust, Inc., as the case may be, shall be the continuing entity, or the successor entity (if other than us or Essex Property Trust, Inc., as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of the principal of and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture;

●
 immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

●	an officer's certificate and legal opinion covering these conditions shall be delivered to the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which we are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of ours, and we shall be discharged from our obligations under the notes, the indenture and the registration rights agreement.

Events of Default

The indenture provides that the following events are "Events of Default" with respect to the notes:

●	default for 30 days in the payment of any installment of interest under the notes;

●	default in the payment of the principal amount or redemption price due with respect to the notes, when the same becomes due and payable;

●
our failure to comply with any of our other agreements in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

●
failure to pay any indebtedness for money borrowed by us, Essex Property Trust, Inc. or any subsidiary in which we have invested at least $50,000,000 in capital (a "Significant Subsidiary"), in an outstanding principal amount in excess of $50,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice to us from the trustee (or to us and the trustee from holders of at least 25% in principal amount of the outstanding notes); or

●
certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us, Essex Property Trust, Inc. or any Significant Subsidiary or any substantial part of their respective property.

If an Event of Default under the indenture with respect to the notes occurs and is continuing (other than an Event of Default specified in the last bullet above, which shall result in an automatic acceleration), then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes to be due and payable immediately by written notice thereof to us and Essex Property Trust, Inc. (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding notes may rescind and annul the declaration and its consequences if:

•
we or Essex Property Trust, Inc. shall have deposited with the trustee all required payments of the principal of and interest on the notes, plus certain fees, expenses, disbursements and advances of the trustee; and

•	all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof) or interest on the notes have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default:

•	in the payment of the principal of or interest on the notes; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

The trustee will be required to give notice to the holders of the notes of a default under the indenture unless the default has been cured or waived within 90 days; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except a default in the payment of the principal of or interest on the notes) if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

The indenture provides that no holders of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of and interest on the notes at the respective due dates thereof.

Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes then outstanding under the indenture, unless the holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding notes (or of all notes then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, or which may be unduly prejudicial to the holders of the notes not joining therein.

Within 120 days after the close of each fiscal year, we and Essex Property Trust, Inc. must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Modification, Waiver and Meetings

Modifications and amendments of the indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes; provided, however, that no modification or amendment may, without the consent of the holder of each note:

●
change the stated maturity of the principal of or any installment of interest on the notes issued under such indenture, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, the notes, or adversely affect any right of repayment of the holder of the notes, change the place of payment, or the coin or currency, for payment of principal of or interest on any note or impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

●
reduce the above-stated percentage of outstanding notes necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or change voting requirements set forth in the indenture;

●	modify or affect in any manner adverse to the holders the terms and conditions of our obligations in respect of the payment of principal and interest; or

●
modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the notes.

Notwithstanding the foregoing, modifications and amendments of the indenture will be permitted to be made by us, Essex Property Trust, Inc. and the trustee without the consent of any holder of the notes for any of the following purposes:

●	to evidence a successor to us as obligor or Essex Property Trust, Inc. as guarantor under the indenture;

●
to add to our covenants or those of Essex Property Trust, Inc. for the benefit of the holders of the notes or to surrender any right or power conferred upon us or Essex Property Trust, Inc. in the indenture;

●	to add Events of Default for the benefit of the holders of the notes;

●	to amend or supplement any provisions of the indenture; provided that no amendment or supplement shall materially adversely affect the interests of the holders of any notes then outstanding;

●	to secure the notes;

●	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

●	to provide for rights of holders of the notes if any consolidation, merger or sale of all or substantially all of our property or assets occurs;

●	to cure any ambiguity, defect or inconsistency in the indenture; provided that this action shall not adversely affect the interests of holders of the notes in any material respect;

●	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

●
to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the notes; provided that the action shall not adversely affect the interests of the holders of the notes in any material respect; or

●	to conform the text of the indenture, any guarantee or the notes to any provision of this Description of Notes.

In addition, without the consent of any holder of the notes, Essex Property Trust, Inc., or a subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium and interest on all the notes and the performance of every covenant of the indenture on our part to be performed or observed. Upon any assumption, Essex Property Trust, Inc. or the subsidiary shall succeed us, and be substituted for and may exercise every right and power of ours, under the indenture with the same effect as if Essex Property Trust, Inc. or the subsidiary had been the issuer of the notes, and we shall be released from all obligations and covenants with respect to the notes. No assumption shall be permitted unless Essex Property Trust, Inc. has delivered to the trustee (1) an officers' certificate and an opinion of counsel, stating, among other things, that the guarantee and all other covenants of Essex Property Trust, Inc. in the indenture remain in full force and effect and (2) an opinion of independent counsel that the holders of the notes shall have no materially adverse U.S. federal tax consequences as a result of the assumption, and that, if any notes are then listed on the New York Stock Exchange, that the notes shall not be delisted as a result of the assumption.

In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of the notes, the indenture provides that notes owned by us or any other obligor upon the notes or any of our affiliates or of the other obligor shall be disregarded.

The indenture contains provisions for convening meetings of the holders of the notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by us, Essex Property Trust, Inc. or the holders of at least 10% in principal amount of the outstanding notes, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each note affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of the notes duly held in accordance with the indenture will be binding on all holders of the notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding notes; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding notes, holders holding or representing the specified percentage in principal amount of the outstanding notes will constitute a quorum.

Notwithstanding the foregoing provisions, any action to be taken at a meeting of holders of the notes with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding notes may be taken at a meeting at which a quorum is present by the affirmative vote of holders of the specified percentage in principal amount of the outstanding notes.

Rule 144A Information

If so required by Rule 144A, we and Essex Property Trust, Inc. will promptly furnish to the holders, beneficial owners and prospective purchasers of the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) to facilitate the resale of the notes pursuant to Rule 144A.

Reports

Whether or not we are subject to Section 13 or 15( d) of the Exchange Act and for so long as any notes are outstanding, within the time periods required by the applicable rules and regulations of the SEC, we will furnish to the trustee (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants relating to the notes (as to which the trustee is entitled to rely exclusively on an officers' certificate). Notwithstanding the foregoing, prior to the consummation of the exchange offer contemplated by the registration rights agreement, and after consummation of such exchange offer if permitted by the SEC, we may satisfy our obligation to furnish the reports described above by furnishing reports for Essex Property Trust, Inc..

The sole remedy for any violation of any obligations we may be deemed to have pursuant to Section 314(a)(l) of the Trust Indenture Act or our covenant to provide certain reports under the indenture as described above shall be the accrual of additional interest on the notes under the registration rights agreement entered into in conjunction with the issuance of the private notes among us and the initial purchasers of the private notes, as if such violation were a "registration default" at a rate of 0.25% per annum, payable semiannually and otherwise as provided in the indenture. In no event shall additional interest accrue at a combined per annum rate in excess of 0.50% per annum pursuant to both the indenture and the registration rights agreement, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest.

Trustee

U.S. Bank National Association will initially act as the trustee, registrar, exchange agent and paying agent for the notes, subject to replacement at our option.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

No Conversion or Exchange Rights

The notes will not be convertible into or exchangeable for any capital stock of us or Essex Property Trust, Inc.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or limited partner of us or Essex Property Trust, Inc., as such, will have any liability for any of our obligations or those of Essex Property Trust, Inc. under the notes, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry, Delivery and Form

The exchange notes (except those issued as or in exchange for definitive notes in accordance with the provisions of the indenture) initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the " Global Notes").

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "- Exchange of Global Notes for Certificated Notes". Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures, or the description of them below, and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, DTC holds securities for Participants (as defined below) and facilitates the settlement of securities transactions, such as transfers and pledges, in deposited securities between Participants through electronic computerized book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of certificates. Participants include the initial purchasers, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Participants"). DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to other such banks, securities brokers and dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants holding beneficial interests in exchange notes issued in exchange for private notes tendered and accepted in the exchange offer with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture governing the notes for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the notes. Under the terms of the indenture, we, Essex Property Trust, Inc. and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, Essex Property Trust, Inc., the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Global Notes of either series is being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the Global Notes. Under its usual procedures, DTC mails an Omnibus Proxy to a company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede &Co.'s consenting or voting rights to those DTC participants to whose accounts the Global Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

(2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated
Notes; or

(3) upon request from DTC if there has occurred and is continuing a default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture governing the notes) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Notices

Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the note register; provided that notices given to holders holding notes in book-entry form may be given through the facilities of DTC or any successor depository.

Governing Law

The indenture, the notes, the guarantee and the registration rights agreement will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF ESSEX PORTFOLIO, L.P.

The following is a summary of material provisions in our partnership agreement. For more detail, you should refer to the partnership agreement itself, a copy of which is filed with the SEC and which we incorporate by reference herein. See “Where You Can Find More Information.”

Management

We are a California limited partnership that was formed on March 15, 1994. Essex Property Trust, Inc. is our sole general partner and substantially all of its business is conducted through us. As our sole general partner, Essex Property Trust, Inc. is, subject to limited exceptions for which the limited partners must consent, solely responsible for the management of our day-to-day business and affairs. Essex Property Trust, Inc. can cause us to enter into certain major transactions including acquisitions, dispositions and refinancings, subject to limited exceptions. Our limited partners may not transact business for, or participate in the management activities or decisions of, us, except as provided in the partnership agreement and as required by applicable law. The partnership agreement restricts Essex Property Trust, Inc.'s ability to engage in certain "Major Decisions" - including terminating our partnership agreement, making a general assignment for the benefit of creditors, taking title to property not in our name, instituting bankruptcy procedures on our behalf or dissolving us - without the written consent of the holders of a majority of the limited partnership interests (unless, in the case of such a Major Decision other than taking title to property not in our name, the limited partners collectively own less than five percent of our partnership interests at the time of such Major Decision).

Essex Property Trust, Inc. is not liable under the partnership agreement to us or to any partner for acts or omissions performed or omitted to be performed by it within the scope of authority conferred upon it by the partnership agreement, provided that it acted in good faith and was not guilty of fraud, misconduct, bad faith, or gross negligence.

The partnership agreement provides that substantially all of Essex Property Trust, Inc.'s business activities, including activities pertaining to the acquisition, development and ownership of properties, must be conducted through us, and that Essex Property Trust, Inc. will use its best efforts to cause us to avoid taking any action that would result in Essex Property Trust, Inc. ceasing to satisfy the requirements for being classified as a REIT or would result in the imposition of any federal income or excise tax liability on Essex Property Trust, Inc.

Transferability of Interests

Essex Property Trust, Inc., as general partner, may not voluntarily withdraw from us, or transfer or assign all or any portion of its interest in us, without the consent of the holders of a majority of the limited partnership interests (unless the limited partners collectively own less than five percent of our partnership interests at the time of such withdrawal or transfer).

Subject to certain limitations and conditions set forth in our partnership agreement, each limited partner generally has the right to transfer all or any portion of its partnership interest to any person or entity. Certain classes of our partnership interests, such as our incentive partnership units, contain additional limitations on transfer, as set forth in our partnership agreement.

No transfer of partnership interests is permitted if such transfer would result in (i) such interests being traded on an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”); or (ii) us being unable to qualify for at least one of the "safe harbors" set forth in Treasury Regulations Section 1.7704-1(e), (t), (g), (h) or U) (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code). Further, no transfer of partnership interests is permitted (i) to any person or entity that lacks the legal right, power or capacity to own such interests; (ii) in violation of any mortgage or trust deed constituting a lien against one of our properties or in violation of any other instrument, document or agreement to which we are a party; (iii) in violation of applicable law, including, without limitation, any applicable state securities "blue sky" law; (iv) of any component portion of such interests; (v) in the event such transfer would cause Essex Property Trust, Inc. to cease to satisfy the requirements for being classified as a REIT; (vi) if such transfer would cause our termination for federal income tax purposes; (vii) if such transfer would, in the opinion of our counsel, cause us to cease to be classified as a partnership for federal income tax purposes; (viii) if such transfer would cause us to become, with respect to any employee benefit plan subject to Title 1 of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(c) of the Code); (ix) if such transfer would, in the opinion of our counsel, cause any portion of the our assets to constitute assets of any employee benefit plan pursuant to U.S. Department of Labor Regulations Section 2510.3-10 1; (x) if such transfer may not be effected without registration of such interest under the Securities Act; (xi) if such transfer would violate any provision of Essex Property Trust, Inc.' s articles of incorporation, as such may be amended from time to time; or (xii) to any of our lenders, or any person or entity related to any of our lenders whose loan constitutes a "nonrecourse liability" (within the meaning of Section 1.752-1(a)(2) of the Treasury Regulations) without the consent of Essex Property Trust, Inc., in its sole and absolute discretion, unless our basis for tax purposes would not be reduced as a result of such transfer.

Capital Contributions

Essex Property Trust, Inc. contributed to us all of the net proceeds of Essex Property Trust, Inc.'s initial public offering as Essex Property Trust, Inc.'s initial capital contribution. After its initial public offering, Essex Property Trust, Inc. has contributed to us, as additional capital contributions, the net proceeds from its subsequent issuances of common stock and preferred stock. As of September 30, 2012, Essex Property Trust, Inc. held 94.1% of our partnership interests, and the limited partners held the remaining 5.9% of our partnership interests.

Certain of our limited partners contributed to us all of their right, title and interest in certain properties, assets and partnership interests in other partnerships as their initial capital contributions.

The partnership agreement provides that Essex Property Trust, Inc., as general partner, subject to certain restrictions, may determine that our best interests require additional funds by issuance of additional partnership interests, which may include preferred limited partnership interests. We are authorized to cause partnership interests to be issued for less than fair market value if Essex Property Trust, Inc. concludes in good faith that such issuance is in our best interest. Essex Property Trust, Inc. may not issue additional partnership interests to itself unless (i) the additional partnership interests are issued in connection with an issuance of shares of Essex Property Trust, Inc. s capital stock and Essex Property Trust, Inc. makes a capital contribution to us in an amount equal to the net proceeds raised in connection with the issuance of such shares; or (ii) the additional partnership interests are issued to all of our partners pro rata in accordance with their respective percentage interest in us.

Our partnership agreement provides that if Essex Property Trust, Inc. issues additional partnership interests, the percentage interests of the partners to whom such partnership interests are not issued will be decreased on a proportionate basis. Limited partners have no obligation to make additional capital contributions, unless such additional capital contributions are unanimously approved by the partners.

Under the partnership agreement, with certain limited exceptions, Essex Property Trust, Inc. is obligated to contribute the proceeds of any offering of its stock as additional capital to us.

In the event that options to purchase stock of Essex Property Trust, Inc. are exercised, or shares of common stock are issued pursuant to any stock purchase plan, then (i) Essex Property Trust, Inc. will, on or about the last business day of the calendar year, contribute to our capital an amount equal to the total exercise price paid upon option exercises or the total purchase price of the common stock issued during such calendar year; (ii) Essex Property Trust, Inc. will be issued additional partnership interests equal to the number of shares of stock delivered to such exercising or purchasing party; (iii) Essex Property Trust, Inc. will be deemed to have made an additional capital contribution to us, in an amount equal to the per share market price of such shares of stock, multiplied by the number of such shares of stock delivered; and (iv) the percentage interests of the other partners will be adjusted accordingly.

Amendments of the Partnership Agreement

Our partnership agreement may generally be amended by (i) the written consent of Essex Property Trust, Inc. as general partner, and (ii) only if the limited partners collectively own at least five percent of the partnership interests then outstanding, the holders of a majority of the limited partnership interests. However, no amendment to our partnership agreement may be made without the consent of all of the affected limited partners if such amendment (i) provides for distributions to any limited partner in any manner other than proportionally with all limited partners based on their respective ownership interests in us; (ii) decreases any limited partner's ownership interests in us without proportionally decreasing all other limited partners' ownership interests; (iii) converts any limited partner's interest in us into a general partner interest; (iv) adversely modifies the limited liability of any limited partner; or (v) adversely modifies the exchange rights set forth in Article XI of our partnership agreement.

Notwithstanding the above, Essex Property Trust, Inc. may amend our partnership agreement without the consent of any limited partner to:

●	add to Essex Property Trust, Inc.'s obligations or surrender any right or power granted to Essex Property Trust, Inc. or any of its affiliates for the benefit of the limited partners;

●	reflect the admission, substitution, termination, or withdrawal of partners in accordance with our partnership agreement;

●	set forth the rights, powers and duties of the holders of any additional partnership interests issued by us;

●
reflect any change that does not adversely affect the limited partners in any material respect, cure any ambiguity, correct or supplement any defective provision in our partnership agreement, or make other changes with respect to matters arising under our partnership agreement that are not inconsistent with any other provision of our partnership agreement;

●	reflect the relative distribution and allocation preferences and priorities among two or more classes of Essex Property Trust, Inc.' s preferred stock; and

●	satisfy any requirements, conditions, or guidelines of federal or state law.

Exchange Rights

Limited partners who were such on September 30,1997, as well as limited partners who acquired their limited partner interests with the rights specified in Article XI of our partnership agreement, have the right to convert a portion of their limited partner interests into shares of Essex Property Trust, Inc.' s common stock and to sell the remainder (or any part thereof) of their limited partner interests to Essex Property Trust, Inc. (or its designee), at any time prior to the 30th anniversary of June 13, 1994, on the terms and subject to the conditions and restrictions contained in our partnership agreement. Subject to such terms, conditions and restrictions, common units of our partnership are generally exchangeable on a one-for- one basis into shares of Essex Property Trust, Inc. common stock.

So long as any provision of federal law provides for the "step-up" in basis of an asset upon death, upon the death of a limited partner, all of such limited partner's partnership interests shall automatically convert as of the date of such death into shares of Essex Property Trust, Inc. common stock; provided that Essex Property Trust, Inc., in its sole and absolute discretion, shall have the option, instead of issuing the common stock to the estate of the decedent limited partner, of paying to such estate an amount in cash equal to the value of the shares of common stock issuable upon conversion of the decedent limited partner's partnership interests, or any combination of cash and common stock equal to the value of the shares of common stock issuable upon conversion of the decedent limited partner's partnership interests.

Incentive Units

Our partnership agreement permits the issuance of incentive units of limited partnership interests to executive management selected by the compensation committee of Essex Property Trust, Inc., currently in the form of Series Z-1 incentive units. Upon certain triggering events, the Series Z-l incentive units will automatically convert into common units of limited partnership interests in us. The incentive units' conversion ratio varies over time. The Series Z-1 incentive units are entitled to participate in regular quarterly distributions paid out by us. These units receive a percentage, generally based on the current conversion ratio of the units, of such quarterly distributions. Additional information concerning the Series Z-1 incentive units is set forth in the most recent annual proxy statement of Essex Property Trust, Inc.

Our Series Z-1 incentive units automatically convert into common units of us if either (i) the conversion ratio reaches the maximum level of 100%, (ii) none of the participating executives remain employed, (iii) we dissolve or are liquidated, or (iv) generally fifteen years after the date of issue of the specific unit. In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio. In addition, we have the option to redeem Series Z-1 incentive units held by any executive whose employment has been terminated for any reason and are obliged to redeem any such units upon the death of any holder. In such event, we have the option of redeeming the units for common units of us or shares of the Essex Property Trust, Inc. common stock based on the then-effective conversion ratio. Holders of Z-l incentive units are also allowed to elect an early conversion once a year and such conversion is based on the conversion ratio as of January 1 of the year of election, as more fully set forth in our partnership agreement. Common units, issued upon conversion of incentive units, are in tum exchangeable on a one-for-one basis into shares of Essex Property Trust, Inc. common stock. Such shares are subject to limitations as to when they can be sold or otherwise transferred.

Tax Matters

Essex Property Trust, Inc. is our tax matters partner. Essex Property Trust, Inc. has authority to make tax elections under the Internal Revenue Code of 1986, as amended, on our behalf.

Allocations or Net Income and Net Losses to Partners

Our net income and net losses generally will be allocated to Essex Property Trust, Inc., as the general partner, and to the limited partners in whatever manner is necessary to cause their respective capital accounts to be equal to the amount they would receive if we sold all our assets for book value and liquidated.

Operations and Distributions

Essex Property Trust, Inc., as general partner, will determine the amount of our net operating cash revenues as well as our net sales proceeds and net financing proceeds for distribution to the partners, which distribution will be made quarterly and will generally be pro rata in accordance with the partners' percentage interests. Distributions we make to Essex Property Trust, Inc. will be in amounts sufficient to enable Essex Property Trust, Inc. to pay dividends to its shareholders in a manner that will enable it to satisfy the requirements for qualifying as a real estate investment trust under the Internal Revenue Code of 1986, as amended and the Treasury Regulations thereunder.

Liquidation/Dissolution

We will dissolve upon the first to occur of: (i) the dissolution, termination, retirement or bankruptcy of Essex Property Trust, Inc., unless the holders of a majority of the limited partnership interests elect to continue our existence; (ii) the election to dissolve us made in writing by Essex Property Trust, Inc. with the consent of the holders of a majority of the limited partnership interests, in accordance with the terms of our partnership agreement; (iii) the sale or other disposition of all or substantially all of our assets unless the partners elect to continue our existence for the purpose of the receipt and the collection of indebtedness or the collection of any other consideration to be received in exchange for our assets in accordance with the terms of our partnership agreement; (iv) our dissolution by operation of law; or (v) December 31, 2054.

Upon our dissolution, our assets will be liquidated and distributed as follows: (i) first, to the payment and discharge of all of our debt and liabilities to creditors; (ii) second, to the establishment of reserves as provided by Essex Property Trust, Inc. to provide for any contingent liabilities (iii) third, to the payment of any debts to our partners and (iv) the balance, if any, to the partners in accordance with the positive balances in their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

Term

We will continue in full force and effect until December 31, 2054, or until sooner dissolved in accordance with our partnership agreement's terms or as otherwise provided by law.

Indemnification

The partnership agreement requires us to indemnify Essex Property Trust, Inc., as general partner, its affiliates and any other persons acting on its behalf from and against any loss, damage, claim or liability incurred by them by reason of any acts or omissions performed or omitted to be performed by them in connection with our business and affairs, provided that such acts or omission are within the scope of the authority granted to Essex Property Trust, Inc. under our partnership agreement, and provided further, that such acts or omissions were taken in good faith and in the belief that such acts or omissions were in our best interests, and that the persons seeking indemnification were not guilty of fraud, misconduct, bad faith, or gross negligence.

We must pay any costs reasonably incurred by any person entitled to indemnification under our partnership agreement in defending any proceeding against them, but such costs must be repaid to us if a court determines that such person was not entitled to indemnification. Any indemnification payments must be made entirely out of our assets, and no partners will be liable for any portion of any such payments.

U.S. FEDERAL INCOME TAX CONSEQUENCES

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (1) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY PROSPECTIVE INVESTORS, FOR THE PURPOSES OF A VOIDING PENAL TIES THAT MAYBE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"); (2) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (3) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion is a summary of U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes and that are likely to be material to a holder of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code; current, temporary and proposed U.S. Treasury Regulations issued thereunder (the "Treasury Regulations"); the legislative history of the Code; Internal Revenue Service ("IRS") rulings, pronouncements, interpretations and practices; and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances. For example, except to the extent discussed under the heading "- Non-U.S. Holders", special rules not discussed here may apply to you if you are:

●	broker-dealer or a dealer in securities or currencies;

●	an S corporation;

●	a bank, thrift or other financial institution;

●	a regulated investment company or a real estate investment trust;

●	an insurance company;

●	a tax-exempt organization;

●	subject to the alternative minimum tax provisions of the Code;

●	holding the notes as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

●	holding the notes through a partnership or other pass-through entity;

●	a non-U.S. corporation or partnership, or person who is not a resident or citizen of the United States;

●	a U.S. person whose "functional currency" is not the U.S. dollar; or

●	a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons who exchange their private notes for the exchange notes pursuant to the exchange offer described in this prospectus and that hold the notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, "U.S. Holder" means a beneficial owner of the notes that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If any entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange, ownership and disposition of the notes.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS AND ANY TAX TREATIES.

Exchange Pursuant to the Exchange Offer

We believe that the exchange of the private notes for the exchange notes in the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes, because we believe that the exchange notes will not be considered to differ materially in kind or extent from the private notes. Accordingly, we believe that the exchange of private notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, we believe that the exchange notes will have the same tax attributes as the private notes exchanged therefor and the same tax consequences to holders as the private notes have to holders, including without limitation, the same issue price, adjusted tax basis and holding period.

U.S. Holders

Interest

A U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with such holder's method of accounting for U.S. federal income tax purposes.

Original Issue Discount

If the issue price of a note is less than its stated redemption price at maturity, then the note will be treated as being issued with original issue discount ("OID") for U.S. federal income tax purposes unless the difference between the note's issue price and its stated redemption price at maturity is less than a statutory de minimis amount, as defined below. Generally, the "issue price" of a note is the first price at which a substantial amount of the issue is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The "stated redemption price at maturity" of a note is the total of all payments to be made under the note other than qualified stated interest (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments). The stated interest on the notes will qualify as qualified stated interest, and the stated redemption price at maturity will equal the principal amount of the notes.

If the notes are issued with OID, a U.S. Holder generally will be required to include such OID in income as it accrues on a constant yield basis in advance of the receipt of cash payments to which such income is attributable. Under the constant yield method, a U.S. Holder must include in income in each taxable year the sum of the daily portions of OID for each date on which the U.S. holder held the note during the taxable year, regardless of the U.S. Holder's method of accounting for U.S. federal income tax purposes. The constant yield method generally requires U.S. Holders to include in income increasingly greater amounts of OID in successive accrual periods. A U.S. Holder's tax basis in a note is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.

The amount of OID on the notes is de minimis if it is less than 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity. Rather than being characterized as interest, any payment attributable to such de minimis OID is characterized as if it were gain from the sale of the notes, and a pro rata amount of such de minimis OID must be included in income as principal payments are received on the notes.

Additional Amounts

As described under "Description of Notes - Our Redemption Rights", upon the occurrence of certain events, we may be required to make certain payments in excess of stated interest and the principal amount of the notes in connection with our redemption of the notes. In addition, as described under "Description of Notes - Events of Default" and "Description of Notes - Exchange Offer; Registration Rights", we may be obligated to pay additional interest if, respectively, we violate any obligations we may be deemed to have pursuant to Section 314( a)(1) of the Trust Indenture Act or our covenant to provide certain reports under the indenture as described under "Description of Notes-Reports" or we do not meet certain obligations under the registration rights agreement ("Additional Interest"). These contingencies may implicate the provisions of Treasury Regulations relating to "contingent payment debt instruments". We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional amounts will have to be paid. Assuming such position is respected, any amounts paid to a holder pursuant to any such redemption would be taxable as described below in "U.S. Holders - Sale or Other Taxable Disposition of the Notes", and any payments of Additional Interest should be taxable as additional ordinary income when received or accrued, in accordance with such holder's method of accounting for U.S. federal income tax purposes. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a holder's income and the timing of our deductions with respect to the notes. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer), redemption (including a partial redemption), retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder's income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note (or a portion thereof) generally will be the U.S. Holder's cost therefor decreased by any payment on the note other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of certain non-corporate U.S. Holders, including individuals, if the note has been held for more than one year, such capital gain will be subject to tax at a maximum tax rate of 15%; a rate of 20% applies to certain high-income individual taxpayers.  The deductibility of capital losses is subject to certain limitations.

Exchange Offer

Any exchange of the notes for exchange notes (see "Description of Notes - Exchange Offer; Registration Rights") will not constitute a taxable exchange for U.S. federal income tax purposes for a U.S. Holder. As a result, (1) a U.S. Holder would not recognize taxable gain or loss as a result of exchanging such holder's notes; (2) the holding period of the exchange notes would include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received would be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

Recent Legislation

Recently enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on net investment income, which would include interest and OID on, and capital gains from the sale or other disposition of, the notes for taxable years beginning after December 31, 2012.  Additionally, increased tax rates may apply to certain high-income taxpayers for taxable years beginning after December 31, 2012.  U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of new U.S. federal income tax legislation on their ownership and disposition of the notes.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the notes or proceeds upon the sale or other disposition of such notes (including a redemption or retirement of the notes). Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

●	such holder fails to furnish its taxpayer identification number, or "TIN", which, for an individual is ordinarily his or her social security number;

●	the IRS notifies the payor that such holder furnished an incorrect TIN;

●	in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends;

●
in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding;

●	such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder's U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

For purposes of this discussion, "Non-U.S. Holder" means a beneficial owner of the notes that is not a "U.S. Holder". Special rules may apply to holders that are partnerships or entities treated as partnerships for U.S. federal income tax purposes and to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Interest

Interest paid to a Non-U.S. Holder on its notes will not be subject to U.S. federal withholding tax provided that:

●	such holder does not directly or indirectly, actually or constructively own a 10% or greater interest in our capital or profits;

●	such holder is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code;

●	such holder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

●
(1) the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a U.S. person within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U .S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides us or our paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its notes directly through a "qualified intermediary" and certain conditions are satisfied.

A Non-U.S. Holder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such holder's conduct of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. "permanent establishment") (as discussed below under "- Non-U.S. Holders - U.S. Trade or Business") and the holder provides us with a properly executed IRS Form W-8ECI (or applicable successor form).

If a Non-U.S. Holder does not satisfy the requirements above, interest paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the United States and the Non-U.S. Holder's country of residence. To claim a reduction or exemption under a tax treaty, a Non-U.S. Holder must generally complete an applicable IRS Form W-8 (i.e., IRS Form W-8BEN) (or applicable successor form) and claim the reduction or exemption on the form.

Additional Amounts

As described under "Description of Notes - Our Redemption Rights", upon the occurrence of certain events, we may be required to make certain payments in excess of stated interest and the principal amount of the notes in connection with our redemption of the notes. In addition, as described under "Description of Notes - Events of Default" and "Description of Notes - Exchange Offer; Registration Rights," we may be obligated to pay additional interest if, respectively, we violate any obligations we may be deemed to have pursuant to Section 314(a)(I) of the Trust Indenture Act or our covenant to provide certain reports under the indenture as described under "Description of Notes -Reports" or we do not meet certain obligations under the registration rights agreement. Such payments may be treated as interest, subject to the rules described under "- Non-U.S. Holders - Interest" and "- Non-U.S. Holders - U.S. Trade or Business", or additional amounts paid for the notes, subject to the rules described under "Non-U.S. Holders - Sale or Other Taxable Disposition of the Notes" or "- Non-U.S. Holders - U.S. Trade or Business", as applicable, or as other income subject to the U.S. federal withholding tax. A Non-U.S. Holder that is subject to the U.S. federal withholding tax should consult its tax advisors as to whether it can obtain a refund for all or a portion of any amounts withheld.

Sale or Other Taxable Disposition of the Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note so long as (1) the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder) and (2) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition or certain other requirements are not met. A Non-U.S. Holder who is an individual and does not meet this exemption should consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such holder's gain realized on the sale, exchange, redemption, retirement or other disposition of a note.

U.S. Trade or Business

If interest paid on a note or gain from a disposition of a note is effectively connected with a Non-U.S. Holder's conduct of a U.S. trade or business (and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which such amounts are generally attributable), the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. A Non-U.S. Holder that is a non-U.S. corporation may be subject to an additional "branch profits tax" equal to 30% of its "effectively connected earnings and profits" for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain from a disposition of a note will be included in effectively connected earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Exchange Offer

Any exchange of the notes for exchange notes will not constitute a taxable exchange for U.S. federal income tax purposes for a Non-U.S. Holder.

Backup Withholding and Information Reporting

Backup withholding generally will not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a Non-U.S. Holder of a note if the holder certifies as to its non-U.S. status in the manner described above under "- Non-U.S. Holders - Interest". However, information reporting generally will still apply with respect to payments of interest.

Payments of the proceeds from a disposition by a Non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments, if the broker has certain enumerated connections with the U.S., provided, however, that such information reporting will not apply if the broker has documentary evidence in its records that the Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption from information reporting.

Payment of the proceeds from a disposition by a Non-U.S. Holder of a note made to or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status in the manner described above under "-Non-U.S. Holders - Interest" or otherwise establishes an exemption from information reporting and backup withholding.

A Non-U.S. Holder should consult its tax advisor regarding the application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other party) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a Non U.S. Holder will be allowed as a credit against the holder's U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Foreign Account Tax Compliance Act

Legislation incorporating provisions referred to as the Foreign Account Tax Compliance Act ("FATCA") was enacted on March 18, 2010. FATCA generally imposes a 30% U.S. withholding tax on "withholdable payments" (which include (i) U.S.-source dividends, interest, rents and other "fixed or determinable annual or periodical income" and (ii) certain U.S.-source gross proceeds) paid to (a) "foreign financial institutions" unless they enter into an agreement with the U.S. tax authorities to collect and disclose to the U.S. tax authorities information regarding their direct and indirect U.S. owners and (b) certain other non-U.S. entities unless they certify certain information regarding their direct and indirect U.S. owners.

FATCA currently applies to payments on obligations (such as the notes) that are issued and outstanding after March 18, 2012. The IRS has issued preliminary guidance indicating that FATCA withholding tax on interest will not be imposed with respect to payments made prior to January 1, 2014 and that FATCA withholding tax on gross proceeds will not be imposed with respect to payments made prior to January 1, 2015. Furthermore, the U.S. Department of the Treasury has issued proposed regulations that, if finalized, would provide that the FATCA withholding provisions described above do not apply to any payments made under an obligation that is outstanding on January 1, 2013 and any gross proceeds from the disposition of such obligation.

Non-U .S. Holders are urged to consult their own tax advisors regarding the potential application of FATCA to an investment in the notes in light of their particular circumstances.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for private notes where the broker-dealer acquired the private notes as a result of market-making activities or other trading activities. We have agreed that we will cause this registration statement to remain effective for one year following the consummation of this exchange offer. Until 90 days after the date of delivery of this prospectus, all broker-dealers effecting transactions in the notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the notes (including any broker-dealers) against liabilities under the Securities Act.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes.  The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished (or made available) copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes will be passed upon for us by Baker & McKenzie LLP, San Francisco, California. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law.

EXPERTS

The consolidated financial statements and financial statement schedule III of Essex Property Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in reliance upon the reports of KPMG LLP, independent registered public accounting firm, whose reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule III of Essex Portfolio, L.P. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement. For further information about us and the notes, you should refer to the Registration Statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our Registration Statement.

Essex Property Trust, Inc. files and Essex Portfolio, L.P. will file annual, quarterly and current reports and other information with the SEC. You may read and copy any document Essex Property Trust, Inc. files or Essex Portfolio, L.P. will file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC at www.sec.gov. In addition, Essex Property Trust, Inc. maintains a website that contains information about it at www.essexpropertytrust.com. The information found on, or otherwise accessible through, Essex Property Trust, Inc.’s website is not part of this prospectus.

If you request, either orally or in writing, we will provide you a copy of any or all of the documents referenced above. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. A written request should be addressed to Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303, Attention: Investor Relations.

You should rely only upon the information incorporated by reference or provided in this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus "incorporates by reference" certain information Essex Property Trust, Inc. files with the SEC. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about Essex Property Trust, Inc., us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents filed by Essex Property Trust, Inc. with the SEC:

●
Annual Report on Form 10-K/A for the year ended December 31, 2011 (including information specifically incorporated by reference therein from Essex Property Trust, Inc.'s proxy statement for its 2012 annual meeting);

●	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2012, June 30, 2012 and March 31, 2012;

●	Current Report on Form 8-K filed with the SEC on February 7, 2013;

●	Current Report on Form 8-K filed with the SEC on December 10, 2012;

●	Current Report on Form 8-K filed with the SEC on August 15, 2012

●	Current Report on Form 8-K filed with the SEC on August 9, 2012;

●	Current Report on Form 8-K filed with the SEC on May 17, 2012;

●	Current Report on Form 8-K filed with the SEC on March 20, 2012;

●	Current Report on Form 8-K filed with the SEC on March 7, 2012;

●	Current Report on Form 8-K filed with the SEC on February 16, 2012;

●	the description of Essex's common stock included in its Registration Statement on Form 8-A filed with the SEC on May 27, 1994, as amended on September 19, 2003; and

●
all documents filed by Essex with the SEC pursuant to Sections 13( a), 13( c), 14 or 15( d) of the Exchange Act after the date of this prospectus and before the end of the exchange of the notes made under this prospectus.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. A written request should be addressed Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303, Attention: Secretary.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except unit amounts)

	September 30, 2012	December 31, 2011
Assets
Real estate:
Rental properties:
Land and land improvements	$934,282	$860,661
Buildings and improvements	3,823,382	3,452,403
	4,757,664	4,313,064
Less accumulated depreciation	(1,037,663)	(920,026)

	3,720,001	3,393,038
Real estate under development	60,020	44,280
Co-investments	477,967	383,412

	4,257,988	3,820,730
Cash and cash equivalents-unrestricted	1,943	12,889
Cash and cash equivalents-restricted	24,934	22,574
Marketable securities	141,573	74,275
Notes and other receivables	50,316	66,369
Prepaid expenses and other assets	36,517	22,682
Deferred charges, net	21,401	17,445
Total assets	$4,534,672	$4,036,964

Liabilities and Capital
Mortgage notes payable	$1,571,821	$1,745,858
Unsecured debt	962,008	465,000
Lines of credit	61,872	150,000
Accounts payable and accrued liabilities	76,828	48,324
Construction payable	4,266	6,505
Distributions payable	44,377	39,611
Derivative liabilities	7,174	3,061
Other liabilities	20,886	20,528
Total liabilities	2,749,232	2,478,887
Commitments and contingencies
Cumulative convertible Series G preferred interest (liquidation value of $4,456 and $4,456, respectively)	4,349	4,349
Capital:
General Partner:
Common equity (35,714,182 and 33,888,082 units issued and outstanding at September 30, 2012 and December 31, 2011, respectively)	1,670,933	1,439,089
Preferred interest (liquidation value of $73,750 and $73,750, respectively)	71,209	71,209
	1,742,142	1,510,298
Limited Partners:
Common equity (2,234,393 and 2,229,230 units issued and outstanding at September 30, 2012 and December 31, 2011, respectively)	47,340	48,578
Accumulated other comprehensive loss	(75,878)	(71,962)
Total partners' capital	1,713,604	1,486,914
Noncontrolling interest	67,487	66,814
Total capital	1,781,091	1,553,728

Total liabilities and capital	$4,534,672	$4,036,964

See accompanying notes to the unaudited condensed consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(Dollars in thousands, except per unit amounts)

	Nine Months Ended
	September 30,
	2012	2011
Revenues:
Rental and other property	$390,308	$343,340
Management and other fees from affiliates	8,312	4,585
	398,620	347,925
Expenses:
Property operating, excluding real estate taxes	92,421	86,426
Real estate taxes	35,470	32,619
Depreciation	125,575	111,786
General and administrative	16,440	15,626
Cost of management and other fees	4,893	3,161
	274,799	249,618

Earnings from operations	123,821	98,307
Interest expense before amortization	(74,380)	(66,612)
Amortization expense	(8,681)	(8,527)
Interest and other income	10,869	12,357
Equity (loss) income in co-investments	8,998	(330)
Gain on remeasurement of co-investment	21,947	-
Loss on early retirement of debt	(2,661)	(820)
Income before discontinued operations	79,913	34,375
Income from discontinued operations	10,037	5,273
Net income	89,950	39,648
Net income attributable to noncontrolling interest	(4,658)	(4,031)
Net income attributable to controlling interest	85,292	35,617
Preferred interest distributions - Series F, G, & H	(4,104)	(3,385)
Preferred interest distributions - limited partners	-	(1,650)
Excess of the carrying amount of preferred interest redeemed over the cash paid to redeem preferred interest	-	(1,949)
Net income available to common units	$81,188	$28,633

Comprehensive income	$86,034	$41,765
Comprehensive income attributable to noncontrolling interest	(4,658)	(4,031)
Comprehensive income attributable to controlling interest	$81,376	$37,734

Per unit data:
Basic:
Income before discontinued operations available to common units	$1.93	$0.68
Income from discontinued operations	0.27	0.15
Net income available to common units	$2.20	$0.83
Weighted average number of common units outstanding during the period	36,976,298	34,448,637

Diluted:
Income before discontinued operations available to common units	$1.92	$0.68
Income from discontinued operations	0.27	0.15
Net income available to common units	$2.19	$0.83
Weighted average number of common units outstanding during the period	37,108,021	34,537,774

See accompanying notes to the unaudited condensed consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Condensed Consolidated Statement of
Capital for the nine months ended September 30, 2012
(Unaudited)
(Dollars and units in thousands)

	General Partner			Limited Partners		Accumulated
			Preferred			other
	Common Equity		Equity	Common Equity		comprehensive	Noncontrolling
	Units	Amount	Amount	Units	Amount	(loss) income	Interest	Total
Balances at December 31, 2011	33,888	$1,439,089	$71,209	2,229	$48,578	$(71,962)	$66,814	$1,553,728
Net income	-	76,019	4,104	-	5,169	-	4,658	89,950
Change in fair value of cash flow hedges and amortization of gain on settlement of swap	-	-	-	-	-	626	-	626
Changes in fair value of marketable securities	-	-	-	-	-	(4,542)	-	(4,542)
Issuance of common units under:
Stock and unit based compensation plans	51	3,062	-	-	-	-	-	3,062
Sale of common stock by the general partner	1,775	268,858	-	-	-	-	-	268,858
Stock and unit based compensation costs	-	-	-	5	1,678	-	-	1,678
Capital contributions	-	-	-	-	-	-	2,400	2,400
Redemptions	-	-	-	-	(690)	-	(905)	(1,595)
Distributions to noncontrolling interest	-	-	-	-	-	-	(5,480)	(5,480)
Common units and preferred interests distributions	-	(116,095)	(4,104)	-	(7,395)	-	-	(127,594)
Balances at September 30, 2012	35,714	$1,670,933	$71,209	2,234	$47,340	$(75,878)	$67,487	$1,781,091

See accompanying notes to the unaudited condensed consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net income	$89,950	$39,648
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of marketable securities	(521)	(4,543)
Gain on remeasurement of co-investment	(21,947)	-
Loss on early retirement of debt	2,661	820
Co-investments	5,141	3,963
Amortization expense	8,681	8,718
Amortization of discount on notes receivables	(1,373)	(1,316)
Amortization of discount on marketable securities	(3,808)	(3,492)
Gain on the sales of real estate	(10,870)	(5,051)
Depreciation	125,669	112,678
Equity-based compensation	2,880	1,618
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(3,653)	(1,720)
Accounts payable and accrued liabilities	26,167	18,205
Other liabilities	358	1,166
Net cash provided by operating activities	219,335	170,694
Cash flows from investing activities:
Additions to real estate:
Acquisitions of real estate	(157,011)	(43,328)
Improvements to recent acquisitions	(6,662)	(14,768)
Redevelopment	(31,277)	(26,929)
Revenue generating capital expenditures	(4,405)	(4,706)
Non-revenue generating capital expenditures	(15,776)	(13,946)
Acquisitions of and additions to real estate under development	(22,505)	(72,816)
Acquisition of membership interest in co-investment	(85,000)	-
Dispositions of real estate	27,800	15,972
Changes in restricted cash and refundable deposits	(13,370)	(1,165)
Purchases of marketable securities	(73,735)	(8,048)
Sales and maturities of marketable securities	6,322	27,997
Collections of notes and other receivables	7,977	643
Contributions to co-investments	(158,769)	(121,450)
Distributions from co-investments	8,345	4,032
Net cash used in investing activities	(518,066)	(258,512)
Cash flows from financing activities:
Borrowings under debt agreements	1,347,973	872,041
Repayment of debt	(1,196,977)	(891,734)
Additions to deferred charges	(6,415)	(4,464)
Payment to settle derivative instruments	-	(2,395)
Net proceeds from issuance of Series H preferred interest	-	71,209
Retirement of Series B preferred interest	-	(78,800)
Redemption of Series F preferred interest	-	(25,000)
Equity related issuance cost	(309)	(765)
Net proceeds from stock options exercised	2,169	6,714
Net proceeds from issuance of common units	268,858	257,008
Contributions from noncontrolling interest	2,400	-
Distributions to noncontrolling interest	(5,480)	(4,676)
Redemptions of limited partners common units and of noncontrolling interest	(1,595)	(4,644)
Common units and preferred interests distributions paid	(122,839)	(111,409)
Net cash provided by financing activities	287,785	83,085
Net (decrease) in cash and cash equivalents	(10,946)	(4,733)
Cash and cash equivalents at beginning of year	12,889	13,753
Cash and cash equivalents at end of period	$1,943	$9,020

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	2012	2011
Supplemental disclosure of cash flow information:
Cash paid for interest, net of $6.8 million, and $6.9 million capitalized in 2012 and 2011, respectively	$68,555	$66,629
Supplemental disclosure of noncash investing and financing activities:
Transfer from real estate under development to rental properties	$5,648	$86,995
Transfer from real estate under development to co-investments	$148,053	$54,472
Mortgage notes assumed in connection with purchases of real estate including the loan premiums recorded	$71,340	$20,927
Contribution of note receivable to co-investment	$12,325	$-
Change in accrual of distributions payable	$4,766	$2,610
Change in fair value of derivative liabilities	$5,100	$1,760
Change in fair value of marketable securities	$4,542	$398
Change in construction payable	$2,239	$1,566
Non-cash contribution from noncontrolling interest	$-	$800

See accompanying notes to the unaudited condensed consolidated financial statements

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

(1)  Organization and Basis of Presentation

The accompanying unaudited condensed consolidated financial statements present the accounts of Essex Portfolio, L.P. (the “Operating Partnership”), and its subsidiaries and are prepared in accordance with U.S. generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-Q.  In the opinion of management, all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented have been included and are normal and recurring in nature.  These unaudited condensed consolidated financial statements should be read in conjunction with the Operating Partnership’s audited consolidated financial statements included elsewhere in this prospectus.

All significant intercompany balances and transactions have been eliminated in the condensed consolidated financial statements.

Essex Property Trust, Inc. (“Essex” or the “Company”) is a Maryland corporation that operates as a self-administered and self-managed real estate investment trust (“REIT”). The Company owns all of its interest in its real estate investments directly or indirectly through the Operating Partnership.    The Company is the sole general partner in the Operating Partnership, with a 94.1% general partnership interest as of September 30, 2012.  Total Operating Partnership units outstanding were 2,234,393 and 2,229,230 as of September 30, 2012 and December 31, 2011, respectively, and the redemption value of the units, based on the closing price of the Company’s common stock totaled $331.2 million and $313.2 million, as of September 30, 2012 and December 31, 2011, respectively.

As of September 30, 2012, the Operating Partnership owned or had ownership interests in 164 apartment communities, aggregating 33,637 units, excluding the Operating Partnership’s ownership in preferred interest co-investments,  (collectively, the “Communities”, and individually, a “Community”), five commercial buildings and nine active development projects (collectively, the “Portfolio”).  The Communities are located in Southern California (Los Angeles, Orange, Riverside, San Diego, Santa Barbara, and Ventura counties), Northern California (the San Francisco Bay Area) and the Seattle metropolitan area.

Marketable Securities

The Operating Partnership reports its available for sale securities at fair value, based on quoted market prices (Level 2 for the unsecured bonds and Level 1 for the common stock and investment funds, as defined by the Financial Accounting Standards Board (“FASB”) standard for fair value measurements as discussed later in Note 1), and any unrealized gain or loss is recorded as other comprehensive income (loss).  Realized gains and losses, interest and dividend income, and amortization of purchase discounts are included in interest and other income on the condensed consolidated statement of operations and comprehensive income.

As of September 30, 2012 and December 31, 2011, marketable securities consisted primarily of investment-grade unsecured bonds, common stock, investments in mortgage backed securities and investment funds that invest in U.S. treasury or agency securities.  As of September 30, 2012 and December 31, 2011, the Operating Partnership classified its investments in mortgage backed securities, which mature in November 2019 and September 2020, as held to maturity, and accordingly, these securities are stated at their amortized cost.  The estimated fair values of the mortgage backed securities (Level 2 securities) are approximately equal to the carrying values.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

As of September 30, 2012 and December 31, 2011 marketable securities consist of the following ($ in thousands):

	September 30, 2012
	Cost/ Amortized Cost	Gross Unrealized Gain(Loss)	Carrying Value
Available for sale:
Investment-grade unsecured bonds	$5,191	$79	$5,270
Investment funds - US treasuries	15,379	755	16,134
Common stock	72,752	(3,207)	69,545
Held to maturity:
Mortgage backed securities	50,624	-	50,624
Total	$143,946	$(2,373)	$141,573

	December 31, 2011
	Cost/ Amortized Cost	Gross Unrealized Gain	Carrying Value
Available for sale:
Investment-grade unsecured bonds	$3,615	$399	$4,014
Investment funds - US treasuries	11,783	121	11,904
Common stock	10,067	1,552	11,619
Held to maturity:
Mortgage backed securities	46,738	-	46,738
Total	$72,203	$2,072	$74,275

The Operating Partnership uses the specific identification method to determine the cost basis of a security sold and to reclassify amounts from accumulated other comprehensive income for securities sold.  For the nine months ended September 30, 2012 and 2011, the proceeds from sales of available for sale securities totaled $6.3 million and $28.0 million, respectively, which resulted in gains of $0.5 million and $4.5 million, respectively.

Variable Interest Entities

The Operating Partnership evaluates its investments in entities to determine whether such entities may be a variable interest entity ("VIE"), and, if a VIE, whether it is the primary beneficiary and therefore should consolidate the VIE. Generally, an entity is determined to be a VIE when either: (1) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support, (2) the equity holders, as a group, lack any of the following three characteristics: (i) the power, through voting rights or similar rights, to direct the activities of the entity that most significantly impact the entity’s economic performance, (ii) the obligation to absorb the expected losses of the entity, (iii) the right to receive the expected residual returns of the entity, or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest.

The Operating Partnership consolidates 19 DownREIT limited partnerships (comprising twelve communities) since the Operating Partnership is the primary beneficiary of these variable interest entities (“VIEs”).  Total DownREIT units outstanding were 1,057,848 and 1,063,848 as of September 30, 2012 and December 31, 2011, respectively, and the redemption value of the units, based on the closing price of the Company’s common stock totaled $156.8 million and $149.5 million, as of September 30, 2012 and December 31, 2011, respectively.  The consolidated total assets and liabilities related to these VIEs, net of intercompany eliminations, were approximately $202.7 million and $176.7 million, respectively, as of September 30, 2012 and $199.8 million and $171.5 million, respectively, as of December 31, 2011.  Interest holders in VIEs consolidated by the Operating Partnership are allocated income equal to the cash payments made to those interest holders.  The remaining results of operations are generally allocated to the Operating Partnership.  As of September 30, 2012 and December 31, 2011, the Operating Partnership did not have any other VIEs of which it was deemed to be the primary beneficiary.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

Equity Based Compensation

The Company provides share-based payments to employees for the purpose of attracting and retaining its employees. For each share of common stock the Company issues pursuant to its equity compensation plans, the Operating Partnership issues a corresponding number of Operating Partnership common units to the Company. The Operating Partnership accounts for equity based compensation using the fair value method of accounting.  The estimated fair value of stock options granted by the Company is being amortized over the vesting period of the stock options.  The estimated grant date fair values of the long term incentive plan units are being amortized over the expected service periods.

Stock-based compensation expense for options and restricted stock totaled $1.2 million and $1.0 million for the nine months ended September 30, 2012 and 2011, respectively.  The intrinsic value of the stock options exercised during the nine months ended September 30, 2012 and 2011 totaled $2.4 million and $3.6 million, respectively.  As of September 30, 2012, the intrinsic value of the stock options outstanding totaled $13.6 million.  As of September 30, 2012, total unrecognized compensation cost related to unvested share-based compensation granted under the stock option and restricted stock plans totaled $4.3 million.  The cost is expected to be recognized over a weighted-average period of 1 to 6 years for the stock option plans and is expected to be recognized straight-line over 7 years for the restricted stock awards.

The Operating Partnership has adopted an incentive program involving the issuance of Series Z-1 Incentive Units of limited partnership interest in the Operating Partnership.  Stock-based compensation expense for Z-1 Units totaled $1.6 million and $0.7 million for the nine months ended September 30, 2012 and 2011, respectively.  Stock-based compensation for Z-1 units capitalized totaled $0.4 million and $0.3 million for the nine months ended September 30, 2012 and 2011, respectively.  As of September 30, 2012, the intrinsic value of the Z-1 Units subject to future vesting totaled $22.0 million.  As of September 30, 2012, total unrecognized compensation cost related to Z-1 Units subject to future vesting totaled $7.9 million.  The unamortized cost is expected to be recognized over the next six to fourteen years subject to the achievement of the stated performance criteria.

Fair Value of Financial Instruments

The Operating Partnership values its financial instruments based on the fair value hierarchy of valuation techniques described in the FASB's accounting standard for fair value measurements.  Level 1 inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.  Level 2 inputs include quoted prices for similar assets and liabilities in active markets and inputs other than quoted prices observable for the asset or liability.   Level 3 inputs are unobservable inputs for the asset or liability.  The Operating Partnership uses Level 1 inputs for the fair values of its cash equivalents and its marketable securities except for unsecured bonds and mortgage backed securities.  The Operating Partnership uses Level 2 inputs for its investments in unsecured bonds, mortgage backed securities, notes receivable, notes payable, and derivative liabilities.  These inputs include interest rates for similar financial instruments.  The Operating Partnership does not use Level 3 inputs to estimate fair values of any of its financial instruments.  The Operating Partnership’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Management believes that the carrying amounts of its amounts outstanding under lines of credit, notes receivable and notes and other receivables approximate fair value as of September 30, 2012 and December 31, 2011, because interest rates, yields and other terms for these instruments are consistent with yields and other terms currently available for similar instruments.  Management has estimated that the fair value of the Operating Partnership’s $2.13 billion of fixed rate debt, including unsecured bonds, at September 30, 2012 is approximately $2.26 billion and the fair value of the Operating Partnership’s $402.1 million of variable rate debt, excluding borrowings under the lines of credit, at September 30, 2012 is $380.9 million based on the terms of existing mortgage notes payable, unsecured bonds and variable rate demand notes compared to those available in the marketplace.  Management believes that the carrying amounts of cash and cash equivalents, restricted cash, accounts payable and accrued liabilities, construction payables, other liabilities and dividends payable approximate fair value as of September 30, 2012 due to the short-term maturity of these instruments.  The fair values of the Operating Partnership’s investments in mortgage backed securities are approximately equal to the amortized cost carrying value of these securities.  Marketable securities are carried at fair value as of September 30, 2012.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

Capitalization Policy

The Operating Partnership capitalizes all direct and certain indirect costs, including interest and real estate taxes, incurred during development and redevelopment activities. Interest is capitalized on real estate assets that require a period of time to get them ready for their intended use.  The amount of interest capitalized is based upon the average amount of accumulated development expenditures during the reporting period.  Included in capitalized costs are management’s accounting estimates of the direct and incremental personnel costs and indirect project costs associated with the Operating Partnership's development and redevelopment activities.  Indirect project costs consist primarily of personnel costs associated with construction administration and development, including accounting, legal fees, and various office costs that clearly relate to projects under development.  The Operating Partnership’s capitalized internal costs related to development and redevelopment projects totaled $4.5 million for each of the nine months ended September 30, 2012 and 2011, respectively, most of which relates to development projects.  These totals include capitalized salaries of $1.9 million and $1.7 million for nine months ended September 30, 2012 and 2011, respectively.

Co-investments

The Operating Partnership owns investments in joint ventures (“co-investments”) in which it has significant influence, but its ownership interest does not meet the criteria for consolidation in accordance with the accounting standards.  Therefore, the Operating Partnership accounts for these investments using the equity method of accounting.  Under the equity method of accounting, the investment is carried at the cost of assets contributed, plus the Operating Partnership’s equity in earnings less distributions received and the Operating Partnership’s share of losses.  The significant accounting policies of the Operating Partnership’s co-investments entities are consistent with those of the Operating Partnership in all material respects.  For preferred equity investments the Operating Partnership recognizes its preferred interest as equity in earnings.

Upon the acquisition of a controlling interest of a co-investment, the co-investment entity is consolidated and a gain or loss is recognized upon the remeasurement of co-investments in the consolidated statement of operations equal to the amount by which the fair-value of the co-investment interest the Operating Partnership previously owned exceeds its carrying value.

A majority of the co-investments, excluding the preferred equity investments, compensate the Operating Partnership for its asset management services and may provide promote distributions if certain financial return benchmarks are achieved.  Asset management fees are recognized when earned, and promote fees are recognized when the earnings events have occurred and the amount is determinable and collectible.

Accounting Estimates and Reclassifications

The preparation of condensed consolidated financial statements, in accordance with U.S. generally accepted accounting principles, requires the Operating Partnership to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, the Operating Partnership evaluates its estimates, including those related to acquiring, developing and assessing the carrying values of its real estate portfolio, its investments in and advances to joint ventures and affiliates, and its notes receivables. The Operating Partnership bases its estimates on historical experience, current market conditions, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may vary from those estimates and those estimates could be different under different assumptions or conditions.

Reclassifications for discontinued operations and cost of management and other fees have been made to prior year statements of operations balances in order to conform to current year presentation.  Such reclassifications have no impact on reported earnings, cash flows, total assets or total liabilities.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

(2)  Significant Transactions During the Nine Months Ended September 30, 2012 and Subsequent Events

(a)	Acquisitions

In January 2012, the Operating Partnership acquired Bon Terra, a 60-unit community located adjacent to Delano in Redmond, Washington for $16.0 million.  Interior finishes are of condo quality including granite countertops, stainless steel appliances and extra-large windows, and the community will operate as one community with Delano.  The Operating Partnership also acquired Reed Square, a 100-unit community located in Sunnyvale, California for $23.0 million.

In April, the Operating Partnership purchased the joint venture partner’s membership interest in the co-investment Essex Skyline at MacArthur Place, a 349-unit premier high-rise apartment community containing luxury amenities located in Santa Ana, California, for a total purchase price of $85.0 million.  During the second quarter, the Operating Partnership recorded promote income of $2.3 million included in interest and other income on the condensed consolidated statements of operations, earned as a result of achieving certain performance hurdles as defined in the joint venture agreement.  Upon the acquisition of partner’s membership interest, the property was consolidated and a gain on remeasurement of the Operating Partnership’s co-investment interest of $21.9 million was recorded equal to the amount by which the fair value of the Operating Partnership’s previously owned noncontrolling interest exceeded its carrying value.  The secured $80.0 million loan was repaid early as part of this transaction, and the property is now an unencumbered asset.

In June, the Operating Partnership purchased Park Catalina, a 90-unit property located in the Koreatown submarket of Los Angeles, California containing a mix of studio, one and two bedrooms apartments, for a total purchase price of $23.7 million.  Also, at the end of June, the Operating Partnership purchased The Huntington, a 276-unit property located in Huntington Beach, California containing a pool, spa, fitness center and clubhouse, for a purchase price of $48.3 million.  The Operating Partnership assumed a $30.3 million loan secured by the property at a fixed rate of 5.7% for seven years.  The interest rate on the loan was unfavorable compared to currently available market rates for mortgage loans, and thus in conjunction with the purchase price allocation, the Operating Partnership recorded a $4.3 million loan premium to reflect the debt at fair value.  This results in an effective interest rate for this loan of 3.3%.

In July, the Operating Partnership purchased Montebello, a 248-unit property located in Kirkland, Washington, containing a mix of one, two and three bedroom units and townhomes, for a purchase price of $52.0 million from a related party entity.  The Operating Partnership assumed a $26.5 million mortgage loan secured by the property at a fixed rate of 5.6% for eight years.  The interest rate on the loan was unfavorable compared to currently available market rates for mortgage loans, and thus in conjunction with the purchase price allocation, the Operating Partnership recorded a $4.1 million loan premium to reflect the debt at fair value.  This results in an effective interest rate for this loan of 3.1%.

In August, the Operating Partnership acquired Riley Square (formerly Waterstone Santa Clara) for $38.3 million. Built in 1972, the property contains 156 units and is located in Santa Clara, California. The community was purchased by the Wesco I, LLC (“Wesco I”) joint venture of which the Operating Partnership has a 50% interest. Wesco I assumed a $17.5 million mortgage loan secured by the property at a fixed rate of 5.2% for a term of 8 years.  The interest rate on the loan was unfavorable compared to currently available market rates for mortgage loans, and thus in conjunction with the purchase price allocation, Wesco I recorded a $2.3 million loan premium to reflect the debt at fair value.  This results in an effective interest rate for this loan of 3.1%.

In September, the Operating Partnership acquired Park West, a 126 unit apartment community located in San Francisco, California, for $31.6 million. The property was built in 1958 and contains six different buildings. The Operating Partnership intends to renovate the exterior of the community for $8 million.  Also in September, the Operating Partnership acquired Domaine, a 92 unit property built in 2009 located in Seattle, Washington. The property was purchased for $34.0 million.  In connection with the purchase, the Operating Partnership assumed a $14.6 million loan at a fixed rate of 5.7% for an 8 year term. The interest rate on the loan was unfavorable compared to currently available market rates for mortgage loans, and thus in conjunction with the purchase price allocation, the Operating Partnership recorded a $2.4 million loan premium to reflect the debt at fair value.  This results in an effective interest rate for this loan of 3.0%.

In October, Ascent, a 90 unit community located in Kirkland, Washington, was acquired by the Operating Partnership for $15.9 million. Built in 1998, the property is located adjacent to the Montebello community acquired by the Operating Partnership in July 2012.  Also in October, the Operating Partnership acquired Willow Lake Apartments, a 508 unit property located in San Jose, California.  The property was purchased for $148 million.  The Operating Partnership intends to renovate the exterior of the community for $4.5 million.

(b)	Common Stock

From January 1, 2012 through October 31, 2012, the Company sold 1,775,748 shares of common stock for $269.0 million, net of commissions, at an average price of $152.97.  The Company contributed such net proceeds to the Operating Partnership in exchange for the issuance of 1,775,748 common units.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

(c)	Development

In April, the Operating Partnership acquired an entity that owns a land parcel in Emeryville, California for the development of a 190-unit apartment with total estimated costs of $58.2 million.  Initial occupancy is expected in the third quarter of 2014.

In June, the Operating Partnership in a co-investment partnership with the Canada Pension Plan Investment Board (“CPPIB”), acquired two adjacent land parcels in San Francisco, California for the development of two nine story apartment communities containing a total of 463 units and approximately 9,300 square feet of retail space.  The Operating Partnership expects initial occupancy in the second quarter of 2014 for a total estimated cost of $250 million.  The Operating Partnership holds a 55% noncontrolling interest in the venture and will earn customary management fees and may earn a promoted interest if certain performance hurdles as defined in the joint venture agreement are achieved.

In July, the Operating Partnership entered into an agreement to purchase a 121-unit community under construction in Valley Village, a district of Los Angeles, California.  The Operating Partnership made a $1.0 million deposit and will take ownership of the property upon receipt of a temporary certificate of occupancy for total estimated costs of $37.6 million, which is expected in the first quarter of 2014.

(d)	Notes Receivable

In January 2012 the mortgage loan secured by California Hill was paid off in full for $7.3 million.

The Operating Partnership contributed a note receivable with a principal balance of $12.4 million, secured by land located in San Mateo, California, at an interest rate of 5% due in November 2012 and its rights to acquire the secured land to a new joint venture, referred to as Elkhorn, with Canada Pension Plan Investment Board ("CPPIB") for a 55% non-controlling interest and $5.5 million in cash.  The terms of this new joint venture are substantially the same as the other CPPIB joint ventures and will be accounted for under the equity method of accounting.  The joint venture has the rights to acquire the land and subsequently develop 197 units.

(e)	Co-investments

In early July, the Operating Partnership made a $14.0 million preferred equity investment in a related party entity that owns an apartment community located in Cupertino, California.  The investment has a preferred return of 9.5% and matures in May 2016.  The Operating Partnership will invest an additional $4.0 million in preferred equity to fund renovation costs.

(f)	Mortgage Notes Payable

During the first quarter 2012, the Operating Partnership repaid the loan secured by the Santa Clara commercial property of $10.7 million with a rate of 5%.  The Operating Partnership also repaid the construction loan related to the Walnut Creek land parcel held for future development of $5.6 million with a rate of LIBOR plus 350 basis points.

During late June, the Operating Partnership repaid $137.7 million in secured mortgage loans with a weighted average interest rate of 5.6% related to eight communities with the net proceeds from the unsecured note offering announced in March 2012.  Also, the $80.0 million Essex Skyline secured loan was repaid in April.  The Company incurred $1.5 million in losses from early retirement of debt, and these nine communities are now unencumbered assets.

During the third quarter 2012, the Operating Partnership repaid $86.9 million in secured debt related to six communities.  The Operating Partnership incurred $1.2 million in losses from early retirement of debt and these communities are now unencumbered assets.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

(g)	Private Placement Unsecured Notes

During the first quarter, the Operating Partnership entered into an agreement for the issuance of $200 million of private placement unsecured notes for a term of 9 years at an all-in rate of 4.3%.  The notes were forward funded to close at the end of April, June and August of 2012 for $100 million at a rate of 4.27%, $50 million at a rate of 4.30% and $50 million at a rate of 4.37%, respectively.

The net proceeds from the note offering are expected to be used to prepay secured mortgage debt coming due in late 2012 and 2013 at an average rate of 5.5%.

(h)	Unsecured Debt

In August, the Operating Partnership issued $300 million of senior unsecured bonds due August 2022.  The bonds bear a fixed interest at rate of 3.625% per annum and are payable on February 15th and August 15th of each year, beginning February 15, 2013.

(i)	Unsecured Term Loan

In July, the Operating Partnership increased the capacity of its five-year, $200 million unsecured term loan to $350 million, and the tiered pricing structure was reduced from LIBOR + 142.5 basis points to LIBOR + 130 basis points.  The $150 million of additional funds can be drawn between August and December 31, 2012.

During October, the Operating Partnership drew an additional $150 million on the Operating Partnership’s $350 unsecured term loan which is now fully drawn at LIBOR + 130 basis points.  The proceeds were used to fund fourth quarter acquisitions, development pipeline, and pay down the Operating Partnership’s lines of credit.

(j)	Unsecured Line of Credit

In May, the Operating Partnership amended its $425 million unsecured revolving credit facility by increasing the borrowing capacity to $500 million. The amended facility, which matures in December 2015, contains two one-year extension options and an accordion feature that allows the Operating Partnership to borrow up to $600 million.  Based on the Company's current BBB credit rating, the facility carries an interest rate of LIBOR + 120 basis points and a facility fee of 20 basis points.

(k)	Interest Rate Swaps

During the second quarter, the Operating Partnership entered into interest rate swap contracts with an aggregate notional amount of $125 million.  The first $50 million notional amount effectively converted the interest rate on the remaining $50 million of the $200 million term loan originated in the fourth quarter of 2011 to a fixed rate of 2.46%.  The remaining $75 million notional amount effectively fixed $75 million of the Operating Partnership’s unsecured line of credit at 2.2%.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

(3) Co-investments

The Operating Partnership has co-investments, which are accounted for under the equity method.  The co-investments own, operate and develop apartment communities.

The following table details the Operating Partnership's co-investments (dollars in thousands):

	September 30, 2012	December 31, 2011
Investments in joint ventures accounted for under the equity method of accounting:

Membership interest in Wesco I	$83,006	$75,588
Partnership interest in Fund II	60,225	64,294
Membership interest in a limited liability company that owns
Essex Skyline at MacArthur Place	-	24,063
Total operating co-investments	143,231	163,945

Membership interests in limited liability companies that own and are developing Epic, Lync, Elkhorn, and Folsom and Fifth	158,786	62,897
Membership interest in a limited liability company that owns and is developing Expo	18,759	17,981
Membership interests in limited liability companies that own and are developing Fountain at La Brea and Santa Monica at La Brea	16,189	15,194
Total development co-investments	193,734	96,072

Membership interest in Wesco II that owns a preferred equity interest in Parkmerced with a perferred return of 10.1%	90,910	88,075
Preferred interests in limited liability companies that own apartment communities in downtown Los Angeles with preferred returns of 9% and 10%	22,807	22,792
Preferred interests in related party limited liability companies that owns Sage at Cupertino with a preferred return of 9.5%	14,320	-
Preferred interest in a related party limited liability company that owns Madison Park at Anaheim with a preferred return of 13%	12,965	12,528
Total preferred interest investments	141,002	123,395
Total co-investments	$477,967	$383,412

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

The combined summarized balance sheet and statement of operations for co-investments, which are accounted for under the equity method, are as follows (dollars in thousands).

	September 30, 2012	December 31, 2011
Balance sheets:
Rental properties and real estate under development	$1,788,959	$1,659,078
Other assets	61,215	63,847

Total assets	$1,850,174	$1,722,925

Debt	$928,204	$900,095
Other liabilities	67,540	48,518
Equity	854,430	774,312

Total liabilities and equity	$1,850,174	$1,722,925

Operating Partnership's share of equity	$477,967	$383,412

	Nine Months Ended September 30,
	2012	2011
Statements of operations:
Property revenues	$96,981	$70,882
Total gain on the sales of real estate	-	-
Property operating expenses	(35,852)	(29,394)
Net property operating income	61,129	41,488

Interest expense	(25,790)	(22,764)
General and administrative	(2,632)	(1,104)
Depreciation and amortization	(35,593)	(29,963)

Net loss	$(2,886)	$(12,343)
Operating Patnership's share of net income (loss)	$8,998	$(330)

(4) Notes and Other Receivables

Notes receivable secured by real estate, and other receivables consist of the following as of September 30, 2012 and December 31, 2011 (dollars in thousands):

	September 30, 2012	December 31, 2011

Note receivable, secured, bearing interest at 9.8%, paid in full January 2012	$-	$7,331
Note receivable, secured, bearing interest at 5.0%, due November 2012 (1)	-	12,428
Note receivable, secured, bearing interest at 8.8%, due December 2012	10,925	10,928
Note receivable, secured, bearing interest at LIBOR + 8.0%, due December 2012	6,342	6,422
Note receivable, secured, bearing interest at 8.0%, due November 2013	971	971
Note receivable, secured, effective interest at 9.6%, due February 2014	18,285	17,646
Note receivable, secured, bearing interest at 4.0%, due December 2014 (2)	3,212	3,221
Note and other receivables from affiliates	5,025	2,734
Other receivables	5,556	4,688
	$50,316	$66,369

(1) $12.4 million note receivable was contributed to the Elkhorn co-investment during the first quarter of 2012.

(2) During the first quarter 2012, the Operating Partnership amended the loan secured by Vacationer RV Park to extend the maturity date to December 2014. Beginning January 1, 2012 the note which has a carrying value of $3.2 million, bears interest at a rate of 4%, and the borrower funds an impound account for capital replacement.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

(5) Related Party Transactions

Management and other fees from affiliates include management, development and redevelopment fees from co-investments of $7.9 million and $4.2 million for the nine months ended September 30, 2012 and 2011, respectively.  All of these fees are net of intercompany amounts eliminated by the Operating Partnership.

The Chairman and founder of the Company, which is the Operating Partnership’s parent and general partner, is Mr. George Marcus.  Mr. Marcus is the Chairman of The Marcus & Millichap Company, which is a holding company for certain real estate brokerage services and other subsidiary companies including Pacific Urban Residential (“PUR”).  During July 2012, the Operating Partnership invested $14.0 million as a preferred equity interest investment in an entity affiliated with PUR that owns an apartment community in Cupertino, California.  The investment has a preferred return of 9.5% and matures in May 2016.  The Operating Partnership will invest an additional $4.0 million in preferred equity to fund renovation costs.  Independent directors (other than Mr. Marcus) on the Company’s Board of Directors approved the investment in this entity.

Also during July 2012, the Operating Partnership acquired Montebello, a 248 unit apartment community in Kirkland, Washington for $52.0 million from an entity affiliated with PUR.  The Operating Partnership assumed a $26.5 million mortgage loan secured by the property at a fixed rate of 5.6% for eight years.  The interest rate on the loan was unfavorable compared to currently available market rates for mortgage loans, and thus in conjunction with the purchase price allocation, the Operating Partnership recorded a $4.1 million loan premium to reflect the debt at fair value. This results in an effective interest rate for this loan of 3.1%.  Independent directors (other than Mr. Marcus) on the Company’s Board of Directors approved the acquisition of this apartment community.

In August, Wesco I, LLC (“Wesco I”) joint venture of which the Operating Partnership has a 50% interest acquired Riley Square (formerly Waterstone Santa Clara), a 156 unit apartment community in Santa Clara, California for $38.3 million from an entity affiliated with PUR.  Wesco I assumed a $17.5 million mortgage loan secured by the property at a fixed rate of 5.2% for a term of 8 years.  The interest rate on the loan was unfavorable compared to currently available market rates for mortgage loans, and thus in conjunction with the purchase price allocation, Wesco I recorded a $2.3 million loan premium to reflect the debt at fair value.  This results in an effective interest rate for this loan of 3.1%.  Independent directors (other than Mr. Marcus) on the Company’s Board of Directors approved the acquisition of this apartment community.

(6) Segment Information

The Operating Partnership defines its reportable operating segments as the three geographical regions in which its apartment communities are located: Southern California, Northern California and Seattle Metro.  Excluded from segment revenues are properties classified in discontinued operations, management and other fees from affiliates, and interest and other income.  Non-segment revenues and net operating income included in the following schedule also consist of revenue generated from commercial properties.  Other non-segment assets include co-investments, real estate under development, cash and cash equivalents, marketable securities, notes receivable, other assets and deferred charges.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

The revenues, net operating income, and assets for each of the reportable operating segments are summarized as follows for the nine months ended September 30, 2012 and 2011 (dollars in thousands):

	Nine Months Ended
	September 30,
	2012	2011
Revenues:
Southern California	$184,255	$165,362
Northern California	127,797	109,624
Seattle Metro	69,080	60,496
Other real estate assets	9,176	7,858
Total property revenues	$390,308	$343,340

Net operating income:
Southern California	$122,869	$107,797
Northern California	87,740	72,128
Seattle Metro	45,391	38,295
Other real estate assets	6,417	6,075
Total net operating income	262,417	224,295

Management and other fees from affiliates	8,312	4,585
Depreciation	(125,575)	(111,786)
General and administrative	(16,440)	(15,626)
Cost of management and other fees	(4,893)	(3,161)
Interest expense before amortization	(74,380)	(66,612)
Amortization expense	(8,681)	(8,527)
Interest and other income	10,869	12,357
Equity income (loss) from co-investments	8,998	(330)
Gain on remeasurement of co-investment	21,947	-
Loss on early retirement of debt	(2,661)	(820)
Income from continuing operations	$79,913	$34,375

Total assets for each of the reportable operating segments are summarized as follows as of September 30, 2012 and December 31, 2011:

	September 30,	December 31,
	2012	2011
Assets:
Southern California	$1,675,708	$1,478,018
Northern California	1,274,901	1,241,320
Seattle Metro	680,562	579,612
Other real estate assets	88,830	94,088
Net reportable operating segment - real estate assets	3,720,001	3,393,038
Real estate under development	60,020	44,280
Cash and cash equivalents	26,877	35,463
Marketable securities	141,573	74,275
Co-investments	477,967	383,412
Notes and other receivables	50,316	66,369
Other non-segment assets	57,918	40,127
Total assets	$4,534,672	$4,036,964

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

(7)  Net Income Per Common Unit

(Amounts in thousands, except per unit and unit data)

	Nine Months Ended			Nine Months Ended
	September 30, 2012			September 30, 2011
		Weighted	Per		Weighted	Per
		Average	Common		Average	Common
		Common	Unit		Common	Unit
	Income	Units	Amount	Income	Unit	Amount
Basic:
Income before discontinued operations available to common unitholders	$71,151	36,976	$1.93	$23,360	34,449	$0.68
Income from discontinued operations available to common unitholders	10,037	36,976	0.27	5,273	34,449	0.15
	81,188		$2.20	28,633		$0.83

Effect of Dilutive Securities (1)	-	132		-	89

Diluted:
Income from continuing operations available to common unitholders (1)	71,151	37,108	1.92	$23,360	34,538	0.68
Income from discontinued operations available to common unitholders	10,037	37,108	0.27	5,273	34,538	0.15
	$81,188		$2.19	$28,633		$0.83

(1)
Instruments granted in equity-based payment transactions are considered participating securities prior to vesting and, therefore, are considered in computing basic earnings per unit under the two-class method. The two-class method is an earnings allocation method for calculating earnings per unit when a company’s capital structure includes either two or more classes of common equity or common equity and participating securities.  The Company’s stock options of 18,000 and 22,000 for the three months ended September 30, 2012 and 2011, respectively, and stock options of 23,000 and 29,500 for the nine months ended September 30, 2012 and 2011, respectively, were not included in the diluted earnings per unit calculation because the effects on earnings per unit were anti-dilutive.

All of the Series G cumulative convertible preferred interests have been excluded in diluted earnings per unit for the three and nine months ended September 30, 2012 and 2011, respectively, as the effect was anti-dilutive.

(8)  Derivative Instruments and Hedging Activities

The Operating Partnership uses interest rate swaps and interest rate cap contracts to manage certain interest rate risks. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The Operating Partnership incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.

The Operating Partnership has entered into interest rate swap contracts with an aggregate notional amount of $300 million that effectively fixed the interest rate on $300 million of the $350 million unsecured term loan at 2.4%.  These derivatives qualify for hedge accounting.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

As of September 30, 2012 the Operating Partnership also had twelve interest rate cap contracts totaling a notional amount of $187.8 million that qualify for hedge accounting as they effectively limit the Operating Partnership’s exposure to interest rate risk by providing a ceiling on the underlying variable interest rate for $202.1 million of the Operating Partnership’s tax exempt variable rate debt.  As of September 30, 2012 and December 31, 2011 the aggregate carrying value of the interest rate swap contracts was a liability of $7.2 million and $1.4 million, respectively. The aggregate carrying value of the interest rate cap contracts was zero on the balance sheet as of September 30, 2012, and was an asset of $0.2 million as of December 31, 2011.

During the nine months ended September 30, 2012, the Operating Partnership terminated a swap transaction with respect to the $38.0 million of tax-exempt bonds for the 101 San Fernando apartment community with Citibank because the bonds were repurchased by the Operating Partnership at par.

(9)  Discontinued Operations

The Operating Partnership classifies real estate as "held for sale" when the sale is considered to be probable.

During the first quarter of 2012, the Operating Partnership sold Tierra Del Sol/Norte, a 156 unit community located in the San Diego, California for $17.2 million for a gain of $7.0 million.  Also in the first quarter, the Operating Partnership sold Alpine Country, a 108 unit community located in San Diego metropolitan area, for $11.1 million for a gain of $3.9 million.

The components of discontinued operations are outlined below and include the results of operations for the respective periods that the Operating Partnership owned such assets, as described above (dollars in thousands).

	Nine Months Ended
	September 30,
	2012	2011

Rental revenues	608	$3,240
Property operating expenses	(260)	(1,459)
Depreciation and amortization	(94)	(892)
Income from real estate sold	254	889
Gain on sale	10,870	5,854
Internal dispositon costs and taxes	(1,087)	(1,470)
	9,783

Income from discontinued operations	10,037	$5,273

(10)  Commitments and Contingencies

As of September 30, 2012, the Operating Partnership had six non-cancelable ground leases for certain apartment communities and buildings that expire between 2027 and 2080.  Land lease payments are typically the greater of a stated minimum or a percentage of gross rents generated by these apartment communities.  Total minimum lease commitments, under land leases and operating leases, are approximately $1.6 million per year for the next five years.

To the extent that an environmental matter arises or is identified in the future that has other than a remote risk of having a material impact on the financial statements, the Operating Partnership will disclose the estimated range of possible outcomes, and, if an outcome is probable, accrue an appropriate liability for remediation and other potential liability. The Operating Partnership will consider whether such occurrence results in an impairment of value on the affected property and, if so, impairment will be recognized.

Except with respect to three communities, the Operating Partnership has no indemnification agreements from third parties for potential environmental clean-up costs at its communities.  The Operating Partnership has no way of determining at this time the magnitude of any potential liability to which it may be the subject, arising out of unknown environmental conditions or violations with respect to the communities formerly owned by the Operating Partnership.  No assurance can be given that existing environmental studies with respect to any of the communities reveal all environmental liabilities, that any prior owner or operator of a Property did not create any material environmental condition not known to the Operating Partnership, or that a material environmental condition does not otherwise exist as to any one or more of the communities.

The Operating Partnership has limited insurance coverage for the types of environmental liabilities described above. The Operating Partnership may enter into transactions that may require the Operating Partnership to pay the tax liabilities of the partners in the Operating Partnership or in the DownREIT entities.  These transactions are within the Operating Partnership’s control. Although the Operating Partnership plans to hold the contributed assets or defer recognition of gain on their sale pursuant to like-kind exchange rules under Section 1031 of the Internal Revenue Code, the Operating Partnership can provide no assurance that it will be able to do so and if such tax liabilities are incurred they may have a material impact on the Operating Partnership’s financial position.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
September 30, 2012 and 2011
(Unaudited)

There have been a number of lawsuits in recent years against owners and managers of apartment communities alleging personal injury and property damage caused by the presence of mold in residential real estate. Some of these lawsuits have resulted in substantial monetary judgments or settlements.  The Operating Partnership has been sued for mold related matters and has settled some, but not all, of such matters.   Insurance carriers have reacted to mold related liability awards by excluding mold related claims from standard policies and pricing mold endorsements at prohibitively high rates.  The Operating Partnership has, however, purchased pollution liability insurance, which includes some coverage for mold.  The Operating Partnership has adopted policies for promptly addressing and resolving reports of mold when it is detected, and to minimize any impact mold might have on residents of the property.  The Operating Partnership believes its mold policies and proactive response to address any known existence, reduces its risk of loss from these cases.  There can be no assurances that the Operating Partnership has identified and responded to all mold occurrences, but the Operating Partnership promptly addresses all known reports of mold.  Liabilities resulting from such mold related matters are not expected to have a material adverse effect on the Operating Partnership’s financial condition, results of operations or cash flows.  As of September 30, 2012, potential liabilities for mold and other environmental liabilities are not considered probable or the loss cannot be quantified or estimated.

The Operating Partnership carries comprehensive liability, fire, extended coverage and rental loss insurance for each of the communities.  Insured risks for comprehensive liabilities covers claims in excess of $100,000 per incident, and property casualty insurance covers losses in excess of a $1.0 million deductible per incident. There are, however, certain types of extraordinary losses, such as, for example, losses from terrorism and earthquake, for which the Operating Partnership does not have insurance. Substantially all of the communities are located in areas that are subject to earthquakes.

The Operating Partnership provides loan and construction completion guarantees in order to fulfill the lenders’ standard financing requirements related to the construction of the Operating Partnership’s co-investment developments.  The Operating Partnership provided a payment guarantee to the counterparties in relation to the total return swaps entered into by the joint venture responsible for the development of the Fountain at La Brea and Santa Monica at La Brea communities.  Further the Operating Partnership has guaranteed completion of development and made certain debt service guarantees for Fountain at La Brea and Santa Monica at La Brea.  The outstanding balance for the loans is included in the debt line item in the balance sheet of the co-investments included in Note 3.  The payment guarantee is for the payment of the amounts due to the counterparty related total return swaps which are scheduled to mature in September and December 2016.  The maximum exposure of the guarantee as of September 30, 2012 was $46.6 million based on the aggregate outstanding debt amount.

The outstanding balance for the construction loan is included in the debt line item in the balance sheet of the co-investments included in Note 3.  The construction completion guarantee is for the life of the loan, which is scheduled to mature on July 1, 2014, with two, one-year extension options at the Expo joint venture’s option.  As of September 30, 2012, the Operating Partnership was in compliance with all terms of the construction loan and the construction of the community is expected to be completed on time and within budget.  The maximum exposure of the guarantee as of September 30, 2012 was $76.0 million based on the construction costs that were budgeted to be incurred to complete the construction.

The Operating Partnership is subject to various other lawsuits in the normal course of its business operations.  Such lawsuits are not expected to have a material adverse effect on the Operating Partnership’s financial condition, results of operations or cash flows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The General Partner
Essex Portfolio, L.P.:

We have audited the accompanying consolidated balance sheets of Essex Portfolio, L.P. (the Operating Partnership) and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows for each of the years in the three-year period ended December 31, 2011. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement schedule III. These consolidated financial statements and the accompanying financial statement schedule III are the responsibility of Operating Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and the accompanying financial statement schedule III based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Essex Portfolio, L.P. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/S/ KPMG LLP

KPMG LLP

San Francisco, California
February 8, 2013

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2011 and 2010
(Dollars in thousands, except unit amounts)

	December 31,	December 31,
	2011	2010
Assets
Real estate:
Rental properties:
Land and land improvements	$860,661	$802,325
Buildings and improvements	3,452,403	3,162,236
	4,313,064	3,964,561
Less accumulated depreciation	(920,026)	(775,553)

	3,393,038	3,189,008
Real estate under development	44,280	217,531
Co-investments	383,412	107,840

	3,820,730	3,514,379
Cash and cash equivalents-unrestricted	12,889	13,753
Cash and cash equivalents-restricted	22,574	21,941
Marketable securities	74,275	92,310
Notes and other receivables	66,369	49,444
Prepaid expenses and other assets	22,682	25,188
Deferred charges, net	17,445	15,872

Total assets	$4,036,964	$3,732,887

Liabilities and Capital
Mortgage notes payable	$1,745,858	$1,832,745
Unsecured debt	465,000	-
Lines of credit	150,000	426,000
Accounts payable and accrued liabilities	48,324	44,750
Construction payable	6,505	9,023
Distributions payable	39,611	36,405
Derivative liabilities	3,061	5,633
Other liabilities	20,528	18,968

Total liabilities	2,478,887	2,373,524
Commitments and contingencies
Cumulative convertible Series G preferred interest (liquidation value of $4,456 and $4,456, respectively)	4,349	4,349
Capital:
General Partner:
Common equity (33,888,082 and 31,324,808 units issued and outstanding at December 31, 2011 and 2010, respectively)	1,439,089	1,202,751
Preferred interest (liquidation value of $73,750 and $25,000, respectively)	71,209	24,412
	1,510,298	1,227,163
Limited Partners:
Common equity (2,229,230 abd 2,200,907 units issued and outstanding at December 31, 2011 and 2010, respectively)	48,578	54,065
Preferred interest (liquidation value of $80,000)	-	80,000
	48,578	134,065
Accumulated other comprehensive loss	(71,962)	(76,713)
Total partners' capital	1,486,914	1,284,515
Noncontrolling interest	66,814	70,499
Total capital	1,553,728	1,355,014

Total liabilities and capital	$4,036,964	$3,732,887

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2011, 2010 and 2009
(Dollars in thousands, except per unit and unit amounts)

	2011	2010	2009
Revenues:
Rental and other property	$465,713	$405,728	$401,550
Management and other fees from affiliates	6,780	4,551	4,325
	472,493	410,279	405,875
Expenses:
Property operating, excluding real estate taxes	115,528	104,049	101,168
Real estate taxes	43,706	39,115	36,289
Depreciation	151,428	128,221	116,540
General and administrative	20,694	23,255	24,966
Cost of management and other fees	4,610	2,707	3,096
Impairment and other charges	-	2,302	13,084
	335,966	299,649	295,143

Earnings from operations	136,527	110,630	110,732
Interest expense before amortization	(91,694)	(82,756)	(81,196)
Amortization expense	(11,474)	(4,828)	(4,820)
Interest and other income	17,139	27,841	13,040
Equity (loss) income in co-investments	(467)	(1,715)	670
Gain (loss) on early retirement of debt	(1,163)	(10)	4,750
Gain on sale of real estate	-	-	103
Income before discontinued operations	48,868	49,162	43,279
Income from discontinued operations	8,648	1,620	10,460
Net income	57,516	50,782	53,739
Net income attributable to noncontrolling interest	(5,571)	(5,770)	(6,107)
Net income attributable to controlling interest	51,945	45,012	47,632
Preferred interest distributions - Series F, G, & H	(4,753)	(2,170)	(4,860)
Preferred interest distributions - limited partners	(1,650)	(6,300)	(6,300)
Excess of the carrying amount of preferred interest redeemed over the cash paid to redeem preferred interest	(1,949)	-	49,952
Net income available to common units	43,593	36,542	86,424

Per unit data:
Basic:
Income before discontinued operations available to common units	$1.00	$1.09	2.56
Income from discontinued operations	0.25	0.05	0.35
Net income available to common units	$1.25	$1.14	2.91
Weighted average number of common units outstanding during the period	34,773,559	31,960,950	29,717,297

Diluted:
Income before discontinued operations available to common units	$1.00	$1.09	2.56
Income from discontinued operations	0.25	0.05	0.35
Net income available to common units	$1.25	$1.14	2.91
Weighted average number of common units outstanding during the period	34,860,521	32,028,269	29,746,614

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
Years ended December 31, 2011, 2010 and 2009
(Dollars in thousands)

	2011	2010	2009

Net income	$57,516	$50,782	$53,739
Other comprehensive income (loss):
Changes in fair value of cash flow hedges and amortization of settlement swaps	7,707	(50,437)	42,888
Changes in fair value of marketable securities	1,330	5,357	12,930
Reversal of unrealized gains upon the sale of marketable securities	(4,286)	(12,027)	-
Total other comprehensive income (loss)	4,751	(57,107)	55,818
Comprehensive income (loss)	62,267	(6,325)	109,557
Comprehensive income attributable to noncontrolling interest	(5,571)	(5,770)	(6,107)
Comprehensive income (loss) attributable to the Operating Partnership	$56,696	$(12,095)	$103,450

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Statement of Capital for the Years ended December 31, 2011, 2010 and 2009
(Dollars and units in thousands)

	General Partner			Limited Partners			Accumulated
			Preferred			Preferred	other
	Common Equity		Equity	Common Equity		Equity	comprehensive	Noncontrolling
	Units	Amount	Amount	Units	Amount	Amount	(loss) income	Interest	Total
Balances at December 31, 2008	26,396	$903,242	$24,412	2,413	$69,129	$80,000	$(75,424)	$84,639	$1,085,998
Net income	-	32,248	4,860	-	4,224	6,300	-	6,107	53,739
Change in fair value of cash flow hedges and amortization of gain on settlement of swap	-	-	-	-	-	-	42,888	-	42,888
Changes in fair value of marketable securities	-	-	-	-	-	-	12,930	-	12,930
Issuance of common units under:
Stock and unit based compensation plans	62	943	-	-	-	-	-	-	943
Sale of common stock by the general partner	2,741	198,511	-	-	-	-	-	-	198,511
Equity based compensation costs	-	6,859	-	38	276	-	-	-	7,135
Retirement of Series G Preferred	-	49,952	-	-	-	-	-	-	49,952
Retirement of common units from retirement of common stock by the general partner	(350)	(20,271)	-	-	-	-	-	-	(20,271)
Retirement of exchangeable bonds	-	(4,727)	-	-	-	-	-	-	(4,727)
Redemptions	-	-	-	(53)	(1,080)	-	-	(11,645)	(12,725)
Distribution to noncontrolling interests	-	-	-	-	-	-	-	(5,768)	(5,768)
Distribution declared	-	(113,864)	(4,860)	-	(10,040)	(6,300)	-	-	(135,064)
Balances at December 31, 2009	28,849	1,052,893	24,412	2,398	62,509	80,000	(19,606)	73,333	1,273,541
Net income	-	33,761	2,170	-	2,781	6,300	-	5,770	50,782
Reversal of unrealized gains upon the sale of marketable securities	-	-	-	-	-	-	(12,027)	-	(12,027)
Change in fair value of cash flow hedges and amortization of gain on settlement of swap	-	-	-	-	-	-	(50,437)	-	(50,437)
Changes in fair value of marketable securities	-	-	-	-	-	-	5,357	-	5,357
Issuance of common units under:
Stock and unit based compensation plans	122	5,803	-	-	-	-	-	-	5,803
Sale of common stock by the general partner	2,354	251,455	-	-	-	-	-	-	251,455
Stock and unit based compensation costs	-	(260)	-	(197)	2,474	-	-	-	2,214
Capital contributions	-	-	-	-	-	-	-	4,038	4,038
Retirement of exchangeable bonds	-	(434)	-	-	-	-	-	-	(434)
Redemptions	-	(16,347)	-	-	(4,357)	-	-	(3,482)	(24,186)
Distribution to noncontrolling interests	-	-	-	-	-	-	-	(9,160)	(9,160)
Distribution declared	-	(124,120)	(2,170)	-	(9,342)	(6,300)	-	-	(141,932)
Balances at December 31, 2010	31,325	1,202,751	24,412	2,201	54,065	80,000	(76,713)	70,499	1,355,014
Net income	-	42,317	4,753	-	3,225	1,650	-	5,571	57,516
Reversal of unrealized gains upon the sale of marketable securities	-	-	-	-	-	-	(4,286)	-	(4,286)
Change in fair value of cash flow hedges and amortization of gain on settlement of swap	-	-	-	-	-		7,707		7,707
Changes in fair value of marketable securities	-	-	-	-	-	-	1,330	-	1,330
Issuance of common units under:
Stock and unit based compensation plans	103	8,412	-	-	-	-	-	-	8,412
Sale of common stock by the general partner	2,460	323,931	-	-	-	-	-	-	323,931
Stock and unit based compensation costs	-	(725)	-	28	1,598	-	-	-	873
Issuance of Series H Preferred	-	-	71,209	-	-	-	-	-	71,209
Redemptions of Series F Preferred	-	(588)	(24,412)	-	-	-	-	-	(25,000)
Redemptions of Series B Preferred	-	1,200	-	-	-	(80,000)	-	-	(78,800)
Redemptions	-	(1,134)	-	-	(1,049)	-	-	(3,204)	(5,387)
Distribution to noncontrolling interests	-	-	-	-	-	-	-	(6,052)	(6,052)
Distributions declared	-	(137,075)	(4,753)	-	(9,261)	(1,650)	-	-	(152,739)
Balances at December 31, 2011	33,888	$1,439,089	$71,209	2,229	$48,578	$-	$(71,962)	$66,814	$1,553,728

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2011, 2010 and 2009
(Dollars in thousands)

	2011	2010	2009
Cash flows from operating activities:
Net income	$57,516	$50,782	$53,739
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of marketable securities	(4,956)	(12,491)	(1,014)
Loss (gain) on early retirement of debt	1,163	10	(4,750)
Co-investments	7,929	1,715	(670)
Amortization expense	11,474	4,828	4,820
Amortization of discount on marketable securities	(4,794)	(3,714)	(3,605)
Amortization of discount on notes receivables	(1,757)	(4,806)	-
Loss on derivative instruments - ineffectiveness	-	2,301	-
Gain on sale of co-investment	(919)	-	(530)
Gain on the sales of real estate	(8,562)	-	(8,729)
Impairment loss and reserve for loan loss	-	-	13,084
Non-cash expense due to cancellation of outperformance plan	-	-	3,807
Depreciation	152,542	129,711	118,522
Equity-based compensation	2,927	3,251	3,412
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,172)	(2,771)	(2,249)
Accounts payable and accrued liabilities	3,620	4,302	(2,364)
Other liabilities	1,560	2,412	114
Net cash provided by operating activities	216,571	175,530	173,587
Cash flows from investing activities:
Additions to real estate:
Acquisitions of real estate	(57,478)	(279,607)	(16,000)
Improvements to recent acquisitions	(16,446)	(6,388)	(3,210)
Redevelopment	(45,130)	(14,096)	(25,812)
Revenue generating capital expenditures	(7,616)	(1,584)	(855)
Non-revenue generating capital expenditures	(26,090)	(29,278)	(25,722)
Acquisition of and additions to real estate under development	(79,194)	(155,267)	(120,844)
Dispositions of real estate	23,003	-	38,178
Changes in restricted cash and refundable deposits	(1,376)	(4,414)	11,995
Purchases of marketable securities	(8,048)	(49,974)	(116,402)
Sales and maturities marketable securities	32,998	102,039	22,964
Proceeds from tax investor	-	1,223	3,762
Purchases of and advances under notes and other receivables	(12,325)	(37,627)	(3,424)
Collections of notes and other receivables	884	1,855	15,728
Contributions to co-investments	(246,106)	(79,450)	(270)
Non-operating distributions from co-investments	17,141	41,700	954
Net cash used in investing activities	(425,783)	(510,868)	(218,958)
Cash flows from financing activities:
Borrowings under debt agreements	1,514,684	1,214,216	453,570
Repayment of debt	(1,435,135)	(882,646)	(199,979)
Additions to deferred charges	(5,533)	(4,109)	(3,935)
Payments to settle derivative instruments	(2,395)	(81,282)	-
Retirement of exchangeable bonds	-	(5,396)	(161,084)
Retirement of common units from retirement of common stock by the general partner	-	-	(20,271)
Net proceeds from issuance of Series H Preferred interests	71,209	-	-
Retirement of Series D preferred interests and Series G Preferred interests	-	-	(91,703)
Retirement of Series B preferred interests and Series F Preferred interests	(103,800)	-	-
Equity related issuance cost	(627)	-	-
Net proceeds from stock options exercised	6,986	4,765	943
Net proceeds from issuance of common units	323,931	251,455	198,511
Contributions from noncontrolling interest	-	4,038	-
Distributions to noncontrolling interest	(6,052)	(9,160)	(5,768)
Redemption of limited partner units and noncontrolling interest	(5,387)	(24,186)	(12,720)
Common units and preferred units and preferred interests distributions paid	(149,533)	(139,264)	(133,442)
Net cash provided by financing activities	208,348	328,431	24,122
Net (decrease) increase in cash and cash equivalents	(864)	(6,907)	(21,249)
Cash and cash equivalents at beginning of year	13,753	20,660	41,909
Cash and cash equivalents at end of year	$12,889	$13,753	$20,660

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2011, 2010 and 2009
(Dollars in thousands)

	2011	2010	2009
Supplemental disclosure of cash flow information:

Cash paid for interest, net of $8,240, $9,486, and $10,463 capitalized in 2011, 2010 and 2009, respectively	$89,691	$83,497	$81,878
Supplemental disclosure of noncash investing and financing activities:
Transfer from real estate under development to rental properties	$165,214	$170,940	$92,517
Transfer from real estate under development to co-investments	$54,472	-	-
Mortgage notes assumed in connection with purchases of real estate	$20,927	87,336	-
Note receivable settled when the company purchased the property securing the note receivable	$-	25,750	-
Change in accrual of distributions payable	$3,206	$2,655	$1,626
Change in fair value of derivative liabilities	$230	$1,907	$42,973
Change in fair value of marketable securities	$2,836	$6,670	$12,900
Change in construction payable	$2,518	$1,304	$8,278

See accompanying notes to consolidated financial statements.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

(1) Organization

The accompanying consolidated financial statements present the accounts of Essex Portfolio, L.P. (the “Operating Partnership”) and its subsidiaries.  Essex Property Trust, Inc. (“Essex” or the “Company”) is a Maryland corporation that operates as a self-administered and self-managed real estate investment trust (“REIT”). The Company owns all of its interest in its real estate investments directly or indirectly through the Operating Partnership.

Essex is the sole general partner in the Operating Partnership with a 93.8% general partner interest and the limited partners owned a 6.2% interest as of December 31, 2011.  The limited partners may convert their Operating Partnership units into an equivalent number of units of common stock.  Total Operating Partnership units outstanding were 2,229,230 and 2,200,907 as of December 31, 2011 and 2010, respectively, and the redemption value of the units, based on the closing price of the Company’s common stock totaled $313.2 million and $251.4 million, as of December 31, 2011 and 2010, respectively.  The Company has reserved shares of common stock for such conversions. These conversion rights may be exercised by the limited partners at any time through 2026.

As of December 31, 2011, the Operating Partnership owned or had ownership interests in 159 apartment communities, (aggregating 32,753 units), five commercial buildings, and five active development projects (collectively, the “Portfolio”).  The communities are located in Southern California (Los Angeles, Orange, Riverside, Santa Barbara, San Diego, and Ventura counties), Northern California (the San Francisco Bay Area) and the Seattle metropolitan area.

(2) Summary of Critical and Significant Accounting Policies

(a) Principles of Consolidation

The accounts of the Operating Partnership, its controlled subsidiaries and the variable interest entities (“VIEs”) in which it is the primary beneficiary are consolidated in the accompanying financial statements. All significant inter-company accounts and transactions have been eliminated.

The Operating Partnership consolidates 19 DownREIT limited partnerships (comprising twelve communities), since the Operating Partnership is the primary beneficiary of these variable interest entities (“VIEs”).  The consolidated total assets and liabilities related to these VIEs, net of intercompany eliminations, were approximately $215.2 million and $173.4 million, respectively, as of December 31, 2011, and $217.3 million and $168.0 million, respectively, as of December 31, 2010.

The DownREIT VIEs collectively own twelve apartment communities in which Essex Management Company (“EMC”) is the general partner, the Operating Partnership is a special limited partner, and the other limited partners were granted rights of redemption for their interests.  Such limited partners can request to be redeemed and the Operating Partnership can elect to redeem their rights for cash or by having the Company issue shares of its common stock on a one share per unit basis.  Conversion values will be based on the market value of the Company's common stock at the time of redemption multiplied by the number of units stipulated under the above arrangements.  The other limited partners receive distributions based on the Operating Partnership's current distribution rate times the number of units held.  Total DownREIT units outstanding were 1,063,848 and 1,096,871 as of December 31, 2011 and 2010 respectively, and the redemption value of the units, based on the closing price of the Company’s common stock totaled $149.5 million and $125.3 million, as of December 31, 2011 and 2010, respectively.  As of December 31, 2011 and 2010, the carrying value of the other limited partners' interests is presented at their historical cost and is classified within noncontrolling interest in the accompanying consolidated balance sheets.

Interest holders in VIEs consolidated by the Operating Partnership are allocated a priority of net income equal to the cash payments made to those interest holders or distributions from cash flow.  The remaining results of operations are generally allocated to the Operating Partnership.

As of December 31, 2011 and 2010, the Operating Partnership did not have any VIE’s of which it was not deemed to be the primary beneficiary.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

(b) Real Estate Rental Properties

Significant expenditures, which improve or extend the life of an asset and have a useful life of greater than one year, are capitalized.  Operating real estate assets are stated at cost and consist of land, buildings and improvements, furniture, fixtures and equipment, and other costs incurred during their development, redevelopment and acquisition.  Expenditures for maintenance and repairs are charged to expense as incurred.

The depreciable life of various categories of fixed assets is as follows:

Computer software and equipment	3 - 5 years
Interior unit improvements	5 years
Land improvements and certain exterior components of real property	10 years
Real estate structures	30 years

The Operating Partnership capitalizes all costs incurred with the predevelopment, development or redevelopment of real estate assets or are associated with the construction or expansion of real property.  Such capitalized costs include land, land improvements, allocated costs of the Operating Partnership’s project management staff, construction costs, as well as interest and related loan fees, property taxes and insurance.  Capitalization begins for predevelopment, development, and redevelopment projects when activity commences.  Capitalization ends when the apartment home is completed and the property is available for a new resident or if the development activities are put on hold.

The Operating Partnership allocates the purchase price of real estate to land and building, and identifiable intangible assets, such as the value of above, below and in-place leases. The values of the above and below market leases are amortized and recorded as either a decrease (in the case of above market leases) or an increase (in the case of below market leases) to rental revenue over the remaining term of the associated leases acquired, which in the case of below market leases the Operating Partnership assumes lessees will elect to renew their leases.  The value of acquired in-place leases are amortized to expense over the term the Operating Partnership expects to retain the acquired tenant, which is generally 20 months.

The Operating Partnership performs the following evaluation for communities acquired:

(1)	Adjust the purchase price for any fair value adjustments resulting from such things as assumed debt or contingencies.
(2)	estimate the value of the real estate “as if vacant” as of the acquisition date;
(3)	allocate that value among land and building;
(4)	compute the value of the difference between the “as if vacant” value and the adjusted purchase price, which will represent the total intangible assets;
(5)	compute the value of the above and below market leases and determine the associated life of the above market/ below market leases;
(6)	compute the value of the in-place leases and customer relationships, if any, and the associated lives of these assets.

Whenever events or changes in circumstances indicate that the carrying amount of a property held for investment or held for sale may not be fully recoverable, the carrying amount will be evaluated for impairment. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount (including intangible assets) of a property held for investment, then the Operating Partnership will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the property.  Fair value of a property is determined using conventional real estate valuation methods, such as discounted cash flow, the property’s unleveraged yield in comparison to the unleveraged yields and sales prices of similar communities that have been recently sold, and other third party information, if available.  Communities held for sale are carried at the lower of cost and fair value less estimated costs to sell.  As of December 31, 2011 and 2010, no communities were classified as held for sale.

During 2009, the Operating Partnership wrote-off development costs totaling $6.7 million related to two land parcels that will no longer be developed by the Operating Partnership.  The costs were included in impairment and other charges in the accompanying consolidated statement of operations.  No impairment charges were recorded in 2011 or 2010.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

In the normal course of business, the Operating Partnership will receive purchase offers for its communities, either solicited or unsolicited. For those offers that are accepted, the prospective buyer will usually require a due diligence period before consummation of the transaction.  It is not unusual for matters to arise that result in the withdrawal or rejection of the offer during this process.  The Operating Partnership classifies real estate as "held for sale" when all criteria under the accounting standard for the disposals of long-lived assets have been met.  In accordance with the standard, the Operating Partnership presents income and gains/losses on communities sold or held for sale as discontinued operations.  The Operating Partnership’s equity in income or loss from real estate investments accounted for under the equity method of accounting remain classified in continuing operations upon disposition.  (See Note 6 for a description of the Operating Partnership’s discontinued operations for 2011, 2010, and 2009).

(c) Co-investments

The Operating Partnership owns investments in joint ventures (“co-investments”) in which it has significant influence, but its ownership interest does not meet the criteria for consolidation in accordance with the accounting standards.  Therefore, the Operating Partnership accounts for these investments using the equity method of accounting.  Under the equity method of accounting, the investment is carried at the cost of assets contributed, plus the Operating Partnership’s equity in earnings less distributions received and the Operating Partnership’s unit of losses.  For preferred equity investments the Operating Partnership recognizes its preferred interest as its equity in earnings.

A majority of the co-investments, excluding the preferred equity investments, compensate the Operating Partnership for its asset management services and some of these investments may provide promote distributions if certain financial return benchmarks are achieved.  Asset management fees are recognized when earned, and promote fees are recognized when the earnings events have occurred and the amount is determinable and collectible.  Any promote distributions are reflected in equity (loss) income in co-investments. There were no promote fees recognized in the accompanying consolidated statements of operations.

(d) Revenues and Gains on Sale of Real Estate

Revenues from tenants renting or leasing apartment units are recorded when due from tenants and are recognized monthly as they are earned, which is not materially different than on a straight-line basis.  Units are rented under short-term leases (generally, lease terms of 6 to 12 months) and may provide no rent for one or two months, depending on the market conditions and leasing practices of the Operating Partnership’s competitors in each sub-market at the time the leases are executed.   Revenues from tenants leasing commercial space are recorded on a straight-line basis over the life of the respective lease.

The Operating Partnership recognizes gains on sales of real estate when a contract is in place, a closing has taken place, the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property and the Operating Partnership does not have a substantial continuing involvement in the property.

(e) Cash Equivalents and Restricted Cash

Highly liquid investments with maturities of three months or less when purchased are classified as cash equivalents.  Restricted cash balances relate primarily to reserve requirements for capital replacement at certain communities in connection with the Operating Partnership’s mortgage debt.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

(f)  Marketable Securities

The Operating Partnership reports its available for sale securities at fair value, based on quoted market prices (Level 2 for the unsecured bonds and Level 1 for the common stock and investment funds, as defined by the Financial Accounting Standards Board (“FASB”) standard for fair value measurements as discussed later in Note 2), and any unrealized gain or loss is recorded as other comprehensive income (loss).  There were no impairment charges for the years ended December 31, 2011, 2010 and 2009.  Realized gains and losses, interest income, and amortization of purchase discounts are included in interest and other income on the consolidated statement of operations.

As of December 31, 2011 and 2010, marketable securities consisted primarily of investment-grade unsecured bonds, common stock, investments in mortgage backed securities and investment funds that invest in U.S. treasury or agency securities.  As of December 31, 2011 and 2010, the Operating Partnership classified its investments in mortgage backed securities, which mature in November 2019 and September 2020, as held to maturity, and accordingly, these securities are stated at their amortized cost.  The estimated fair values of the mortgage backed securities (Level 2 securities) are approximately equal to the carrying values.

As of December 31, 2011 and 2010 marketable securities consist of the following ($ in thousands):

	December 31, 2011
		Gross
	Amortized	Unrealized
	Cost	Gain(Loss)	Fair Value
Available for sale:
Investment-grade unsecured bonds	$3,615	$399	$4,014
Investment funds - US treasuries	11,783	121	11,904
Common stock	10,067	1,552	11,619
Held to maturity:
Mortgage backed securities	46,738	-	46,738
Total	$72,203	$2,072	$74,275

	December 31, 2010
		Gross
	Amortized	Unrealized
	Cost	Gain	Fair Value
Available for sale:
Investment-grade unsecured bonds	$22,243	$4,403	$26,646
Investment funds - US treasuries	14,345	582	14,927
Common stock	8,638	112	8,750
Held to maturity:
Mortgage backed securities	41,987	-	41,987
Total	$87,213	$5,097	$92,310

The Operating Partnership uses the specific identification method to determine the cost basis of a security sold and to reclassify amounts from accumulated other comprehensive income for securities sold.  For the years ended December 31, 2011, 2010 and 2009, the proceeds from sales of available for sale securities totaled $33.0 million, $102.0 million and $23.0 million, respectively.  These sales all resulted in gains, which totaled $5.0 million, $12.4 million and $1.0 million for the years ended December 31, 2011, 2010 and 2009, respectively.

(g) Notes Receivable

Notes receivable relate to real estate financing arrangements including mezzanine and bridge loans and are secured by real estate.  Interest is recognized over the life of the note.

Each note is analyzed to determine if it is impaired.  A note is impaired if it is probable that the Operating Partnership will not collect all principal and interest contractually due.  The Operating Partnership does not accrue interest when a note is considered impaired and a loan allowance is recorded for any principal and previously accrued interest that are not believed to be collectable. All cash receipts on impaired notes are applied to reduce the principal amount of such notes until the principal has been recovered and, thereafter, are recognized as interest income.   As of December 31, 2011 and 2010, no notes are impaired.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

(h) Interest and Other Income

Interest income is generated primarily from cash balances and marketable securities as well as notes receivables.  Other income primarily consists of gains on sales of marketable securities.  Total interest and other income are comprised of the following for the years ended December 31 ($ in thousands):

	2011	2010	2009
Interest income	$10,501	$15,350	$11,841
Gains on sales of marketable securities	4,956	12,491	1,014
Tax benefit - Taxable REIT Subsidiary	1,682	-	-
Other income	-	-	185
	$17,139	$27,841	$13,040

(i) Fair Value of Financial Instruments

The Operating Partnership values its financial instruments based on the fair value hierarchy of valuation techniques described in the FASB’s accounting standard for fair value measurements.  Level 1 inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.  Level 2 inputs include quoted prices for similar assets and liabilities in active markets and inputs other than quoted prices observable for the asset or liability.   Level 3 inputs are unobservable inputs for the asset or liability.  The Operating Partnership uses Level 1 inputs for the fair values of its cash equivalents and its marketable securities except for unsecured bonds and mortgage backed securities.  The Operating Partnership uses Level 2 inputs for its investments in unsecured bonds, mortgage backed securities, notes receivable, notes payable, and derivative liabilities.  These inputs include interest rates for similar financial instruments.  The Operating Partnership’s valuation methodology for derivatives is described in more detail in Note 9.  The Operating Partnership's valuation methodology for the swap related to the multifamily revenue refunding bonds for the 101 San Fernando community is described in detail in Note 9.  The Operating Partnership does not use Level 3 inputs to estimate fair values of any of its financial instruments.  The Operating Partnership’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Management believes that the carrying amounts of its amounts outstanding under lines of credit, notes receivable and other receivables approximate fair value as of December 31, 2011 and 2010, because interest rates, yields and other terms for these instruments are consistent with yields and other terms currently available for similar instruments.  Management has estimated that the fair value of the Operating Partnership’s $1.77 billion and $1.56 billion of fixed rate debt at December 31, 2011 and 2010, respectively, to be $1.88 billion and $1.58 billion.  Management has estimated the fair value of the Operating Partnership’s $593.7 million and $695.2 million of variable rate debt at December 31, 2011 and 2010, respectively, is $572.3 million and $672.8 million based on the terms of the Operating Partnership’s existing variable rate debt compared to those available in the marketplace.  Management believes that the carrying amounts of cash and cash equivalents, restricted cash, accounts payable and accrued liabilities, construction payables, distributions payable and other liabilities approximate fair value as of December 31, 2011 and 2010 due to the short-term maturity of these instruments.  Marketable securities, and both the note payable and the swap related to the multifamily revenue refunding bonds for the 101 San Fernando community are carried at fair value as of December 31, 2011 and 2010, as discussed above and in Note 9.

(j) Interest Rate Protection, Swap, and Forward Contracts

The Operating Partnership uses interest rate swaps, interest rate cap contracts, and forward starting swaps to manage interest rate risks.  As of December 31, 2011, there were no outstanding forward starting swaps.  The valuation of these derivative instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of  forward starting interest rate swaps were determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) were based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The Operating Partnership incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.  The Operating Partnership records all derivatives on its consolidated balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation.   Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges.  Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings.  For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings.  The Operating Partnership assesses the initial and ongoing effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction.

For derivatives not designated as cash flow hedges, changes in fair value are recognized in earnings.  All of the Operating Partnership’s interest rate swaps and interest rate caps are considered cash flow hedges except for the swap related to the multifamily revenue refunding bonds for the 101 San Fernando community as described in detail in Note 9.  The Operating Partnership did not have any fair value hedges during the years end December 31, 2011, 2010 and 2009.

The Operating Partnership’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks.  To accomplish this objective, the Operating Partnership primarily used interest rate swaps and interest rate forward-starting swaps as part of its cash flow hedging strategy.  The Operating Partnership was hedging its exposure to the variability in future cash flows for a portion of its forecasted transactions.

(k) Deferred Charges

Deferred charges are principally comprised of loan fees and related costs which are amortized over the terms of the related borrowing in a manner which approximates the effective interest method.

(l) Income Taxes

As a partnership, the Operating Partnership is not subject to federal or state income taxes except that in order to maintain compliance with REIT tax rules that are applicable to the Company, the Operating Partnership utilizes taxable REIT subsidiaries for various revenue generating or investment activities. The taxable REIT subsidiaries are consolidated by the Operating Partnership. The activities and tax related provisions, assets and liabilities are not material.

(m) Preferred Interests

The Operating Partnership has issued preferred interests to the Company in connection with issuances of preferred stock by the Company.  These preferred interests provide the Company with the right to receive preferential distributions from the Operating Partnership.   The Company may also make special distributions to itself on account of such preferred interests for the sole purpose of redeeming shares of preferred stock.

The Company’s Series G Cumulative Convertible Preferred Stock (“ Series G Preferred Stock”)  contains fundamental change provisions that allow the holder to redeem the preferred stock for cash if certain events occur.  The redemption under these provisions is not solely within the Company’s or Operating Partnership’s control, thus the Operating Partnership has classified its related Series G Preferred Interest as temporary equity in the accompanying consolidated balance sheets.

The Company’s Series H Cumulative Redeemable Preferred Stock (“Series H Preferred Stock”), issued during 2011, contains fundamental change provisions that allow the holder to redeem the preferred stock for cash if certain events occur.  The redemption under these provisions is within the Company’s or Operating Partnership’s control, and thus the Operating Partnership has classified its related Series H Preferred Interest as permanent equity in the accompanying consolidated balance sheets as of December 31, 2011.  The same was true for the preferred interest for the Series F Cumulative Redeemable Preferred Stock, which was redeemed during 2011 and was classified as permanent equity as of December 31, 2010.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

(n) Equity-based Compensation

The Company provides share-based payments to employees for the purpose of attracting and retaining its employees. For each share of common stock the Company issues pursuant to its equity compensation plans, the Operating Partnership issues a corresponding number of operating partnership common units to the Company. The Operating Partnership accounts for equity based compensation using the fair value method of accounting.  The estimated fair value of stock options granted by the Company is being amortized over the vesting period of the stock options.  The estimated grant date fair values of the long term incentive plan units (discussed in Note 13, “Equity Based Compensation Plans”) are being amortized over the expected service periods.

(o) Accounting Estimates and Reclassifications

The preparation of consolidated financial statements, in accordance with U.S. generally accepted accounting principles (“GAAP”), requires the Operating Partnership to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, the Operating Partnership evaluates its estimates, including those related to acquiring, developing and assessing the carrying values of its real estate portfolio, its investments in and advances to joint ventures and affiliates and its notes receivables.  The Operating Partnership bases its estimates on historical experience, current market conditions, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may vary from those estimates and those estimates could be different under different assumptions or conditions.

(3) Real Estate Investments

(a) Acquisitions of Real Estate

For the year ended December 31, 2011, the Operating Partnership purchased five communities consisting of 386-units for $103.3 million.  The Operating Partnership also acquired a property that is operated as a retail property that the Operating Partnership plans to develop as a community in the future.

During the first quarter of 2011, the Operating Partnership acquired Santee Village, a 73-unit adaptive re-use condominium community located in downtown Los Angeles for $17.0 million.  This community is adjacent to the Santee Court apartments acquired in 2010.  Also, during the quarter, the Operating Partnership purchased 1000 Kiely, a 121-unit garden-style community located in Santa Clara, California for $31.4 million.

During the second quarter of 2011, the Operating Partnership acquired Bellerive, a completed 63-unit vacant condominium project that the Operating Partnership operates as a rental community located in West Los Angeles for $27.0 million.  Also during the second quarter, the Operating Partnership invested $20.6 million in the purchase of Santa Clara Retail which is secured by a mortgage loan due in April 2014 at an interest rate that is currently at 5.0%.  The plans for this project are to entitle a portion of the site for 494 apartment units.  The site is currently improved with retail space that is 100% leased.

During the third quarter of 2011, the Operating Partnership acquired the Bernard, a 63-unit community located in the Lower Queen Anne district of Seattle, Washington for $13.8 million. As part of the transaction, the Operating Partnership assumed a $9.4 million loan secured by the property at a fixed rate of 6.0% which matures in January 2019.

During the fourth quarter 2011, the Operating Partnership acquired Delano, a 66-unit community located in Redmond, Washington for $14.1 million.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

For the year ended December 31, 2010, the Operating Partnership purchased eleven communities for approximately $456.3 million, consisting of the following communities ($ in thousands):

Communities	Purchase Price	Units	Quarter Acquired
416 @ Broadway	$43,000	115	Q4 2010
Anavia	80,600	250	Q4 2010
Santee Court	31,100	165	Q4 2010
Courtyard off Main	30,000	110	Q4 2010
Corbella at Juanita Bay	23,400	169	Q4 2010
Allegro	29,850	97	Q4 2010
101 San Fernando	64,100	323	Q3 2010
The Commons	42,500	264	Q3 2010
Bella Villagio	54,000	231	Q3 2010
Muse	39,100	152	Q3 2010
Elevation	18,600	156	Q2 2010
Total 2010 purchases	$456,250	2,032

(b) Sales of Real Estate investments

For the year ended December 31, 2011, the Operating Partnership sold $23.4 million of real estate which resulted in a gain of $8.4 million.  The Operating Partnership also sold a land parcel that was previously held for future development.

During the second quarter of 2011, the Operating Partnership disposed of Woodlawn Colonial, a 159-unit community located in Chula Vista, California for $16.0 million which resulted in a gain of $5.2 million.  The property was purchased in 2002 as part of the John M. Sachs, Inc. merger.

During the third quarter 2011, the Operating Partnership sold the View Pointe land parcel located in Newcastle, Washington for net proceeds of $1.4 million and a gain of $0.2 million.

During the fourth quarter of 2011, the Operating Partnership sold the Clarendon office building in Woodland Hills, California for $7.4 million which resulted in a gain of $3.2 million on the sale.

No communities were held for sale as of December 31, 2011 and 2010.

(c) Co-investments

The Operating Partnership has joint venture investments in co-investments which are accounted for under the equity method.  The joint ventures own, operate and develop apartment communities.

Wesco I, LLC

During 2011, the Operating Partnership entered into a 50/50 programmatic joint venture, Wesco, I LLC (“Wesco I”), with an institutional partner for a total equity commitment from the partners of $200.0 million.  Each partner’s equity commitment is $100.0 million.   The Operating Partnership has contributed $78.3 million to Wesco I, and as of December 31, 2011, Wesco I owned six apartment communities with 2,013 units for an aggregate purchase price of $429.2 million.

During the second quarter 2011, Wesco I acquired Arbors Parc Rose, a 373-unit community located in Oxnard, California for $92.0 million.  Wesco I obtained a $100.0 million line of credit at a rate of LIBOR + 2.3%, and Wesco I obtained secured mortgage loans totaling $59.9 million at 4.7% secured by Arbors Parc Rose for 10 years in June.

During the third quarter of 2011, Wesco I acquired Reveal (formerly Millennium at Warner Center), a 438-unit community located in the Canoga Park area of Los Angeles county.  The property, which was completed in 2010, was acquired for $132.9 million.  Wesco I obtained a mortgage loan for $78.7 million at LIBOR + 1.9% secured by Reveal with a maturity of two years with two 1-year extensions.  Also, during the quarter, the Operating Partnership acquired Redmond Hill, a group of four communities built between 1985 and 2003 consisting of 882-units in Redmond, Washington.  The properties, are operated as two separate communities, were acquired for $151.3 million through the Operating Partnership’s joint venture, Wesco I.  In conjunction with the acquisition, Wesco I obtained two 10-year loans totaling $97.1 million secured by Redmond Hill at a fixed rate of 4.06%.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

During the fourth quarter of 2011, Wesco I acquired Briarwood for $27.8 million.  The property is a 160-unit community located in Fremont, California that was built in 1979.  Wesco I intends to renovate the exterior of the community and complete interior renovations for an estimated total cost of $5.9 million.  Wesco I obtained a $19.3 million mortgage loan at a rate of 3.93% secured by the community for a term of 10 years.  Also, during the quarter, Wesco I acquired The Woods for $25.2 million.  The property is a 160-unit community built in 1978 and located less than a half mile from Briarwood, in Fremont, California.  Wesco I assumed a $13.5 million loan secured by the property at a rate of 6.04% that matures in September 2016.

Essex Apartment Value Fund II, L.P.

Essex Apartment Value Fund II, L.P. (“Fund II”), has eight institutional investors with combined partner equity contributions of $265.9 million.  The Operating Partnership contributed $75.0 million to Fund II, which represents a 28.2% interest as general partner and limited partner.  Fund II utilized debt as leverage equal to approximately 55% upon the initial acquisition of the underlying real estate.  Fund II invested in apartment communities in the Operating Partnership’s targeted West Coast markets with an emphasis on investment opportunities in the Seattle metropolitan area and the San Francisco Bay Area.  As of October 2006, Fund II was fully invested and closed for any future acquisitions or development.  As of December 31, 2011 and 2010, Fund II owned fourteen apartment communities. No communities have been sold by Fund II.

Essex Skyline at MacArthur Place

During the first quarter of 2010, the Operating Partnership entered into a joint venture that acquired Essex Skyline at MacArthur Place, a new 349-unit high rise condominium project that is operated as an apartment community.  The property is located in Santa Ana, California and the acquisition price was $128 million.  The Operating Partnership acquired a 50% interest in the joint venture and accounts for this co-investment on the equity method, and the Operating Partnership earned a fee of $0.5 million for the acquisition of the property.  The Operating Partnership receives management fees and may earn a promoted interest if certain financial hurdles are achieved by the joint venture for the management and sale of the property.

Canada Pension Plan Investment Board – Joint Venture Developments

During the second quarter 2011, the Operating Partnership entered into a joint venture with the Canada Pension Plan Investment Board (“CPPIB”) to develop its Cadence site located in San Jose, California.  The Operating Partnership contributed the land to the joint venture, and the Operating Partnership accounts for this joint venture using the equity method.  The Operating Partnership holds a 55% interest in the joint venture and will earn development, asset, and property management fees.  The Operating Partnership may also earn a promoted interest.

During the third quarter 2011, the Operating Partnership entered into another joint venture with the CPPIB to develop a 309-unit community located in West Dublin, California.  The Operating Partnership contributed the land to the joint venture, and the Operating Partnership accounts for this joint venture on the equity method.  The Operating Partnership holds a 55% interest in the venture and will earn development, asset and property management fees, and may earn a promoted interest.

Fountain and Santa Monica at La Brea – Joint Venture Developments

During the third quarter 2011, the Operating Partnership entered into a development joint venture with a regional developer for the construction of Fountain at La Brea, a 187-unit community with approximately 18,200 square feet of retail located in West Hollywood, California.  The regional developer contributed the land and the Operating Partnership contributed approximately $9.0 million in cash for a 50% interest in the venture.  The joint venture obtained bond financing for the project in the amount of $54.5 million with a maturity date of October 2046 and entered into an interest rate swap transaction with respect to the bonds that terminates in September 2016 that effectively converts the interest rate to SIFMA plus 150 basis points through December 2016.

In the fourth quarter 2011, the Operating Partnership entered into another development joint venture with the same regional developer for the construction of Santa Monica at La Brea, a 184-unit apartment community with approximately 12,750 square feet of retail located in West Hollywood, California.  The 50/50 joint venture was created with the contribution of $5.8 million by the Operating Partnership and the contribution of entitled land by the regional developer.  The joint venture secured bond financing in the amount of $59.9 million, maturing in December 2046.  The joint venture entered into a total return swap agreement that effectively converts the interest rate to SIFMA plus 150 basis points through December 2016.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

Debt is joint and several.  Additionally, if either partner fails to make capital contributions to one of these joint ventures in certain instances, then the ownership interest of the defaulting partner in the other joint venture may be reduced.

Queen Anne – Joint Venture Development

During December 2010, the Operating Partnership entered into a development joint venture with a partner who contributed a land parcel during the first quarter of 2011 in return for a 50% interest in the venture and the Operating Partnership contributed cash equal to the value of the land in return for a 50% interest in the joint venture. The 275-unit community under development is located in Seattle, Washington.  Queen Anne obtained a $45.0 million construction loan at a rate of LIBOR plus 195 basis points, due July 2014, with two one-year extension options exercisable at the Operating Partnership’s option.

Preferred Equity Investments

During first quarter 2011, the Operating Partnership invested $9.7 million as preferred equity investments in two apartment communities located in downtown Los Angeles.  The investments are for ten years with a preferred return of 9% for five years, increasing to a minimum of 10% and a maximum of 12.5% thereafter.

During the second quarter of 2011, the Operating Partnership completed a $13.0 million preferred equity investment in an entity owning an apartment community located in downtown Los Angeles.  The Operating Partnership’s preferred return is 10% and the Operating Partnership’s investment has a five-year term.

During the third quarter of 2011, the Operating Partnership sold its preferred stock investments in MyNewPlace.com, a real estate technology company for net proceeds of $1.6 million and a gain of $0.9 million.

During the fourth quarter of 2011, the Operating Partnership entered into a 50/50 joint venture with an institutional partner, Wesco II, LLC (“Wesco II”), which in turn closed a $175 million preferred equity investment in Park Merced, a 3,221-unit apartment community located in San Francisco, California.  The preferred equity investment has a stated term of 7 years and a preferred return of 10.1%.  The investment cannot be repaid during the first two years, and there is a prepayment penalty in the third through the fifth year of the investment.  The community is encumbered with a $450 million senior mortgage loan with a fixed interest rate of 3.83%.  The senior loan represents roughly a 60% loan to value, and the projected debt service coverage is approximately 110% including Wesco II’s preferred equity investment (unaudited).

During the third quarter of 2010, the Operating Partnership invested $12.0 million as a preferred equity interest investment in a related party entity that owns a 768-unit apartment community in Anaheim, California.  The preferred return is 13% for the first five years and 15% thereafter.

During the first quarter of 2009, the Operating Partnership wrote-off its $5.8 million investment in a development joint venture and the write-off is included in impairment and other charges in the accompanying consolidated statement of operations for the year ended December 31, 2009.  This investment was held by a taxable REIT subsidiary.  During the fourth quarter of 2011, an income tax benefit of $1.6 million was recognized for the 2009 write-off when the “more likely than not” hurdle was achieved.  The $1.6 million benefit is included in interest and other income in the accompany consolidated statement of operations for the year ended December 31, 2011.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

The carrying values of the Operating Partnership’s co-investments as of December 31, 2011 and 2010 are as follows ($ in thousands):

	2011	2010
Investments in joint ventures accounted for under the equity method of accounting:

Membership interest in Wesco I	$75,588	$-
Partnership interest in Fund II	64,294	66,000
Membership interest in a limited liability company that owns
Essex Skyline at MacArthur Place	24,063	29,187
Total operating co-investments	163,945	95,187

Membership interests in limited liability companies that own and are developing Cadence and West Dublin	62,897	-
Membership interest in a limited liability company that owns and is developing Queen Anne	17,981	-
Membership interests in limited liability companies that own and are developing Fountain at La Brea and Santa Monica at La Brea	15,194	-
Total development co-investments	96,072	-

Membership interest in Wesco II that owns a preferred equity interest in Park Merced with a perferred return of 10.1%	88,075	-
Preferred interests in limited liability companies that own apartment communities in downtown Los Angeles with preferred returns of 9% and 10%	22,792	-
Preferred interest in a related limited liability company that owns
Madison Park at Anaheim with a preferred return of 13%	12,528	12,014
Total preferred interest investments	123,395	12,014

Investments accounted for under the cost method of accounting:
Series A and B-2 Preferred Stock interests in Multifamily Technology Solutions, Inc.	-	639
Total co-investments	$383,412	$107,840

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

The combined summarized financial information of co-investments, which are accounted for under the equity method, is as follows ($ in thousands):

	December 31,
	2011	2010
Balance sheets:
Rental properties and real estate under development	$1,659,078	$750,808
Other assets	63,847	15,864
Total assets	$1,722,925	$766,672

Debt	$900,095	$450,693
Other liabilities	48,518	7,076
Equity	774,312	308,903
Total liabilities and partners' equity	$1,722,925	$766,672

Operating partnership's share of equity	$383,412	$107,201

	Years ended
	December 31,
	2011	2010	2009
Statements of operations:
Property revenues	$106,386	$54,699	$47,201
Property operating expenses	(43,066)	(24,098)	(18,450)
Net operating income	63,320	30,601	28,751

Interest expense	(27,843)	(13,619)	(10,805)
General and administrative	(1,748)	(709)	(294)
Depreciation and amortization	(44,412)	(20,850)	(15,656)
Net (loss) income	$(10,683)	$(4,577)	$1,996

Operating parnership's share of net (loss) income	$(467)	$(1,715)	$670

(d) Real Estate For Development

The Operating Partnership defines real estate under development activities as new communities that are in various stages of active development, or the community is in lease-up and phases of the project are not completed.  As of December 31, 2011, the Operating Partnership had no active consolidated developments and five active joint venture development projects comprised of 1,235 units for an estimated cost of $422.6 million, of which $282.6 million remains to be expended.

The Operating Partnership defines the predevelopment pipeline as new communities in negotiation or in the entitlement process with a high likelihood of becoming development activities.  As of December 31, 2011, the Operating Partnership had an investment interest in a joint venture that owns one development community aggregating 481 units that was classified as a predevelopment project.  The Operating Partnership had incurred $42.8 million in costs for the joint venture predevelopment property at December 31, 2011.  The Operating Partnership owns land in various stages of entitlement that is being held for future development or sale aggregating 298 units as of December 31, 2011.  The Operating Partnership had incurred $44.3 million in costs related to this land held for future development or sale.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

(4) Notes and Other Receivables

Notes receivables, secured by real estate, and other receivables consist of the following as December 31, 2011 and 2010 ($ in thousands):

	2011	2010

Note receivable, secured, bearing interest at 9.8%, paid in full January 2012	$7,331	$7,331
Note receivable, secured, bearing interest at 5.0%, due November 2012	12,428	-
Note receivable, secured, bearing interest at 8.8%, due December 2012	10,928	10,930
Note receivable, secured, bearing interest at LIBOR + 8.0%, due December 2012	6,422	6,513
Note receivable, secured, bearing interest at 8.0%, due November 2013	971	971
Note receivable, secured, bearing interest at 6.5%, due December 2014	3,221	3,221
Note receivable, secured, bearing interest at 6.3%, due June 2017	17,646	16,708
Note receivable from affiliates	2,734	531
Other receivables	4,688	3,239
	$66,369	$49,444

During the fourth quarter 2011, the Operating Partnership originated a loan secured by land located in San Mateo, California.  The loan of $12.4 million has an interest rate of 5% and is due to mature in November 2012.  The loan was originated with a purchase and sale agreement that gives the Operating Partnership an option to acquire the property during 2012 and develop a community with 197 units.

In the second quarter of 2010, the Operating Partnership purchased a loan secured by Santee Court located in Los Angeles, California. This $25.7 million loan, with an October 2010 maturity date, was purchased at a discount for $21.0 million and the discount was accreted to interest income.  In late October 2010, the Operating Partnership purchased the property for $31.1 million in a multiple bid process.

In the fourth quarter 2010, the Operating Partnership purchased a mortgage note receivable at a discount to par value for $16.6 million secured by Reserve Lofts, a 78-unit condominium community operated as a rental property, located in Los Angeles, California.  Amounts outstanding under the terms of the loan totaled $19.2 million.    This note was amended during the first quarter of 2011 to accelerate the maturity date to February 2014 with an 18 month extension option at a stated interest rate of 6.3%; which resulted in a change in the effective yield to the Operating Partnership from 8.4% to 9.6%.

In January 2012 the mortgage loan secured by California Hill was paid off in full for $7.3 million.

(5) Related Party Transactions

Management and other fees from affiliates is comprised primarily of asset management, property management, development and redevelopment fees from co-investments.  These fees to affiliates total $6.8 million, $4.1 million, and $4.3 million for the years ended December 31, 2011, 2010, and 2009, respectively, and a property acquisition fee of $0.5 million from the limited liability company that owns Skyline at MacArthur Place for the year ended December 31, 2010.  All of these fees are net of intercompany amounts eliminated by the Operating Partnership.

The Chairman and founder of the Company, which is the Operating Partnership’s parent and general partner, is Mr. George Marcus.  Mr. Marcus, is the Chairman of The Marcus & Millichap Company (“TMMC”).  During the third quarter of 2010, the Operating Partnership invested $12.0 million as a preferred equity interest investment in a related party entity that owns a 768-unit apartment community in Anaheim, California.  The entity that owns the property is an affiliate of TMCC.  The Company’s independent directors (other than Mr. Marcus) approved the investment in this entity.  The preferred return for this investment during the first five years is 13% per annum, and the preferred return increases to 15% thereafter.

During the second quarter of 2010, the independent directors (other than Mr. Marcus) of the Company approved the partial redemption for cash by the Operating Partnership of limited Operating Partnership units that were held by Mr. Marcus, at $106.76 per unit representing a 2% discount from the closing price of the Company’s common stock on May 17, 2010.  The Operating Partnership purchased 187,334 units from Mr. Marcus.  Under the Operating Partnership’s partnership agreement, limited partnership common units are exchangeable on a one-for-one basis into shares of the Company’s common stock.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

An Executive Vice President of the Company invested $4.0 million for a 6% limited partnership interest in a partnership with the Operating Partnership that acquired a 50% interest in a limited liability company that acquired Essex Skyline at MacArthur Place.  The Executive Vice President’s investment is equal to a pro-rata unit of the contributions, and distributions resulting from distributable cash generated by Essex Skyline at MacArthur Place will be calculated in the same manner as the calculation of distributions to the third party investor.  The Executive Vice President does not participate in any promote interest or fees paid to the Operating Partnership by the Essex Skyline at MacArthur Place joint venture.

(6) Discontinued Operations

During 2011, the Operating Partnership sold one apartment community, Woodlawn Colonial, and one office building, Clarendon, for a total of $23.4 million resulting in gains totaling $8.4 million.  As of December 31, 2011 and 2010 no communities were held for sale.

For 2011, 2010 and 2009, discontinued operations consisted of the operating results of Woodland Colonial and Clarendon properties sold in 2011 and the operating results of Tierra del Sol/Norte and Alpine Country which were sold in 2012.

During 2009, the Operating Partnership sold five communities, Maple Leaf, Spring Lake, Mountain View, Carlton Heights Villas and Grand Regency totaling 353 units, for $38.0 million resulting in gains totaling $8.7 million.

The Operating Partnership has recorded the gains and operations for these various assets sold as part of discontinued operations in the accompanying consolidated statements of operations.  The components of discontinued operations are outlined below and include the results of operations for the respective periods that the Operating Partnership owned such assets, ($ in thousands):

	2011	2010	2009

Revenues	$4,081	$5,453	$7,504

Property operating expenses	(1,861)	(2,342)	(3,007)
Depreciation and amortization	(1,115)	(1,491)	(1,980)
Expenses	(2,976)	(3,833)	(4,987)
Operating income from real estate sold	1,105	1,620	2,517

Gain on sale of real estate	8,382	-	8,626
Internal disposition costs	(839)	-	(683)
Income from discontinued operations	$8,648	$1,620	$10,460

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

(7) Mortgage Notes Payable

Mortgage notes payable consist of the following as of December 31, 2011 and 2010 ($ in thousands):

	2011	2010

Mortgage notes payable, secured by deeds of trust, bearing interest at ranges ranging from 4.9% to 7.4% as of December 31, 2011 principal and interest payments due monthly, and maturity dates ranging from August 2012 through April 2021	$1,502,208	$1,563,513
Multifamily housing mortgage revenue bonds secured by deeds of trust on rental properties and guaranteed by collateral pledge agreements, payable monthly at a variable rate as defined in the Loan Agreement (approximately 2.0% at December 2011 and 2.1% at December 2010), plus credit enhancement and underwriting fees ranging from approximately 1.2% to 1.9%. Among the terms imposed on the properties, which are security for the bonds, is a requirement that 20% of the units are subject to tenant income criteria. Principal balances are due in full at various maturity dates from June 2012 through December 2039. Of these bonds $187.8 million are subject to various interest rate cap agreements which limit the maximum interest rate to such bonds
	243,650	269,232
	$1,745,858	$1,832,745

The aggregate scheduled principal payments of mortgage notes payable are as follows ($ in thousands):

2012	$35,953
2013	215,583
2014	77,179
2015	70,305
2016	12,907
Thereafter	1,333,931
$1,745,858

For the Operating Partnership’s mortgage notes payable as of December 31, 2011, monthly interest expense and principal amortization, excluding balloon payments, totaled approximately $7.0 million and $1.9 million, respectively.  Second deeds of trust accounted for $110.7 million of the $1.7 billion in mortgage notes payable as of December 31, 2011.  Repayment of debt before the scheduled maturity date could result in prepayment penalties.  The prepayment penalty on the majority of the Operating Partnership’s mortgage notes payable are computed by the greater of (a) 1% of the amount of the principal being prepaid or (b) the present value of the mortgage note payable which is calculated by multiplying the principal being prepaid by the difference between the interest rate of the mortgage note and the stated yield rate on a specified U.S. treasury security as defined in the mortgage note agreement.  (See Schedule III for a list of mortgage loans related to each community in the Operating Partnership’s Portfolio.)

The Operating Partnership has elected the fair value option for certain tax-exempt bonds assumed during 2010.  The initial fair value was $35.2 million and the fair value as of December 31, 2011 and 2010 was $35.3 million and $32.9 million, respectively.  The change in fair value of the debt is offset by the change in value of the total return swap for this debt.  This total return swap is discussed in Note 9.

In the fourth quarter of 2010, the Operating Partnership entered into a 10-year $207.2 million term credit facility with Fannie Mae secured by seven communities at a fixed rate of 4.3%.  Interest expense is recorded on the debt at an effective interest rate of 6.8% as a result of settlement of forward-starting swaps.  Communities may be substituted or released from the facility based on certain loan to value and debt service coverage ratios, as defined in the credit facility agreement.

The Operating Partnership has repurchased the remaining $4.9 million of its exchangeable bonds during 2010 and recognized a loss of $10 thousand in 2010.  Gains of $4.8 million for the year ended December 31, 2009 were recognized for exchangeable bonds repurchased in that year.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

(8) Unsecured Debt and Lines of Credit

The Operating Partnership has two lines of credit aggregating $440.0 million as of December 31, 2011.  The Operating Partnership has a $425.0 million unsecured line of credit with an accordion option to $500.0 million.  As of December 31, 2011 there was a $150.0 million balance on this unsecured line.  The underlying interest rate on the $425.0 million line is based on a tiered rate structure tied to Fitch and S&P ratings on the credit facility and the rate was LIBOR plus 1.25% as of December 31, 2011.  This facility matures in December 2014 with two one-year extensions, exercisable by the Operating Partnership.  During the first quarter of 2011, the Operating Partnership entered into a new working capital unsecured line of credit agreement for $15.0 million.  As of December 31, 2011 there was no balance outstanding on this unsecured line.  The underlying interest rate on the $15.0 million line is based on a tiered rate structure tied to Fitch and S&P ratings on the credit facility of LIBOR plus 1.25%.  This facility matured in January 2012.  During January 2012, the Operating Partnership renegotiated the terms of the line of credit increasing the borrowing limit to $25.0 million and extended the term of the loan to January 2014, with a one year extension option.

The Operating Partnership had a $250.0 million credit facility from Freddie Mac, which was secured by eleven apartment communities.  The Operating Partnership elected to terminate the line of credit in the fourth quarter 2011 and expensed the related unamortized deferred finance charges totaling $0.6 million as loss on early retirement of debt.

During the 2011, the Operating Partnership issued $265 million of unsecured bonds through private placements at an average interest rate of 4.5%, $150.0 million in the first quarter at 4.36% due in 2016, $40.0 million in the second quarter at 4.5% due in 2017, and $75.0 million, also in the second quarter, at 4.92% due in 2019.

During the fourth quarter of 2011, the Operating Partnership closed a five year, $200 million unsecured term loan.  The term loan has a variable interest rate of LIBOR plus 1.4%.  In conjunction with this transaction the Operating Partnership has entered into interest rate swap contracts for a term of five years with a total notional amount of $150 million that effectively convert the borrowing rate on $150 million of the $200 million term loan to a fixed rate of 2.66%.

The Operating Partnership’s unsecured line of credit and unsecured debt agreements contain debt covenants related to limitations on indebtedness and liabilities and maintenance of minimum levels of consolidated earnings before depreciation, interest and amortization.  The Operating Partnership was in compliance with the debt covenants as of December 31, 2011 and 2010.

(9) Derivative Instruments and Hedging Activities

The Operating Partnership uses interest rate swaps and interest rate cap contracts to manage certain interest rate risks. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The Operating Partnership incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.

During the fourth quarter of 2011, the Operating Partnership entered into four interest rate swap contracts with an aggregate notional amount of $150.0 million that effectively fixed the interest rate on $150.0 million of the $200.0 million unsecured term loan at 2.66% through November 2016.  These derivatives qualify for hedge accounting.  As of December 31, 2011 the Operating Partnership also had twelve interest rate cap contracts totaling a notional amount of $187.8 million that qualify for hedge accounting as they effectively limit the Operating Partnership’s exposure to interest rate risk by providing a ceiling on the underlying variable interest rate for $202.7 million of the Operating Partnership’s tax exempt variable rate debt.  The aggregate carrying value of the interest rate swap contracts was a liability of $1.4 million and the aggregate carrying value of the interest rate cap contracts was an asset of $0.2 million.

During the first quarter of 2011, the Operating Partnership settled its remaining $20.0 million forward starting swap contract for $2.3 million which was applied to the $32.0 million mortgage obtained in February 2011, increasing the effective borrowing rate from 5.4% to 6.2%.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

During 2010, the Operating Partnership settled $355 million in forward-starting swap contracts for $81.3 million, which was applied to 10-year mortgage loans obtained in 2010.  The settlement of the forward-starting swaps increased the average effective interest rate on the 2010 mortgage loans from 4.5% to 6.8%.   During 2010, the Operating Partnership incurred $2.3 million in expense related to the ineffectiveness of certain of the settled forward-starting swap hedges, which is included in impairment and other charges in the accompanying consolidated statement of operations for the year ended December 31, 2010.  No hedge ineffectiveness on cash flow hedges was incurred during the years ended December 31, 2011 and 2009.

During July 2010, the Operating Partnership entered into a swap transaction (the “Swap”) with respect to $38.0 million of tax-exempt bonds for the 101 San Fernando apartment community (the “Bonds”) with Citibank, N.A. (“Citibank”).  This swap is not designated as a hedge; accordingly the change in fair value of the swap is recorded as a gain or loss in the Operating Partnership’s consolidated statement of operations.  Under the terms of the Swap, the Operating Partnership pays a variable amount equal to the SIFMA Index plus a fixed spread on a notional amount that starts at $35.2 million and over the three-year term of the swap increases ratably to $38.0 million.  In return, Citibank pays an amount equal to the coupon on the Bonds multiplied by the outstanding par value of the bonds, $38.0 million.  The Swap has a termination date of July 12, 2013 and may be terminated by the Operating Partnership at any time commencing in July 2011 and by Citibank if certain events occur.  Upon termination of the swap, whether early or on the stated termination date, a payment based on the change in value of the Bonds will occur.  Should the Bonds decline in value from the $35.2 million value of the Bonds at the inception of the swap, the Operating Partnership will be obligated to make a payment equal to 100% of the price depreciation.  Should the Bonds increase in value, Citibank will be obligated to make a payment equal to approximately 85% of the price appreciation. As of December 31, 2011 and 2010, the fair value of the swap was a liability of $1.8 million and $3.0 million, respectively.

(10) Lease Agreements

As of December 31, 2011 the Operating Partnership is a lessor for three commercial buildings and the commercial portions of 19 mixed use communities. The tenants’ lease terms expire at various times through 2024.  The future minimum non-cancelable base rent to be received under these operating leases for each of the years ending after December 31 is summarized as follows ($ in thousands):

Future Minimum Rent
2012	$6,778
2013	6,772
2014	6,735
2015	5,404
2016	3,259
Thereafter	16,301
$45,249

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

(11) Capital Transactions

Preferred Securities Offerings and Preferred Interest

The Company had the following cumulative preferred stock outstanding as of December 31, 2011, 2010 and 2009 (dollars in thousands):

		Shares Outstanding			Liquidation
Description	Issue Date	2011	2010	2009	Preference
7.125% Series H	April 2011	2,950,000	-	-	$73,750
4.875% Series G	July 2006	178,249	178,249	178,249	$4,456
7.8125% Series F	September 2003	-	1,000,000	1,000,000	$25,000
7.875% Series B	April 1998	-	400,000	400,000	$20,000
7.875% Series B	February 1998	-	1,200,000	1,200,000	$60,000

Distributions on the preferred securities are payable quarterly. The holders of the securities have limited voting rights if the required distributions are in arrears.

During the second quarter of 2011, the Company issued 2,950,000 shares of 7.125% Series H Cumulative Redeemable Preferred Stock (the "Series H Preferred Stock") at a price of $25.00 per share for net proceeds of $71.2 million, net of costs and original issuance discounts. The $71.2 million net proceeds from the sale of the preferred stock was contributed by the Company to the Operating Partnership for a Series H Preferred Interest in the Operating Partnership.  This preferred interest provides the Company with the right to receive preferential distributions.  The partnership agreement of the Operating Partnership provides that prior to making any distributions with respect to the partners' percentage interests in the Operating Partnership, the Operating Partnership shall make a distribution to the Company regarding the Series H Preferred Interest equal to the total of the accrued but unpaid distributions with respect to the Series H Preferred Stock.  The Company may also make a special distribution to itself on account of its Series H Preferred Interest for the sole purpose of the redemption of shares of Series H Preferred Stock by the Company.  The Series H Cumulative Redeemable Preferred Stock has no maturity date and generally may not be redeemed by the Company before April 13, 2016. Net proceeds from the Series H Preferred Stock offering were used to redeem all of the 7.875% Series B Cumulative Redeemable Preferred Stock of the Company (“Series B”) with a liquidation value of $80.0 million, which resulted in excess of cash paid of $1.0 million over the carrying value of Series B due to deferred offering costs and original issuance discounts.

Also during the second quarter of 2011, a special distribution was made to the Company that enabled the Company to redeem its 7.8125% Series F Preferred Stock (“Series F Preferred Stock”) at liquidation value for $25.0 million which resulted in excess of cash paid of $0.9 million over the carrying value of Series F Preferred Stock due to deferred offering costs and original issuance discounts.

During the third quarter of 2006, the Company issued 5,980,000 shares of 4.875% Series G Cumulative Convertible Preferred Stock (“Series G Preferred Stock”) for gross proceeds of $149.5 million. The net proceeds from the sale of this preferred stock was contributed to the Operating Partnership for a Series G Preferred Interest in the Operating Partnership.  This preferred interest provides the Company with the right to receive preferential distributions.  The partnership agreement of the Operating Partnership provides that prior to making any distributions with respect to the partners' percentage interests in the Operating Partnership, the Operating Partnership shall make a distribution to the Company regarding the Series G Preferred Interest equal to the total of the accrued but unpaid distributions with respect to the Series G Preferred Stock.  The Company may also make a special distribution to itself on account of its Series G Preferred Interest for the sole purpose of the redemption of shares of Series G Preferred Stock by the Company.  Holders may convert Series G Preferred Stock into shares of the Company’s common stock subject to certain conditions. The conversion rate was initially .1830 shares of common stock per the $25 share liquidation preference, which is equivalent to an initial conversion price of approximately $136.62 per share of common stock (the conversion rate will be subject to adjustment upon the occurrence of specified events). On or after July 31, 2011, the Company may, under certain circumstances, cause some or all of the Series G Preferred Stock to be converted into that number of shares of common stock at the then prevailing conversion rate.  As of December 31, 2011 and 2010, shares of Series G Preferred Stock with an aggregate liquidation value of $4.5 million were outstanding.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

Common Stock Offerings and Common Units

During the year ended December 31, 2011, the Company sold 2.5 million shares of common stock at an average share price of $133.29, for aggregate net proceeds of $323.9 million, net of fees and commissions, and the Company contributed such net proceeds to the Operating Partnership.  During 2010 and 2009, the Company sold 2.4 million and 2.7 million shares of common stock for net proceeds of $251.4 million and $198.5 million, net of fees and commissions, respectively, and the Company contributed such net proceeds to the Operating Partnership.  The Operating Partnership used these net proceeds to pay down debt, fund the repurchase of the Company's preferred stock, fund redevelopment and development pipelines, fund acquisitions, and for general corporate purposes.

(12) Net Income Per Common Unit

Basic and diluted income from continuing operations per unit are calculated as follows for the years ended December 31
($ in thousands, except unit and per unit amounts):

	2011			2010			2009
		Weighted-	Per		Weighted-	Per		Weighted-	Per
		average	Common		average	Common		average	Common
		Common	Unit		Common	Unit		Common	Unit
	Income	Units	Amount	Income	Units	Amount	Income	Units	Amount
Basic:
Income from continuing operations available to common unitholders	$34,945	34,773,559	$1.00	$34,922	31,960,950	$1.09	$75,964	29,717,297	$2.56
Income from discontinued operations	8,648	34,773,559	0.25	1,620	31,960,950	0.05	10,460	29,717,297	0.35
Income available to common unitholders	$43,593		$1.25	$36,542		$1.14	$86,424		$2.91

Effect of Dilutive Securities (1)	-	86,962		-	67,319		-	29,317

Diluted:
Income from continuing operations available to common unitholders (1)	$34,945	34,860,521	$1.00	$34,922	32,028,269	$1.09	$75,964	29,746,614	$2.56
Income from discontinued operations	8,648	34,860,521	0.25	1,620	32,028,269	0.05	10,460	29,746,614	0.35
Income available to common unitholders	$43,593		$1.25	$36,542		$1.14	$86,424		$2.91

(1)	The Operating Partnership has the ability to redeem DownREIT limited partnership units for cash and does not consider them to be potentially dilutive securities.

Stock options of 175,500, 123,164, and 260,736 for the years ended December 31, 2011, 2010, and 2009, respectively, were not included in the diluted earnings per unit calculation because the exercise price of these options were greater than the average market price of the Company’s common stock for the years ended and, therefore, were anti-dilutive.

All of the Series G cumulative convertible preferred interests have been excluded from diluted earnings per unit for the years ended 2011, 2010, and 2009 respectively, as the effect was anti-dilutive.

(13) Equity Based Compensation Plans

Stock Options and Restricted Stock

The Essex Property Trust, Inc. 2004 Stock Incentive Plan provides incentives to attract and retain officers, directors and key employees.  The Stock Incentive Plan provides for the grants of options to purchase a specified number of shares of common stock or grants of restricted shares of common stock.  Under the Stock Incentive Plan, the total number of shares available for grant is approximately 1,200,000.  The 2004 Stock Incentive Plan is administered by the Compensation Committee of the Company’s Board of Directors.  The Compensation Committee is comprised of independent directors.   The Compensation Committee is authorized to establish the exercise price; however, the exercise price cannot be less than 100% of the fair market value of the common stock on the grant date.  The Company’s options have a life of ten years.  Option grants for officers and employees fully vest between one year and five years after the grant date.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

Stock-based compensation expense for options and restricted stock under the fair value method totaled $1.5 million, $1.0 million, and $1.2 million for years ended December 31, 2011, 2010 and 2009, respectively.  Stock-based compensation capitalized for options and restricted stock totaled $0.2 million for each of the years ended December 31, 2011, 2010 and 2009.  The intrinsic value of the options exercised totaled $3.8 million, $2.9 million, and $0.5 million, for the years ended December 31, 2011, 2010, and 2009 respectively.  The intrinsic value of the options outstanding and fully vested totaled $10.6 million, $7.7 million, and $4.1 million, for the years ended December 31, 2011, 2010 and 2009, respectively.

Total unrecognized compensation cost related to unvested share-based compensation granted for stock options totaled $2.6 million as of December 31, 2011.  The unrecognized compensation cost is expected to be recognized over a weighted-average period of 2 to 5 years for the stock option plans.

The average fair value of stock options granted for the years ended December 31, 2011, 2010 and 2009 was $14.49, $18.39 and $5.24, respectively.  The stock options granted during the fourth quarter of 2011 included a $100 cap on the appreciation of the market price over the exercise price.  The fair value of stock options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

	2011	2010	2009
Stock price	$131.87	$107.21	$66.05-$84.90
Risk-free interest rates	2.23%	3.50%	4.58%
Expected lives	10 years	10 years	10 years
Volatility	19.63%	22.00%	20.00%
Dividend yield	3.29%	3.85%	4.85%

A summary of the status of the Company’s stock option plans as of December 31, 2011, 2010, and 2009 and changes during the years ended on those dates is presented below:

	2011		2010		2009
		Weighted-		Weighted-		Weighted-
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price
Outstanding at beginning of year	300,642	$88.11	378,542	$82.08	393,443	$80.63
Granted	197,500	131.87	18,214	107.21	32,259	76.68
Exercised	(83,122)	84.24	(78,381)	63.97	(18,407)	38.31
Forfeited and canceled	-	0.00	(17,733)	105.40	(28,753)	85.11
Outstanding at end of year	415,020	109.71	300,642	88.11	378,542	82.08

Options exercisable at year end	219,820	92.31	265,770	86.28	329,909	81.37

The following table summarizes information about stock options outstanding as of December 31, 2011:

	Options outstanding			Options exercisable
	Number	Weighted-		Number
	outstanding	average	Weighted-	exercisable	Weighted-
	as of	remaining	average	as of	average
Range of	December 31,	contractual	exercise	December 31,	exercise
exercise prices	2011	life	price	2011	price
$48.68 - 73.38	50,577	2.8 years	$61.78	50,577	$61.78
79.05 - 125.84	167,693	5.0 years	97.70	148,193	97.15
126.73 - 134.44	196,750	9.8 years	132.27	21,050	131.66
	415,020	7.0 years	109.71	219,820	92.31

During 2011, 2010, and 2009 the Company issued 1,540, 14,415, and 18,954 units of restricted stock, respectively.  The unrecognized compensation cost granted under the restricted stock program of $2.8 million as of December 31, 2011 is expected to be recognized straight-line over a period of 6 years.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

The following table summarizes information about restricted stock outstanding as of December 31, 2011, 2010 and 2009 and changes during the years ended:

	2011		2010		2009
		Weighted-		Weighted-		Weighted-
		average		average		average
		grant		grant		grant
	Shares	price	Shares	price	Shares	price
Unvested at beginning of year	44,877	$102.46	37,727	$99.43	30,304	$119.31
Granted	1,540	134.44	14,415	109.62	18,954	75.77
Vested	(9,532)	104.91	(6,126)	102.27	(5,647)	108.49
Forfeited and canceled	(1,666)	94.35	(1,139)	93.92	(5,884)	116.89
Unvested at end of year	35,219	98.57	44,877	102.46	37,727	99.43

Long Term Incentive Plan – Z Units

The Operating Partnership has adopted an incentive program involving the issuance of Series Z Incentive Units and Series Z-1 Incentive Units (collectively referred to as “Z Units”) of limited partnership interest in the Operating Partnership.  Vesting in the Z Units is based on performance criteria established in the plan.  The criteria can be revised at the beginning of the year by the Compensation Committee of the Company’s Board of Directors if the Committee deems that the plan's criterion is unachievable for any given year.   The sale of Z Units is contractually prohibited.  Z Units are convertible into Operating Partnership units which are exchangeable for shares of the Company’s common stock that may have marketability restrictions.  The estimated fair value of a Z Unit is determined on the grant date and considers the Company's current stock price, the distributions that are not paid on unvested units and a marketability discount for the 8 to 15 years of illiquidity.  Compensation expense is calculated by multiplying estimated vesting increases for the period by the estimated fair value as of the grant date less its $1.00 per unit purchase price.

Stock-based compensation expense for Z Units under the fair value method totaled approximately $1.5 million, $2.3 million and $1.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.  Stock-based compensation capitalized for Z Units totaled approximately $0.3 million, $0.6 million, and $0.4 million, for the years ended December 31, 2011, 2010, and 2009, respectively.  The intrinsic value of the unvested Z Units totaled $23.7 million as of December 31, 2011.  Total unrecognized compensation cost related to unvested Z Units under the Z Units plans totaled $8.9 million as of December 31, 2011.  The unamortized cost is expected to be recognized over the next 15 years subject to the achievement of the stated performance criteria.

The issuance of Z Units is administered by the Compensation Committee which has the authority to select participants and determine the awards to be made up to a maximum of 600,000 Z Units.  For Z units issued prior to 2010, the conversion ratchet (accounted for as vesting) of the Z Units into Operating Partnership common units, will increase by up to 10% (up to 20% in certain circumstances following their initial issuance) effective January 1 of each year for each participating executive who remains employed by the Operating Partnership if the Operating Partnership has met a specified “funds from operations” per unit target, or such other target as the Compensation Committee deems appropriate, for the prior year, up to a maximum conversion ratchet of 100%.  Z units issued in 2011 and 2010 are discussed below.  The Operating Partnership has the option to redeem Z Units held by any executive whose employment has been terminated with either common units of the Operating Partnership or shares of the Company’s common stock based on the then-effective conversion ratchet.

During 2010, the Operating Partnership issued 108,000 Series Z-1 Incentive Units (the “2010 Z-1 Units”) of limited partner interest to twenty executives of the Operating Partnership in exchange for cash from seven executive officers of the Operating Partnership, and a capital commitment from the remaining thirteen executives of $1.00 per 2010 Z-1 Unit.  The 2010 Z-1 Units are convertible one-for-one into common units of the Operating Partnership (which, in turn, are convertible into common stock of the Company) upon the earlier to occur of 100 percent vesting of the units or the year 2025.  The conversion ratchet (accounted for as vesting) of the 2010 Z-1 Units into common units, increased to 20 percent effective January 1, 2011 because the Operating Partnership achieved the FFO minimum target of $4.75 per diluted unit in 2010.  Each year thereafter, vesting of the 2010 Z-1 Units will be consistent with the Operating Partnership’s annual FFO growth, but is not to be less than zero or greater than 14 percent.  The 2010 Z-1 Unit holders were entitled to receive 10 percent of distributions distributed to common unitholders in 2010, and because the Operating Partnership achieved the FFO minimum target of $4.75 per diluted unit in 2010, the 2010 Z-1 Unit holders were entitled to 25 percent of annual distributions paid in 2011.  Each year thereafter, the percent of distributions received by the 2010 Z-1 Unit holders will increase by the same percentage amounts that the 2010 Z-1 Units vesting increases, provided that once the 2010 Z-1 Units holders receive distributions of 30 percent, such distribution percentage will not increase further until the 2010 Z-1 Unit vesting is at the 30 percent level.  Once such vesting percentage is at the 30 percent level, subsequent distributions for the 2010 Z-1 Unit holders will be equal to the vesting percentage of the 2010 Z-1 Units.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

During 2011, the Operating Partnership issued 46,500 Series Z-1 Incentive Units (the “2011 Z-1 Units”) of limited partner interest to fourteen executives of the Operating Partnership in exchange for cash from eight executive officers of the Operating Partnership, and a capital commitment from the remaining six executives of $1.00 per 2011 Z-1 Unit.  The 2011 Z-1 Units are convertible one-for-one into common units of the Operating Partnership (which, in turn, are convertible into common stock of the Company) upon the earlier to occur of 100 percent vesting of the units or the year 2026.  The conversion ratchet (accounted for as vesting) of the 2011 Z-1 Units into common units, increased to 10 percent effective January 1, 2012 because the Operating Partnership achieved the FFO minimum target of $5.65 per diluted unit in 2011.  Each year thereafter, vesting of the 2011 Z-1 Units will be consistent with the Operating Partnership’s annual FFO growth, but is not to be less than zero or greater than 14 percent.  The 2011 Z-1 Unit holders are entitled to receive 10 percent of distributions distributed to common unitholders in 2011, and because the Operating Partnership achieved the FFO minimum target of $5.65 per diluted unit in 2011, the 2011 Z-1 Unit holders were entitled to 20 percent of annual distributions paid in 2012.  Each year thereafter, the percent of distributions received by the 2011 Z-1 Unit holders will increase by the same percentage amounts that the 2011 Z-1 Units vesting increases, provided that once the 2011 Z-1 Units holders receive distributions of 30 percent, such distribution percentage will not increase further until the 2011 Z-1 Unit vesting is at the 30 percent level.  Once such vesting percentage is at the 30 percent level, subsequent distributions for the 2011 Z-1 Unit holders will be equal to the vesting percentage of the 2011 Z-1 Units.

The following table summarizes information about the Z Units outstanding as of December 31, 2011 ($ in thousands):

	Long Term Incentive Plan - Z Units
			Aggregate			Weighted-
			Intrinsic		Weighted-	average
	Total	Total	Value	Total	average	Remaining
	Vested	Unvested	of Unvested	Outstanding	Grant-date	Contractual
	Units	Units	Units	Units	Fair Value	Life
Balance, December 2008	250,928	143,604	$10,878	394,532	$39.36	9.2 years
Vested	37,723	(37,723)		-
Balance, December 2009	288,651	105,881	8,751	394,532	39.36	8.2 years
Granted	-	108,000		108,000
Vested	37,629	(37,629)		-
Cancelled		(4,350)		(4,350)
Balance, December 2010	326,280	171,902	19,463	498,182	54.15	11.2 years
Granted	-	46,500		46,500
Vested	44,520	(44,520)		-
Converted	(191,718)	-		(191,718)
Cancelled	-	(3,863)		(3,863)
Balance, December 2011	179,082	170,019	$23,719	349,101	$58.17	12.3 years

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

(14) Segment Information

The Operating Partnership defines its reportable operating segments as the three geographical regions in which its communities are located: Southern California, Northern California and Seattle Metro.  Excluded from segment revenues are communities classified in discontinued operations, management and other fees from affiliates, and interest and other income.  Non-segment revenues and net operating income included in the following schedule also consist of revenue generated from commercial properties.  Other non-segment assets include real estate under development, co-investments, cash and cash equivalents, marketable securities, notes and other receivables, prepaid expenses and other assets and deferred charges.

The revenues and net operating income for each of the reportable operating segments are summarized as follows for the years ended December 31, 2011, 2010, and 2009 ($ in thousands):

	Years Ended December 31,
	2011	2010	2009
Revenues:
Southern California	$223,304	$200,541	$201,083
Northern California	149,457	127,302	121,582
Seattle Metro	81,967	70,348	71,060
Other real estate assets	10,985	7,537	7,825
Total property revenues	$465,713	$405,728	$401,550

Net operating income:
Southern California	$146,519	$132,150	$134,179
Northern California	99,047	82,288	80,274
Seattle Metro	52,173	43,006	44,603
Other real estate assets	8,740	5,120	5,037
Total net operating income	306,479	262,564	264,093

Depreciation	(151,428)	(128,221)	(116,540)
Interest expense before amortization	(91,694)	(82,756)	(81,196)
Amortization expense	(11,474)	(4,828)	(4,820)
Management and other fees	6,780	4,551	4,325
General and administrative	(20,694)	(23,255)	(24,966)
Cost of management and other fees	(4,610)	(2,707)	(3,096)
Impairment and other charges	-	(2,302)	(13,084)
Interest and other income	17,139	27,841	13,040
Gain (loss) on early retirement of debt	(1,163)	(10)	4,750
Equity (loss) income in co-investments	(467)	(1,715)	670
Gain on sale of real estate	-	-	103

Income before discontinued operations	$48,868	$49,162	$43,279

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

Total assets for each of the reportable operating segments are summarized as follow as of December 31, 2011 and 2010 ($ in thousands):

	As of December 31,
Assets:	2011	2010
Southern California	$1,478,018	$1,428,264
Northern California	1,241,320	1,119,555
Seattle Metro	579,612	560,463
Other real estate assets	94,088	80,726
Net reportable operating segments - real estate assets	3,393,038	3,189,008
Real estate for development	44,280	217,531
Co-investments	383,412	107,840
Cash and cash equivalents, including restricted cash	35,463	35,694
Marketable securities	74,275	92,310
Notes and other receivables	66,369	49,444
Other non-segment assets	40,127	41,060
Total assets	$4,036,964	$3,732,887

(15) 401(k) Plan

The Operating Partnership has a 401(k) benefit plan (the “Plan”) for all full-time employees who have completed six months of service. Employee contributions are limited by the maximum allowed under Section 401(k) of the Internal Revenue Code.  The Operating Partnership matches the employee contributions for non-highly compensated personnel, up to 50% of their contribution up to a specified maximum.  Contributions to the Plan were approximately $0.3 million, $0.3 million, and $0.2 million for the years ended December 31, 2011, 2010, and 2009, respectively.

(16) Commitments and Contingencies

At December 31, 2011, the Operating Partnership had six non-cancelable ground leases for certain apartment communities and buildings that expire between 2027 and 2080.  Land lease payments are typically the greater of a stated minimum or a percentage of gross rents generated by these apartment communities.  Total minimum lease commitments, under land leases and operating leases, are approximately $1.6 million per year for the next five years.

To the extent that an environmental matter arises or is identified in the future that has other than a remote risk of having a material impact on the financial statements, the Operating Partnership will disclose the estimated range of possible outcomes, and, if an outcome is probable, accrue an appropriate liability for remediation and other potential liability. The Operating Partnership will consider whether such occurrence results in an impairment of value on the affected property and, if so, impairment will be recognized.

Except with respect to three communities, the Operating Partnership has no indemnification agreements from third parties for potential environmental clean-up costs at its communities.  The Operating Partnership has no way of determining at this time the magnitude of any potential liability to which it may be subject arising out of unknown environmental conditions or violations with respect to the communities formerly owned by the Operating Partnership.  No assurance can be given that existing environmental studies with respect to any of the communities reveal all environmental liabilities, that any prior owner or operator of a Property did not create any material environmental condition not known to the Operating Partnership, or that a material environmental condition does not otherwise exist as to any one or more of the communities.  The Operating Partnership has limited insurance coverage for the types of environmental liabilities described above.

The Operating Partnership has entered into transactions that may require the Operating Partnership to pay the tax liabilities of the partners in the Operating Partnership or in the DownREIT entities.  These transactions are within the Operating Partnership’s control. Although the Operating Partnership plans to hold the contributed assets or defer recognition of gain on their sale pursuant to like-kind exchange rules under Section 1031 of the Internal Revenue Code the Operating Partnership can provide no assurance that it will be able to do so and if such tax liabilities were incurred they may to have a material impact on the Operating Partnership’s financial position.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

There have been a number of lawsuits in recent years against owners and managers of apartment communities alleging personal injury and property damage caused by the presence of mold in residential real estate. Some of these lawsuits have resulted in substantial monetary judgments or settlements.  The Operating Partnership has been sued for mold related matters and has settled some, but not all, of such matters.   Insurance carriers have reacted to mold related liability awards by excluding mold related claims from standard policies and pricing mold endorsements at prohibitively high rates.  The Operating Partnership has, however, purchased pollution liability insurance, which includes some coverage for mold.  The Operating Partnership has adopted policies for promptly addressing and resolving reports of mold when it is detected, and to minimize any impact mold might have on residents of the property.  The Operating Partnership believes its mold policies and proactive response to address any known existence, reduces its risk of loss from these cases.  There can be no assurances that the Operating Partnership has identified and responded to all mold occurrences, but the Operating Partnership promptly addresses all known reports of mold.  Liabilities resulting from such mold related matters are not expected to have a material adverse effect on the Operating Partnership’s financial condition, results of operations or cash flows.  As of December 31, 2011, potential liabilities for mold and other environmental liabilities are not considered probable or the loss cannot be quantified or estimated.

The Operating Partnership carries comprehensive liability, fire, extended coverage and rental loss insurance for each of the communities.  Insured risks for comprehensive liabilities covers claims in excess of $25,000 per incident, and property casualty insurance covers losses in excess of a $5.0 million deductible per incident. There are, however, certain types of extraordinary losses, such as, for example, losses from terrorism and earthquake, for which the Operating Partnership does not have insurance. Substantially all of the communities are located in areas that are subject to earthquakes.

The Operating Partnership provided a loan and construction completion guarantee to the lender in order to fulfill the lender’s standard financing requirements related to the construction of the Queen Anne community.  The outstanding balance for the construction loan is included in the debt line item in the balance sheet of the co-investments included in Note 3.  The construction completion guarantee is for the life of the loan, which is scheduled to mature on July 1, 2014, with two, one-year extension options at the Queen Anne joint venture’s option.  As of December 31, 2011, the Operating Partnership was in compliance with all terms of the construction loan and the construction of the community is expected to be completed on time and within budget.  The maximum exposure of the guarantee as of December 31, 2011 was $79.1 million based on the construction costs that were budgeted to be incurred to complete the construction.

The Operating Partnership provided a payment guarantee to the counterparties in relation to the total return swaps entered into by the joint venture responsible for the development of the Fountain at La Brea and Santa Monica at La Brea communities.  Further the Operating Partnership has guaranteed completion of development and made certain debt service guarantees for Fountain at La Brea and Santa Monica at La Brea.  The outstanding balance for the loans is included in the debt line item in the balance sheet of the co-investments included in Note 3.  The payment guarantee is for the payment of the amounts due to the counterparty related total return swaps which are scheduled to mature in September and December 2016.  The maximum exposure of the guarantee as of December 31, 2011 was $28.5 million based on the aggregate outstanding debt amount.

The Operating Partnership is subject to various other lawsuits in the normal course of its business operations.  Such lawsuits are not expected to have a material adverse effect on the Operating Partnership’s financial condition, results of operations or cash flows.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

(17) Subsequent Events

On August 15, 2012, the Operating Partnership issued $300 million aggregate principal amount of its 3.625% Senior Notes due 2022 (the "Notes").  The Operating Partnership offered the Notes at 98.99% of the principal amount thereof. The Notes are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured obligations of the Operating Partnership. However, the Notes are effectively subordinated to all of the Operating Partnership's existing and future secured indebtedness (to the extent of the collateral securing such indebtedness) and to all existing and future liabilities and preferred equity, whether secured or unsecured, of the Operating Partnership's subsidiaries. The Notes bear interest at 3.625% per annum. Interest is payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2013 until the maturity date of August 15, 2022. The Operating Partnership's obligations under the Notes are fully and unconditionally guaranteed by the Company.

The Operating Partnership closed on the sale of seven communities owned by Essex Apartment Value Fund II, L.P. (“Fund II”) during the fourth quarter of 2012 for gross proceeds of $413 million.  The Operating Partnership has a 28.2% ownership interest in Fund II.  In conjunction with the sale of the assets, the Operating Partnership incurred a prepayment penalty on debt obligations of $2.3 million during the fourth quarter for its pro rata share of Fund II’s debt.  The total  gain on the transaction was $106 million, of which the Operating Partnership pro rata share was $29.1 million, net of costs related to a disposition incentive program attributable to the sale of certain communities and selling expenses.

For 2012, the Company sold 2,394,855 shares of common stock for $356.3 million, net of commissions, at an average price of $150.26.  In January 2013, the Company sold 488,716 shares of common stock for $73.3 million, net of commissions, at an average price of $151.49.  For the common stock sales, an equal number of common units were issued by the Operating Partnership to the Company.

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010, and 2009

(18) Quarterly Results of Operations (Unaudited)

The following is a summary of quarterly results of operations for 2011 and 2010 ($ in thousands, except per unit and distribution amounts):

	Quarter ended	Quarter ended	Quarter ended	Quarter ended
	December 31	September 30	June 30	March 31
2011:
Total property revenues	$122,373	$117,226	$114,906	$111,208

Income before discontinued operations	$14,492	$11,767	$10,503	$12,106

Net income	$17,867	$11,085	$16,053	$12,511
Net income available to common units	$14,963	$8,269	$11,311	$9,050
Per unit data:
Net income:
Basic	$0.43	$0.23	$0.34	$0.27

Diluted	$0.43	$0.23	$0.34	$0.26

Distributions declared	$1.04	$1.04	$1.04	$1.04

2010:
Total property revenues	$106,703	$102,470	$98,208	$98,347

Income before discontinued operations	$8,260	$10,037	$13,413	$17,452

Net income	$8,628	$10,426	$13,869	$17,859
Net income available to common units	$5,134	$6,861	$10,280	$14,267
Per unit data:
Net income:
Basic	$0.16	$0.22	$0.33	$0.45

Diluted	$0.16	$0.22	$0.33	$0.45

Distributions declared	$1.03	$1.03	$1.03	$1.03

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Financial Statement Schedule III
Real Estate and Accumulated Depreciation
December 31, 2011
(Dollars in thousands)

						Costs
				Initial cost		capitalized	Gross amount carried at close of period
					Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Units	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total(1)	depreciation	construction	acquired	(years)
Encumbered communities

Alpine Village	301	Alpine, CA	15,690	4,967	19,728	3,062	4,982	22,775	27,757	7,170	1971	12/02	3-30
Anchor Village	301	Mukilteo, WA	10,750	2,498	10,595	10,541	2,824	20,810	23,634	8,070	1981	01/97	3-30
Avondale at Warner Center	446	Woodland Hills, CA	47,396	10,536	24,522	13,764	10,601	38,221	48,822	17,483	1970	01/97	3-30
Bridgeport	184	Newark, CA	22,051	1,608	7,582	5,605	1,525	13,270	14,795	8,870	1987	07/87	3-30
Barkley, The(2)	161	Anaheim, CA	17,015	-	8,520	4,229	2,353	10,396	12,749	3,975	1984	04/00	3-30
Bel Air	462	San Ramon, CA	56,759	12,105	18,252	19,590	12,682	37,265	49,947	17,133	1988	01/97	3-30
Belmont Station	275	Los Angeles, CA	30,045	8,100	66,666	2,645	8,267	69,144	77,411	10,007	2008	12/08	3-30
Bella Villagio	231	San Jose, CA	38,834	17,247	40,343	1,295	17,247	41,638	58,885	1,802	2004	09/10	3-30
Brentwood	140	Santa Ana, CA	19,603	2,833	11,303	5,282	3,502	15,916	19,418	5,049	1970	11/01	3-30
Brighton Ridge	264	Renton, WA	14,948	2,623	10,800	2,560	2,656	13,327	15,983	6,654	1986	12/96	3-30
Brookside Oaks	170	Sunnyvale, CA	20,277	7,301	16,310	19,168	10,328	32,451	42,779	9,673	1973	06/00	3-30
Camarillo Oaks	564	Camarillo, CA	48,622	10,953	25,254	2,362	11,075	27,494	38,569	14,171	1985	07/96	3-30
Camino Ruiz Square	160	Camarillo, CA	21,110	6,871	26,119	685	6,931	26,744	33,675	4,555	1990	12/06	3-30
Canyon Oaks	250	San Ramon, CA	29,389	19,088	44,473	1,028	19,088	45,501	64,589	7,191	2005	05/07	3-30
Canyon Pointe	250	Bothell, WA	14,689	4,692	18,288	3,116	4,693	21,403	26,096	6,118	1990	10/03	3-30
Capri at Sunny Hills	100	Fullerton, CA	18,132	3,337	13,320	5,639	4,048	18,248	22,296	6,026	1961	09/01	3-30
Carlyle, The	132	San Jose, CA	18,936	3,954	15,277	9,718	5,801	23,148	28,949	8,372	2000	04/00	3-30
City View	572	Hayward, CA	64,254	9,883	37,670	20,103	10,350	57,306	67,656	25,819	1975	03/98	3-30
Coldwater Canyon	39	Studio City, CA	5,623	1,674	6,640	1,108	1,676	7,746	9,422	1,589	1979	05/07	3-30
Courtyard off Main	109	Bellevue, WA	16,491	7,465	21,405	1,265	7,465	22,670	30,135	924	2000	10/10	3-30
Devonshire	276	Hemet, CA	10,216	3,470	13,786	1,981	3,482	15,755	19,237	5,080	1988	12/02	3-30
Elevation (Eagle Rim)	157	Redmond, WA	12,087	4,758	14,285	3,840	4,757	18,125	22,882	1,077	1986	06/10	3-30
Emerald Ridge - North	180	Bellevue, WA	9,967	3,449	7,801	2,592	3,449	10,393	13,842	6,101	1987	11/94	3-30
Esplanade	278	San Jose, CA	45,836	18,170	40,086	5,065	18,429	44,892	63,321	11,393	2002	11/04	3-30
Evergreen Heights	200	Kirkland, WA	10,143	3,566	13,395	2,704	3,649	16,016	19,665	7,619	1990	06/97	3-30
Fairwood Pond	194	Renton, WA	13,574	5,296	15,564	1,782	5,297	17,345	22,642	4,511	1997	10/04	3-30
Fountain Park	705	Playa Vista, CA	97,747	25,073	94,980	20,409	25,203	115,259	140,462	31,693	2002	02/04	3-30
Harvest Park	104	Santa Rosa, CA	10,895	6,700	15,479	720	6,690	16,209	22,899	2,769	2004	03/07	3-30
Hampton Place	132	Glendale, CA	21,602	4,288	11,081	3,033	4,307	14,095	18,402	5,901	1970	06/99	3-30
Hidden Valley	324	Simi Valley, CA	31,180	14,174	34,065	1,155	11,663	37,731	49,394	9,383	2004	12/04	3-30
Highridge	255	Rancho Palos Verdes, CA	44,807	5,419	18,347	20,037	6,073	37,730	43,803	14,420	1972	05/97	3-30
Highlands at Wynhaven	333	Issaquah, WA	33,859	16,271	48,932	3,595	16,271	52,527	68,798	6,280	2000	08/08	3-30
Hillcrest Park	608	Newbury Park, CA	70,707	15,318	40,601	12,920	15,755	53,084	68,839	23,030	1973	03/98	3-30
Hillsborough Park	235	La Habra, CA	38,566	6,291	15,455	1,029	6,272	16,503	22,775	6,820	1999	09/99	3-30
Huntington Breakers	342	Huntington Beach, CA	39,321	9,306	22,720	4,601	9,315	27,312	36,627	12,592	1984	10/97	3-30
Inglenook Court	224	Bothell, WA	8,300	3,467	7,881	5,251	3,474	13,125	16,599	7,262	1985	10/94	3-30
Kings Road	196	Los Angeles, CA	29,863	4,023	9,527	7,148	4,031	16,667	20,698	6,856	1979	06/97	3-30
Le Parc Luxury Apartments	140	Santa Clara, CA	12,678	3,090	7,421	10,704	3,092	18,123	21,215	7,834	1975	02/94	3-30
Marbrisa	202	Long Beach, CA	19,391	4,700	18,605	2,026	4,760	20,571	25,331	6,506	1987	09/02	3-30
Mirabella	188	Marina Del Rey, CA	47,154	6,180	26,673	12,220	6,270	38,803	45,073	12,680	2000	05/00	3-30
Mill Creek at Windermere	400	San Ramon, CA	50,787	29,551	69,032	1,242	29,551	70,274	99,825	10,199	2005	09/07	3-30
Park Place/Windsor Court/Cochran	176	Los Angeles, CA	20,299	4,965	11,806	7,613	5,015	19,369	24,384	9,093	1988	08/97	3-30
Montclaire, The	390	Sunnyvale, CA	47,934	4,842	19,776	19,287	4,997	38,908	43,905	24,654	1973	12/88	3-30
Montejo	124	Garden Grove, CA	13,538	1,925	7,685	2,029	2,194	9,445	11,639	3,351	1974	11/01	3-30
Monterey Villas	122	Oxnard, CA	12,776	2,349	5,579	4,425	2,424	9,929	12,353	4,209	1974	07/97	3-30
Park Hill at Issaquah	245	Issaquah, CA	29,956	7,284	21,937	1,488	7,284	23,425	30,709	5,965	1999	02/99	3-30
(Continued)

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Financial Statement Schedule III
Real Estate and Accumulated Depreciation
December 31, 2011
(Dollars in thousands)

						Costs
				Initial cost		capitalized	Gross amount carried at close of period
					Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Units	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total(1)	depreciation	construction	acquired	(years)
Encumbered communities (continued)
Palisades, The	192	Bellevue, WA	21,596	1,560	6,242	9,390	1,565	15,627	17,192	9,084	1977	05/90	3-30
Pathways	296	Long Beach, CA	38,747	4,083	16,757	17,418	6,239	32,019	38,258	18,707	1975	02/91	3-30
Pointe at Cupertino, The	116	Cupertino, CA	12,173	4,505	17,605	7,383	4,505	24,988	29,493	5,141	1963	08/98	3-30
101 San Fernando	323	San Jose, CA	35,261	4,173	58,961	2,332	4,173	61,293	65,466	3,059	2001	07/10	3-30
Sammamish View	153	Bellevue, WA	10,020	3,324	7,501	5,255	3,331	12,749	16,080	7,296	1986	11/94	3-30
Stevenson Place	200	Fremont, CA	22,320	996	5,582	6,594	1,001	12,171	13,172	8,074	1971	04/83	3-30
Stonehedge Village	196	Bothell, WA	12,907	3,167	12,603	3,501	3,201	16,070	19,271	7,642	1986	10/97	3-30
Summerhill Park	100	Sunnyvale, CA	13,971	2,654	4,918	956	2,656	5,872	8,528	4,253	1988	09/88	3-30
Summit Park	300	San Diego, CA	19,457	5,959	23,670	2,984	5,977	26,636	32,613	8,564	1972	12/02	3-30
The Bernard	63	Seattle, CA	10,344	3,699	11,345	5	3,699	11,350	15,049	108	2008	09/11	3-30
Magnolia Square	156	Sunnyvale, CA	18,589	8,190	19,306	8,465	8,191	27,770	35,961	3,427	1969	09/07	3-30
Tierra Vista	404	Oxnard, CA	58,462	13,652	53,336	1,837	13,661	55,164	68,825	14,308	2001	01/01	3-30
Treehouse	164	Santa Ana, CA	17,568	2,626	10,485	3,863	2,957	14,017	16,974	4,371	1970	11/01	3-30
Valley Park	160	Fountain Valley, CA	22,983	3,361	13,420	3,123	3,761	16,143	19,904	5,481	1969	11/01	3-30
Villa Angelina	256	Placentia, CA	28,020	4,498	17,962	3,101	4,962	20,599	25,561	6,910	1970	11/01	3-30
Vista Belvedere	76	Tiburon, CA	10,499	5,573	11,901	3,445	5,573	15,346	20,919	4,457	1963	08/04	3-30
Wandering Creek	156	Kent, WA	5,300	1,285	4,980	3,144	1,296	8,113	9,409	4,499	1986	11/95	3-30
Waterford, The	238	San Jose, CA	31,975	11,808	24,500	12,052	15,165	33,195	48,360	12,433	2000	06/00	3-30
Wilshire Promenade	149	Fullerton, CA	18,560	3,118	7,385	6,395	3,797	13,101	16,898	5,288	1992	01/97	3-30
Wharfside Pointe	142	Seattle, WA	7,277	2,245	7,020	5,531	2,258	12,538	14,796	6,155	1990	06/94	3-30
			1,729,822	442,136	1,391,045	398,435	459,766	1,771,849	2,231,615	557,187
Unencumbered communities
Allegro	97	Valley Village, CA		5,869	23,977	792	5,869	24,769	30,638	1,323	2010	10/10	3-30
Alpine Country	108	Alpine, CA		1,741	6,914	869	1,746	7,778	9,524	2,413	1986	12/02	3-30
Anavia	250	Anaheim, CA		15,925	63,712	5,243	15,925	68,955	84,880	2,360	2009	12/10	3-30
Axis 2300	115	Irvine, CA		5,405	33,585	438	5,405	34,023	39,428	1,988	2010	08/10	3-30
Bluffs II, The	224	San Diego, CA		3,405	7,743	8,622	3,442	16,328	19,770	4,995	1974	06/97	3-30
Bellerive	63	Los Angeles, CA		5,401	21,803	363	5,401	22,166	27,567	325	2011	08/11	3-30
Belmont Terrace	71	Belmont, CA		4,446	10,290	2,118	4,473	12,381	16,854	2,959	1974	10/06	3-30
Bonita Cedars	120	Bonita, CA		2,496	9,913	1,418	2,503	11,324	13,827	3,643	1983	12/02	3-30
Boulevard	172	Fremont, CA		3,520	8,182	9,707	3,580	17,829	21,409	8,521	1978	01/96	3-30
Bridle Trails	108	Kirkland, WA		1,500	5,930	4,922	1,531	10,821	12,352	4,656	1986	10/97	3-30
Bristol Commons	188	Sunnyvale, CA		5,278	11,853	1,537	5,293	13,375	18,668	6,789	1989	01/97	3-30
416 on Broadway	115	Glendale, CA		8,557	34,235	425	8,557	34,660	43,217	1,207	2009	12/10	3-30
Bunker Hill	456	Los Angeles, CA		11,498	27,871	3,632	11,639	31,362	43,001	14,263	1968	03/98	3-30
Cairns, The	100	Seattle, WA		6,937	20,679	240	6,939	20,917	27,856	3,215	2006	06/07	3-30
Cambridge	40	Chula Vista, CA		497	1,973	309	498	2,281	2,779	731	1965	12/02	3-30
Castle Creek	216	Newcastle, WA		4,149	16,028	1,925	4,833	17,269	22,102	8,526	1997	12/97	3-30
CBC Apartments	148	Goleta, CA		6,283	24,000	2,263	6,288	26,258	32,546	5,650	1962	01/06	3-30
Cedar Terrace	180	Bellevue, WA		5,543	16,442	3,346	5,652	19,679	25,331	5,295	1984	01/05	3-30
Chimney Sweep Apartments	91	Goleta, CA		5,558	21,320	1,738	5,618	22,998	28,616	5,691	1967	01/06	3-30
Chestnut Street	96	Santa Cruz, CA		6,582	15,689	884	6,582	16,573	23,155	1,967	2002	07/08	3-30
The Commons	264	Campbell, CA		12,555	29,307	3,438	12,556	32,744	45,300	1,710	1973	07/10	3-30
Corbella at Juanita Bay	169	Kirkland, WA		5,801	17,415	645	5,801	18,060	23,861	706	1978	11/10	3-30
Country Villas	180	Oceanside, CA		4,174	16,583	2,183	4,187	18,753	22,940	6,111	1976	12/02	3-30
Delano	66	Redmond, WA		3,527	10,600	0	3,527	10,600	14,127	15	2005	12/11	3-30
(Continued)

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Financial Statement Schedule III
Real Estate and Accumulated Depreciation
December 31, 2011
(Dollars in thousands)

						Costs
				Initial cost		capitalized	Gross amount carried at close of period
					Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Units	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total(1)	depreciation	construction	acquired	(years)
Unencumbered communities (continued)
Monterra del Mar/Rey/Sol	292	Pasadena, CA		2,202	4,794	27,733	8,385	26,344	34,729	10,915	1972	04/99	3-30
Fairways(3)	74	Newport Beach, CA		-	7,850	2,106	9	9,947	9,956	4,112	1972	06/99	3-30
Foothill Commons	388	Bellevue, WA		2,435	9,821	28,562	2,440	38,378	40,818	15,129	1978	03/90	3-30
Foothill Gardens/Twin Creeks	176	San Ramon, CA		5,875	13,992	2,515	5,964	16,418	22,382	8,311	1985	02/97	3-30
Forest View	192	Renton, WA		3,731	14,530	979	3,731	15,509	19,240	4,524	1998	10/03	3-30
Fountain Court	320	Seattle, WA		6,702	27,306	2,741	6,985	29,764	36,749	12,332	2000	03/00	3-30
Fourth & U	171	Berkeley, CA		8,879	52,351	1,271	8,879	53,622	62,501	3,275	2010	04/10	3-30
Hampton Court	83	Glendale, CA		2,407	5,672	1,843	2,426	7,496	9,922	3,049	1974	06/99	3-30
Hillsdale Garden Apartments	697	San Mateo, CA		22,000	94,681	13,308	22,244	107,745	129,989	18,625	1948	09/06	3-30
Hope Ranch Collection	108	Santa Barbara, CA		4,078	16,877	2,011	4,208	18,758	22,966	2,645	1965	03/07	3-30
Joule	295	Seattle, WA		14,558	69,417	1,910	14,558	71,327	85,885	4,467	2010	03/10	3-30
1000 Kiely	121	Santa Clara, CA		9,359	21,845	1,167	9,359	23,012	32,371	601	1971	03/11	3-30
Linden Square	183	Seattle, WA		4,374	11,588	1,721	4,202	13,481	17,683	5,091	1994	06/00	3-30
Lofts at Pinehurst, The	118	Ventura, CA		1,570	3,912	3,851	1,618	7,715	9,333	3,120	1971	06/97	3-30
Magnolia Lane(4)	32	Sunnyvale, CA		-	5,430	173	-	5,603	5,603	871	2001	06/07	3-30
Marbella, The	60	Los Angeles, CA		2,826	11,269	2,870	2,871	14,094	16,965	3,874	1991	09/05	3-30
Marina City Club(5)	101	Marina Del Rey, CA		-	28,167	4,845	-	33,012	33,012	9,046	1971	01/04	3-30
Marina Cove(6)	292	Santa Clara, CA		5,320	16,431	6,403	5,324	22,830	28,154	12,103	1974	06/94	3-30
Mariners Place	105	Oxnard, CA		1,555	6,103	1,601	1,562	7,697	9,259	3,105	1987	05/00	3-30
Meadowood	320	Simi Valley, CA		7,852	18,592	4,380	7,898	22,926	30,824	11,000	1986	11/96	3-30
Mesa Village	133	Clairemont, CA		1,888	7,498	936	1,894	8,428	10,322	2,536	1963	12/02	3-30
Mira Monte	355	Mira Mesa, CA		7,165	28,459	7,336	7,186	35,774	42,960	12,507	1982	12/02	3-30
Mission Hills	282	Oceanside, CA		10,099	38,778	3,554	10,167	42,264	52,431	10,092	1984	07/05	3-30
Mt. Sutro	99	San Francisco, CA		2,334	8,507	2,504	2,809	10,536	13,345	4,445	1973	06/01	3-30
Muse	152	Hollywood, CA		39,100	-	2,697	7,823	33,974	41,797	1,410	11/10	09/10	3-30
Pinehurst(7)	28	Ventura, CA		355	1,356	364	6	2,069	2,075	628	1973	12/04	3-30
Regency at Encino	75	Encino, CA		3,184	12,737	1,094	3,184	13,830	17,014	1,099	1989	12/09	3-30
Salmon Run at Perry Creek	132	Bothell, WA		3,717	11,483	864	3,801	12,263	16,064	4,541	2000	10/00	3-30
San Marcos	432	Richmond, CA		15,563	36,204	25,997	22,866	54,898	77,764	15,222	2003	11/03	3-30
Santee Court	165	Los Angeles, CA		6,177	24,716	517	6,177	25,233	31,410	1,039	2004	10/10	3-30
Santee Village	73	Los Angeles, CA		3,404	15,601	640	3,404	16,241	19,645	230	2011	07/11	3-30
Shadow Point	172	Spring Valley, CA		2,812	11,170	1,666	2,820	12,828	15,648	4,062	1983	12/02	3-30
The Laurels at Mill Creek	164	Mill Creek, WA		1,559	6,430	4,472	1,595	10,866	12,461	4,872	1981	12/96	3-30
The Grand	243	Oakland, CA		4,531	89,208	3,755	4,531	92,963	97,494	9,851	2009	01/09	3-30
Tierra del Sol/Norte	156	El Cajon, CA		2,455	9,753	1,033	2,463	10,778	13,241	3,440	1969	12/02	3-30
Trabucco Villas	132	Lake Forest, CA		3,638	8,640	1,469	3,890	9,857	13,747	4,462	1985	10/97	3-30
Tuscana	30	Tracy, CA		2,828	6,599	155	2,870	6,712	9,582	1,036	2007	02/07	3-30
Via	284	Sunnyvale, CA		22,000	-	82,270	22,016	82,254	104,270	1,051	07/09	04/08	3-30
Vista Capri - North	106	San Diego, CA		1,663	6,609	788	1,668	7,392	9,060	2,228	1975	12/02	3-30
Walnut Heights	163	Walnut, CA		4,858	19,168	1,883	4,887	21,022	25,909	5,929	1964	10/03	3-30
Windsor Ridge	216	Sunnyvale, CA		4,017	10,315	4,342	4,021	14,653	18,674	10,382	1989	03/89	3-30
Woodland Commons	236	Bellevue, WA		2,040	8,727	9,235	2,044	17,958	20,002	8,915	1978	03/90	3-30
Woodside Village	145	Ventura, CA		5,331	21,036	2,413	5,341	23,439	28,780	5,706	1987	12/04	3-30
	27,419		1,729,822	835,224	2,670,710	727,465	837,737	3,395,662	4,233,399	904,125

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Financial Statement Schedule III
Real Estate and Accumulated Depreciation
December 31, 2011
(Dollars in thousands)

						Costs
	Rentable			Initial cost		capitalized	Gross amount carried at close of period
	Square				Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Footage	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total(1)	depreciation	construction	acquired	(years)
Other real estate assets
Office Buildings
Essex Hollywood	35,000	Los Angeles, CA		10,200	13,800	2,154	10,200	15,954	26,154	3,740	1938	07/06	3-30
Santa Clara Square	139,000	Santa Clara, CA	10,388	6,472	11,704	1,670	6,472	13,374	19,846	734	1970	09/11	3-30
925/935 East Meadow	31,900	Palo Alto, CA		1,401	3,172	7,985	3,147	9,411	12,558	3,173	1988	11/97	3-30
17461 Derian	110,000	Irvine, CA		3,079	12,315	5,713	3,105	18,002	21,107	8,254	1983	07/00	3-30
Consolidated Development Pipeline			5,648	25,139	-	19,147	44,280	-	44,280	-

Total apartment communities and other real estate assets			$1,745,858	$881,515	$2,711,701	$764,134	$904,941	$3,452,403	$4,357,344	$920,026

(1)	The aggregate cost for federal income tax purposes is approximately $3.0 billion (unaudited).
(2)	The land is leased pursuant to a ground lease expiring 2082.
(3)	The land is leased pursuant to a ground lease expiring 2027.
(4)	The land is leased pursuant to a ground lease expiring 2070.
(5)	The land is leased pursuant to a ground lease expiring 2067.
(6)	A portion of land is leased pursuant to a ground lease expiring in 2028.
(7)	The land is leased pursuant to a ground lease expiring in 2028.

A summary of activity for rental properties and accumulated depreciation is as follows:

	2011	2010	2009		2011	2010	2009
Rental properties:				Accumulated depreciation:
Balance at beginning of year	$3,964,561	$3,310,152	$3,177,010	Balance at beginning of year	$775,553	$646,686	$537,248
Improvements	68,338	51,101	79,094	Depreciation expense - Acquisitions	1,279	2,505	18
Acquisition of real estate	103,300	387,300	16,000	Depreciation expense - Discontinued operations	315	700	1,224
Development of real estate	195,634	216,008	74,590	Depreciation expense - Rental properties	148,337	125,662	116,033
Disposition of real estate	(18,769)	-	(36,542)	Dispositions	(5,458)	-	(7,837)
Balance at the end of year	$4,313,064	$3,964,561	$3,310,152	Balance at the end of year	$920,026	$775,553	$646,686

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the Maryland General Corporation Law requires that, unless prohibited by its Charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding.

Essex Property Trust, Inc.’s Charter and bylaws provide in effect for the indemnification by the company of the directors and officers to the fullest extent permitted by applicable law. Essex Property Trust, Inc. has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

Essex Property Trust, Inc. has entered into indemnification agreements with each of its executive officers and directors.  The indemnification agreements provide, among other provisions, and subject to the definitions, procedures and applicable terms of the agreements, that (i) Essex Property Trust, Inc. will indemnify the indemnitee to the fullest extent permitted by applicable law in the event indemnitee is or is threatened to be made a party to any Proceeding (as defined in the indemnification agreements); (ii) Essex Property Trust, Inc. will advance Expenses (as defined in the indemnification agreements) incurred in connection with any Proceeding by the indemnitee; and (iii) the rights of the indemnitee under the indemnification agreements are in addition to any other rights the indemnitee may have under applicable law, our charter documents or bylaws, or otherwise. The indemnification agreements also set forth the procedures for determining entitlement to indemnification, the requirements relating to notice and defense of claims for which indemnification is sought, the procedures for enforcement of indemnification rights, and the limitations on and exclusions from indemnification.

The amended and restated partnership agreement of the Essex Portfolio, L.P. requires Essex Portfolio, L.P. to indemnify Essex Property Trust, Inc., its affiliates and any individual or entity acting on Essex Property Trust, Inc.’s behalf against any loss or damage, including reasonable legal fees and court costs incurred by the person by reason of anything it may do or refrain from doing for or on behalf of Essex Portfolio, L.P. or in connection with its business or affairs unless it is determined that indemnification is not permitted.

ITEM 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Document

3.1
Articles of Restatement of Essex Property Trust, Inc., attached as Exhibit 3.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed February 16, 2012, and incorporated herein by reference.

3.2
Second Amended and Restated Bylaws of Essex Property Trust, Inc., dated as of September 16, 2008, attached as Exhibit 3.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed September 22, 2008, and incorporated herein by reference.

4.1
Form of 4.875% Series G Cumulative Convertible Preferred Stock Certificate, attached as Exhibit 4.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed July 27, 2006, and incorporated herein by reference.

4.2
Form of 7.125% Series H Cumulative Redeemable Preferred Stock Certificate, attached as Exhibit 4.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed April 13, 2011, and incorporated herein by reference.

4.3
Indenture, dated August 15, 2012, among Essex Portfolio, L.P., Essex Property Trust, Inc., and U.S. Bank National Association, as trustee, including the form of 3.625% Senior Notes due 2022 and the guarantee thereof, attached as Exhibit 4.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on August 15,  2012, and incorporated herein by reference.

5.1**	Opinion of Baker & McKenzie LLP.

5.2**	Opinion of Venable LLP.

10.1
Essex Property Trust, Inc. 1994 Stock Incentive Plan, (amended and restated), attached as Exhibit 10.1 to the Essex Property Trust, Inc. Form 10-Q for the quarter ended June 30, 2000 and incorporated herein by reference.*

10.2
Form of Essex Property Trust, Inc. 1994 Non-Employee and Director Stock Incentive Plan, attached as Exhibit 10.3 to the Essex Property Trust, Inc. Registration Statement on Form S-11 (Registration No. 33-76578), which became effective on June 6, 1994, and incorporated herein by reference.*

10.3
Agreement between Essex Property Trust, Inc. and George M. Marcus, dated March 27, 2003, attached as Exhibit 10.32 to the Essex Property Trust, Inc. Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

10.4
Essex Property Trust, Inc. 2004 Stock Incentive Plan, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference.*

10.5
2005 Deferred Compensation Plan (as amended and restated) of Essex Portfolio, L.P., dated as of December 2, 2008, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed December 8, 2008, and incorporated herein by reference.*

Exhibit No.	Document

10.6
Executive Severance Plan of Essex Property Trust, Inc., amended and restated effective as of December 31, 2008, attached as Exhibit 10.2 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed December 8, 2008, and incorporated herein by reference.*

10.7
Credit Agreement, dated as of November 17, 2008, by and between Essex CAL-WA, L.P., as Borrower, and Northmarq Capital, Inc., as Lender, attached as Exhibit 10.31 to the Essex Property Trust, Inc. Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference.

10.8
Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of May 27, 2009, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed May 27, 2009, and incorporated herein by reference.*

10.9
First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of December 23, 2009, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed December 30, 2009, and incorporated herein by reference.*

10.10
Form of Indemnification Agreement between Essex Property Trust, Inc. and its directors and officers, attached as Exhibit 99.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed February 25, 2011, and incorporated herein by reference.*

10.11
Note Purchase Agreement, dated as of March 31, 2011, among Essex Portfolio, L.P., Essex Property Trust, Inc. and the purchasers of the notes party thereto (including the form of the 4.36% Senior Guaranteed Notes, due March 31, 2016), attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed April 1, 2011, and incorporated herein by reference.†

10.12
Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of April 13, 2011, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed April 13, 2011, and incorporated herein by reference.

10.13
Note Purchase Agreement, dated as of June 30, 2011, among Essex Portfolio, L.P., Essex Property Trust, Inc. and the purchasers of the notes party thereto (including the forms of the 4.50% Senior Guaranteed Notes, Series A, due September 30,  2017, and the 4.92% Senior Guaranteed Notes, Series B, due December 30, 2019) , attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed July 5, 2011, and incorporated herein by reference.†

10.14
Amended and Restated 2004 Non-Employee Director Equity Award Program, dated May 1, 2011, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and incorporated herein by reference.*

10.15
Amended and Restated Revolving Credit Agreement, dated as of September 16, 2011, by and among Essex Portfolio, L.P., PNC Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer, and other lenders as specified therein, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and incorporated herein by reference.

10.16
Equity Distribution Agreement between Essex Property Trust, Inc. and Cantor Fitzgerald & Co. dated March 5, 2012 (relating to common stock), attached as exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on March 7, 2012, and incorporated herein by reference.

Exhibit No.	Document

10.17
Equity Distribution Agreement between Essex Property Trust, Inc. and Cantor Fitzgerald & Co. dated March 5, 2012 (relating to preferred stock), attached as exhibit 10.2 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on March 7, 2012, and incorporated herein by reference.

10.18
Note Purchase Agreement, dated as of March 14, 2012, among Essex Portfolio, L.P., Essex Property Trust, Inc. and the purchasers of the notes party thereto (including the forms of the 4.27% Senior Guaranteed Notes, Series C, due April 30, 2021, the 4.30% Senior Guaranteed Notes, Series D, due June 29, 2021, and the 4.37% Senior Guaranteed Notes, Series E, due August 30, 2021), attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 20, 2012, and incorporated herein by reference. †

10.19
First Amendment to Amended and Restated Revolving Credit Agreement, dated May 31, 2012, filed as Exhibit 10.1 to Essex Property Trust, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and incorporated herein by reference.

10.20
Modification Agreement, dated July 30, 2012, filed as Exhibit 10.2  to Essex Property Trust, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and incorporated herein by reference

10.21
Registration Rights Agreement, dated August 15, 2012, among Essex Portfolio, L.P., Essex Property Trust, Inc., and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC as representatives of the several initial purchasers, attached as Exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on August 15, 2012, and incorporated herein by reference.

10.22
Amendment to Agreement, dated as of September 11, 2012, between the Company and George Marcus, attached as Exhibit 10.2 to Essex Property Trust, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and incorporated herein by reference.

10.23
Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., as amended, dated December 4, 2012, attached as Exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on December 10, 2012, and incorporated herein by reference.

12.1**	Schedule of Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

21.1
List of Subsidiaries of Essex Property Trust, Inc., filed as Exhibit 21.1 to Essex Property Trust, Inc. Annual Report on Form 10-K for the year ended December 31, 2011, and incorporated herein by reference.

23.1	Consent of Baker & McKenzie, LLP (included in Exhibit 5.1).

23.2	Consent of Venable LLP (included in Exhibit 5.2).

23.3**	Consent of KPMG LLP, independent registered public accounting firm.

23.4**	Consent of KPMG LLP, independent registered public accounting firm.

24.1**	Power of Attorney.

25.1**	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as the Trustee under the Indenture.

Exhibit No.	Document

99.1**	Form of Letter of Transmittal.

99.2**	Form of Notice of Guaranteed Delivery.

99.3**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4**	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.

99.5**	Form of Letter to Clients.

99.6**	Form of Exchange Agent Agreement.

*	Management contract or compensatory plan or arrangement.

†
The schedules and certain exhibits to this agreement, as set forth in the agreement, have not been filed herewith.  The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

**	Filed herewith.

(b)	Financial Statements and Financial Statement Schedules

Financial Statements and Financial Statement Schedules are listed in the Index to Consolidated Financial Statements on page F-1 of this registration statement.

ITEM 22.	Undertakings.

(a)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)           The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)           The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on February 8, 2013.

ESSEX PROPERTY TRUST, INC.

By:	/s/ Michael J. Schall
Michael J. Schall
Chief Executive Officer and President

ESSEX PORTFOLIO, L.P.

By: Essex Property Trust, Inc., its general partner

By:	/s/ Michael J. Schall
Michael J. Schall
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael J. Schall	Chief Executive Officer and President	February 8, 2013
Michael J. Schall	(principal executive officer) and Director

/s/ Michael T. Dance	Executive Vice President, Chief Financial Officer	February 8, 2013
Michael T. Dance	(principal financial officer)

/s/ Bryan G. Hunt	First Vice President, Chief Accounting Officer	February 8, 2013
Bryan G. Hunt	(principal accounting officer)

/s/ *	Chairman of the Board, Director	February 8, 2013
George M. Marcus

/s/ *	Director	February 8, 2013
Keith R. Guericke

/s/ *	Director	February 8, 2013
David W. Brady

/s/ *	Director	February 8, 2013
Gary P. Martin

/s/ *	Director	February 8, 2013
Issie N. Rabinovitch

/s/ *	Director	February 8, 2013
Thomas E. Randlett

/s/ *	Director	February 8, 2013
Byron A. Scordelis

/s/ *	Director	February 8, 2013
Janice L. Sears

/s/ *	Director	February 8, 2013
Claude J. Zingrabe

*By:	/s/ Michael T. Dance
Michael T. Dance, attorney-in-fact
(see Exhibit 24.1 hereto)

EXHIBIT INDEX

Exhibit No.	Document

3.1
Articles of Restatement of Essex Property Trust, Inc., attached as Exhibit 3.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed February 16, 2012, and incorporated herein by reference.

3.2
Second Amended and Restated Bylaws of Essex Property Trust, Inc., dated as of September 16, 2008, attached as Exhibit 3.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed September 22, 2008, and incorporated herein by reference.

4.1
Form of 4.875% Series G Cumulative Convertible Preferred Stock Certificate, attached as Exhibit 4.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed July 27, 2006, and incorporated herein by reference.

4.2
Form of 7.125% Series H Cumulative Redeemable Preferred Stock Certificate, attached as Exhibit 4.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed April 13, 2011, and incorporated herein by reference.

4.3
Indenture, dated August 15, 2012, among Essex Portfolio, L.P., Essex Property Trust, Inc., and U.S. Bank National Association, as trustee, including the form of 3.625% Senior Notes due 2022 and the guarantee thereof, attached as Exhibit 4.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on August 15,  2012, and incorporated herein by reference.

5.1**	Opinion of Baker & McKenzie LLP.

5.2**	Opinion of Venable LLP.

10.1
Essex Property Trust, Inc. 1994 Stock Incentive Plan, (amended and restated), attached as Exhibit 10.1 to the Essex Property Trust, Inc. Form 10-Q for the quarter ended June 30, 2000 and incorporated herein by reference.*

10.2
Form of Essex Property Trust, Inc. 1994 Non-Employee and Director Stock Incentive Plan, attached as Exhibit 10.3 to the Essex Property Trust, Inc. Registration Statement on Form S-11 (Registration No. 33-76578), which became effective on June 6, 1994, and incorporated herein by reference.*

10.3
Agreement between Essex Property Trust, Inc. and George M. Marcus, dated March 27, 2003, attached as Exhibit 10.32 to the Essex Property Trust, Inc. Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

10.4
Essex Property Trust, Inc. 2004 Stock Incentive Plan, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference.*

10.5
2005 Deferred Compensation Plan (as amended and restated) of Essex Portfolio, L.P., dated as of December 2, 2008, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed December 8, 2008, and incorporated herein by reference.*

10.6
Executive Severance Plan of Essex Property Trust, Inc., amended and restated effective as of December 31, 2008, attached as Exhibit 10.2 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed December 8, 2008, and incorporated herein by reference.*

Exhibit No.	Document

10.7
Credit Agreement, dated as of November 17, 2008, by and between Essex CAL-WA, L.P., as Borrower, and Northmarq Capital, Inc., as Lender, attached as Exhibit 10.31 to the Essex Property Trust, Inc. Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference.

10.8
Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of May 27, 2009, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed May 27, 2009, and incorporated herein by reference.*

10.9
First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of December 23, 2009, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed December 30, 2009, and incorporated herein by reference.*

10.10
Form of Indemnification Agreement between Essex Property Trust, Inc. and its directors and officers, attached as Exhibit 99.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed February 25, 2011, and incorporated herein by reference.*

10.11
Note Purchase Agreement, dated as of March 31, 2011, among Essex Portfolio, L.P., Essex Property Trust, Inc. and the purchasers of the notes party thereto (including the form of the 4.36% Senior Guaranteed Notes, due March 31, 2016), attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed April 1, 2011, and incorporated herein by reference.†

10.12
Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of April 13, 2011, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed April 13, 2011, and incorporated herein by reference.

10.13
Note Purchase Agreement, dated as of June 30, 2011, among Essex Portfolio, L.P., Essex Property Trust, Inc. and the purchasers of the notes party thereto (including the forms of the 4.50% Senior Guaranteed Notes, Series A, due September 30,  2017, and the 4.92% Senior Guaranteed Notes, Series B, due December 30, 2019) , attached as Exhibit 10.1 to the Essex Property Trust, Inc. Current Report on Form 8-K, filed July 5, 2011, and incorporated herein by reference.†

10.14
Amended and Restated 2004 Non-Employee Director Equity Award Program, dated May 1, 2011, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and incorporated herein by reference.*

10.15
Amended and Restated Revolving Credit Agreement, dated as of September 16, 2011, by and among Essex Portfolio, L.P., PNC Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer, and other lenders as specified therein, attached as Exhibit 10.1 to the Essex Property Trust, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and incorporated herein by reference.

10.16
Equity Distribution Agreement between Essex Property Trust, Inc. and Cantor Fitzgerald & Co. dated March 5, 2012 (relating to common stock), attached as exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on March 7, 2012, and incorporated herein by reference.

10.17
Equity Distribution Agreement between Essex Property Trust, Inc. and Cantor Fitzgerald & Co. dated March 5, 2012 (relating to preferred stock), attached as exhibit 10.2 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on March 7, 2012, and incorporated herein by reference.

Exhibit No.	Document

10.18
Note Purchase Agreement, dated as of March 14, 2012, among Essex Portfolio, L.P., Essex Property Trust, Inc. and the purchasers of the notes party thereto (including the forms of the 4.27% Senior Guaranteed Notes, Series C, due April 30, 2021, the 4.30% Senior Guaranteed Notes, Series D, due June 29, 2021, and the 4.37% Senior Guaranteed Notes, Series E, due August 30, 2021), attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 20, 2012, and incorporated herein by reference. †

10.19
First Amendment to Amended and Restated Revolving Credit Agreement, dated May 31, 2012, filed as Exhibit 10.1 to Essex Property Trust, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and incorporated herein by reference.

10.20
Modification Agreement, dated July 30, 2012, filed as Exhibit 10.2  to Essex Property Trust, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and incorporated herein by reference

10.21
Registration Rights Agreement, dated August 15, 2012, among Essex Portfolio, L.P., Essex Property Trust, Inc., and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC as representatives of the several initial purchasers, attached as Exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on August 15, 2012, and incorporated herein by reference.

10.22
Amendment to Agreement, dated as of September 11, 2012, between the Company and George Marcus, attached as Exhibit 10.2 to Essex Property Trust, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and incorporated herein by reference.

10.23
Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., as amended, dated December 4, 2012, attached as Exhibit 10.1 to Essex Property Trust, Inc.’s Current Report on Form 8-K, filed on December 10, 2012, and incorporated herein by reference.

12.1**	Schedule of Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

21.1
List of Subsidiaries of Essex Property Trust, Inc., filed as Exhibit 21.1 to Essex Property Trust, Inc. Annual Report on Form 10-K for the year ended December 31, 2011, and incorporated herein by reference.

23.1	Consent of Baker & McKenzie, LLP (included in Exhibit 5.1).

23.2	Consent of Venable LLP (included in Exhibit 5.2).

23.3**	Consent of KPMG LLP, independent registered public accounting firm.

23.4**	Consent of KPMG LLP, independent registered public accounting firm.

24.1**	Power of Attorney.

25.1**	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as the Trustee under the Indenture.

99.1**	Form of Letter of Transmittal.

99.2**	Form of Notice of Guaranteed Delivery.

Exhibit No.	Document

99.3**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4**	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.

99.5**	Form of Letter to Clients.

99.6**	Form of Exchange Agent Agreement.

*	Management contract or compensatory plan or arrangement.

†
The schedules and certain exhibits to this agreement, as set forth in the agreement, have not been filed herewith.  The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

**	Filed herewith.